As filed with the U.S. Securities and Exchange Commission on March 23, 2012

Registration No. 333-179267

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3559	94-2634797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4650 Cushing Parkway

Fremont, California 94538

(510) 572-0200

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Sarah A. O’Dowd, Group Vice President and Chief Legal Officer

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

(510) 572-0200

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

George M. Schisler, Jr. Vice President, General Counsel and Secretary Lam Research Corporation 4650 Cushing Parkway Fremont, CA 94538 (510) 572-0200	Timothy G. Hoxie Daniel R. Mitz Stephen E. Gillette David B. Sikes Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 (650) 739-3939	Andrew Gottlieb Vice President and General Counsel Novellus Systems, Inc. 4000 N. First Street San Jose, CA 95134 (408) 943-9700	Robert S. Townsend Brandon C. Parris Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 (415) 268-7522

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)(5)
Common stock, par value $0.001 per share	86,124,282	N/A	$3,597,315,549.83	$412,252.36

(1)	This Registration Statement relates to common stock, par value $0.001 per share (“Lam Research common stock”), of Lam Research Corporation (“Lam Research”) issuable to holders of common stock, no par value (“Novellus common stock”), of Novellus Systems, Inc. (“Novellus”), in the proposed merger (the “merger”) of Novellus with BLMS Inc., a wholly-owned subsidiary of Lam Research. Lam Research common stock is listed on the NASDAQ Global Select Market under the symbol “LRCX.” Novellus common stock is listed on the NASDAQ Global Select Market under the symbol “NVLS.”
(2)	Consists of Lam Research’s estimate of the maximum number of shares of Lam Research common stock to be issued in exchange for shares of Novellus common stock. This number is based on the exchange of 86,124,282 shares of Lam Research common stock for 76,554,917 shares of Novellus common stock (which is the sum of 69,646,093 shares of Novellus common stock outstanding as of December 31, 2011 and 6,908,824 shares of Novellus common stock expected to be issued in settlement of equity awards prior to closing and after December 31, 2011) pursuant to the formula set forth in the Agreement and Plan of Merger (the “merger agreement”), dated as of December 14, 2011, by and among Lam Research, BLMS, Inc. and Novellus.
(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Novellus common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $46.99, the average of the high and low prices per shares of Novellus common stock on January 30, 2012, as quoted on the NASDAQ, multiplied by (2) 76,554,917, the estimated maximum number of shares of Novellus common stock which may be exchanged in the merger.
(4)	Determined in accordance with Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.00011460.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 23, 2012

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Lam Research Corporation (“Lam Research”) and Novellus Systems, Inc. (“Novellus”) have agreed to a business combination (the “merger”) and have entered into an Agreement and Plan of Merger, dated as of December 14, 2011 (the “merger agreement”). Pursuant to the terms of the merger agreement, BLMS Inc., a wholly owned subsidiary of Lam Research, will merge with and into Novellus, with Novellus surviving as a wholly owned subsidiary of Lam Research. Upon completion of the merger, Lam Research will be the parent company of Novellus.

Upon completion of the merger, Novellus shareholders will receive 1.125 shares of Lam Research common stock for each share of Novellus common stock that they own (the “exchange ratio”). This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Lam Research common stock on the NASDAQ Global Select Market (the “NASDAQ”) on December 13, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $45.20 in value for each share of Novellus common stock. Based on the closing price of Lam Research common stock on the NASDAQ on March 22, 2012, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $48.88 in value for each share of Novellus common stock. Lam Research stockholders will continue to own their existing Lam Research shares. Lam Research common stock is currently traded on the NASDAQ under the symbol “LRCX,” and Novellus common stock is currently traded on the NASDAQ under the symbol “NVLS.” We urge you to obtain current market quotations of Lam Research and Novellus common stock.

We intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Novellus shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Novellus common stock for shares of Lam Research common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Lam Research common stock.

Based on the estimated number of shares of Lam Research and Novellus common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon such closing, Lam Research stockholders will own approximately 59.0% of Lam Research and former Novellus shareholders will own approximately 41.0% of Lam Research.

Lam Research and Novellus will each hold a special meeting of the respective holders of its common stock in connection with the proposed merger. At the special meeting of Lam Research stockholders, Lam Research stockholders will be asked to vote on the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and on the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance. The proposal to issue shares of Lam Research common stock and any adjournment proposal will be approved if the holders of a majority of the shares of Lam Research common stock present in person or represented by proxy at the Lam Research special meeting and entitled to vote approve such proposal.

At the special meeting of Novellus shareholders, Novellus shareholders will be asked to vote on the proposal to approve the merger, the merger agreement and the principal terms thereof, to vote on a proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger, the merger agreement and the principal terms thereof, and to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Novellus’ named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “merger-related executive compensation”). The proposal to approve the merger, the merger agreement and the principal terms thereof will be approved if the holders of a majority of the outstanding shares of Novellus common stock entitled to vote on the proposal vote to approve the proposal. The proposal to approve the merger-related executive compensation and any adjournment proposal will be approved if the holders of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum) vote to approve the proposal, assuming that a quorum is present.

We cannot complete the merger unless the stockholders of Lam Research approve the proposal to issue the shares of Lam Research common stock to Novellus shareholders pursuant to the merger and the shareholders of Novellus approve the merger, the merger agreement and the principal terms thereof, in both cases as described above. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the applicable special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Lam Research or the Novellus special meeting, as applicable.

The Lam Research board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, are fair to, advisable and in the best interests of Lam Research and its stockholders. The Lam Research board of directors unanimously recommends that the Lam Research stockholders vote (i) “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and (ii) “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

The Novellus board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby. The Novellus board of directors unanimously recommends that the Novellus shareholders vote (i) “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof, (ii) “FOR” the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger, the merger agreement and the principal terms thereof and (iii) “FOR” the proposal to approve the merger-related executive compensation for Novellus’ named executive officers.

The obligations of Lam Research and Novellus to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Lam Research, Novellus, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 20.

We look forward to the successful combination of Lam Research and Novellus.

Sincerely,

James W. Bagley, Chairman of the Board of Directors, Lam Research Corporation	Richard Hill, Chairman of the Board and Chief Executive Officer, Novellus Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated March 23, 2012 and is first being mailed to Lam Research stockholders and Novellus shareholders on or about [            ].

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

(510) 572-0200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2012

To the Stockholders of Lam Research Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Lam Research Corporation (“Lam Research”), a Delaware corporation, which will be held at the principal executive offices of Lam Research, which are located at 4650 Cushing Parkway, Fremont, California 94538 on May 10, 2012, at 8:00 a.m., local time, for the following purposes:

•

to consider and vote on a proposal to approve the issuance of shares of Lam Research common stock to Novellus Systems, Inc. (“Novellus”) shareholders pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of December 14, 2011, by and among Lam Research, Novellus and BLMS Inc., a wholly owned subsidiary of Lam Research (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part; and

•	to vote upon a proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Lam Research will transact no other business at the special meeting except such business as may properly be brought before the special meeting (including compliance with the applicable notice provisions in Lam Research’s Amended and Restated Bylaws) or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Lam Research special meeting.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger.

The Lam Research board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, are fair to, advisable and in the best interests of Lam Research and its stockholders. The Lam Research board of directors unanimously recommends that Lam Research stockholders vote:

•	“FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger; and

•	“FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

The Lam Research board of directors has fixed the close of business on March 12, 2012 as the record date for determination of Lam Research stockholders entitled to receive notice of, and to vote at, the Lam Research special meeting or any adjournments or postponements thereof. Only holders of record of Lam Research common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Lam Research special meeting. The issuance of shares of Lam Research common stock requires the affirmative vote of holders of a majority of the shares of Lam Research common stock present in person or represented by proxy at the Lam Research special meeting and entitled to vote on the proposal. A list of the names of Lam Research stockholders of record will be available for ten days prior to the Lam Research special meeting for any purpose germane to the special meeting during regular business hours at Lam Research’s headquarters, 4650 Cushing Parkway, Fremont, CA 94538. The Lam Research stockholder list will also be available at the Lam Research special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Lam Research special meeting. If your shares are held in the Lam Research 401(k) Plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Lam Research common stock, please contact Lam Research’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885

By Order of the Board of Directors of

Lam Research Corporation,

/s/ George M. Schisler, Jr.

George M. Schisler, Jr.

Secretary

Fremont, California

[                    ]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2012

To the Shareholders of Novellus Systems, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Novellus Systems, Inc. (“Novellus”), a California corporation, which will be held at Novellus’ principal executive offices located at 4000 North First Street, San Jose, California, 95134, on May 10, 2012 at 2:00 p.m., local time, for the following purposes:

•

to consider and vote on the proposal to merge BLMS Inc. (“Merger Sub”), a wholly-owned subsidiary of Lam Research Corporation (“Lam Research”), with and into Novellus (the “merger”), approve the Agreement and Plan of Merger by and among Lam Research, Merger Sub and Novellus, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part (the “merger agreement”) and the principal terms thereof;

•

to vote upon the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger; and

•	to hold an advisory vote on the compensation of Novellus’ named executive officers that is based on or otherwise relates to the merger (the “merger-related executive compensation”).

Novellus will transact no other business at the special meeting except such business as may properly be brought (including compliance with the applicable notice provisions in Novellus’ Amended and Restated Bylaws) before the special meeting or any adjournment or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Novellus special meeting.

The Novellus board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby. The Novellus board of directors unanimously recommends that Novellus shareholders vote:

•	“FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof;

•	“FOR” the adjournment proposal; and

•	“FOR” the approval of the merger-related executive compensation for Novellus’ named executive officers.

The Novellus board of directors has fixed the close of business on March 14, 2012 as the record date for determination of Novellus shareholders entitled to receive notice of, and to vote at, the Novellus special meeting or any adjournments or postponements thereof. Only holders of record of Novellus common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Novellus special meeting. Approval of the merger, the merger agreement and the principal terms thereof requires the affirmative vote of holders of a majority of the outstanding shares of Novellus common stock entitled to vote thereon. Approval of the merger-related executive compensation and approval of any adjournment proposal requires the affirmative vote of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum), assuming that a quorum is present. If a quorum is not present, an adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Novellus special meeting. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the merger, the merger agreement and the principal terms thereof, the special meeting may be adjourned to another time or place without further notice unless the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. A list of the names of Novellus shareholders of record will be available for ten days prior to the Novellus special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Novellus’ principal executive offices, located at 4000 North First Street, San Jose, California, 95134. The Novellus shareholder list will also be available at the Novellus special meeting for examination by any shareholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the Novellus special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto www.proxyvote.com and following the instructions on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope, so that your shares may be represented and voted at the Novellus special meeting. Your proxy is revocable in accordance with the procedures set forth in the enclosed joint proxy statement/prospectus. If you attend the special meeting, you may vote in person even if you returned a proxy or voting instructions.

If your shares are held through the Novellus Systems, Inc. Retirement Plan or held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the plan trustee or record holder, as applicable.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the principal terms thereof and the merger-related executive compensation. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference and the Annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Novellus common stock, please contact Novellus’ proxy solicitor:

Georgeson Inc.

199 Water Street

New York, NY 10038

Banks and brokers call: (212) 440-9800

Call toll-free: (877) 278-4775

Novellus shareholders who vote against the approval of the merger, the merger agreement and the principal terms thereof may have the right to dissent and seek appraisal of the fair value of their shares of Novellus common stock if the merger is completed, but only if they perfect their dissenters’ right by complying with all of the required procedures under Chapter 13 of the California Corporations Code and demands for payment have been made with respect to at least five percent of the outstanding shares of Novellus common stock. The specific statutory requirements are summarized in this joint proxy statement/prospectus under “Dissenters’ Rights for Novellus Shareholders” and the full text of California’s dissenters’ rights statute is included as Annex E to this joint proxy statement/prospectus.

By Order of the Board of Directors of Novellus,

/s/ Andrew J. Gottlieb

Andrew J. Gottlieb

Vice President, General Counsel and Secretary

San Jose, California

[                    ]

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Lam Research and Novellus from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: 800-322-2885	Georgeson Inc. 199 Water Street New York, NY 10038 Banks and brokers call: (212) 440-9800 Call toll-free: (877) 278-4775

or	or

Lam Research Corporation 4650 Cushing Parkway Fremont, CA 94538 (510) 572-0200 Attn: Investor Relations	Novellus Systems, Inc. 4000 North First Street San Jose, CA 95134 (408) 943-9700 Attn: Investor Relations

Investors may also consult Lam Research’s or Novellus’ website for more information concerning the merger described in this joint proxy statement/prospectus. Lam Research’s website is www.lamresearch.com. Novellus’ website is www.novellus.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by April 26, 2012 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information”.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Lam Research, constitutes a prospectus of Lam Research under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Lam Research common stock to be issued to Novellus shareholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Lam Research and Novellus under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Lam Research stockholders and a notice of meeting with respect to the special meeting of Novellus shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 23, 2012. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Lam Research stockholders or Novellus shareholders nor the issuance by Lam Research of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Lam Research has been provided by Lam Research and information contained in this joint proxy statement/prospectus regarding Novellus has been provided by Novellus.

All references in this joint proxy statement/prospectus to “Lam Research” refer to Lam Research Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to “Novellus” refer to Novellus Systems, Inc., a California corporation; all references to “Merger Sub” refer to BLMS Inc., a California corporation and wholly owned subsidiary of Lam Research formed for the sole purpose of effecting the merger; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Lam Research and Novellus collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of December 14, 2011, by and among Lam Research Corporation, Novellus Systems, Inc. and BLMS Inc., a copy of which is included as Annex A to this joint proxy statement/prospectus.

(continued)

(continued)

v

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Lam Research or a shareholder of Novellus, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Lam Research and Novellus urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Lam Research and Novellus have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	Lam Research stockholders must approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger; and

•	Novellus shareholders must approve the merger, the merger agreement and the principal terms thereof.

Lam Research and Novellus will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Lam Research and Novellus, the merger and the stockholder meetings of Lam Research and Novellus. You should read all the available information carefully and in its entirety.

Q:	What will I receive in the merger?

A:	Lam Research Stockholders: If the merger is completed, Lam Research stockholders will not receive any merger consideration and will continue to hold their shares of Lam Research common stock.

Novellus Shareholders: If the merger is completed, holders of Novellus common stock will receive 1.125 shares of Lam Research common stock for each share of Novellus common stock they hold at the effective time of the merger. Novellus shareholders will not receive any fractional shares of Lam Research common stock in the merger. Instead, Lam Research will pay cash in lieu of any fractional shares of Lam Research common stock that a Novellus shareholder would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?

A:	Because Lam Research will issue 1.125 shares of Lam Research common stock in exchange for each share of Novellus common stock, the value of the merger consideration that Novellus shareholders receive will depend on the price per share of Lam Research common stock at the effective time of the merger. Because the effective time of the merger will occur some time after the special meetings, that price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Lam Research common stock and Novellus common stock.

Q:	When and where will the special stockholders meetings be held?

A:	Lam Research Stockholders: The special meeting of Lam Research stockholders will be held at the principal executive offices of Lam Research, which are located at 4650 Cushing Parkway, Fremont, California 94538, on May 10, 2012, at 8:00 a.m., local time.

Novellus Shareholders: The special meeting of Novellus shareholders will be held at Novellus’ principal executive offices located at 4000 North First Street, San Jose, California, 95134, on May 10, 2012, at 2:00 p.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	Lam Research Stockholders: The record date for the Lam Research special meeting is March 12, 2012. Only holders of record of outstanding shares of Lam Research common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Lam Research special meeting or any adjournment or postponement of the Lam Research special meeting.

Novellus Shareholders: The record date for the Novellus special meeting is March 14, 2012. Only holders of record of outstanding shares of Novellus common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Novellus special meeting or any adjournment or postponement of the Novellus special meeting.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	Lam Research Stockholders: Stockholders who hold shares representing a majority of the shares issued and outstanding and entitled to vote at the Lam Research special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Lam Research special meeting. The holders of a majority of the shares issued and outstanding and entitled to vote and present in person or represented by proxy at any meeting of Lam Research stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of Lam Research common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Lam Research common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Novellus Shareholders: Shareholders who hold shares representing a majority of the shares issued and outstanding and entitled to vote at the Novellus special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Novellus special meeting. If a quorum is not present, the holders of a majority of the shares entitled to vote and present in person or represented by proxy at any meeting of Novellus shareholders may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 45 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of Novellus common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Novellus common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote if I am a stockholder of record?

A:	Lam Research Stockholders. If you are a stockholder of record of Lam Research as of the close of business on the record date for the Lam Research special meeting, you may vote in person by attending the Lam Research special meeting or, to ensure your shares are represented at the Lam Research special meeting, you may authorize a proxy to vote by:

•

logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on May 9, 2012 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on May 9, 2012 and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold Lam Research shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Lam Research special meeting. If you hold shares through an employee plan provided by Lam Research, please see the question below “How are my employee plan shares voted?”

Novellus Shareholders. If you are a shareholder of record of Novellus as of the close of business on the record date for the Novellus special meeting, you may vote in person by attending the Novellus special meeting or, to ensure your shares are represented at the Novellus special meeting, you may authorize a proxy to vote by:

•

logging onto www.proxyvote.com and following the instructions on your proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on May 9, 2012 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on May 9, 2012 and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold Novellus shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Novellus special meeting. If you hold shares through an employee plan provided by Novellus, please see the question below “How are my employee plan shares voted?”

Q:	How many votes do I have?

A:	Lam Research Stockholders: Holders of Lam Research common stock are entitled to one vote for each share of Lam Research common stock owned as of the close of business on the Lam Research record date. As of the close of business on the Lam Research record date, there were 119,768,891 shares of Lam Research common stock outstanding and entitled to vote at the Lam Research special meeting.

Novellus Shareholders: Holders of Novellus common stock are entitled to one vote for each share owned as of the close of business on the Novellus record date. As of the close of business on the Novellus record date, there were 71,243,561 shares of Novellus common stock outstanding and entitled to vote at the Novellus special meeting.

Q:	What vote is required to approve each proposal?

A:	Lam Research Stockholders: The issuance of shares of Lam Research common stock and adjournment of the Lam Research special meeting each requires the affirmative vote of holders of a majority of the outstanding shares of Lam Research common stock present in person or represented by proxy at the Lam Research special meeting and entitled to vote on the proposal. Votes to abstain are treated the same as votes against the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on either of the proposals, assuming a quorum is present.

Novellus Shareholders: Approval of the merger, the merger agreement and the principal terms thereof requires the affirmative vote of holders of a majority of the outstanding shares of Novellus common stock entitled to vote on the proposal. Approval of the merger-related executive compensation proposal and any adjournment proposal requires the affirmative vote of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum), assuming that a quorum is present. If a quorum is not present, approval of the adjournment of the Novellus special meeting requires the affirmative vote of holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Novellus special meeting. Failures to vote, abstentions and broker non-votes, which are described in detail below, will have the effect of a vote against the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights. See the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information. Failures to vote, abstentions and broker non-votes will have no effect on the outcome of the vote on merger-related executive compensation or any vote to adjourn the special meeting, assuming that a quorum is present. If a quorum is not present, abstentions will have the effect of a vote against any adjournment proposal, but failures to vote and broker non-votes will have no effect on any adjournment proposal.

Q:	My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. You can contact your broker to obtain instructions on how to instruct them with respect to the voting of your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” In connection with the Lam Research special meeting, broker non-votes will have no effect on the proposal to approve the issuance of shares of Lam Research common stock (assuming a quorum is present). In connection with the Novellus special meeting, broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights (see the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information). Broker non-votes will have no effect on the outcome of the vote on merger-related executive compensation. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of Lam Research common stock or Novellus common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Lam Research or Novellus or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	How are my employee plan shares voted?

A:	Employees of Lam Research: If you hold unitized interests in shares of Lam Research’s common stock through the Savings Plus Plan, Lam Research 401(k) (the “Lam Research 401(k) Plan”), you may instruct the trustee of the Lam Research 401(k) Plan, Fidelity Management Trust Company (the “trustee”), in a confidential manner, how to vote (including an instruction not to vote) the shares allocated to your Lam Research 401(k) Plan account by one of the following three methods:

•

logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on May 7, 2012 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on May 7, 2012 and following the instructions provided in the recorded message; or

•

marking, signing and mailing your proxy card to the address indicated on your proxy card. Your proxy card must be received by the Lam Research 401(k) Plan trustee at Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, no later than 11:59 p.m., eastern time, on May 7, 2012, to ensure that the trustee is able to vote your shares in accordance with your wishes.

In addition, since only the trustee can vote the shares of Lam Research common stock allocated to your Lam Research 401(k) Plan account, you will not be able to vote those shares personally at the Lam Research special meeting. Please note that the applicable trust agreement governing the Lam Research 401(k) Plan provides that if the trustee does not receive your voting instructions, the trustee will not vote the shares allocated to your Lam Research 401(k) Plan account unless the trustee is required to do so by applicable law.

If you are a participant (or a beneficiary of a deceased participant) in the Lam Research 401(k) Plan and you also own other shares of Lam Research common stock outside of your Lam Research 401(k) Plan account, you should receive a proxy card for shares credited to your account in the Lam Research 401(k) Plan and a separate proxy card if you are a record holder of additional shares of Lam Research common stock or a separate voting instruction card if you hold additional shares of Lam Research common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Lam Research 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of Lam Research common stock.

Employees of Novellus: If you hold shares of Novellus’ common stock through the Novellus Stock Fund under the Novellus Systems, Inc. Retirement Plan (the “Novellus Retirement Plan”), you may instruct the trustee of the Novellus Retirement Plan, Vanguard Fiduciary Trust Company, in a confidential manner, how to vote (including an instruction not to vote) the shares allocated to your Novellus Retirement Plan account by one of the following three methods:

•

logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card to vote over the Internet anytime up to 5:00 p.m., eastern time, on May 7, 2012 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 5:00 p.m., eastern time, on May 7, 2012 and following the instructions provided in the recorded message; or

•

marking, signing and mailing your proxy card to the address indicated on your proxy card. Your proxy card must be received by the Novellus Retirement Plan trustee at Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, no later than 5:00 p.m., eastern time, on May 7, 2012, to ensure that the trustee is able to vote your shares in accordance with your wishes.

In addition, since only the trustee can vote the shares of Novellus common stock allocated to your Novellus Retirement Plan account, you will not be able to vote those shares personally at the Novellus special meeting. Please note that the applicable trust agreement governing the Novellus Retirement Plan provides that if the trustee does not receive your voting instructions, the trustee will vote the shares allocated to your

x

Novellus Retirement Plan account in the same proportions as the shares for which the trustee receives timely voting instructions.

If you are a participant (or a beneficiary of a deceased participant) in the Novellus Retirement Plan and you also own other shares of Novellus common stock outside of your Novellus Retirement Plan account, you should receive a proxy card for shares credited to your account in the Novellus Retirement Plan and a separate proxy card if you are a record holder of additional shares of Novellus common stock or a separate voting instruction card if you hold additional shares of Novellus common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Novellus Retirement Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of Novellus common stock.

Q:	How does the Lam Research board of directors recommend that Lam Research stockholders vote?

A:	The Lam Research board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, are fair to, advisable and in the best interests of Lam Research and its stockholders. The Lam Research board of directors unanimously recommends that Lam Research stockholders vote (i) “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and (ii) “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Q:	How does the Novellus board of directors recommend that Novellus shareholders vote?

A:	The Novellus board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby. The Novellus board of directors unanimously recommends that Novellus shareholders vote (i) “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof, (ii) “FOR” the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger, the merger agreement and the principal terms thereof and (iii) “FOR” the approval of the merger-related executive compensation for Novellus’ named executive officers.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Lam Research Stockholders: If you are a Lam Research stockholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, assuming that a quorum is present at the special meeting, it will have no effect on the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger or the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance. If you are a Lam Research stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and “AGAINST” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance. If you are a Lam Research stockholder through the Lam Research 401(k) Plan and fail to instruct the trustee how to vote, the trustee generally will not vote the shares of Lam Research common stock allocated to your Lam Research 401(k) Plan account, as described above under the question “How are my employee plan shares voted?”

Novellus Shareholders: If you are a Novellus shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to approve the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights (see the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information). If you are a Novellus shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the outcome of the vote on merger-related executive compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger, the merger agreement and the principal terms thereof, assuming that a quorum is present. If a quorum is not present, abstentions will have the effect of a vote against any adjournment proposal, but failures to vote and broker non-votes will have no effect on any adjournment proposal. If you are a Novellus shareholder through the Novellus Stock Fund under the Novellus Retirement Plan and fail to instruct the trustee how to vote, the trustee generally will vote the shares of Novellus common stock allocated to your Novellus Retirement Plan account in the same proportions as the shares for which the trustee receives timely voting instructions, as described above under the question “How are my employee plan shares voted?”

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Lam Research Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Lam Research common stock should be voted on a matter, the shares of Lam Research common stock represented by your proxy will be voted as the Lam Research board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Novellus Shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Novellus common stock should be voted on a matter, the shares of Novellus common stock represented by your proxy will be voted as the Novellus board of directors recommends and, therefore, (i) “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof, (ii) “FOR” the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger, the merger agreement and the principal terms thereof and (iii) “FOR” the approval of the merger-related executive compensation for Novellus’ named executive officers.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of either Lam Research or Novellus stock: If you are the holder of record of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet);

•	you can send a signed notice of revocation; or

•

you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Simply attending the Lam Research special meeting or the Novellus special meeting without voting or affirmatively revoking any proxy previously given will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Lam Research or Novellus, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

If you hold shares of either Lam Research or Novellus in “street name”: If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold Lam Research shares in the Lam Research 401(k) Plan: If you hold unitized interests in shares of Lam Research common stock in the Lam Research 401(k) Plan, you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Lam Research 401(k) Plan by submitting new voting instructions under any one of the three methods described above under the question “How are my employee plan shares voted?” The latest dated instructions actually received by Fidelity Management Trust Company, the trustee for the Lam Research 401(k) Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, before 11:59 p.m., eastern time, on May 7, 2012 will be the instructions that are followed, and all earlier instructions will be revoked.

If you hold Novellus shares in the Novellus Retirement Plan: If you hold shares of Novellus common stock in the Novellus Stock Fund under the Novellus Retirement Plan, you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in the Novellus Retirement Plan by submitting new voting instructions under any one of the three methods described above under the question “How are my employee plan shares voted?” The latest dated instructions actually received by Vanguard Fiduciary Trust Company, the trustee for the Novellus Retirement Plan, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, before 5:00 p.m., eastern time, on May 7, 2012 will be the instructions that are followed, and all earlier instructions will be revoked.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Novellus common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the merger qualifies as a reorganization, a holder of Novellus common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Novellus common stock for shares of Lam Research common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares.

Q:	When do you expect the merger to be completed?

A:	Lam Research and Novellus hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the second calendar quarter of 2012. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Lam Research and Novellus could result in the merger being completed at an earlier time or at a later time or not at all. There may be a substantial amount of time between the Lam Research and Novellus special meetings and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	Lam Research Stockholders: If you are a Lam Research stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Lam Research common stock.

Novellus Shareholders: If you are a Novellus shareholder, after the merger is completed, each share of Novellus common stock you hold will be converted automatically into the right to receive 1.125 shares of Lam Research common stock together with cash in lieu of any fractional shares and the amount of any dividends or other distributions with a record date after the date of the merger agreement, as applicable. You will receive instructions at that time regarding exchanging your Novellus shares for shares of Lam Research common stock. You do not need to take any action at this time. Please do not send your Novellus stock certificates with your proxy card.

Q:	Are stockholders entitled to appraisal or dissenters’ rights?

A:	The stockholders of Lam Research are not entitled to appraisal rights in connection with the merger. Holders of Novellus common stock may be entitled to dissenters’ rights, provided they comply with certain procedures. See the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information.

Q:	What happens if I sell my shares of Novellus common stock before the Novellus special meeting?

A:	The record date for the Novellus special meeting is earlier than the date of the Novellus special meeting and the date that the merger is expected to be completed. If you transfer your Novellus shares after the Novellus record date but before the Novellus special meeting, you will retain your right to vote at the Novellus special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What if I hold shares in both Lam Research and Novellus?

A:	If you are a stockholder of Lam Research and a shareholder of Novellus, you will receive two separate packages of proxy materials. A vote cast as a Lam Research stockholder will not count as a vote cast as a Novellus shareholder, and a vote cast as a Novellus shareholder will not count as a vote cast as a Lam Research stockholder. Therefore, please separately submit a proxy for each of your Lam Research and Novellus shares.

Q:	What are the conditions to the completion of the merger?

A:	Completion of the merger is subject to certain closing conditions, including but not limited to approval of the issuance of shares of Lam Research common stock to Novellus shareholders by the stockholders of Lam Research, approval of the merger, the merger agreement and the principal terms thereof by the Novellus shareholders, receipt of all required regulatory approvals, and other customary conditions. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” for more information.

Q:	What is the stock repurchase program?

A:	In connection with the announcement of the merger, Lam Research announced on December 14, 2011 that it intends to return up to $1.6 billion to Lam Research stockholders via a stock repurchase program, targeted to be completed by the end of the 12 month period following the completion of the merger. The $1.6 billion stock repurchase program replaced Lam Research’s existing stock repurchase program.

Q:	Who can help answer my questions?

A:	Lam Research stockholders or Novellus shareholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Lam Research stockholder: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: 800-322-2885	If you are a Novellus shareholder: Georgeson Inc. 199 Water Street New York, NY 10038 Banks and brokers call: (212) 440-9800 Call toll-free: (877) 278-4775
or	or
Lam Research Corporation 4650 Cushing Parkway Fremont, California 94538 Telephone: 510-572-0200 Attn: Investor Relations	Novellus Systems, Inc. 4000 North First Street San Jose, California 95134 408-943-9700 Attn: Investor Relations

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Lam Research and Novellus special stockholder meetings. Lam Research and Novellus urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents incorporated by reference herein. See also the section entitled “Where You Can Find More Information” beginning on page 162. We have included page references in this summary to direct you to more complete descriptions of the topics presented below.

The Companies

Lam Research Corporation

Lam Research Corporation, a Delaware corporation (“Lam Research”), is a leading supplier of wafer fabrication equipment and services to the worldwide semiconductor industry. For more than thirty years, Lam Research has contributed to the advancement of semiconductor manufacturing processes that have led to the proliferation of a variety of electronic products that impact our everyday lives, including cell phones, computers, memory, and networking equipment. Lam Research’s customer base includes leading semiconductor memory, foundry, and integrated device manufacturers that make DRAM, NAND, and logic devices for these products. Lam Research designs, manufactures, markets, refurbishes, and services semiconductor processing equipment used in the fabrication of integrated circuits.

Lam Research’s common stock is traded on the NASDAQ Global Select Market under the symbol “LRCX.”

The principal executive offices of Lam Research are located at 4650 Cushing Parkway, Fremont, CA 94538, and its telephone number is (510) 572-0200.

Novellus Systems, Inc.

Novellus Systems, Inc., a California corporation (“Novellus”), is a leading provider of advanced process equipment for the global semiconductor industry. Certain of Novellus’ products are used to deposit extremely thin films of insulating and conductive materials that are used to create the wiring on a chip. Other Novellus products are used to clean the surface of the chip in-between manufacturing steps, or to post-treat deposited films in order to improve mechanical properties. Novellus’ products deliver value to customers by providing innovative technology backed by trusted productivity. Novellus maintains engineering facilities in San Jose, California, and engineering and manufacturing facilities in Tualatin, Oregon, and has sales and service operations in 15 countries around the world to support a global customer base.

Novellus’ common stock is traded on the NASDAQ Global Select Market under the symbol “NVLS.”

Novellus’ principal executive offices are located at 4000 North First Street, San Jose, California, 95134, and its telephone number is (408) 943-9700.

BLMS Inc.

BLMS Inc. (“Merger Sub”), a wholly owned subsidiary of Lam Research, is a California corporation that was formed on December 7, 2011 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Novellus, with Novellus surviving as a wholly owned subsidiary of Lam Research.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Lam Research and Novellus encourage you to read the entire merger agreement carefully, because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 99.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Lam Research or Novellus. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Lam Research and Novellus make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been qualified by certain confidential disclosure schedules that were exchanged between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

These disclosure schedules contain information that has been included in the general prior public disclosures of each of Lam Research and Novellus, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by Lam Research and Novellus under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. In addition, these representations and warranties were made as of the date of the merger agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of Lam Research or Novellus. Moreover, representations and warranties are frequently utilized in merger agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT LAM RESEARCH OR NOVELLUS, but instead should read such representations and warranties together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 162.

Effects of the Merger (see page 40)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Lam Research formed for the sole purpose of effecting the merger, will be merged with and into Novellus. Novellus will survive the merger as a wholly owned subsidiary of Lam Research.

Merger Consideration (see page 40)

Novellus shareholders will have the right to receive 1.125 shares of Lam Research common stock for each share of Novellus common stock they hold at the effective time of the merger (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Novellus or Lam Research. As a result, the implied value of the consideration to Novellus shareholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Lam Research common stock on the NASDAQ on December 13, 2011, the last trading day before public announcement of the merger, the exchange ratio represented approximately $45.20 in value for each share of Novellus common stock. Based on the closing price of Lam Research common stock on the NASDAQ on March 22, 2012, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $48.88 in value for each share of Novellus common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 117)

It is a condition to the completion of the merger that each of Jones Day, tax counsel to Lam Research, and Morrison & Foerster LLP, tax counsel to Novellus, deliver an opinion, dated on the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Assuming that the merger is treated as a “reorganization,” a holder of Novellus common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Novellus common stock for shares of Lam Research common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Lam Research common stock.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Lam Research and Novellus, as well as certain covenants and undertakings by Lam Research and Novellus. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Lam Research nor Novellus is currently aware of any facts or circumstances that would cause any of the assumptions, representations, covenants and undertakings that it has given to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

You should consult your own tax advisor regarding the particular consequences to you of the merger.

Recommendation of the Board of Directors of Lam Research (see page 55)

After careful consideration, the Lam Research board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, are advisable and in the best interests of Lam Research and its stockholders. For more information regarding the factors considered by the Lam Research board of directors in reaching its decision to approve the merger agreement and to authorize the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, see the section entitled “The Merger—Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors.” The Lam Research board of directors unanimously recommends that Lam Research stockholders vote (i) “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and (ii) “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Recommendation of the Board of Directors of Novellus (see page 51)

After careful consideration, the Novellus board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby. For more information regarding the factors considered by the Novellus board of directors in reaching its decision to approve the merger, the merger agreement and the principal terms thereof, see the section entitled “The Merger—Novellus’ Reasons for the Merger; Recommendation of the Novellus Board of Directors.” The Novellus board of directors unanimously recommends that Novellus shareholders vote (i) “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof, (ii) “FOR” the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger, the merger agreement and the principal terms thereof; and (iii) “FOR” the approval of the merger-related executive compensation for Novellus’ named executive officers.

Opinion of Lam Research’s Financial Advisor (see page 67)

Goldman, Sachs & Co. delivered its opinion to Lam Research’s board of directors that, as of December 14, 2011 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Lam Research.

The full text of the written opinion of Goldman Sachs, dated December 14, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Lam Research’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Lam Research’s common stock should vote with respect to the transaction or any other matter.

Opinion of Novellus’ Financial Advisor (see page 58)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Novellus’ financial advisor, delivered to Novellus’ board of directors a written opinion, dated December 14, 2011, to the effect that, as of the date of the opinion and based upon and subject to various assumptions and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Novellus stock. The full text of the written opinion, dated December 14, 2011, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Novellus’ board of directors (in its capacity as such) for the benefit and use of Novellus’ board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Novellus or in which Novellus might engage or as to the underlying business decision of Novellus to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Interests of Lam Research Directors and Executive Officers in the Merger (see page 81)

None of Lam Research’s executive officers or the members of its board of directors is party to an agreement with Lam Research, or participates in any Lam Research plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger.

Other than continuing membership on the board of directors of Lam Research or continuing in their positions as executive officers of Lam Research after the effective time of the merger as described in further detail below under the heading “—Board of Directors and Management Following the Merger,” the members of the Lam Research board of directors and the executive officers of Lam Research do not have any interests in the merger that are different from, or in addition to, the interests of Lam Research stockholders generally.

Interests of Novellus Directors and Executive Officers in the Merger (see page 81)

Novellus’ directors and executive officers have economic interests in the merger that may be different from, or in addition to, those of Novellus’ shareholders generally.

In connection with the consummation of the merger, each outstanding share of Novellus restricted stock granted to a non-employee director of Novellus will vest and be converted into Lam Research shares in the same manner as all other Novellus shares held by Novellus’ shareholders, as described in “The Merger—Terms of the Merger; Merger Consideration” beginning on page 99.

Additionally, as described in further detail below in the section titled “The Merger—Interests of Novellus Directors and Executive Officers in the Merger” beginning on page 81, Novellus’ executive officers will be entitled to certain vesting acceleration of their Novellus restricted stock units (each, an “RSU”) and Novellus performance-based RSUs (each, a “PSU”) and certain of their Novellus stock options either in connection with the consummation of the merger or certain eligible terminations of employment. With respect to the Novellus PSUs, each Novellus PSU that vests in connection with the consummation of the merger will become fully vested with respect to the maximum number of Novellus shares payable pursuant to such Novellus PSU.

Per the Amended and Restated Employment Agreement with Richard S. Hill, Novellus’ Chairman and Chief Executive Officer, as described in further detail in the section titled “The Merger—Interests of Novellus Directors and Executive Officers in the Merger” beginning on page 81, following the merger Mr. Hill will be entitled to severance benefits in connection with the termination of his employment in certain circumstances, including a cash payment, continued benefits and accelerated vesting of any unvested stock options, restricted stock, restricted stock units and similar awards.

As of the date of this joint proxy statement/prospectus, Mr. Hill has entered into a consulting agreement (the “Consulting Agreement”) with Lam Research. Pursuant to the anticipated terms of the Consulting Agreement, which is contingent upon and commences as of the closing of the merger, Mr. Hill will be entitled to certain compensation and benefits following the closing of the merger in exchange for serving as a consultant to the Lam Research board of directors and executive team.

As of the date of this joint proxy statement/prospectus, Mr. Timothy Archer, Novellus’ Chief Operating Officer, has entered into a new employment agreement with Lam Research (the “Archer Agreement”), for a period of three years, that is contingent upon and commencing as of the closing of the merger, and pursuant to which Mr. Archer would serve as Executive Vice President, Chief Operating Officer of the combined company following the closing of the merger. The material terms of the Archer Agreement include an annual base salary, a target annual bonus opportunity, a long-term incentive bonus opportunity, an integration bonus and certain severance and change of control provisions.

In addition, pursuant to the terms of the merger agreement, as of the date of this joint proxy statement/prospectus, Lam Research and Novellus have mutually agreed that Youssef A. El-Mansy, Krishna Saraswat, William R. Spivey, and Delbert A. Whitaker, each of whom is currently a director of Novellus, shall be designated to join Lam Research’s board of directors immediately following the effective time of the merger.

The Novellus board of directors was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the principal terms thereof and in recommending that you vote for the approval of the merger, the merger agreement and the principal terms thereof.

Board of Directors and Management Following the Merger (see page 91)

Immediately following the effective time of the merger, the board of directors of Lam Research will consist of the directors of Lam Research immediately prior to the closing of the merger and four additional directors to be mutually designated by Lam Research and Novellus. As of the date of this joint proxy statement/prospectus, Lam Research and Novellus have mutually agreed that Youssef A. El-Mansy, Krishna Saraswat, William R. Spivey, and Delbert A. Whitaker, each of whom is currently a director of Novellus, will be the designated directors. Upon appointment, each director will receive prorated annual compensation for their service as a director consistent with Lam Research’s policies for compensation of non-employee directors. Lam Research has agreed to indemnify the designated directors on the same terms as the other non-employee directors of Lam Research.

Upon completion of the merger, the executive officers of Lam Research prior to the merger will continue to serve in their roles. Mr. Archer is expected to be appointed as Lam Research’s Chief Operating Officer.

Treatment of Lam Research Stock Options and Equity Awards (see page 92)

The completion of the merger will not accelerate the vesting or settlement of any outstanding stock options or other equity awards granted under any of Lam Research’s equity incentive plans, and all such stock options and other equity awards will continue to vest in accordance with their applicable terms.

Treatment of Novellus Stock Options and Other Long-Term Incentive Awards (see page 92)

Novellus Stock Options. At the effective time of the merger, each Novellus stock option granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into an option to purchase shares of Lam Research common stock (each, an “assumed stock option”). Each assumed stock option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such assumed stock option (including under the terms of the applicable Novellus stock plan, the applicable stock option agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each such assumed stock option will constitute an assumed stock option (i) to acquire that number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125; and (ii) with an exercise price per share of Lam Research common stock (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125.

At the effective time of the merger, each Novellus stock option granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus stock option or any other person, terminate without payment of any consideration therefor.

Novellus RSUs and Novellus PSUs. At the effective time of the merger, each Novellus RSU granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into the right to receive shares of Lam Research common stock (each, an “assumed RSU”). Each assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such assumed RSU (including under the terms of the applicable Novellus stock plan, the applicable restricted stock unit agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each assumed RSU will constitute an assumed RSU to acquire the number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Novellus common stock subject to such assumed RSU immediately prior to the effective time of the merger by (ii) 1.125.

Per the terms and conditions applicable to Novellus RSUs and Novellus performance-based stock units (“Novellus PSUs”) granted under Novellus’ 2001 Stock Incentive Plan and the applicable award agreements, such Novellus RSUs and Novellus PSUs that are outstanding and unvested immediately prior to the effective time of the merger will vest in full immediately prior to but contingent upon the merger. Novellus PSUs that vest in connection with the consummation of the merger will become fully vested with respect to the maximum number of shares of Novellus common stock payable pursuant to such Novellus PSU. With respect to assumed RSUs granted under Novellus’ 2011 Stock Incentive Plan and held by current employees of Novellus as of the effective time of the merger, such awards will be assumed by Lam Research as described above and, per the terms and conditions applicable to such assumed RSUs under Novellus’ 2011 Stock Incentive Plan and the applicable award agreements, the holders, including Novellus’ executive officers, will be entitled to certain vesting acceleration in connection with certain terminations of employment, including a termination of the holder’s employment without “cause” or a resignation for “good reason” on the date of or within twelve (12) months after the closing of the merger (as such terms are defined in the applicable award agreements).

At the effective time of the merger, each Novellus RSU and each Novellus PSU granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus RSU or Novellus PSU or any other person, terminate without payment of any consideration therefor.

Novellus Restricted Stock. In connection with the consummation of the merger, each Novellus restricted stock award granted to a Novellus director and that is then outstanding will become vested and will be treated in the same manner as all other Novellus shares held by Novellus’ shareholders. Outstanding shares of restricted stock held by two of Novellus’ employees, including Mr. Hill, will be converted into shares of Lam Research common stock in the same manner as all other shares of Novellus common stock held by Novellus’ shareholders, except that the shares will continue to be subject to, and vest on, the same terms and conditions applicable thereto (including under the terms of the applicable Novellus stock plan, the applicable award agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger. For additional information see “The Merger—Interests of Novellus Directors and Executive Officers in the Merger” beginning on page 81. Shares of restricted stock held by Mr. Hill will accelerate vesting in accordance with the terms of his Amended and Restated Employment Agreement (the “Amended Agreement”) if Novellus (or a successor, including Lam Research or Merger Sub) terminates Mr. Hill’s employment without “cause” or Mr. Hill resigns for “good reason” (as such terms are defined in the Amended Agreement).

Regulatory Clearances Required for the Merger (see page 91)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Lam Research and Novellus must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On January 13, 2012, Novellus filed its notification under the HSR Act. On January 26, 2012, Lam Research filed its notification under the HSR Act. In addition, Lam Research and Novellus have submitted notifications with competition authorities in Germany, Korea, Taiwan and China. On February 3, 2012, Lam Research and Novellus were granted early termination of the waiting period under the HSR Act. On February 6, 2012, the Korean antitrust authority informed Lam Research and Novellus that it had approved the merger. On February 14, 2012, the German antitrust authority granted clearance for the merger. On March 5, 2012, the Taiwanese antitrust authority granted clearance for the merger.

While Lam Research and Novellus expect to obtain all required regulatory clearances, Lam Research and Novellus cannot assure you that the Federal Trade Commission, Antitrust Division or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, although the absence of any such restriction or condition is a condition to the completion of the merger.

Expected Timing of the Merger

Lam Research and Novellus currently expect the closing of the merger to occur in the second quarter of 2012. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Lam Research and Novellus could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 110)

The obligations of Lam Research and Novellus to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger, the merger agreement and the principal terms thereof by holders of a majority of the outstanding shares of Novellus common stock entitled to vote thereon;

•

approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger by holders of a majority of the shares of Lam Research common stock present in person or represented by proxy and entitled to vote thereon;

•	authorization for the listing on the NASDAQ of the shares of Lam Research common stock to be issued to Novellus shareholders pursuant to the merger, subject to official notice of issuance;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	absence of any law or any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger;

•

absence of any law enacted and enforced by any governmental authority prohibiting or limiting the ownership or operation by Lam Research or Novellus of any material portion of their businesses or assets, or compelling Lam Research or Novellus to dispose of or hold separate any material portion of their businesses or assets as a result of the merger or the transactions contemplated by the merger agreement or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on Lam Research or Novellus, as applicable;

•	the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States having expired or been earlier terminated; and

•	any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired, been obtained or been terminated, as the case may be.

In addition, each of Lam Research’s and Novellus’ obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to capitalization, authority with respect to the execution and delivery of the merger agreement, the vote required to approve the transactions contemplated by the merger agreement and brokers’ fees payable in connection with the merger will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the effective time of the merger as though made on or as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the other party;

•

the representations and warranties of the other party relating to capitalization (other than the shares of capital stock issued and outstanding), authority with respect to the execution and delivery of the merger agreement, the vote required to approve the transactions contemplated by the merger agreement and brokers’ fees payable in connection with the merger will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) in all material respects at and as of the effective time of the merger as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period);

•

the representations and warranties of the other party relating to the shares of capital stock will be true and correct and, to the extent that the representation relates to the number of shares of common stock that are outstanding on a fully diluted basis as of December 13, 2011, will be true and correct other than an excess number of fully-diluted shares as of such date that does not exceed 500,000;

•	the other party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the consummation of the merger;

•	the absence since the date of the merger agreement of any event or condition that would have a material adverse effect on the other party;

•	receipt of a certificate executed by the other party’s chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding five bullets; and

•

receipt of a tax opinion from such party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Lam Research’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•

if the Novellus shareholders are entitled to exercise dissenters’ rights under the California Corporations Code (“CCC”), the number of shares of Novellus common stock for which the holders thereof have made written demand for dissenters’ rights under the CCC does not exceed 10% of the outstanding shares of Novellus common stock; and

•	the product of

(i) $35.31 (which was the closing price of Novellus common stock on the NASDAQ on December 13, 2011, the day immediately prior to the public announcement of the merger) minus (ii) the arithmetic average of the last reported per share sales prices of Lam Research common stock on NASDAQ, as reported in the New York City edition of The Wall Street Journal for each of the five full consecutive trading days ending on the trading day immediately prior to the date on which the merger is effective multiplied by the exchange ratio, multiplied by,

(ii) the number of shares of Novellus common stock for which the holder thereof has made written demand for dissenters’ rights under the CCC,

does not exceed $25 million.

No Solicitation of Alternative Proposals (see page 104)

The merger agreement prohibits Lam Research and Novellus from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Lam Research’s or Novellus’ common stock or assets. Notwithstanding those restrictions, prior to obtaining the relevant stockholder or shareholder approval, the board of directors of each of Lam Research and Novellus is permitted to furnish information with respect to Lam Research or Novellus, as applicable, and enter into discussions with, and only with, a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of such party (i) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such acquisition proposal is or is reasonably likely to lead to a superior proposal, and (ii) obtains from such person an executed confidentiality agreement.

Termination of the Merger Agreement (see page 111)

Lam Research and Novellus may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not consummated by June 30, 2012, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall any such extension be to a date that is later than September 30, 2012. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a discussion of these and other rights of each of Lam Research and Novellus to terminate the merger agreement.

Termination Fees and Expenses (see page 113)

Generally, all fees and expense incurred in connection with the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where Lam Research or Novellus, as the case may be, may be required to pay a termination fee of $80 million or $120 million, depending on the termination event, and including in certain circumstances the reimbursement of certain out of pocket expenses. See the section entitled “The Merger Agreement—Termination Fees and Expenses” for a discussion of the circumstances under which such termination fees will be required to be paid.

Accounting Treatment (see page 120)

Lam Research prepares its financial statements under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The merger will be accounted for using the acquisition method of accounting with Lam Research being considered the acquiror of Novellus for accounting purposes.

Appraisal Rights (see page 154)

The stockholders of Lam Research are not entitled to appraisal rights in connection with the merger under Delaware law. Under Chapter 13 of the CCC, holders of Novellus common stock may be entitled to dissenters’ rights, provided they comply with the procedures set forth therein. See “Dissenters’ Rights for Novellus Shareholders” on page 154 for more information.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 144)

Novellus shareholders receiving merger consideration will have different rights once they become stockholders of Lam Research due to differences between Delaware law and California law, and between the governing corporate documents of Novellus and the governing corporate documents of Lam Research. These differences are described in detail under the section entitled “Comparison of Rights of Lam Research Stockholders and Novellus Shareholders.”

Listing of Shares of Lam Research Common Stock; Delisting and Deregistration of Shares of Novellus Common Stock (see page 93)

It is a condition to the completion of the merger that the shares of Lam Research common stock to be issued to Novellus shareholders pursuant to the merger be authorized for listing on the NASDAQ at the effective time of the merger. Upon completion of the merger, shares of Novellus common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

The Meetings

The Lam Research Special Meeting (see page 29)

The special meeting of Lam Research stockholders will be held at the principal executive offices of Lam Research, which are located at 4650 Cushing Parkway, Fremont, California 94538, on May 10, 2012, at 8:00 a.m., local time. The special meeting of Lam Research stockholders is being held to consider and vote on:

•	the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger; and

•	the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Completion of the merger is conditioned on approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger.

Only holders of record of Lam Research common stock at the close of business on March 12, 2012, the record date for the Lam Research special meeting, are entitled to receive notice of, and to vote at, the Lam Research special meeting or any adjournments or postponements thereof. At the close of business on the record date, 119,768,891 shares of Lam Research common stock were issued and outstanding, approximately 0.8% of which were owned and entitled to be voted by Lam Research directors and executive officers and their affiliates. We currently expect that Lam Research’s directors and executive officers will vote their shares in favor of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, although none of them has entered into any agreement obligating them to do so.

You may cast one vote for each share of Lam Research common stock you own. The proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger requires the affirmative vote of holders of a majority of the shares of Lam Research common stock present in person or represented by proxy and entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, the holders of a majority of the shares entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Novellus Special Meeting (see page 34)

The special meeting of Novellus shareholders is scheduled to be held at Novellus’ principal executive offices located at 4000 North First Street, San Jose, California, 95134, on May 10, 2012 at 2:00 p.m., local time for the following purposes:

•	to consider and vote on the proposal to approve the merger, the merger agreement and the principal terms thereof;

•

to vote upon the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger; and

•	to hold an advisory vote on the merger-related executive compensation.

Only holders of record of Novellus common stock at the close of business on March 14, 2012, the record date for the Novellus special meeting, are entitled to notice of, and to vote at, the Novellus special meeting or any adjournments or postponements thereof. On the record date, approximately 0.59% of the outstanding shares of Novellus common stock entitled to vote was held by Novellus directors, executive officers and their respective affiliates. Novellus currently expects that its directors and executive officers will vote their shares in favor of the merger, the merger agreement and the principal terms thereof, and Mr. Richard S. Hill, Novellus’ Chairman of the Board and Chief Executive Officer, has entered into a voting agreement obligating him to do so, subject to certain exceptions. Additionally, Novellus currently expects that its directors and executive officers will vote their shares for the approval of the merger-related executive compensation and, if necessary, for the adjournment proposal.

You may cast one vote for each share of Novellus common stock you own. Approval of the merger, the merger agreement and the principal terms thereof requires the affirmative vote of holders of a majority of the outstanding shares of Novellus common stock entitled to vote on the proposal. Approval of the merger-related executive compensation and approval of any adjournment proposal requires the affirmative vote of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum), assuming that a quorum is present. If a quorum is not present, an adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Novellus special meeting. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the merger, the merger agreement and the principal terms thereof, the special meeting may be adjourned to another time or place without further notice unless the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Summary Historical Consolidated Financial Data

Summary Consolidated Historical Financial Data of Lam Research

The following statement of operations data for the fiscal years ended June 26, 2011, June 27, 2010, and June 28, 2009 and the balance sheet data as of June 26, 2011 and June 27, 2010 have been derived from the audited consolidated financial statements of Lam Research contained in its Annual Report on Form 10-K for the fiscal year ended June 26, 2011, which statements are incorporated into this document by reference. The statement of operations data for the fiscal years ended June 29, 2008 and June 24, 2007 and the balance sheet data as of June 28, 2009, June 29, 2008 and June 24, 2007 have been derived from Lam Research’s audited consolidated financial statements for such periods, which statements have not been incorporated into this document by reference.

The statement of operations data for the six months ended December 25, 2011 and December 26, 2010, and the balance sheet data as of December 25, 2011 have been derived from Lam Research’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 25, 2011, which statements are incorporated into this document by reference. The balance sheet data as of December 26, 2010 has been derived from Lam Research’s unaudited consolidated financial statements for such period, which statements have not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Lam Research’s management, contain all adjustments necessary to present fairly Lam Research’s financial position, results of operations and cash flows for the periods indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and the management’s discussion and analysis of financial condition and results of operations of Lam Research sections contained in such reports, which sections are incorporated herein by reference.

Statement of Operations Data of Lam Research:

	Six Months Ended		Year Ended
	December 25, 2011(1)	December 26, 2010(1)	June 26, 2011(1)	June 27, 2010(1)	June 28, 2009(1)	June 29, 2008(1)	June 24, 2007
	(in thousands, except per share data)
Revenue	$1,264,417	$1,676,588	$3,237,693	$2,133,776	$1,115,946	$2,474,911	$2,566,576
Gross margin	518,709	784,759	1,497,232	969,935	388,734	1,173,406	1,305,054
Goodwill impairment(2)	—	—	—	—	96,255	—	—
Restructuring and impairments(3)	1,725	(5,163)	11,579	21,314	44,513	6,366	—
409A expense(4)	—	—	—	(38,590)	3,232	44,494	—
Legal judgment	—	—	—	—	4,647	—	—
In-process research and development	—	—	—	—	—	2,074	—
Operating income (loss)	146,945	465,098	804,285	425,410	(281,243)	509,431	778,660
Net income (loss)	105,050	415,580	723,748	346,669	(302,148)	439,349	685,816
Net income (loss) per share:
Basic	$0.87	3.37	5.86	2.73	(2.41)	3.52	4.94
Diluted	$0.86	3.32	5.79	2.71	(2.41)	3.47	4.85

Balance Sheet Data of Lam Research:

	December 25, 2011(1)	December 26, 2010(1)	June 26, 2011(1)(5)	June 27, 2010(1)	June 28, 2009(1)	June 29, 2008(1)	June 24, 2007
	(in thousands)
Working capital	$2,619,246	$1,489,874	$2,592,506	$1,198,004	$855,064	$1,280,028	$743,563
Total assets	3,978,147	2,933,217	4,053,867	2,487,392	1,993,184	2,806,755	2,101,605
Long-term obligations, less current portion	921,798	158,567	903,263	160,600	158,019	385,132	252,487

(1)	The six months ended December 25, 2011 and December 26, 2010 and fiscal year 2011, 2010, 2009 and 2008 amounts include the operating results of SEZ from the acquisition date of March 11, 2008. The acquisition was accounted for as a business combination in accordance with the applicable accounting guidance.
(2)

During fiscal year 2009, a combination of factors, including the economic environment, a sustained decline in Lam Research’s market valuation and a decline in Lam Research’s operating results indicated possible impairment of Lam Research’s goodwill. Lam Research conducted an analysis and concluded that the fair value of its Clean Product Group had been reduced below its carrying value. As a result, Lam Research recorded a non-cash goodwill impairment charge of approximately $96.3 million during fiscal year 2009.
(3)	Restructuring and impairments exclude restructuring charges (recoveries) included in cost of goods sold and reflected in gross margin of $(0.9) million during the six months ended December 25, 2011 and $3.4 million, $21.0 million, and $12.6 million for fiscal years 2010, 2009, and 2008, respectively. Restructuring and impairment amounts included in cost of goods sold and reflected in gross margin during the six months ended December 25, 2011 relate to a recorded obligation not realized for a previously restructured product line. Restructuring and impairment amounts included in cost of goods sold and reflected in gross margin during fiscal year 2010 primarily related to asset impairments for production efficiencies and shifts in product demands, partially offset by the recovery of expenses related to previously impaired inventory. Restructuring amounts included in cost of goods sold and reflected in gross margin during fiscal year 2009 primarily relate to Lam Research’s alignment of its cost structure with the outlook for the economic environment and future business opportunities. The restructuring amounts in fiscal year 2008 primarily relate to the integration of SEZ.
(4)	409A expense excludes a credit included in cost of goods sold and reflected in gross margin of $5.8 million in fiscal year 2010 related to a reversal of accrued liabilities due to final settlement of matters associated with Lam Research’s Internal Revenue Code Section 409A (“409A”) expenses from the 2007 voluntary independent stock option review. 409A expense excludes an expense included in cost of goods sold and reflected in gross margin of $6.4 million during fiscal year 2008. Following a voluntary independent review of its historical stock option granting process, Lam Research considered whether Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”), and similar provisions of state law, applied to certain stock option grants as to which, under the applicable accounting guidance, intrinsic value was deemed to exist at the time of the options’ measurement dates. If, under applicable tax principles, an employee stock option is not considered as granted with an exercise price equal to the fair market value of the underlying stock on the grant date, then the optionee may be subject to federal and state penalty taxes under Section 409A (collectively, “Section 409A liabilities”). On March 30, 2008, Lam Research’s Board of Directors authorized Lam Research (i) to assume potential Section 409A Liabilities, inclusive of applicable penalties and interest, of current and past employees arising from the exercise in 2006 or 2007 of Lam Research stock options that vested after 2004, and (ii) if necessary, to compensate such employees for additional tax liability associated with that assumption.
(5)	Certain amounts presented in the comparative financial statements for prior years have been reclassified to conform to the fiscal year 2012 presentation.

Lam Research Recent Developments

Martin B. Anstice Appointed Chief Executive Officer and Director

As previously disclosed by Lam Research in its Current Report on Form 8-K filed by Lam Research with the Securities and Exchange Commission on September 8, 2011, which is incorporated herein by reference, Martin B. Anstice was appointed Chief Executive Officer of Lam Research, effective January 1, 2012.

As previously disclosed by Lam Research in its Current Report on Form 8-K filed by Lam Research with the Securities and Exchange Commission on February 9, 2012, on February 6, 2012, Mr. Anstice was appointed by the Lam Research board of directors as a director of Lam Research.

Summary Consolidated Historical Financial Data of Novellus

The following statement of operations data for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009 and the balance sheet data as of December 31, 2011 and December 31, 2010 have been derived from the audited consolidated financial statements of Novellus contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which statements are incorporated into this document by reference. The statement of operations data for the fiscal years ended December 31, 2008 and December 31, 2007 and the balance sheet data as of December 31, 2009, December 31, 2008, and December 31, 2007 have been derived from Novellus’ audited consolidated financial statements for such periods, which statements have not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and the management’s discussion and analysis of financial condition and results of operations of Novellus sections contained in such reports, which sections are incorporated herein by reference.

	Years Ended December 31,
	2011	2010	2009	2008		2007
	(in thousands, except per share data)
Consolidated Statement of Operations Data of Novellus:
Net Sales	$1,352,850	$1,349,158	$639,194	$1,011,004		$1,570,049
Gross Profit	$664,725	$665,334	$241,090	$435,944		$769,189
Net income (loss)	$250,679	$262,332	$(85,235)	$(115,710	)(1)	$213,700
Per common share:
Basic	$3.29	$2.83	$(0.88)	$(1.18)		$1.78
Diluted	$3.20	$2.79	$(0.88)	$(1.18)		$1.75
Shares used in basic per share calculation	76,161	92,690	96,487	98,083		119,782
Shares used in diluted per share calculation	78,279	94,084	96,487	98,083		121,915

	December 31,
	2011	2010	2009	2008	2007
	(in thousands)
Consolidated Balance Sheet Data of Novellus:
Cash, cash equivalents and short-term investments	$918,738	$671,251	$501,370	$470,888	$596,766
Total assets	$1,936,635	$1,832,397	$1,558,978	$1,637,527	$2,076,943
Senior convertible notes	$272,172	$—	$—	$—	$—
Long-term debt	$103,189	$105,592	$114,147	—	$143,267
Shareholders’ equity	$1,100,530	$1,328,138	$1,179,777	$1,246,782	$1,529,087

(1)	The fiscal year 2008 results included a non-cash goodwill impairment charge of $99.5 million.

Summary Unaudited Pro Forma Condensed Combined Financial Information of Lam Research and Novellus

The following table presents selected unaudited pro forma combined financial information about Lam Research’s consolidated balance sheet and statements of operations, after giving effect to the merger with Novellus. The information under “Statement of Operations Data” in the table below assumes the merger had been consummated on June 28, 2010, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on December 25, 2011. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Lam Research considered the acquiror of Novellus. See “Accounting Treatment” on page 120.

The unaudited pro forma combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the historical consolidated financial statements of Lam Research and Novellus, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Lam Research and Novellus, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 162 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 121. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

Statement of Operations Data

(in thousands, except per share data)	Six Months Ended December 25, 2011	Fiscal Year Ended June 26, 2011
Revenue	$1,938,346	$4,743,797
Gross margin	798,258	2,148,790
Operating income	228,273	996,321
Net income	172,978	888,875
Net income per share:
Basic	$0.86	$4.36
Diluted	$0.84	$4.21

Balance Sheet Data

(in thousands)	December 25, 2011
Working capital	$3,855,864
Total assets	$9,082,318
Long-term obligations, less current portion	$1,871,846

Unaudited Comparative Per Share Data

Presented below are Lam Research’s historical per share data for the six months ended December 25, 2011 and the year ended June 26, 2011, Novellus’ historical per share data for the years ended December 31, 2011 and December 31, 2010, unaudited pro forma combined per share data for the six months ended December 25, 2011 and the year ended June 26, 2011, and unaudited pro forma equivalent data for the six months ended December 25, 2011 and the year ended June 26, 2011. This information should be read together with the consolidated financial statements and related notes of Lam Research and Novellus that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 121. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma net income per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

	Six Months Ended December 25, 2011	Fiscal Year Ended June 26, 2011
LAM HISTORICAL DATA
Historical diluted per common share
Net income per share	$0.86	$5.79
Book value per share	$20.60	$19.99

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
NOVELLUS HISTORICAL DATA
Historical diluted per common share
Net income per share	$3.20	$2.79
Book value per share	$15.80	$14.60

	Six Months Ended December 25, 2011	Fiscal Year Ended June 26, 2011
LAM PRO FORMA COMBINED DATA
Unaudited diluted pro forma per common share
Net income per share	$0.84	$4.21
Book value per share(1)	$31.76	n/m

	Six Months Ended December 25, 2011	Fiscal Year Ended June 26, 2011
NOVELLUS PRO FORMA EQUIVALENT(2)
Unaudited diluted pro forma per common share
Net income per share	$0.95	$4.74
Book value per share(1)	$35.73	n/m

(1)	Pro forma book value per share as of June 26, 2011 is not meaningful as purchase accounting adjustments were calculated as of December 25, 2011.
(2)	Novellus pro forma equivalent per share financial information calculated by multiplying the unaudited Lam Research pro forma combined per share amounts by the exchange ratio of 1.125.

Unaudited Comparative Market Value and Dividend Information

The following table presents trading information for Lam Research and Novellus common stock on the NASDAQ on December 13, 2011, the last trading day before announcement of the merger and March 22, 2012, the most recent practicable trading day before the date of this joint proxy statement/prospectus. For illustrative purposes, the following table also provides Novellus equivalent per share information, which amounts are calculated by multiplying such high, low and closing sales prices for shares of Lam Research common stock by 1.125, representing the approximate value that Novellus shareholders will be entitled to receive in exchange for each share of Novellus common stock they hold at the effective time of the merger.

	Lam Research Common Stock			Novellus Common Stock			Equivalent Per-Share Value
Date	High	Low	Close	High	Low	Close	High	Low	Close
December 13, 2011	$42.56	$40.07	$40.18	$36.51	$35.10	$35.31	$47.88	$45.08	$45.20
March 22, 2012	$43.80	$43.18	$43.45	$48.89	$48.19	$48.52	$49.28	$48.58	$48.88

The market prices of shares of Lam Research and Novellus common stock fluctuate, and the value of the merger consideration will fluctuate with the market price of the Lam Research common stock. As a result, we urge you to obtain current market quotations of Lam Research and Novellus common stock.

Neither Lam Research nor Novellus have historically paid cash dividends on their capital stock. It is the present policy of both of Lam Research and Novellus to retain earnings to finance the growth and development of their respective businesses and other corporate purposes, and, therefore, neither Lam Research nor Novellus anticipates paying any cash dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Lam Research’s and Novellus’ current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Lam Research’s and Novellus’ expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; financial projections of Novellus and Lam Research; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders or shareholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; the timing of the completion of the proposed transaction; and the assumptions underlying the foregoing. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger—Background of the Merger,” “The Merger—Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors,” “The Merger—Novellus’ Reasons for the Merger; Recommendation of the Novellus Board of Directors,” “The Merger—Certain Projections of Novellus and Lam Research” contain forward-looking statements.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Lam Research and Novellus and are difficult to predict. These risks and uncertainties also include those set forth in the section entitled “Risk Factors” and the similarly titled sections in the SEC filings of Lam Research and Novellus that are incorporated herein by reference, as well as, among others, risks and uncertainties relating to Lam Research’s and Novellus’ expectations with respect to the benefits, costs and other anticipated financial impacts of the merger; risks relating to future financial and operating results of the combined company following the merger; risks relating to the combined company’s plans, objectives, expectations and intentions with respect to future operations and services following the merger; risks relating to the combined company’s ability to attract and retain key personnel following the merger; risks relating to the combined company’s relationships with customers, suppliers, and other third parties following the merger; risks relating to approval of the proposed transaction by stockholders and by governmental regulatory authorities; risks relating to the satisfaction of the closing conditions to the proposed transaction; and risks relating to the timing of the completion of the proposed transaction.

Lam Research and Novellus caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Lam Research’s and Novellus’ most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Lam Research, Novellus, the proposed transaction or other matters and attributable to Lam Research or Novellus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. All forward-looking statements contained in this joint proxy statement/prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, and neither Lam Research nor Novellus undertakes any obligation to update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the proposal to approve the merger, the merger agreement and the principal terms thereof, in the case of Novellus shareholders, or for the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, in the case of Lam Research stockholders. In addition, you should read and consider the risks associated with each of the businesses of Lam Research and Novellus because these risks will also affect the combined company. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended June 26, 2011, for Lam Research and December 31, 2011 for Novellus, and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which will be incorporated by reference into this joint proxy statement/prospectus as they are filed. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 162.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Lam Research’s or Novellus’ stock price.

Upon closing of the merger, each share of Novellus common stock will be converted into the right to receive 1.125 shares of Lam Research common stock. This exchange ratio will not be adjusted for changes in the market price of either Lam Research common stock or Novellus common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Lam Research common stock prior to the merger will affect the value of Lam Research common stock that Novellus shareholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Lam Research common stock or Novellus common stock prior to the closing of the merger.

The prices of Lam Research common stock and Novellus common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Lam Research common stock during the period from December 13, 2011, the last trading day before public announcement of the merger, through March 22, 2012, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $50.07 to a low of $39.22 for each share of Novellus common stock.

These variations could result from changes in the business, operations or prospects of Lam Research or Novellus prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Lam Research or Novellus. We will likely complete the merger a considerable period after the date of both the Lam Research special meeting and the Novellus special meeting. Therefore, at the time of the special stockholders meetings, Novellus shareholders will not know with certainty the value of the shares of Lam Research common stock that they will receive upon completion of the merger.

Current Lam Research stockholders and Novellus shareholders will have a reduced ownership and voting interest after the merger.

Lam Research will issue or reserve for issuance approximately 89.5 million shares of Lam Research common stock to Novellus shareholders in the merger (including shares of Lam Research common stock issuable in connection with outstanding Novellus equity awards). Based on the number of shares of common stock of

Lam Research outstanding on March 12, 2012, the record date for Lam Research’s special meeting, and the number of shares of Novellus common stock outstanding on March 14, 2012, the record date of the Novellus special meeting, upon the completion of the merger, current Lam Research stockholders and former Novellus shareholders would own approximately 59% and 41% of the common stock of Lam Research, respectively.

Lam Research stockholders and Novellus shareholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the merger occurs, each Novellus shareholder who receives shares of Lam Research common stock will become a stockholder of Lam Research with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Novellus prior to the merger. Correspondingly, each Lam Research stockholder will remain a stockholder of Lam Research with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of Lam Research prior to the merger. As a result of these reduced ownership percentages, Lam Research stockholders will have less voting power in the combined company than they now have with respect to Lam Research, and former Novellus shareholders will have less voting power in the combined company than they now have with respect to Novellus.

The merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Lam Research, Novellus or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws and various approvals or consents must be obtained from regulatory entities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of any approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require Lam Research and/or Novellus to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. In addition, neither Lam Research nor Novellus can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Clearances Required for the Merger”.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond Lam Research’s and Novellus’ control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger”.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Lam Research and Novellus are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of Lam Research and Novellus may experience uncertainty about their roles within the combined company following the merger or other concerns regarding the timing and completion of the merger or the operations of the combined company, any of which may have an adverse effect on the ability of each of Lam Research and Novellus to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Lam Research and Novellus to the same extent that Lam Research and Novellus have previously been able to attract or retain their own employees.

Several lawsuits have been filed against Lam Research and Novellus challenging the merger and an adverse ruling may prevent the merger from being completed.

Lam Research, Novellus, and BLMS Inc., as well as current and former members of Novellus’ board of directors, have been named as defendants in several lawsuits brought by Novellus shareholders. Additional lawsuits may be filed against Lam Research, Novellus, Merger Sub, and/or the directors of one of the foregoing companies in connection with the merger. See the section entitled “The Merger—Litigation Related to the Merger” for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the shareholders of Novellus may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Jones Day, tax counsel to Lam Research, and Morrison & Foerster LLP, tax counsel to Novellus, will have delivered an opinion, dated on the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Lam Research and Novellus, as well as certain covenants and undertakings by Lam Research and Novellus. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions could be jeopardized. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Novellus common stock would recognize taxable gain or loss upon the exchange of Novellus common stock for Lam Research common stock pursuant to the merger. See the section entitled “Material U.S. Federal Income Tax Consequences”.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Lam Research and Novellus.

If the merger is not completed, the ongoing businesses of Lam Research and/or Novellus may be adversely affected, and Lam Research and Novellus will be subject to several risks, including the following:

•	being required to pay a termination fee of up to $120 million under certain circumstances provided in the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•	having had the focus of each company’s management on the merger instead of on pursuing other opportunities that could have been beneficial to the companies; and

•	having had the potential benefits of the merger reflected in their respective stock prices, which could lead to stock price volatility and declines if the merger is not completed.

If the merger is not completed, Novellus and Lam Research cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Novellus or Lam Research.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Lam Research or Novellus.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Lam Research’s and Novellus’ ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their respective company’s stock or assets. Further, even if the Lam Research board of directors or the Novellus board of directors withdraws or qualifies its recommendation with respect to the merger, Lam Research or Novellus, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their special meeting, unless the merger agreement is earlier terminated. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, including certain terminations in connection with an alternative business combination transaction as permitted by the terms of the Merger Agreement, either Lam Research or Novellus may be required to pay the other a termination fee of $120 million. In addition, if either Lam Research or Novellus breaches the merger agreement’s covenant on non-solicitation, it may be required to pay the other a termination fee of $80 million. See the sections entitled “The Merger Agreement—No Solicitation of Alternative Proposals”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expenses and Termination Fees; Liability for Breach”.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Lam Research or Novellus from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. These provisions might also result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $120 million or $80 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Lam Research or Novellus determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The opinions obtained by the boards of directors of Lam Research and Novellus from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the Lam Research board of directors nor the Novellus board of directors has obtained an updated opinion as of the date of this joint proxy statement/prospectus from Goldman Sachs & Co., Lam Research’s financial advisor, or BofA Merrill Lynch, Novellus’ financial advisor, nor have they requested such an update at any time in the future. These opinions were necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to the financial advisors as of, the date of such opinions. Developments subsequent to the date of such opinions, including changes in the operations and prospects of Lam Research or Novellus, general market and economic conditions and other factors that may be beyond the control of Lam Research and Novellus, may affect such opinions. The opinions are included as Annexes C and D to this joint proxy statement/prospectus. For a description of the opinion that the Lam Research board of directors received from its financial advisor and a summary of the material financial analyses it provided to the Lam Research board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of Lam Research’s Financial Advisor”. For a description of the opinion that the Novellus board of directors received from its financial advisor and a summary of the material financial analyses it provided to the Novellus board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of Novellus’ Financial Advisors”.

Future results of the combined company may differ materially from the unaudited pro forma financial statements included in this document and the financial forecasts prepared by Lam Research and Novellus in connection with the discussions concerning the merger.

The pro forma financial statements contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements or the financial forecasts prepared by Lam Research and Novellus. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Novellus’ executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Novellus shareholders generally.

Novellus’ executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Novellus shareholders generally. Novellus’ executive officers negotiated the terms of the merger agreement. Novellus has an Amended and Restated Employment Agreement with Mr. Hill, as described in further detail in the section entitled “The Merger—Interests of Novellus Directors and Executive Officers in the Merger”, that provides for severance benefits if his employment is terminated under certain circumstances following the completion of the merger. In addition, Mr. Hill has entered into a new consulting agreement with Lam Research, and Mr. Archer has entered into a new employment agreement with Lam Research, both of which are contingent upon and will take effect as of the closing of the merger. Certain of Novellus’ compensation and benefit plans and arrangements in which Novellus’ executive officers participate provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Novellus also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. In addition, pursuant to the terms of the merger agreement, as of the date of this joint proxy statement/prospectus, Lam Research and Novellus have mutually agreed that Youssef A. El-Mansy, Krishna Saraswat, William R. Spivey, and Delbert A. Whitaker, each of whom is currently a director of Novellus, shall be designated to join Lam Research’s board of directors immediately following the effective time of the merger. Upon appointment, each director will receive prorated annual compensation for service as a director consistent with Lam Research’s policies for compensation of non-employee directors. Lam Research has agreed to indemnify the designated directors on the same terms as the other non-employee directors of Lam Research.

The Novellus board of directors was aware of these interests at the time it approved the merger and the transactions contemplated by the merger agreement. These interests may cause Novellus’ directors and executive officers to view the merger proposal differently and more favorably than you may view it. See the section entitled “The Merger—Interests of Novellus Directors and Executive Officers in the Merger”, for more information.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may be unable to integrate the businesses of Lam Research and Novellus successfully or realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Lam Research and Novellus. Potential difficulties the combined company may encounter as part of the integration process include the following:

•

the inability to successfully combine the businesses of Lam Research and Novellus in a manner that permits the combined company to achieve the full revenue and cost synergies and other benefits anticipated to result from the merger;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

In addition, Lam Research and Novellus have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or Lam Research’s and Novellus’ ability to achieve the anticipated benefits of the merger, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Lam Research’s or Novellus’ business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Lam Research and Novellus.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Lam Research and Novellus. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While Lam Research and Novellus have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The merger may result in a loss of customers or strategic alliances.

As a result of the merger, some of the customers, potential customers or strategic partners of Lam Research or Novellus may terminate or scale back their business relationship with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company, or may feel that Lam Research or Novellus, as appropriate, and thus the combined company is too closely allied with one of their competitors. Potential customers or strategic partners may delay entering into, or decide not to enter into, a business relationship with the combined company because of the merger. If customer relationships or strategic alliances are adversely affected by the merger, the combined company’s business and financial performance would suffer.

Third parties may terminate or alter existing contracts with Novellus.

Novellus has contracts with suppliers, distributors, customers, licensors, licensees, lessors, and other business partners that have “change of control” or similar clauses that allow the counterparty to terminate or change the terms of their contract upon the closing of the transactions contemplated by the merger agreement. Lam Research and Novellus will seek to obtain consent from these other parties, but if these third party consents cannot be obtained, or are obtained on unfavorable terms, the combined company may lose the benefit of such contracts, including benefits that may be material to the business of the combined company.

The increase in Lam Research’s leverage and debt service obligations as a result of the assumption of Novellus’ convertible debt, as well as potential note conversion activities related to such convertible debt, may adversely affect the combined company’s financial condition, results of operations and earnings per share.

Upon the completion of the merger, Lam Research will be responsible for the obligations of Novellus under its existing convertible debt (the “Novellus convertible debt”), and the Novellus convertible debt will become convertible into shares of Lam Research common stock under the terms and conditions of the indentures governing the Novellus convertible debt, including as a result of the merger during a conversion period as set forth in the indenture governing the Novellus convertible debt.

As of March 23, 2012, $700,000,000 in aggregate principal amount of the Novellus convertible debt was outstanding.

As a result of such assumption, Lam Research will have a greater amount of debt than it has maintained in the past. Lam Research’s current outstanding debt includes $900,000,000 in outstanding principal amount of convertible debt. Lam Research’s maintenance of higher levels of indebtedness could have adverse consequences including:

•	impacting Lam Research’s ability to satisfy its obligations;

•

increasing the portion of Lam Research’s cash flows that may have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; and

•	impairing Lam Research’s ability to obtain additional financing in the future.

Lam Research’s ability to meet its expenses and debt obligations will depend on its future performance, which will be affected by financial, business, economic, regulatory and other factors. Furthermore, Lam Research’s operations may not generate sufficient cash flows to enable it to meet its expenses and service its debt. As a result, Lam Research may need to enter into new financing arrangements to obtain the necessary funds. If Lam Research determines that it is necessary to seek additional funding for any reason, it may not be able to obtain such funding or, if funding is available, obtain it on acceptable terms. If Lam Research fails to make a payment on its debt, it could be in default on such debt, and this default could cause Lam Research to be in default on our other outstanding indebtedness.

Following the merger, holders of the Novellus convertible debt will be able to convert such debt in several circumstances, including during any fiscal quarter if the last reported sale price of Lam Research’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day. 130% of the currently applicable conversion price is $44.75 per share of Lam Research common stock, and the closing price of Lam Research common stock on March 22, 2012, the most recent practicable date prior to the filing of this joint proxy/prospectus, was $43.45. If the trading price of Lam Research common stock continues at comparable or higher levels in the future, the Novellus convertible debt is likely to be convertible at the option of the holders in future quarters. The Novellus convertible debt may also be converted at any time from and after the later of (i) the date that is 30 scheduled trading days immediately prior to the anticipated closing date of the merger and (ii) the date on which Novellus delivers to the debt holders notice of the merger until 35 business days after the actual closing date of the merger.

While we can provide no assurances, our expectation, based on the market prices of Lam Research and Novellus common stock as of the date of this joint proxy statement/prospectus, is that there is a low likelihood that holders of Novellus’ convertible debt will choose to exercise conversion rights as a result of the merger. However, in the event that holders choose to exercise their rights to convert Novellus’ convertible debt, such conversion may cause dilution to Lam Research’s stockholders and to its earnings per share. Upon conversion of any of the Novellus convertible debt, Lam Research will deliver cash in the amount of the principal amount of such converted Novellus convertible debt and, with respect to any excess conversion value greater than the principal amount of such converted Novellus convertible debt, shares of Lam Research common stock, which would result in dilution to Lam Research stockholders. Prior to the maturity of the Novellus convertible debt, if the price of Lam Research’s common stock exceeds the conversion price, GAAP would require that Lam Research report an increase in diluted share count, which would result in lower reported earnings per share. The price of Lam Research common stock could also be affected by sales of its common stock by investors who view the Novellus convertible debt as a more attractive means of equity participation in Lam Research and by hedging activity that may develop involving Lam Research common stock by holders of the Novellus convertible debt.

The rights of Novellus shareholders holding Lam Research common stock following the completion of the merger will be governed by Delaware law and differ from the rights of shareholders under California law.

Because Lam Research is a Delaware corporation, the rights of holders of its stock are governed by the laws of the State of Delaware and by Lam Research’s certificate of incorporation. These rights differ in certain ways from the rights of Novellus shareholders under California law and under Novellus’ articles of incorporation, including but not limited to those differences described under “Comparison of Rights of Lam Research Stockholders and Novellus Shareholders.”

Other Risk Factors of Lam Research and Novellus

Lam Research’s and Novellus’ businesses are and will be subject to the risks described above. In addition, Lam Research and Novellus are, and will continue to be, subject to the risks described in Lam Research’s Annual Report on Form 10-K for the fiscal year ended June 26, 2011, and Novellus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Lam Research Corporation

Lam Research Corporation, a Delaware corporation (“Lam Research”), is a leading supplier of wafer fabrication equipment and services to the worldwide semiconductor industry. For more than thirty years, Lam Research has contributed to the advancement of semiconductor manufacturing processes that have led to the proliferation of a variety of electronic products that impact our everyday lives, including cell phones, computers, memory, and networking equipment. Lam Research’s customer base includes leading semiconductor memory, foundry, and integrated device manufacturers that make DRAM, NAND, and logic devices for these products. Lam Research designs, manufactures, markets, refurbishes, and services semiconductor processing equipment used in the fabrication of integrated circuits.

Lam Research’s common stock is traded on the NASDAQ Global Select Market under the symbol “LRCX.”

The principal executive offices of Lam Research are located at 4650 Cushing Parkway, Fremont, CA 94538, and its telephone number is (510) 572-0200.

Novellus Systems, Inc.

Novellus Systems, Inc., a California corporation (“Novellus”), is a leading provider of advanced process equipment for the global semiconductor industry. Certain of Novellus’ products are used to deposit extremely thin films of insulating and conductive materials that are used to create the wiring on a chip. Other Novellus products are used to clean the surface of the chip in-between manufacturing steps, or to post-treat deposited films in order to improve mechanical properties. Novellus’ products deliver value to customers by providing innovative technology backed by trusted productivity. Novellus maintains engineering facilities in San Jose, California, and engineering and manufacturing facilities in Tualatin, Oregon, and has sales and service operations in 15 countries around the world to support a global customer base.

Novellus’ common stock is traded on the NASDAQ Global Select Market under the symbol “NVLS.”

Novellus is headquartered at 4000 North First Street, San Jose, California, 95134, and its telephone number is (408) 943-9700. Additional information about Novellus and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information”.

BLMS Inc.

BLMS Inc. (“Merger Sub”), a wholly owned subsidiary of Lam Research, is a California corporation that was formed on December 7, 2011 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into Novellus, with Novellus surviving as a wholly owned subsidiary of Lam Research.

THE LAM RESEARCH SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of Lam Research as part of a solicitation of proxies by Lam Research’s board of directors for use at Lam Research’s special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides stockholders of Lam Research with the information they need to know to be able to vote or instruct their vote to be cast at Lam Research’s special meeting.

Date, Time and Place

The special meeting of Lam Research stockholders will be held at the principal executive offices of Lam Research, which are located at 4650 Cushing Parkway, Fremont, California 94538 at 8:00 a.m., local time on May 10, 2012.

Purpose of the Lam Research Special Meeting

At the Lam Research special meeting, Lam Research stockholders will be asked to consider and vote on:

•

the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger as contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

•	the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes for the approval of the foregoing proposal.

Completion of the merger is conditioned on approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger.

Recommendation of the Board of Directors of Lam Research

The Lam Research board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger are advisable and in the best interests of Lam Research and its stockholders.

The Lam Research board of directors unanimously recommends that Lam Research stockholders vote (i) “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and (ii) “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Lam Research Record Date; Stockholders Entitled to Vote

Only Lam Research stockholders of record at the close of business on March 12, 2012, the record date for the Lam Research special meeting, are entitled to notice of, and to vote at, the Lam Research special meeting or any adjournments or postponements thereof.

At the close of business on the Lam Research record date, there were 119,768,891 shares of Lam Research common stock issued and outstanding and entitled to vote at the Lam Research special meeting. Lam Research stockholders will have one vote for each share of Lam Research common stock they owned on the Lam Research record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Lam Research special meeting. A list of stockholders of Lam Research will be available for review for any purpose germane to the special meeting at Lam Research executive offices and principal place of business at 4650 Cushing Parkway, Fremont, CA 94538, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by Lam Research’s Directors and Executive Officers

At the close of business on the Lam Research record date, directors and executive officers of Lam Research and their affiliates were entitled to vote 952,830 shares of Lam Research common stock, or approximately 0.8% of the shares of Lam Research common stock outstanding on that date. We currently expect that Lam Research directors and executive officers will vote their shares in favor of the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, although none of them has entered into any agreement obligating them to do so.

Quorum

Stockholders who hold shares representing at least a majority of the shares entitled to vote at the Lam Research special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Lam Research special meeting. If a quorum is not present, or if fewer shares are voted in favor of either proposal than is required, the special meeting may be adjourned by the vote of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of Lam Research common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Lam Research common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Lam Research common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

•

The issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger requires the affirmative vote of holders of a majority of the shares of Lam Research common stock present in person or represented by proxy and entitled to vote on the proposal.

•

The adjournment of the Lam Research special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Lam Research common stock present in person or represented by proxy and entitled to vote on the proposal.

Completion of the merger is conditioned on approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger.

Failure to Vote, Broker Non-Votes and Abstentions

If you fail to vote or fail to instruct your broker, bank or other nominee to vote (i.e. a broker non-vote), it will have no effect on the voting for either proposal assuming a quorum is present. This is because the affected shares will not be treated as present in person or represented by proxy with respect to either proposal, and therefore will be excluded entirely from the calculation of votes. Abstentions, which will occur if a Lam Research stockholder attends the Lam Research special meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote “AGAINST” both the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. Lam Research requests that you submit a proxy via Internet by logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card, by telephone by dialing 1-800-690-6903 and listening for further directions, or by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Lam Research common stock represented by it will be voted at the Lam Research special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Lam Research common stock represented are to be voted with regard to a particular proposal, the Lam Research common stock represented by the proxy will be voted in accordance with the recommendation of the Lam Research board of directors and, therefore, (i) “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and (ii) “FOR” the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in the Lam Research Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Lam Research stockholders should sign and return the enclosed proxy card whether or not they plan to attend the Lam Research special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., eastern time, on May 9, 2012.

Shares Held in the Lam Research 401(k) Plan

If you hold unitized interests in shares of Lam Research’s common stock through the Savings Plus Plan, Lam Research 401(k) (the “Lam Research 401(k) Plan”), you may instruct the trustee of the Lam Research 401(k) Plan, Fidelity Management Trust Company (the “trustee”), in a confidential manner, how to vote (including an instruction not to vote) the shares allocated to you in the Lam Research 401(k) Plan by one of the following three methods:

•	logging onto www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m., eastern time, on May 7, 2012 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on May 7, 2012 and following the instructions provided in the recorded message; or

•

marking, signing and mailing your instruction card to the address indicated on your instruction card. Your instruction card must be received by the trustee, Fidelity Management Trust Company, at Vote Processing, c/o Broadridge, 51 Mercedes Way, Ed
gewood, NY 11717 no later than 11:59 p.m., eastern time, on May 7, 2012 to ensure that the trustee is able to vote your shares in accordance with your wishes.

In addition, since only the trustee of the Lam Research 401(k) Plan can vote the shares of Lam Research common stock allocated to your Lam Research 401(k) Plan account, you will not be able to vote those shares personally at the Lam Research special meeting. Please note that the applicable trust agreement governing the Lam Research 401(k) Plan provides that, if the trustee does not receive your voting instructions, the trustee will not vote the shares allocated to your Lam Research 401(k) Plan account unless the trustee is otherwise required to do so by applicable law.

If you are a participant (or a beneficiary of a deceased participant) in the Lam Research 401(k) Plan and you also own other shares of Lam Research common stock outside of your Lam Research 401(k) Plan account, you should receive a proxy card for shares credited to your account in the Lam Research 401(k) Plan and a separate proxy card if you are a record holder of additional shares of Lam Research common stock or a separate voting instruction card if you hold additional shares of Lam Research common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Lam Research 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of Lam Research common stock.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Lam Research or by voting in person at the Lam Research stockholders meeting unless you have a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Lam Research common stock on behalf of their customers may not give a proxy to Lam Research to vote those shares without specific instructions from their customers.

If you are a Lam Research stockholder with shares held in street name and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger or on the proposal to adjourn the Lam Research special meeting, if necessary or appropriate, to solicit additional proxies in favor of the stock issuance.

Revocation of Proxies

If you are the record holder of Lam Research common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•

attending the Lam Research special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Lam Research special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Solicitation of Proxies

Lam Research is soliciting proxies for the Lam Research special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by Lam Research. In addition to solicitation by use of mails, proxies may be solicited by Lam Research directors, officers and employees including Martin B. Anstice, Lam Research’s President and Chief Executive Officer, James W. Bagley, Chairman of Lam Research’s Board of Directors, Stephen G. Newberry, Vice-Chairman of Lam Research’s Board of Directors, and others, in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and Lam Research may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, Lam Research has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to solicit proxies on Lam Research’s behalf. Lam Research has agreed to pay MacKenzie Partners, Inc. a proxy solicitation fee currently estimated at $40,000. Lam Research will also reimburse MacKenzie Partners, Inc. for its reasonable out-of pocket costs and expenses.

Adjournments

Any adjournment of the special meeting may be made from time to time by Lam Research stockholders, by approval of the holders of a majority of the shares of Lam Research common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Lam Research common stock to Novellus shareholders, then Lam Research stockholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE NOVELLUS SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the shareholders of Novellus as part of a solicitation of proxies by Novellus’ board of directors for use at Novellus’ special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides shareholders of Novellus with the information they need to know to be able to vote or instruct their vote to be cast at Novellus’ special meeting.

Date, Time and Place

The special meeting of the Novellus shareholders is scheduled to be held at Novellus’ principal executive offices at 4000 North First Street, San Jose, California, 95134, on May 10, 2012, at 2:00 p.m., local time.

Purpose of the Novellus Special Meeting

At the Novellus special meeting, the Novellus shareholders will be asked to consider and vote on:

•	the proposal to approve the merger, the merger agreement and the principal terms thereof, which are further described in the sections entitled “The Merger” and “The Merger Agreement”;

•

the proposal to adjourn the Novellus special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger; and

•

the proposal to approve, on an advisory basis, the merger-related executive compensation, which is further described in the sections entitled “Interests of Novellus Directors and Officers in the Merger” and “Advisory Vote Regarding Certain Executive Compensation”.

Recommendation of the Board of Directors of Novellus

The Novellus board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby.

The Novellus board of directors unanimously recommends that Novellus shareholders vote:

•	“FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof;

•	“FOR” the adjournment proposal; and

•	“FOR” the proposal to approve the merger-related executive compensation for Novellus’ named executive officers.

Novellus Record Date; Shares Entitled to Vote

Only holders of record of shares of Novellus common stock at the close of business on March 14, 2012, the record date for Novellus’ special meeting, are entitled to notice of, and to vote at, the Novellus special meeting and at any adjournment of the meeting.

On the record date, there were 71,243,561 shares of Novellus common stock outstanding and entitled to vote at the Novellus special meeting, which are held by 599 holders of record. Holders of record of Novellus common stock are entitled to one vote per share at the special meeting on each proposal up for consideration, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Novellus special meeting.

A list of shareholders of Novellus will be available for review for any purpose germane to the special meeting at Novellus’ principal executive offices located at 4000 North First Street, San Jose, California, 95134, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any shareholder of record present at the special meeting.

Voting by Novellus’ Directors and Executive Officers

On the record date, approximately 0.59% of the outstanding shares of Novellus common stock entitled to vote was held by Novellus directors, executive officers and their respective affiliates. Novellus currently expects that its directors and executive officers will vote their shares in favor of the merger, the merger agreement and the principal terms thereof, and Mr. Richard S. Hill, the Chairman of the Board and Chief Executive Officer of Novellus, has entered into a voting agreement obligating him to do so, subject to certain exceptions. Additionally, Novellus currently expects that its directors and executive officers will vote their shares for the proposal to approve the merger-related executive compensation and for the adjournment proposal.

Quorum

A quorum is necessary to hold a valid special meeting of Novellus shareholders. The presence in person or by proxy of a majority of the shares of Novellus common stock outstanding will constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, or if fewer shares of Novellus common stock are voted in favor of the proposal to approve the merger, the merger agreement and the principal terms thereof than the number required for its approval, the special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of Novellus common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Novellus common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Novellus common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

Approval of the merger, the merger agreement and the principal terms thereof requires the affirmative vote of the holders of a majority of the outstanding shares of Novellus common stock entitled to vote on the proposal. Approval of the merger-related executive compensation and any adjournment proposal requires the affirmative vote of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum), assuming that a quorum is present. If a quorum is not present, approval of the adjournment of the Novellus special meeting requires the affirmative vote of holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Novellus special meeting. Failure to submit a proxy card (including via the internet or by telephone) or to vote in person at the special meeting, abstentions and broker non-votes will have the effect of a vote “AGAINST” the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights (see the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information). Failure to submit a proxy card (including via the internet or by telephone) or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on merger-related executive compensation or any adjournment proposal, assuming that a quorum is present. If a quorum is not present, abstentions will have the effect of a vote “AGAINST” any adjournment proposal, but failures to vote and broker non-votes will have no effect on any adjournment proposal.

If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger, the merger agreement and the principal terms thereof, the special meeting may be adjourned to another time or place without further notice unless the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the New York Stock Exchange, or “NYSE,” governing banks, brokers, trusts or other nominees, such nominees may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Novellus common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to approve the merger, the merger agreement and the principal terms thereof or the proposal to approve the merger-related executive compensation. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the foregoing proposals. For shares of Novellus common stock held in “street name,” only shares of Novellus common stock affirmatively voted “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof and “FOR” the proposal to approve the merger-related executive compensation will be counted as favorable votes for such proposals. Abstaining from voting, or failing to provide voting instructions to your bank, broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights (see the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information).

Abstentions and broker non-votes will have no effect on the outcome of the vote on merger-related executive compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger, the merger agreement and the principal terms thereof, assuming that a quorum is present.

Voting at the Special Meeting

Whether or not you plan to attend Novellus’ special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with Novellus’ transfer agent and registrar, you may vote in person at the special meeting or by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

In addition, if you are a record shareholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a proxy executed in your favor from your bank, broker or other nominee, along with proper identification.

Voting in Person

If you plan to attend the Novellus special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxies

If you are a holder of record, a proxy card is enclosed for your use. Novellus requests that you submit a proxy via Internet by logging onto www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 1 (800) 690-6903 and listening for further directions or by completing, signing and dating the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the Novellus special meeting. You can always change your vote at the special meeting.

If you hold your shares of Novellus common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on May 9, 2012.

Shares Held in the Novellus Retirement Plan

If you hold shares of Novellus’ common stock through the Novellus Stock Fund under the Novellus Retirement Plan, you may instruct the trustee of the Novellus Retirement Plan, Vanguard Fiduciary Trust Company (the “trustee”), in a confidential manner, how to vote (including an instruction not to vote) the shares allocated to your Novellus Retirement Plan account by one of the following three methods:

•

logging onto www.proxyvote.com and following the prompts using your control number located on your meeting notice or proxy card to vote over the Internet anytime up to 5:00 p.m., eastern time, on May 7, 2012 and following the instructions provided on that site;

•

dialing 1 (800) 690-6903 and listening for further directions to vote by telephone anytime up to 5:00 p.m., eastern time, on May 7, 2012 and following the instructions provided in the recorded message; or

•

marking, signing and mailing your proxy card to the address indicated on your proxy card. Your proxy card must be received by the Novellus Retirement Plan trustee, Vanguard Fiduciary Trust Company, at Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, no later than 5:00 p.m., eastern time, on May 7, 2012, to ensure that the trustee is able to vote your shares in accordance with your wishes.

In addition, since only the trustee can vote the shares of Novellus common stock allocated to your Novellus Retirement Plan account, you will not be able to vote those shares personally at the Novellus special meeting. Please note that the applicable trust agreement governing the Novellus Retirement Plan provides that if the trustee does not receive your voting instructions, the trustee will vote the shares allocated to your Novellus Retirement Plan account in the same proportions as the shares for which the trustee receives timely voting instructions.

If you are a participant (or a beneficiary of a deceased participant) in the Novellus Retirement Plan and you also own other shares of Novellus common stock outside of your Novellus Retirement Plan account, you should receive a proxy card for shares credited to your account in the Novellus Retirement Plan and a separate proxy card if you are a record holder of additional shares of Novellus common stock or a separate voting instruction card if you hold additional shares of Novellus common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your Novellus Retirement Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of Novellus common stock.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the Novellus special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals to approve (i) the merger, the merger agreement and the principal terms thereof and (ii) the merger-related executive compensation.

Only shares affirmatively voted for the proposals, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the foregoing proposals. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the merger, the merger agreement and the principal terms thereof for purposes of determining whether or not such proposal has been approved, but will not be sufficient for shareholders seeking to perfect their dissenters’ rights (see the section entitled “Dissenters’ Rights for Novellus Shareholders” for more information). Abstentions and broker non-votes will have no effect on the outcome of the vote on merger-related executive compensation or any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger and the merger agreement and the principal terms thereof, assuming that a quorum is present.

Revocation of Proxies

If you are a holder of record on the record date for the Novellus special meeting, you can change your vote or revoke your proxy at any time before your proxy is voted at the Novellus special meeting. You can do this by:

•	timely delivering a signed notice of revocation to the Secretary of Novellus;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•

attending the Novellus special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Novellus special meeting without voting will not revoke any proxy that you have previously given or change your vote.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Novellus Systems, Inc.

4000 North First Street

San Jose, California, 95134

Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Solicitation of Proxies

Novellus is soliciting proxies for its special meeting from its shareholders. Novellus will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation by use of the mails, proxies may be solicited by each of Novellus’ directors and officers each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Novellus has retained the services of Georgeson Inc. to assist in the solicitation of proxies for an estimated fee not to exceed $20,500, plus reimbursement of out-of-pocket expenses. Novellus will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Novellus will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the special meeting may be made from time to time by the Novellus shareholders by the affirmative vote of (i) the holders of a majority of the shares of Novellus common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum) at the special meeting, if a quorum is present or (ii) the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Novellus special meeting, if a quorum is not present. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger, the merger agreement and the principal terms thereof, the special meeting may be adjourned to another time or place without further notice unless the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Lam Research that was formed for the sole purpose of effecting the merger, will merge with and into Novellus. Novellus will survive the merger and become a wholly owned subsidiary of Lam Research.

At the effective time of the merger, each outstanding share of Novellus common stock (other than (i) shares owned by Lam Research, Merger Sub or any direct or indirect wholly owned subsidiary of Lam Research or Novellus, which will be canceled and cease to exist, and (ii) shares held by Novellus shareholders who voted against the merger and are entitled to and who have properly exercised and not withdrawn a demand for, or lost their right to, dissenters’ rights under the CCC, who will have the right to receive the payment described in the section entitled “The Merger Agreement—Dissenters’ Rights for Novellus Shareholders” below) will be converted into the right to receive 1.125 shares of Lam Research common stock, with cash paid in lieu of fractional shares plus the amount of any dividends or other distributions with a record date after the date of the merger agreement. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Lam Research stockholders will continue to hold their existing Lam Research shares, which, after the merger, will represent equity interests in the combined company.

Background of the Merger

As part of Novellus’ ongoing evaluation of its business, Novellus’ board of directors and members of its senior management regularly review and assess opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives. Novellus has had conversations in the past with various semiconductor equipment manufacturing companies regarding potential strategic transactions, including potential business combinations.

In the summer of 2010, Lam Research’s and Novellus’ senior management engaged in informal discussions regarding the possibility of a business combination transaction. These preliminary discussions were terminated when both companies determined not to pursue a business combination transaction at that time.

In 2011, Novellus received proposals for potential strategic transactions from two semiconductor equipment manufacturing companies, Lam Research and another bidder, which we refer to as Party A.

Novellus and Party A have had conversations from time to time regarding a potential business combination, and in July 2011, members of Party A’s senior management informed Mr. Hill that Party A was interested in discussing potential strategic transactions with Novellus. Party A’s chief executive officer proposed that as a first step the companies organize a general due diligence meeting among the key members of both companies’ technology teams to better understand the compatibility of the two companies.

On July 21, 2011, at a regularly scheduled meeting of the Novellus board of directors, Mr. Hill informed the board of the proposal from Party A to discuss potential strategic transactions and the request to have a meeting among the key members of both companies’ technology teams. The board discussed whether it was in the Company’s best interest to pursue the proposal from Party A, including whether Party A would ultimately propose an acquisition of Novellus on an acceptable basis, whether the timing was appropriate for Novellus to entertain a strategic transaction, and the future prospects for Novellus should it decide instead to remain independent. The board agreed to pursue Party A’s proposal to discuss potential strategic transactions and instructed Mr. Hill to schedule further discussions with Party A, including the proposed meeting among the key members of both companies’ technology teams. The board also authorized Novellus’ management to enter into a nondisclosure agreement with Party A prior to engaging in such discussions.

Mr. Hill spoke with the chief executive officer of Party A shortly after the July 21 board meeting and scheduled the requested due diligence meeting. On July 26, Party A and Novellus entered into a nondisclosure agreement, and on July 28, key members of the technology teams of each company met.

Following the July 28 meeting, Party A’s chief executive officer requested a meeting with Mr. Hill in early September.

Mr. Hill met with the chief executive officer of Party A on September 1 and 2 to discuss the prior meeting between the companies’ technology teams. Over the course of this meeting, Party A’s chief executive officer informed Mr. Hill that Party A was favorably impressed with Novellus’ technology, Novellus’ level of customer satisfaction in the industry, and the apparent complementary fit between the two companies. Party A’s chief executive officer also expressed a desire to have further discussions between the two companies regarding a potential acquisition of Novellus by Party A in an all-cash transaction. Party A’s chief executive officer mentioned to Mr. Hill that Party A was generally contemplating potential premiums in the range of 30%-50% of Novellus’ most recent closing stock price; however, no specific price, structure, timing or any other terms were proposed. Mr. Hill and Party A’s chief executive officer also spent time discussing their alternative views and concerns related to valuation methodologies to be used by the parties in any future discussions. Party A’s chief executive officer suggested to Mr. Hill that as a next step the parties’ respective financial advisors should discuss potential valuation.

On September 4, the Novellus board of directors met and Mr. Hill provided an update to the board regarding his recent discussions with Party A, including Party A’s desire to have further discussions regarding a potential acquisition of Novellus by Party A. The board discussed the meeting between Mr. Hill and the chief executive officer of Party A and potential next steps with Party A. During this discussion, the Novellus board also discussed the need to retain a financial advisor to assist Novellus in furthering discussions with Party A and other potential acquirers of Novellus. After a discussion of various candidates, the board unanimously determined to engage Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to act as Novellus’ financial advisor based upon BofA Merrill Lynch’s overall expertise in mergers and acquisitions, knowledge of the industry in which Novellus operates, and familiarity with Novellus. At the request of the board, Mr. Hill agreed to work on engaging BofA Merrill Lynch, and, as an initial step, to instruct BofA Merrill Lynch to engage in preliminary discussions with Party A’s financial advisors. Novellus subsequently executed an engagement letter on October 4 for BofA Merrill Lynch to act as exclusive financial advisor to Novellus.

BofA Merrill Lynch and Party A’s financial advisor held a telephonic meeting on September 14. The BofA Merrill Lynch representatives discussed a variety of topics, including an overview of Novellus and its financial profile and Novellus’ views of proposed valuation methodologies and potential synergies that could result from a transaction. At the conclusion of the teleconference, Party A’s financial advisors indicated that they intended to meet with their client to discuss these topics, and then would respond to BofA Merrill Lynch with their views. Party A’s financial advisors also informed BofA Merrill Lynch of the same information that had been communicated by Party A’s chief executive officer to Mr. Hill, that Party A was contemplating premiums in the range of 30%-50% of Novellus’ most recent closing stock price. Representatives from BofA Merrill Lynch indicated to Party A’s financial advisor that if Party A was going to make a proposal to acquire Novellus, the proposal should include specifics on Party A’s proposed price, and structure and timing for the proposed transaction.

As a follow up to the September 14th teleconference discussed above, Party A’s financial advisor scheduled a meeting with BofA Merrill Lynch to take place on September 28. At the September 28th meeting, Party A’s financial advisor informed representatives of BofA Merrill Lynch that while Party A was not prepared to propose a specific purchase price, Party A was contemplating a cash offer for all of the outstanding shares of Novellus at a premium to current market price. Party A’s financial advisor also indicated that in order for Party A to make a firm price proposal, it required an additional due diligence meeting with senior management of Novellus and representatives of BofA Merrill Lynch.

Following the September 28 meeting, and in advance of the additional due diligence meeting, which was to be scheduled on October 6 and 7, BofA Merrill Lynch had several conversations with Party A’s financial advisor.

In one conversation, Party A’s financial advisor reiterated that Party A was contemplating an all cash transaction with premiums in the range of 30% - 50% over Novellus’ most recent closing stock price.

The Novellus board of directors met again on September 29 to discuss the recent meetings with Party A and its financial advisor. Representatives from BofA Merrill Lynch summarized for the board the recent meetings, including Party A’s intent to propose an all cash offer and the request for an additional due diligence meeting with senior management of Novellus. The Board asked numerous questions of BofA Merrill Lynch regarding Party A and the transaction it was contemplating, including Party A’s ability to pay a premium to Novellus’ stock price and to finance a cash acquisition, and the likely timing of any transaction. Representatives from Morrison & Foerster LLP (“Morrison & Foerster”), Novellus’ outside legal counsel, then led the board through a presentation and detailed discussion regarding the board’s fiduciary duties in connection with a potential transaction. After further deliberations, the board directed Mr. Hill and senior management to conduct the requested due diligence meeting with Party A, but prior to such meeting to negotiate and enter into a revised nondisclosure agreement with Party A that included a standstill and other strategic transaction related provisions.

Following execution of a revised nondisclosure agreement containing a standstill provision, senior management of Novellus and BofA Merrill Lynch held meetings on October 6 and October 7 with senior management from Party A and Party A’s financial advisor to discuss certain financial and business information regarding Novellus. In addition, senior management from Novellus responded to certain follow-up requests for additional data. Shortly after the conclusion of the due diligence meetings, Party A’s financial advisor contacted representatives of BofA Merrill Lynch and indicated that Party A was planning on submitting to Novellus in the next several weeks an all cash proposal at a premium to Novellus’ current share price.

The Novellus board of directors held regularly scheduled meetings on October 17 and 18. During the October 17 meeting, senior management and representatives from BofA Merrill Lynch updated the board on the prior due diligence meetings with Party A and Party A’s financial advisor. Tim Archer, the Novellus chief operating officer, and Mr. Hill presented to the board management’s stand alone financial projections which had been presented to Party A, including management’s financial projections for the balance of 2011, and calendar years 2012 and 2013. Mr. Archer and Mr. Hill also discussed the process by which they established the projections and the various risks involved in meeting such projections. The board engaged senior management in a discussion regarding the management projections that had been presented and concluded they were comfortable with such projections, recognizing that they were being prepared on an accelerated schedule compared to Novellus’ normal financial budgeting and forecasting schedule and thus would potentially be subject to revision later in the year. In addition, representatives from Morrison & Foerster and BofA Merrill Lynch discussed with the board the likelihood that Party A would require exclusivity in connection with its proposal, and discussed the various considerations that the board should be prepared to take into account if Party A did request exclusivity. The board, together with its financial and legal advisors, discussed other potential strategic and financial acquirers of Novellus and concluded that there was a limited group of other logical acquirers, that among such acquirers most were likely not interested, not able to present a competitive offer, or presented significant antitrust barriers to consummating a transaction, and that the most likely alternative to Party A was Lam Research. Following this discussion, representatives from Morrison & Foerster led the board through a presentation and detailed discussion regarding the board’s fiduciary duties and litigation issues that accompany public company M&A transactions.

On October 13, senior management of Novellus and Lam Research, including Martin Anstice, Lam Research’s then chief operating officer, Mr. Hill, and Mr. Archer, were attending an industry event in Northern California for semiconductor equipment manufacturing companies. A brief discussion occurred at the October 13 event regarding the possibility of the two companies partnering on a project for a mutual customer.

Mr. Anstice and Mr. Hill spoke by phone on October 26 to follow up on the October 13 discussion. During this phone conversation, Mr. Hill advised Mr. Anstice that because Novellus was engaged in preliminary discussions with another company regarding the potential acquisition of Novellus by such company and that such an acquisition could preclude a partnering arrangement between Novellus and Lam Research, Mr. Hill did not think it was an appropriate time to have discussions between Novellus and Lam Research regarding a potential partnering arrangement. Neither the identity of the other company (which was Party A) nor the proposed terms of such potential acquisition were disclosed by Mr. Hill to Mr. Anstice. During the October 26 phone conversation, Mr. Anstice informed Mr. Hill that given the circumstances, Lam Research might consider doing more than structuring a potential partnership arrangement with Novellus. Mr. Hill explained to Mr. Anstice that given the status of the discussions Novellus was already engaged in with Party A, Lam Research would need to move quickly if it wanted to pursue a transaction with Novellus. Mr. Anstice suggested that he and Mr. Hill have an in-person meeting on October 31.

On October 24, Party A’s financial advisor discussed with BofA Merrill Lynch Party A’s desire to arrange a meeting between Mr. Hill and the chief executive officer of Party A. On October 27 and 28, the chief executive officer of Party A and Mr. Hill exchanged messages regarding the status of Party A’s proposal which had not yet been delivered, and the chief executive officer of Party A requested an in-person meeting with Mr. Hill on October 31.

On October 28, Mr. Hill informed the Novellus board of directors of the recent discussions with Party A’s chief executive officer and with Mr. Anstice, including the request by each of Party A’s chief executive officer and Mr. Anstice to meet with Mr. Hill in person on October 31.

Mr. Hill and the chief executive officer of Party A met in person on the morning of October 31 to discuss the status of Party A’s proposal which had not yet been delivered. Party A’s chief executive officer reaffirmed Party A’s interest in ultimately acquiring Novellus, but proposed that Novellus and Party A explore other strategic alternatives in the near term that could ultimately lead to an acquisition of Novellus by Party A. Mr. Hill and Party A continued to have on-going discussions regarding an outright acquisition of Novellus as well as alternative transactions during early November.

Mr. Hill met with Mr. Anstice in the afternoon of October 31. During this meeting, Mr. Anstice indicated that Lam Research was having a regularly scheduled board meeting on November 3 and 4 and that the Lam Research board was going to discuss at that meeting the possibility of an acquisition of Novellus by Lam Research.

Later in the day on October 31, Mr. Hill briefed the Novellus board of directors on his separate meetings with Party A’s chief executive officer and with Mr. Anstice.

On November 3 and 4, 2011, Lam Research’s board held a regularly-scheduled meeting. Members of Lam Research’s management team were also in attendance. At the meeting on November 4, as part of a review and discussion of Lam Research’s strategic plans, Mr. Anstice briefed the board on his discussions with Mr. Hill. The board authorized Lam Research’s management to continue to engage in preliminary discussions with Novellus, to enter into a nondisclosure agreement with Novellus, and to proceed with due diligence of Novellus.

After the November 4 Lam Research board meeting, Mr. Anstice and Mr. Hill discussed entering into a nondisclosure agreement and organizing due diligence meetings to enable Lam Research to better gauge its interest in potentially acquiring Novellus. Mr. Hill informed each of the members of the Novellus board regarding his discussions with Lam Research and received approval from members of the board to enter into a nondisclosure agreement and hold the due diligence meetings.

Novellus and Lam Research entered into a nondisclosure agreement on November 10 that included a standstill provision. On the same day, senior management of Novellus and representatives of BofA Merrill Lynch met with senior management of Lam Research and representatives of Goldman, Sachs & Co. (“Goldman Sachs”), Lam Research’s financial advisor, to present to them largely the same diligence information previously provided to Party A, covering Novellus’ products and technology, market and competition, organizational structure and financial profile.

Mr. Hill received a telephone call from Mr. Anstice on November 11 in which Mr. Anstice informed him that Lam Research was interested in continuing the due diligence process. Mr. Anstice asked that Mr. Hill explain Novellus’ proposed process going forward and requested that Lam Research be given sufficient time to conduct diligence and develop its proposal since he was aware that Novellus was engaged in discussions with another party. During the call, Mr. Hill expressed to Mr. Anstice Novellus’ preliminary expectations regarding pricing and structuring of a potential transaction.

The Novellus board of directors met again on November 13. During the meeting, Mr. Hill and senior management for Novellus summarized for the board the recent meetings and discussions with Lam Research, including the call between Mr. Hill and Mr. Anstice on November 11, and the prior conversations between Mr. Hill and the chief executive officer of Party A. The board discussed these prior meetings and the desire to continue to engage with each of Party A and Lam Research. Representatives from BofA Merrill Lynch explained to the board that, at management’s direction, BofA Merrill Lynch had informed Party A’s and Lam Research’s financial advisors of Novellus’ desire to receive indications of interest from each of their clients, and that Novellus was prepared to move expeditiously to evaluate the proposals. BofA Merrill Lynch subsequently delivered formal process letters on behalf of Novellus to the financial advisors for Party A and Lam Research, inviting their clients to submit indications of interest on or before 5:00 pm Pacific time on Friday, November 25, 2011.

On November 14, Mr. Anstice and Mr. Archer had a dinner meeting at which due diligence was discussed.

On November 15 and November 17, 2011, at the request of Lam Research, senior management for Novellus and representatives from BofA Merrill Lynch had multiple meetings with senior management of Lam Research and Goldman Sachs to discuss a variety of due diligence matters, including Novellus’ financial statements, research and development, accounting and controls, Novellus’ products and technology, market and competition, organizational structure, financial profile and tax structure. During the same period, BofA Merrill Lynch had several conversations with the financial advisor for Party A regarding status and due diligence matters.

On November 22, Lam Research’s board held a special meeting. Members of Lam Research’s management team and representatives of Jones Day, Lam Research’s outside legal counsel, were also in attendance. At that meeting, management reviewed with the board the principal terms of the proposed engagement of Goldman Sachs as financial advisor for a potential transaction with Novellus, and after discussion the board approved Goldman Sachs’ engagement. Representatives of Goldman Sachs then joined the meeting. Management then provided the board with information relevant to a possible business combination transaction with Novellus, including a review of Lam Research’s strategic plans and the basis for considering such a transaction in light of those plans, assessments of Novellus’ products, technology, financial position and forecasts, potential synergies from such a transaction, and a summary of the preliminary due diligence investigation conducted by Lam Research’s management. This discussion, and the discussion that followed in subsequent meetings of the Lam Research board, included certain of the items noted below in “—Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors.” Goldman Sachs updated the board on discussions with Novellus and reviewed and discussed potential structures for a business combination transaction. After discussion, the board authorized management to deliver a nonbinding proposal regarding a business combination transaction to Novellus, within defined parameters.

In response to the process letters that had previously been delivered, Novellus received non-binding indications of interest from Party A on November 21 and from Goldman Sachs, on behalf of Lam Research, on November 25. Party A’s non-binding indication of interest contemplated an initial substantial cash minority investment in Novellus coupled with a strategic collaboration and, as orally communicated by Party A’s financial advisor, a potential subsequent second-step acquisition of the remaining outstanding shares of Novellus. Party A’s proposal, however, lacked specificity around various key terms, including price and timing. Lam Research’s non-binding indication of interest proposed a stock-for-stock merger for 100% of the common stock of Novellus at a fixed exchange ratio of 1.1 shares of Lam Research common stock for each outstanding share of Novellus’ common stock, which translated into an approximate 40% ownership interest by Novellus’ shareholders of the combined company following the proposed merger, and implied an indicative price of $40.44 per Novellus share based on the closing price of Lam Research’s shares on November 25, 2011 (the closing stock price on the last trading day preceding the indication of interest). Lam Research’s indication of interest also proposed that upon closing of the transaction (i) three individuals nominated by Novellus (and approved by Lam Research) would be appointed to Lam Research’s board of directors, (ii) Mr. Archer would be appointed as the chief operating officer of Lam Research, (iii) all of Novellus’ outstanding equity awards would be assumed by Lam Research, and (iv) Lam Research would repurchase approximately $1.5 billion of its outstanding shares within 12 to 18 months following the closing of the proposed merger. Lam Research’s proposal also included a draft exclusivity agreement, and required Novellus to enter into exclusivity for a period of 30 days if Novellus wished to continue discussing a potential transaction with Lam Research.

The Novellus board of directors met again on November 27 to discuss the non-binding indications of interest received from each of Party A and Lam Research. At the outset of the meeting, representatives from Morrison & Foerster provided the board with an overview of their fiduciary duties in assessing any potential transaction. Representatives from BofA Merrill Lynch summarized the recent conversations they had with the financial advisors for each of Party A and Lam Research and discussed with the board an overview of the non-binding indications of interest that had been submitted by each of Party A and Lam Research and related preliminary financial analyses. The board then deliberated and asked BofA Merrill Lynch numerous questions regarding its preliminary financial analyses.

During its deliberations, the Novellus board also asked the representatives of Morrison & Foerster numerous questions regarding the indications of interest from both Party A and Lam Research, including the potential risks involved with the need for Lam Research’s stockholders to approve the transaction that Lam Research was proposing and the need in both proposed transactions to obtain antitrust approval in a number of jurisdictions.

The Novellus board and representatives from BofA Merrill Lynch also discussed the prospect of Novellus continuing on a standalone basis (and the risks associated therewith), the identity of other potential acquirers and their likely relative interest in engaging in a transaction with Novellus, as well as the possibility of losing both Party A and Lam Research as potential acquirers if either were to discover that Novellus was expanding the process to engage in conversations with other potential acquirers. The board also expressed its concerns regarding confidentiality and the negative impact that news leaking about Novellus engaging in discussions with potential acquirers could have on its business. In weighing this balance, the board determined not to approach other potential suitors as the risk of affecting a potential deal with Lam Research or Party A and negatively impacting Novellus’ business, including the potential negative effect on its customers, suppliers and distributors, outweighed the possibility that any of these alternative suitors would present a superior proposal to Novellus.

The Novellus board then deliberated on potential responses to each of Party A and Lam Research. The board expressed a desire to receive from Party A a more detailed proposal. The board also instructed BofA Merrill Lynch to go back to Goldman Sachs, and Mr. Hill to go back to Mr. Anstice, and request that Lam Research agree to (i) increase the exchange ratio to 1.25x (which implied an indicative price of $45.95 per Novellus share based on the closing price of Lam Research’s shares on November 25, 2011 (the closing stock price on the last trading day preceding the indication of interest)), (ii) four seats on the Lam Research board of directors for Novellus appointees, and (iii) a fiduciary out in the definitive merger agreement allowing the Novellus board of directors to terminate the agreement with Lam Research if Novellus received a superior proposal from another potential acquirer. The board also instructed BofA Merrill Lynch and Mr. Hill to inform Lam Research that it would consider a 15-day exclusivity period.

On November 27, representatives from BofA Merrill Lynch, at the direction of the Novellus board, contacted the financial advisors for each of Party A and Lam Research with feedback from the Novellus board meeting, and requested that each of Party A and Lam Research submit revised indications of interest reflecting the Novellus board of directors’ requested terms. At the same time, Mr. Hill contacted Mr. Anstice and delivered the same feedback. Representatives from BofA Merrill Lynch had conversations with the financial advisors for each of Party A and Lam Research throughout the remainder of November 27.

Novellus received a revised non-binding indication of interest from Lam Research on November 29 and from Party A on November 30.

Lam Research’s revised non-binding indication of interest proposed an increased fixed exchange ratio of 1.125 shares of Lam Research common stock for each outstanding share of Novellus common stock, which translated to an approximate 41% ownership interest by Novellus’ shareholders of the combined company following the proposed merger and implied an indicative price of $45.87 per Novellus share based on the closing price of Lam Research shares on November 30, 2011 (the date of the most recent closing price prior to the Novellus board meeting where the Lam Research revised indication of interest was reviewed). In addition, Lam Research’s revised indication of interest accepted the other terms requested by Novellus, principally that (i) four mutually agreeable members would be appointed to Lam Research’s board of directors, and (ii) Novellus would be afforded a fiduciary out in the merger agreement, which would be mutual such that Lam Research would have the same fiduciary out as Novellus. The revised indication of interest also reconfirmed the other terms included in Lam Research’s original indication of interest which the Novellus board had accepted. Lam Research’s proposal also required that Novellus immediately enter into exclusive discussions with Lam Research.

Party A’s revised non-binding indication of interest was generally consistent with its earlier proposal contemplating an initial minority strategic investment and collaboration and, as orally communicated by Party A’s financial advisor, to potentially be followed by a subsequent second-step acquisition of the remaining outstanding shares of Novellus. Party A’s revised proposal provided more specificity around the terms of the minority investment. Specifically, Party A’s revised non-binding indication of interest proposed a purchase of new Novellus shares directly from Novellus in an amount equal to 19.9% of Novellus’ then outstanding common stock at a price per share that was less than the price per share implied by Lam Research’s proposed exchange ratio based on the closing price of Lam Research shares of common stock on the date of Party A’s revised non-binding indication of interest. Party A’s revised non-binding indication of interest also specified that in the event that a third party were to acquire Novellus or its assets within two years of the date of Party A’s minority investment, Party A would be entitled to receive a “make-whole” payment entitling Party A to the consideration that Party A would have been entitled to receive if Party A had received, at closing of its 19.9% investment, that number of shares of Novellus common stock equal to the aggregate amount of Party A’s investment divided by the closing price per share of Novellus common stock as of the date of Party A’s proposed minority investment.

Party A’s revised non-binding indication of interest, however, remained more conditional than Lam Research’s revised non-binding indication of interest, in that Party A’s proposal, among other things, did not commit Party A to purchase any additional shares of Novellus beyond the proposed 19.9% investment. Unlike Lam Research’s proposal to acquire 100% of Novellus’ outstanding common stock by way of a stock-for-stock merger, Party A’s revised indication of interest failed to include any commitment (or even a proposal) to purchase any outstanding shares of Novellus’ common stock (by way of a potential second step transaction or otherwise), providing no assurance that Party A was prepared to purchase any additional shares beyond the initial 19.9% minority investment that was to be purchased directly from Novellus. In addition, Party A’s proposal was conditioned on the concurrent successful negotiation of a strategic business partnership, the parameters of which were not specified in Party A’s revised proposal, and the negotiation of which would add significant time and uncertainty.

The Novellus board of directors met on November 30 to discuss the revised non-binding indications of interest received from each of Party A and Lam Research. Representatives from BofA Merrill Lynch summarized the recent conversations that they had with the financial advisors for each of Party A and Lam Research and discussed with the board an overview of the revised non-binding indications of interest that had been submitted by each of Party A and Lam Research and a preliminary financial analysis. The board then discussed each of Party A’s and Lam Research’s revised non-binding indications of interest and asked a variety of questions regarding their terms.

Mr. Hill then discussed Novellus’ prospects for continuing on a standalone basis, summarizing management’s projections for the 2012-2013 time period, the set of assumptions that management had considered in preparing the projections, and the risks associated with meeting such projections, all of which had previously been provided to the board and discussed in prior board meetings. The Novellus board discussed each of Party A’s and Lam Research’s proposals, noting in particular that with the Lam Research proposal, because it contemplated a combination of Lam Research and Novellus in a stock-for-stock merger, the risks associated with Novellus’ continuation as a standalone company would likely be reduced for a variety of reasons, including that the combination with Lam Research offers a much broader and diverse platform from which to operate, that Novellus shareholders would benefit from this reduction in risk and would be able to participate in the ownership of the combined company going forward, as well as the accretive effects from a $1.5 billion share repurchase.

The Novellus board then deliberated over the two indications of interest as well as the prospect of continuing on a standalone basis and discussed with Mr. Hill and representatives of BofA Merrill Lynch the merits of pushing for an improved exchange ratio.

The Novellus board then deliberated with each member of the board expressing their views on Party A’s proposal, the Lam Research proposal and continuing as a standalone company. During these deliberations, the board considered a variety of reasons why doing a transaction with Lam Research was preferable to the other two alternatives, including among others, certain of the factors summarized below in “—Novellus’ Reasons for the Merger; Recommendation of the Novellus Board of Directors.” Factors considered by the Novellus board in deciding to pursue the Lam Research proposal, rather than the other alternatives, included that:

•	the Lam Research proposal contemplated an acquisition of 100% of Novellus’ outstanding common stock at an attractive premium, unlike the minority investment proposed by Party A;

•

as of the date of Lam Research’s revised indication of interest, the exchange ratio represented a 39% premium to the 30-day average, 45% premium to the 60-day average, 50% premium to the 180-day average and 54% to the 12 month average closing exchange ratios for Novellus and Lam Research share prices and implied a Novellus share price of $46.96, $45.71, $49.15 and $51.90 per share based the 30-day average, 60-day average, 180-day average and 12 month average, respectively, of Lam Research’s stock price as of November 30, 2011;

•

the proposed exchange ratio translates to an approximate 41% ownership interest by Novellus shareholders of the combined company following the merger, even though it is estimated that Novellus will be contributing much less than 41% of the pro forma revenue, pro forma EBITDA and pro forma net income to the combined company;

•	the proposed consideration is a fixed ratio of Lam Research common stock which would not fluctuate as a result of changes in the price of Novellus common stock or Lam Research common stock;

•

because Lam Research proposed a stock-for-stock merger, Novellus shareholders would own shares in the combined company and share in any synergies and participate in any future appreciation of Lam Research common stock following the consummation of the merger, benefits that would not have been available to Novellus shareholders if the board elected to continue as a standalone company; and

•	the Novellus board of directors would have a fiduciary out in the merger agreement giving it the ability to terminate the merger agreement in favor of a superior proposal.

After concluding that Lam Research’s proposed exchange ratio and the other items proposed by Lam Research (including the structure of the transaction, the form of consideration, and the proposed benefits for Novellus shareholders) in its revised indication of interest were favorable, as discussed above, the Novellus board unanimously determined that it would authorize management and its advisors to enter into exclusive discussions with Lam Research for a 15-day period to permit Lam Research to conclude its due diligence on Novellus, to enable Novellus to continue and complete its due diligence on Lam Research and to negotiate the terms of a merger agreement. The board then directed representatives from Morrison & Foerster and BofA Merrill Lynch to engage with Lam Research’s legal counsel and its financial advisor to negotiate and finalize the terms of the exclusivity agreement, to distribute the draft of the merger agreement that Morrison & Foerster had previously prepared and to continue due diligence and negotiations.

On November 30, representatives from Morrison & Foerster distributed to Lam Research’s legal advisor, Jones Day, a marked draft of the exclusivity agreement that Lam Research had previously provided to Novellus as well as a draft of the merger agreement and an initial due diligence request list to facilitate Novellus’ reverse due diligence of Lam Research. Representatives from Morrison & Foerster and Jones Day finalized the terms of the 15-day exclusivity agreement the next day and each of Novellus and Lam Research executed the exclusivity agreement. Novellus and Lam Research and their respective legal and financial advisors held a teleconference on December 1 to schedule meetings and discuss logistics for each party’s due diligence efforts. Novellus opened an electronic data room on December 1 and Lam Research opened its electronic data room on December 4.

From December 1 through December 13, Novellus and Lam Research and their respective legal and financial advisors continued and completed their due diligence investigations of the other party which had commenced prior to the opening of each party’s electronic data room and held discussions regarding the proposed merger agreement. The ongoing due diligence investigations included extensive document review and multiple in-person diligence meetings and calls among key business team members from each of Novellus and Lam Research and their respective legal, accounting and financial advisors.

With Lam Research and Novellus having previously agreed to proceed based on the proposed exchange ratio contained in the preliminary indication of interest dated November 29, on December 5, James Bagley, Lam Research’s chairman of the board, and Mr. Hill had a meeting at which Mr. Hill’s existing compensation and severance benefits with Novellus were discussed.

On December 5, Lam Research’s board held a special telephonic meeting. Members of Lam Research’s management team and representatives of Goldman Sachs and Jones Day were also in attendance. At that meeting, management discussed with the board the status of negotiations with Novellus, the status and key provisions of the proposed merger agreement, Lam Research’s due diligence review of Novellus, and draft plans for communications regarding the proposed merger.

Based on discussions with Lam Research’s management and Goldman Sachs, Jones Day distributed a revised draft of the merger agreement to representatives of Morrison & Foerster on December 5. Thereafter, representatives of Morrison & Foerster reviewed the revised draft of the merger agreement and discussed the proposed revisions with members of Novellus senior management team and representatives of BofA Merrill Lynch, and prepared a revised draft of the merger agreement. Representatives from Morrison & Foerster met with representatives from Jones Day on December 6 to discuss the material issues arising from Jones Day’s revisions to the merger agreement and on December 8 representatives from Morrison & Foerster distributed a revised draft of the merger agreement to representatives of Jones Day. On December 6, Mr. Anstice and Mr. Archer had a dinner meeting at which the transaction was discussed.

Mr. Archer and Mr. Hill retained Manatt, Phelps & Phillips, LLP (“Manatt Phelps”) as independent legal counsel to assist them in discussions regarding their potential post-closing roles and related compensation arrangements. On December 8 and 9, Mr. Bagley, Stephen Newberry, then chief executive officer of Lam Research, and Grant Inman, the chair of Lam Research’s compensation committee, had meetings with Mr. Archer to discuss Mr. Archer’s anticipated role as the chief operating officer of the combined company following the merger. Also on December 8, Mr. Bagley met with Mr. Hill to discuss the advantages of combining Lam Research and Novellus, Mr. Hill’s potential role with the combined company, his potential compensation arrangements with the combined company, and due diligence matters.

On December 9, Mr. Archer and Mr. Anstice met and discussed compensation arrangements for Mr. Archer in connection with his proposed appointment as the chief operating officer of Lam Research following the closing of the merger. On December 10, Mr. Archer and Mr. Anstice continued to discuss the principal terms of Mr. Archer’s compensation and aligned on the principal terms of Mr. Archer’s compensation arrangements, subject to the approval of Lam Research’s compensation committee, to become effective upon his proposed appointment as the chief operating officer of Lam Research following the closing of the merger.

On December 9, representatives from Morrison & Foerster met with representatives from Jones Day to discuss Morrison & Foerster’s revisions to the merger agreement.

The Novellus board of directors met again on December 9 to discuss the status of Novellus’ due diligence review of Lam Research and the negotiations on the merger agreement. Key members of Novellus’ senior management, as well as Novellus’ outside advisors, including external accounting and tax advisors, summarized for the Novellus board the status of Novellus’ due diligence review of Lam Research to date and their findings. In addition, representatives from Morrison & Foerster summarized for the Novellus board certain provisions of the merger agreement, as well as the meetings and negotiations that had taken place over the prior week with Lam Research and their legal counsel. The Morrison & Foerster representatives highlighted certain issues that remained open in the draft merger agreement, including (i) Lam Research’s request to have Mr. Hill execute a voting agreement to support the transaction, (ii) the size of the termination fee, (iii) certain antitrust provisions, (iv) treatment of certain interim operating covenants, (v) conditions to closing, (vi) various termination rights, including if a certain number of Novellus’ shareholders dissented in the transaction, (vii) certain termination events that would result in the payment of a termination fee, and (viii) certain open compensation issues. Following a discussion of these issues, the meeting adjourned.

On December 10, Lam Research’s board held a special meeting. Members of Lam Research’s management team and representatives of Goldman Sachs and Jones Day were also in attendance. At that meeting, Lam Research’s management discussed with Lam Research’s board the status of negotiations with Novellus, Lam Research’s due diligence review of Novellus, the status and key provisions of the proposed merger agreement, and the proposed stock repurchase program. The board discussed the results of the diligence process and the degree to which it supported the assumptions of management underlying the rationale for pursuing the merger, including discussions about certain of the factors referred to below in “Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors”. Goldman Sachs then reviewed with the Lam Research board its preliminary financial analysis of the transaction. Their presentation included a detailed review of the types of financial analyses that would subsequently be employed by them to evaluate the fairness of the proposed exchange ratio and the information and assumptions that underlay those financial analyses, including discussion of historical and projected financial metrics, as well as review of both “street” and management projections that would be employed to evaluate the proposed ratio. Members of the board discussed Goldman Sachs’ analysis.

Representatives of Morrison & Foerster received from representatives of Jones Day a revised draft of the merger agreement on December 10 that addressed a number of the open issues in the agreement.

On December 10 and on December 11, Mr. Bagley and Mr. Hill met to discuss outstanding employee-related matters, including Mr. Hill’s potential role with the combined company after the merger, and related compensation issues.

The Novellus board of directors met again on December 11 to discuss the transaction and the status of negotiations. Representatives from BofA Merrill Lynch updated the Novellus board on the status of their on-going discussions with Lam Research’s financial advisor. In addition, representatives from Morrison & Foerster summarized for the board the meetings and negotiations that had taken place since the board meeting on December 9, various provisions of the merger agreement, and various employee-related matters that remained outstanding, in part because discussion of employee related matters had been deferred until after the parties had agreed on the proposed exchange ratio. The representatives from Morrison & Foerster also advised the board on their fiduciary duties, particularly as they related to the board’s assessment of the remaining employee-related matters. Without any executives of Novellus present, the board discussed the outstanding employee-related issues. The board confirmed that Mr. Hill had the support of the board to negotiate his potential post-closing roles and related compensation arrangement with Lam Research. In addition, the board clarified the treatment of certain outstanding performance-based equity awards (none of which any member of the board held). The board then informed Mr. Hill of their determinations, discussed next steps for finalizing negotiations with Lam Research and the timing for the next board meeting.

Following the December 11 Novellus board meeting, representatives from Morrison & Foerster contacted representatives from Jones Day to inform them of the actions taken at the board meeting and to discuss next steps to finalize the definitive agreements by December 14.

On December 12, Lam Research’s board held a special meeting. Members of Lam Research’s management team and representatives of Goldman Sachs and Jones Day were also in attendance. At that meeting, management discussed with the board an update of their due diligence review and the status and key provisions of the proposed merger agreement. These discussions included certain of the considerations noted below in “—Lam’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors”. Management also reviewed with the board the status of planned communications in connection with the announcement of the transaction. Based on their understanding that Novellus’ board had authorized Mr. Hill to have discussions with Lam Research regarding his relationship with the combined company following the merger, the board reviewed the terms on which a consulting agreement would be negotiated with Mr. Hill and authorized management to negotiate the agreement.

Throughout December 12 and December 13, representatives of Morrison & Foerster and Jones Day engaged in extensive negotiations regarding the remaining open issues in the merger agreement. Discussions also occurred on those days between representatives from Jones Day and Manatt Phelps relating to Mr. Hill’s proposed consulting arrangement with Lam Research.

On December 12, the compensation committee of Lam Research’s board held a special telephonic meeting. Members of Lam Research’s management team and representatives of Compensia, Lam Research’s compensation consultant, and Jones Day were also in attendance. At that meeting, the committee discussed and approved the principal terms of a compensation package for Mr. Archer in connection with his anticipated role as the chief operating officer of the combined company after the merger.

On December 12, Mr. Bagley and Mr. Hill met to discuss Mr. Hill’s potential post-closing role and related compensation arrangements.

On December 13, the remaining significant issues in the merger agreement were resolved, and representatives from Morrison & Foerster and Jones Day worked together to finalize the definitive agreement. Also on December 13, representatives from Jones Day and Manatt Phelps resolved the principal terms upon which Mr. Hill would consult with Lam Research after the closing of the merger.

On December 14, Lam Research’s board held a special telephonic meeting. Members of Lam Research’s management team and representatives of Goldman Sachs and Jones Day were also in attendance. At that meeting, management discussed with the board the status of negotiations with Novellus, the terms of the proposed merger agreement, a proposal to increase the size of the proposed stock repurchase program to $1.6 billion, and the terms upon which a consulting agreement would be negotiated with Mr. Hill. Following discussion of these matters, Goldman Sachs made a presentation to Lam Research’s board with respect to its financial analysis of the transaction and rendered to Lam Research’s board an oral opinion, which was confirmed by delivery of a written opinion dated December 14, 2011, to the effect that, as of that date and based on and subject to the factors and assumptions set forth in the opinion, the exchange ratio reflected in the draft merger agreement was fair, from a financial point of view, to Lam Research. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C.

Following the review and discussion described above, and based upon the deliberations regarding the transaction at the meetings of November 3 and 4, November 22, December 5, December 10, December 12 and December 14 (and in recognition of the factors noted below in “—Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors”), and after receipt of the fairness opinion of Goldman Sachs, Lam Research’s board then (i) approved the merger agreement and the transactions contemplated thereby including the merger, the voting agreement and the issuance of common stock to Novellus shareholders as contemplated by the merger agreement; (ii) found and declared that the merger was fair and advisable to, and in the best interests of, Lam Research and its stockholders; (iii) authorized Lam Research’s management to submit to a vote of Lam Research’s stockholders the issuance of Lam Research common stock to Novellus shareholders as contemplated by the merger agreement; and (iv) authorized the stock repurchase program in the amount of up to $1.6 billion.

The Novellus board of directors met on December 14, 2011 to consider the approval of the merger with Lam Research. Representatives from Morrison & Foerster provided the board with an overview of the board’s fiduciary duties in the context of the transaction being considered, as well as a summary of the process managed by the Novellus board in connection with the consideration of potential strategic alternatives, including a possible transaction with Lam Research or Party A. Representatives from Morrison & Foerster also discussed with the board the material terms of the merger agreement, including the proposed resolution of each of the outstanding issues that had been previously reported to the board. Also at this meeting, BofA Merrill Lynch reviewed with Novellus’ board of directors its financial analysis of the exchange ratio and delivered to Novellus’ board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 14, 2011, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Novellus common stock. The full text of the written opinion of BofA Merrill Lynch, dated December 14, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D.

In recognition of the factors described below in “—Novellus’ Reasons for the Merger; Recommendation of the Novellus Board of Directors,” the Novellus board of directors unanimously (i) determined that the merger is fair to and in the best interests Novellus and its shareholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, (iii) approved the merger with Lam Research and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby and (iv) resolved to recommend approval of the merger agreement, the merger, the principal terms thereof and the transactions contemplated thereby to Novellus’ shareholders.

Representatives of Lam Research and Novellus finalized, executed and delivered the definitive merger agreement and related documents shortly following the adjournment of the Novellus board of directors meeting and jointly announced the merger on the afternoon of December 14, 2011.

In addition to the agreements described above, Lam Research and Novellus are currently party to a non-disclosure agreement effective as of February 1, 2011 and an agreement permitting mutual disclosure under confidentiality agreements with a third party effective October 13, 2011, each concerning a development project for a joint customer. No work has been done under either agreement.

Novellus’ Reasons for the Merger; Recommendation of the Novellus Board of Directors

In approving the merger and merger agreement and recommending their approval by Novellus shareholders, Novellus’ board of directors considered a number of factors and a substantial amount of information reviewed and discussed with Novellus’ management and legal and financial advisors. The following discussion of the information and factors considered by Novellus’ board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Novellus’ board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Novellus shareholders vote in favor of the proposal to approve the merger, the merger agreement and the principal terms thereof. The Novellus board of directors conducted an overall analysis that included consideration of the factors described below, including through discussions with, and questioning of, Novellus’ management and outside legal and financial advisors regarding certain of the matters described below. In considering the factors described below, individual members of the Novellus board of directors may have given differing weights to different factors.

The principal factors that the Novellus board believes support its approval and recommendation of the merger with Lam Research are:

•

Favorable Contribution Ratio: Based on the various contribution analyses assessed, it is estimated that Novellus will be contributing much less than 41% of the pro forma revenue, pro forma EBITDA and pro forma net income to the combined company, yet Novellus shareholders will own approximately 41% of the combined company after the closing of the merger, specifically:

•

using public estimates, Novellus is estimated to be contributing an average of approximately 28.5% of the pro forma revenue, 32.4% of the pro forma EBITDA and 35.6% of the pro forma net income to the combined company over the three years ended December 31, 2013; and

•

using management estimates, Novellus is estimated to be contributing an average of approximately 30.1% of the pro forma revenue, 33.9% of the pro forma EBITDA and 38.4% of the pro forma net income to the combined company over the three years ended December 31, 2013.

•

Premium over historical share price and exchange ratio. Based on the closing price of Lam Research’s stock on December 14, 2011, the transaction values Novellus at a price of $44.42 per common share, which represents a premium over historical prices and exchange ratios of approximately:

•	28%, based on the closing price of Novellus’ common stock on December 14, 2011 (the last closing price prior to the announcement of the merger); and

•

35.1%, 42.4%, 48.1%, 52.5%, 62.3% and 75.0%, based on the average of the closing price of Novellus’ common stock over Lam Research’s common stock for the 30-day, 60-day, 180-day, one year, two year and five year periods preceding December 12, 2011.

•

Fixed Exchange Ratio. The merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of Novellus common stock or Lam Research common stock prior to the merger.

•

Participation in Future Appreciation. The merger consideration will be paid in shares of Lam Research common stock, which will provide Novellus shareholders with ownership of approximately 41% of the combined company after the closing of the merger. This will enable Novellus shareholders to share in any synergies and participate in any future appreciation of Lam Research common stock following the consummation of the merger, whether from future growth in earnings or as a result of any premium paid to Lam Research stockholders in connection with a future acquisition of Lam Research.

•	Revenue growth synergies. The companies believe that the combination creates the opportunity to grow revenues at a faster rate due to:

•	Technical benefits from adjacent technologies;

•	Collective development of next generation tools; and

•	Leveraging complementary customer relationships to expand sales.

•

Cost-reduction synergies. The companies expect to realize cost synergies through this transaction of approximately $100 million on an annualized basis by the fourth quarter of 2013. It is expected that these synergies will be achieved by:

•	Realigning combined research and development and selling, general and administrative expenses to improve operational efficiency;

•	Streamlining supply chains and costs of goods sold to achieve synergies; and

•	Realizing benefits from the complementary business model strengths of Lam Research and Novellus.

•	Strategic Considerations. The Novellus board of directors believes that the merger will provide a number of strategic opportunities for the combined company, including the combined company’s:

•	Ability to deliver solutions neither could offer independently;

•	Increased scale enabling even more comprehensive support capabilities tailored to customers’ needs;

•	Technical abilities to support rapid development of leading-edge process solutions;

•	Ability to efficiently and effectively develop solutions for next-generation technology, especially tools for 450mm wafers; and

•	Management depth and breadth.

•	Accretive to EPS. The transaction, including the planned stock buyback, is expected to be accretive to EPS on a non-GAAP basis within 12 months of closing.

•

Strong Balance Sheet and Accretive Share Repurchase. The combined company will have a strong balance sheet to pursue strategic plans and enable a significant share repurchase after close that is expected to be accretive to EPS. As of September 30, 2011, the companies had approximately $3.1 billion gross cash and investments and approximately $1.7 billion debt on a combined basis.

•

Improved Liquidity. The merger is expected to result in improved liquidity for Novellus shareholders as a result of the increased equity capitalization and the increased stockholder base of the combined company.

•	Tax-Free Transaction. The merger is expected to qualify as a tax-free transaction to Novellus shareholders for U.S. federal income tax purposes.

•

Strategic Alternatives. After reviewing possible alternatives to the proposed merger with Lam Research, including Party A’s proposal, continuing to operate Novellus as an independent company or seeking a business combination with another company, the Novellus board of directors believes that another party would be unlikely to have the motivation or ability to offer a superior transaction, or would confront significant antitrust barriers in attempting to acquire Novellus. In particular, in considering Party A’s proposal for a minority investment, and determining that the minority investment was less attractive than Lam Research’s proposal to acquire 100% of Novellus’ outstanding common stock by way of a stock-for-stock merger, the Novellus board noted: (i) that as Party A was only proposing to purchase shares directly from Novellus, Novellus shareholders would not have an opportunity to sell shares in the transaction; (ii) the price per share proposed by Party A was less than the price per share implied by Lam Research’s proposed exchange ratio, and Party A would have a “make whole” right giving it additional consideration if Novellus were acquired within two years of Party A’s investment; (iii) Party A’s proposal failed to include any commitment (or even a proposal) to purchase any outstanding shares of Novellus’ common stock (by way of a potential second step transaction or otherwise), providing no comfort that Party A would purchase any additional shares beyond the initial 19.9% stake; and (iv) Party A’s proposal failed to include any specific terms regarding the proposed business collaboration.

•

Superior Proposals. The Novellus board of directors has the ability to change its recommendation in favor of the merger upon receipt of a superior proposal, if failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law and after compliance with the requirements set forth in the merger agreement. The Novellus board of directors believes that the termination fee, equal to approximately 3.4% of the equity value of the transaction, is reasonable and will not unduly impede the ability of a third party to make a superior proposal.

•

Opinion of Financial Advisor. The opinion of BofA Merrill Lynch, dated December 14, 2011, to Novellus’ board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Novellus common stock, as more fully described below in the section entitled “—Opinion of Novellus’ Financial Advisor.”

•

Familiarity with Businesses. The Novellus board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of both Novellus and Lam Research, taking into account the results of Novellus’ due diligence review of Lam Research, as well as its knowledge of the current and prospective environment in which Novellus and Lam Research operate, including general economic and market conditions and the more specific conditions of the semiconductor and semiconductor equipment businesses.

•

High Likelihood of Consummation. The Novellus board of directors deems it highly likely that the merger will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement, the absence of any significant closing conditions under the merger agreement, other than the approvals by the holders of Novellus’ and Lam Research’s common stock and the absence of a certain threshold of dissenting Novellus shareholders as provided in the merger agreement.

The Novellus board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the fact that the merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of Novellus common stock or Lam Research common stock prior to the merger, which means that the value of the merger consideration could decrease prior to the closing of the merger if the trading price of Lam Research common stock decreases;

•

the obligation to pay to Lam Research a termination fee of (i) $80 million if the merger agreement is terminated due to a breach of the non-solicitation provisions in the merger agreement, or (ii) $120 million if the merger agreement is terminated under certain other circumstances as provided in the merger agreement;

•

the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons including the failure of Novellus shareholders to approve the merger or the merger agreement or the failure of Lam Research stockholders to approve the issuance of shares of Lam Research common stock in connection with the merger, or the existence of dissenting Novellus shareholders exceeding the thresholds provided in the merger agreement, or for other reasons beyond the control of Novellus or Lam Research;

•	the risk that failure to complete the merger could negatively affect the price of Novellus common stock and future business and financial results of Novellus;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•

the risk of not capturing all of the anticipated operational synergies and cost savings between Novellus and Lam Research and the risk that other anticipated benefits might not be realized on the expected timeframe or at all;

•

the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Novellus and Lam Research and the transaction expenses arising from the merger;

•	the restrictions on the conduct of Novellus’ business between the date of the merger agreement and the date of the consummation of the proposed merger;

•	the potential effect of the merger on Novellus’ business and relationships with employees, customers, suppliers, distributors, regulators and the communities in which it operates;

•

the risk that governmental entities may not approve the merger or may impose conditions on Novellus or Lam Research in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger;

•	the risk that certain key members of senior management might choose not to remain employed with Novellus prior to the completion of the merger or with the combined company after the merger;

•

the terms of the merger agreement, including generally reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the merger;

•

the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Novellus’ and/or Lam Research’s control and the potential negative impact that may have on Novellus’ business and relationships with employees, customers, suppliers, regulators and the communities in which it operates; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Special Note Regarding Forward-Looking Statements.”

The Novellus board of directors also was apprised of certain interests in the merger of executive officers and the directors that may be different from, or in addition to, the interests of Novellus shareholders generally as discussed in “—Interests of Novellus Directors and Executive Officers in the Merger.”

The Novellus board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Novellus and its shareholders. The Novellus board of directors unanimously recommends that Novellus shareholders vote “FOR” the proposal to approve the merger, the merger agreement and the principal terms thereof.

Lam Research’s Reasons for the Merger; Recommendation of the Lam Research Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, the Lam Research board of directors consulted with Lam Research’s management, as well as with Lam Research’s legal and financial advisors, and also considered a number of factors that the Lam Research board of directors viewed as supporting its decisions. The principal factors that the Lam Research board of directors viewed as supporting its decisions are:

•

the belief that the combined company will be better-positioned than either Lam Research or Novellus separately as a leader in the semiconductor equipment manufacturing industry during upcoming critical technology transitions, including 3D structures in advanced logic and NAND memory as well as the scaling of silicon wafer production from 300 mm wafers to 450 mm wafers;

•

the expectation that the combined company’s semiconductor equipment product portfolio, including Lam Research’s products in etch and single-wafer clean and Novellus’ products in deposition and surface preparation, will allow the combined company to more effectively address the demands of leading semiconductor manufacturers in these adjacent areas, and the belief that the combination with Novellus presents a unique opportunity to complete a transformative transaction of this magnitude;

•

the belief that the companies’ combined product and technology portfolios will enhance the combined company’s ability to develop and market next-generation products, creating significant opportunities to address adjacent aspects of the semiconductor equipment manufacturing process (drawing upon etch and single wafer clean from Lam Research, and deposition and surface preparation from Novellus), to deliver technical solutions to customers that neither company could offer independently, to enhance the attractiveness of the combined company’s product offerings, to deliver more comprehensive support capabilities tailored to customers’ needs, and ultimately to create greater, more secure, and faster growth opportunities;

•

the expectation that the relative position of each company with specific customers (including, on a combined basis, significant strength with every major semiconductor manufacturing company) can expand the opportunities to sell existing and future products to customers where one company has a historically stronger relationship;

•

the belief that Lam Research’s and Novellus’ customers are seeking semiconductor equipment suppliers with a broader suite of products and the capability to invest in new technologies, and that the combined company would address that demand by providing a complementary product lineup and an enhanced ability to develop next-generation products, particularly by leveraging the technical benefits of owning adjacent technologies and product portfolios;

•

the belief that the market opportunities for semiconductor equipment manufacturers are significant with continued increases in the complexity of semiconductor-dependent devices and expansion in areas such as mobile devices and cloud computing, making this an opportune time to expand;

•

the current and prospective competitive climate of the semiconductor equipment manufacturing industry in which Lam Research and Novellus operate, including the fact that Lam Research currently competes with companies that have broader product arrays than it currently does;

•	the alternatives reasonably available to Lam Research, including strategic alliances and other acquisition candidates, if it did not pursue the transaction;

•

that at the time the Lam Research board of directors approved the merger, the transaction was expected to generate approximately $100 million in cost synergies on an annualized basis by the fourth quarter of calendar year 2013, through realigning combined research and development as well as selling, general and administrative expenses to improve operational efficiency; streamlining supply chains; and realizing benefits from the complementary business model strengths of Lam Research and Novellus;

•

the planned $1.6 billion share repurchase program, which the Lam Research board of directors believes will accelerate the opportunity for the merger to be significantly accretive to stockholders of Lam Research, while maintaining the ability of the combined company to manage cash resources; and

•

the financial analyses presented by Goldman Sachs to the Lam Research board of directors described below under “Opinion of Lam Research’s Financial Advisor—Summary of Material Financial Analyses,” and the opinion of Goldman Sachs rendered to the Lam Research board of directors to the effect that, as of December 14, 2011 and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Lam Research. See “—Opinion of Lam Research’s Financial Advisor.”

In addition to considering the factors described above, the Lam Research board of directors also considered the following factors:

•

its knowledge of Lam Research’s business, operations, financial condition, earnings and prospects, and of Novellus’ business, operations, financial condition, earnings and prospects, taking into account the results of Lam Research’s due diligence review of Novellus, which supported the Lam Research board of directors’ evaluation that the proposed merger together with the contemplated share repurchase could reasonably be expected to have significant benefits for Lam Research and its stockholders, including cost synergies, earnings accretion, and an enhanced ability to deliver solutions to customers, and generally informed the Lam Research board of directors’ consideration of the relative values of Lam Research and Novellus in connection with a determination of the appropriate exchange ratio;

•

the anticipated market capitalization, liquidity and capital structure of the combined company, which supported the view of the Lam Research board of directors that the combined company would be well positioned to compete and to invest in the combined company’s growth, as well as to complete the contemplated share repurchase;

•	the fact that the merger could be structured as a stock for stock transaction, and the belief that as a result it could be completed as a tax free reorganization;

•

the fact that the combined company would, even after completion of planned share repurchases, have sufficient liquidity to conduct its operations and address reasonably anticipated capital requirements;

•

the projected financial results of Lam Research as a standalone company and the ability of Lam Research to achieve its strategic goals, both with and without completing the proposed merger (and in particular the fact that the Lam Research board of directors believed that the merger would enhance the ability of Lam Research to achieve those goals);

•

the fact that the exchange ratio of 1.125 shares of Lam Research common stock for each share of Novellus common stock is fixed, which the Lam Research board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger;

•	the belief that Novellus has a strong management team that can complement that of Lam Research, including the addition of Timothy Archer as the combined company’s Chief Operating Officer;

•

the belief that the corporate culture of Novellus is compatible with that of Lam Research, that similar values and innovative spirit are shared by the two companies’ employees, and that a strong cultural alignment exists between the two companies;

•

the conditions to Lam Research’s obligation to complete the merger and Lam Research’s ability under certain circumstances to terminate the merger agreement, including the belief that there were no material impediments to completing the transaction as proposed; and

•	the other terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule.

The Lam Research board of directors weighed the foregoing against a number of potentially negative factors, including:

•

the challenges inherent in combining the businesses, operations and workforces of two major semiconductor equipment manufacturers, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in retaining and assimilating employees;

•

the risk of not capturing all the anticipated operational synergies and cost savings expected as a result of the merger between Lam Research and Novellus, and the risk that other anticipated benefits may not be realized, including the impact of any such developments on the financial attractiveness of the merger to Lam Research stockholders;

•	the substantial costs to be incurred in connection with the merger, including costs to integrate the businesses of Lam Research and Novellus;

•

the risk that governmental entities may delay, oppose or refuse to approve the merger or impose conditions on Lam Research and/or Novellus prior to approving the merger that may adversely impact the ability of the combined company to realize synergies and other benefits that are projected to occur in connection with the merger;

•

the risk that, despite the combined efforts of Lam Research and Novellus prior to the consummation of the merger, the combined company may lose key personnel, whether as a result of the financial benefits of the merger to particular employees or otherwise;

•	the risk of loss of customers or suppliers of the combined company following the merger, or of either Lam Research or Novellus during the pre-closing period;

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Lam Research from proposing such a transaction;

•

the restrictions on the conduct of Lam Research’s business during the period between execution of the merger agreement and the consummation of the merger, including the degree to which the agreement will limit the ability of Lam Research to carry out capital transactions, to conduct other significant acquisitions, or take other significant actions outside the ordinary course of business;

•	the risk that Lam Research would be required to pay a termination fee under certain circumstances; and

•	other risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by Lam Research’s board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Lam Research board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Lam Research stockholders vote “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger. In addition, individual members of the Lam Research board of directors may have assigned different weights to different factors. The Lam Research board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Lam Research’s management and outside legal and financial advisors.

The Lam Research board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, are in the best interests of Lam Research and its stockholders. The Lam Research board of directors unanimously recommends that the Lam Research stockholders vote “FOR” the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger.

Opinion of Novellus’ Financial Advisor

Novellus has retained BofA Merrill Lynch to act as Novellus’ financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Novellus selected BofA Merrill Lynch to act as Novellus’ financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Novellus and its business.

On December 14, 2011, at a meeting of Novellus’ board of directors held to evaluate the merger, BofA Merrill Lynch delivered to Novellus’ board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 14, 2011, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Novellus common stock.

The full text of BofA Merrill Lynch’s written opinion to Novellus’ board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Novellus’ board of directors for the benefit and use of Novellus’ board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Novellus or in which Novellus might engage or as to the underlying business decision of Novellus to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i) reviewed certain publicly available business and financial information relating to Novellus and Lam Research;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Novellus furnished to or discussed with BofA Merrill Lynch by the management of Novellus, including the Novellus Management Case and the Novellus Extended Analyst Projections (each as defined below in “—Certain Projections of Novellus and Lam Research”);

(iii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Lam Research furnished to or discussed with BofA Merrill Lynch, including the Lam Research Projections (as defined below in “—Certain Projections of Novellus and Lam Research”);

(iv) reviewed the Lam Research Extended Management Projections and the Lam Research Extended Analyst Projections (each as defined below in “—Certain Projections of Novellus and Lam Research”);

(v) reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements anticipated by the management of Lam Research to result from the merger, including the Synergies, referred to herein as the synergies/cost savings;

(vi) discussed the past and current business, operations, financial condition and prospects of Novellus with members of senior managements of Novellus and Lam Research, and discussed the past and current business, operations, financial condition and prospects of Lam Research with members of senior managements of Novellus and Lam Research;

(vii) reviewed the potential pro forma impact of the merger on the future financial performance of Lam Research, including the potential effect on Lam Research’s estimated earnings per share;

(viii) reviewed the trading histories for Novellus common stock and Lam Research common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(ix) compared certain financial and stock market information of Novellus and Lam Research with similar information of other companies BofA Merrill Lynch deemed relevant;

(x) compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(xi) reviewed the relative financial contributions of Novellus and Lam Research to the future financial performance of the combined company on a pro forma basis;

(xii) reviewed the merger agreement; and

(xiii) performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Novellus and Lam Research that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Novellus Management Case, BofA Merrill Lynch was advised by Novellus, and assumed, that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Novellus as to the future financial performance of Novellus. With respect to the Lam Research Management Case, BofA Merrill Lynch was advised by Lam Research, and assumed, that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lam Research as to the future financial performance of Lam Research. With respect to the Lam Research Extended Projections, BofA Merrill Lynch was advised by Novellus, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Novellus as to the future financial performance of Lam Research. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Novellus or Lam Research, nor did it make any physical inspection of the properties or assets of Novellus or Lam Research. BofA Merrill Lynch did not evaluate the solvency or fair value of Novellus or Lam Research under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Novellus, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Novellus, Lam Research or the contemplated benefits of the merger. BofA Merrill Lynch has also assumed, at the direction of Novellus, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Novellus common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Novellus or in which Novellus might engage or as to the underlying business decision of Novellus to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Lam Research common stock actually would be when issued or the prices at which Novellus common stock or Lam Research common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matters. Except as described above, Novellus imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Novellus’ board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Novellus Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Novellus and the following six publicly traded companies in the global semiconductor equipment industry, including Lam Research:

•	Applied Materials, Inc.

•	ASML Holding N.V.

•	KLA-Tencor Corporation

•	Lam Research Corporation

•	Teradyne, Inc.

•	Tokyo Electron Ltd.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on December 12, 2011, of the selected publicly traded companies as a multiple of calendar year 2012 estimated earnings per share excluding amortization of intangibles, stock based compensation expense and other one-time charges, commonly referred to as cash EPS. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on December 12, 2011, plus debt, less cash, as a multiple of calendar year 2012 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then applied calendar year 2012 cash EPS multiples of 10.5x to 14.0x derived from the selected publicly traded companies to Novellus’ calendar year 2012 estimated cash EPS and applied calendar year 2012 EBITDA multiples of 6.5x to 9.0x derived from the selected publicly traded companies to Novellus’ calendar year 2012 estimated EBITDA. Estimated financial data of the selected publicly traded companies, including Lam Research, and Novellus were based on publicly available research analysts’ estimates, referred to herein as the “Lam Research Analyst Projections” and the “Novellus Analyst Projections” in the case of Lam Research and Novellus, respectively (see “—Certain Projections of Novellus and Lam Research”) . This analysis indicated the following approximate implied per share equity value reference ranges for Novellus common stock rounded to the nearest $0.05, as compared to the per share value of the stock consideration based on the exchange ratio as of December 12, 2011:

Implied Per Share Equity Value Reference Ranges for Novellus Common Stock		Per Share Value of Novellus Common Stock Based on Exchange Ratio as of December 12, 2011
2012E Cash EPS	2012E EBITDA
$34.50 - $46.00	$28.05 - $38.20	$47.36

No company used in this analysis is identical or directly comparable to Novellus. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Novellus was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following eight selected transactions involving companies in the global semiconductor capital equipment industry:

Announcement Date	Acquiror	Target
May 4, 2011	• Applied Materials, Inc.	• Varian Semiconductor Equipment Associates, Inc.
March 28, 2011	• Advantest Corporation	• Verigy Ltd.
November 17, 2009	• Applied Materials, Inc.	• Semitool, Inc.
July 27, 2009	• Agilent Technologies, Inc.	• Varian, Inc.
September 2, 2008	• Teradyne, Inc.	• Eagle Test Systems, Inc.
February 21, 2008	• KLA-Tencor Corporation	• ICOS Vision Systems Corporation
December 12, 2007	• Teradyne, Inc.	• Nextest Systems Corporation
December 10, 2007	• Lam Research Corporation	• SEZ Holding AG

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward estimated EBITDA. BofA Merrill Lynch then applied one-year forward EBITDA multiples of 10.0x to 14.0x derived from the selected transactions to Novellus’ one-year forward estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Novellus was based on the Novellus Analyst Projections. This analysis indicated the following approximate implied per share equity value reference range, rounded to the nearest $0.05, for Novellus common stock, as compared to the per share value of the stock consideration based on the exchange ratio as of December 12, 2011:

Implied Per Share Equity Value Reference Range for Novellus Common Stock	Per Share Value of Novellus Common Stock Based on Exchange Ratio as of December 12, 2011
$41.10- $54.80	$47.36

BofA Merrill Lynch also reviewed, to the extent publicly available, financial information relating to the following 22 selected transactions involving technology companies with offer values greater than $100,000,000 and with 100% stock consideration announced since January 1, 2006.

Announcement Date	Acquiror	Target
February 21, 2011	• CSR plc	• Zoran Corp.
November 17, 2010	• VeriFone Systems, Inc.	• Hypercom Corporation
June 9, 2010	• Allscripts-Mysis Healthcare Solutions, Inc.	• Eclipsys Corporation
April 22, 2010	• CenturyLink, Inc.	• Qwest Communications
March 20, 2010	• WPG Holdings Limited	• Yosun Industrial Corp.
March 11, 2010	• Ralink Technology Corporation	• TrendChip Technologies Corporation
August 5, 2009	• Google, Inc.	• On2 Technologies, Inc.
June 18, 2009	• WebMD Health Corp.	• HLTH Corporation
April 1, 2009	• Fidelity National Information Services, Inc.	• Metavante Technologies, Inc.

February 10, 2009	• Live Nation, Inc.	• Ticketmaster Entertainment, Inc.
February 9, 2009	• CSR plc	• SiRF Technology Holdings, Inc.
October 16, 2008	• Electro Scientific Industries, Inc.	• Zygo Corporation
December 13, 2007	• ON Semiconductor Corporation	• AMIS Holdings, Inc.
May 8, 2007	• Exar Corporation	• Sipex Corporation
December 4, 2006	• LSI Logic Corporation	• Agere Systems, Inc.
October 12, 2006	• Internap Network Services Corporation	• VitalStream Holdings, Inc.
August 8, 2006	• Brocade Communications Systems, Inc.	• McData Corp.
July 30, 2006	• SanDisk Corporation	• msystems Ltd.
May 31, 2006	• ADC Telecommunications	• Andrew Corporation
June 5, 2006	• Micron Technology, Inc.	• Lexar Media, Inc.
April 2, 2006	• Alcatel SA	• Lucent Technologies, Inc.
February 23, 2006	• KLA-Tencor Corporation	• ADE Corporation

BofA Merrill Lynch reviewed the implied premiums paid in the selected transactions over the ratio of the price of the target stock to the price of acquiror stock as reported at various dates (or for various periods) before the approximate date on which the public became aware of the possibility of such transactions. BofA Merrill Lynch then applied a range of selected premiums of 15.0% to 35.0% derived from the selected transactions to the three month average of the ratio of the Novellus stock price to the Lam Research stock price as of December 12, 2011. This analysis indicated the following approximate implied per share equity value reference range, rounded to the nearest $0.05, for Novellus, as compared to the per share value of the stock consideration based on the exchange ratio as of December 12, 2011:

Implied Per Share Equity Value Reference Range for Novellus Common Stock	Per Share Value of Novellus Common Stock Based on Exchange Ratio as of December 12, 2011
$37.15 - $43.60	$47.36

No company, business or transaction used in this analysis is identical or directly comparable to Novellus or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Novellus and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Novellus to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Novellus was forecasted to generate during Novellus’ calendar years 2012 through 2016 based on the Novellus Analyst Case (as defined below in “—Certain Projections of Novellus and Lam Research”), and the Novellus Management Case (as defined below in “—Certain Projections of Novellus and Lam Research”). BofA Merrill Lynch calculated terminal values for Novellus by applying perpetuity growth rates of 2.5% to 3.5% to Novellus’ calendar year 2016 estimated free cash flow. The cash flows and terminal values were then discounted to present value as of January 1, 2012 using discount rates ranging from 11.0% to 14.0%, which were based on an estimate of Novellus’ weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges, rounded to the nearest $0.05, for Novellus common stock as compared to the per share value of the stock consideration based on the exchange ratio as of December 12, 2011:

Implied Per Share Equity Value Reference Ranges for Novellus Common Stock	Per Share Value of Novellus Common Stock Based on Exchange Ratio as of December 12, 2011
Novellus Analyst Case $26.85 - $36.90	$47.36
Novellus Management Case $44.15 – $58.70	$47.36

Lam Research Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Lam Research and the following six publicly traded companies in the global semiconductor equipment industry, including Novellus:

•	Applied Materials, Inc.

•	ASML Holding N.V.

•	KLA-Tencor Corporation

•	Novellus

•	Teradyne, Inc.

•	Tokyo Electron Ltd.

BofA Merrill Lynch reviewed, among other things, the closing stock prices of the selected publicly traded companies on December 12, 2011 as a multiple of calendar year 2012 estimated cash EPS. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on December 12, 2011, plus debt, less cash, as a multiple of calendar year 2012 estimated EBITDA. BofA Merrill Lynch then applied calendar year 2012 cash EPS multiples of 10.5x to 14.0x derived from the selected publicly traded companies to Lam Research’s calendar year 2012 estimated cash EPS and applied calendar year 2012 EBITDA multiples of 6.5x to 9.0x derived from the selected publicly traded companies to Lam Research’s calendar year 2012 estimated EBITDA. Estimated financial data of the selected publicly traded companies, including Novellus, and Lam Research were based on publicly available research analysts’ estimates (the Novellus Analyst Projections and the Lam Research Analyst Projections in the case of Novellus and Lam Research, respectively). This analysis indicated the following approximate implied per share equity value reference ranges for Lam Research common stock rounded to the nearest $0.05, as compared to the closing price of Lam Research common stock on December 12, 2011:

Implied Per Share Equity Value Reference Ranges for Lam Research Common Stock		Closing Trading Price of Lam Research Common Stock on December 12, 2011
2012E Cash EPS	2012E EBITDA
$34.45 – $45.95	$36.20 - $46.55	$42.10

No company used in this analysis is identical or directly comparable to Lam Research. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Lam Research was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Lam Research to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Lam Research was forecasted to generate during Lam Research’s calendar years 2012 through 2016 based on the Lam Research Analyst Case (as defined below in “—Certain Projections of Novellus and Lam Research”), and the Lam Research Management Case (as defined below in “—Certain Projections of Novellus and Lam Research”). BofA Merrill Lynch calculated terminal values for Lam Research by applying perpetuity growth rates of 2.5% to 3.5% to Lam Research’s calendar year 2016 estimated free cash flow. The cash flows and terminal values were then discounted to present value as of January 1, 2012 using discount rates ranging from 11.0% to 14.0%, which were based on an estimate of Lam Research’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value implied reference ranges, rounded to the nearest $0.05, for Lam Research common stock as compared to the closing price of Lam Research common stock on December 12, 2011.

Implied Per Share Equity Value Reference Ranges for Lam Research Common Stock	Closing Trading Price of Lam Research Common Stock on December 12, 2011
Lam Research Analyst Case $35.45 - $46.15	$42.10
Lam Research Management Case $48.30 – $65.75	$42.10

Combination Analysis.

Selected Publicly Traded Companies Analysis. Based on the implied per share price reference ranges for Novellus and Lam Research derived from the selected publicly traded companies analyses described above, BofA Merrill Lynch calculated the high end of the implied exchange ratio reference range by dividing the high end of the Novellus implied per share price reference range by the low end of the Lam Research implied per share price reference range, and calculated the low end of the implied exchange ratio reference range by dividing the low end of the Novellus implied per share price reference range by the high end of the Lam Research implied per share price reference range. The analysis indicated the following approximate reference range, as compared to the exchange ratio in the merger:

2012E EBITDA Implied Reference Range	2012E Cash PE Implied Reference Range	Exchange Ratio
0.6022x – 1.0555x	0.7504x – 1.3341x	1.125x

Contribution Analysis. BofA Merrill Lynch calculated the relative contributions of Novellus and Lam Research to the combined company of estimated EBITDA for calendar years 2011 through 2013 using the Novellus Analyst Projections and the Lam Research Analyst Projections, on the one hand, and the Novellus Projections and the Lam Research Projections, on the other hand. Associated implied equity ownership and exchange ratios were derived from the relative contributions taking into account the capital structures of Novellus and Lam Research. The analysis indicated the following approximate exchange ratio reference range, as compared to the exchange ratio in the merger:

Novellus/Lam Research Analyst Projections	Novellus/Lam Research Projections	Exchange Ratio
0.7296x to 0.7987x	0.8070x to 0.9088x	1.125x

Discounted Cash Flow Analysis. Based on the per share price reference ranges implied for Novellus and Lam Research by the discounted cash flow analyses described above, BofA Merrill Lynch calculated the following implied exchange ratio reference range (the high end of the implied exchange ratio reference range was calculated by dividing the high end of Novellus’ implied per share price reference range by the low end of Lam Research’s implied per share price reference range, and the low end of the implied exchange ratio reference range was calculated by dividing the low end of Novellus’ implied per share price reference range by the high end of Lam Research’s implied per share price reference range), as compared to the exchange ratio in the merger:

Novellus/Lam Research Analyst Cases	Novellus/Lam Research Management Cases	Exchange Ratio
0.5817x – 1.0410x	0.6709x –1.2152x	1.125x

Pro Forma Accretion/Dilution Analysis. BofA Merrill Lynch reviewed the potential pro forma financial effect of the merger on Lam Research’s calendar years 2012 and 2013 estimated cash and GAAP EPS, which analysis was performed, at the direction of Novellus management, with and without consideration of a potential $1,500,000,000 share buyback program by Lam Research, referred to herein as the Buyback. Estimated financial data for Lam Research and Novellus were based on the Lam Research Analyst Projections and the Novellus Analyst Projections, on the one hand, and on the Lam Research Projections and the Novellus Projections, on the other hand, and, in each case, took into account the synergies/cost savings. The actual results achieved by the combined company may vary from projected results and the variations may be material. This analysis indicated (i) a dilutive potential pro forma financial effect without consideration of the Buyback (other than an accretive effect on 2012 cash EPS based on the Lam Research Projections and Novellus Projections) and (ii) an accretive potential pro forma financial effect with consideration of the Buyback (other than a dilutive effect on 2012 GAAP EPS based on the Lam Research Analyst Projections and Novellus Analyst Projections).

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

historical trading prices and trading volumes of Novellus common stock and Lam Research common stock during the one-year period ended December 12, 2011, noting that the low and high closing prices for Novellus common stock during such period were approximately $26.20 and $41.70 per share, rounded to the nearest $0.05, and the low and high closing prices for Lam Research common stock during such period were approximately $35.40 and $58.40 per share, rounded to the nearest $0.05;

•

stock price targets for Novellus common stock and Lam Research common stock in recently published, publicly available Wall Street research analyst reports, noting that the low and high stock price targets for Novellus common stock, discounted to present value utilizing a selected discount rate of 12.5% and rounded to the nearest $0.05, ranged from approximately $26.65 to $39.10 per share and the high and low stock price targets for Lam Research common stock, discounted to present value utilizing a selected discount rate of 12.5% and rounded to the nearest $0.05, ranged from approximately $32.90 to $53.35 per share; and

•

the relationship between movements in Novellus common stock and Lam Research common stock during the two-year period ended December 12, 2011, including the daily ratio of the closing price of Novellus common stock to the closing price of Lam Research common stock during such period, and the average of this ratio calculated over various periods ended December 12, 2011.

Miscellaneous.

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Novellus’ board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Novellus and Lam Research. The estimates of the future performance of Novellus and Lam Research in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the consideration and were provided to Novellus’ board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Novellus or Lam Research.

The type and amount of consideration payable in the merger was determined through negotiations between Novellus and Lam Research, rather than by any financial advisor, and was approved by Novellus’ board of directors. The decision to enter into the merger agreement was solely that of Novellus’ board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Novellus’ board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Novellus’ board of directors or management with respect to the merger or the consideration.

Novellus has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $30 million, $2 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. Novellus also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Novellus, Lam Research and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Novellus and in 2010 and 2011 have received, in the aggregate, approximately $6.7 million in compensation, and in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint bookrunner on an offering by Novellus of senior convertible notes; (ii) having acted or acting as a lender under Novellus’ Euro-denominated credit facility; (iii) having provided or providing certain derivatives and foreign exchange trading services to Novellus and (iv) having provided or providing certain treasury and trade management services and products to Novellus.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Lam Research and in 2010 and 2011 have received, in the aggregate, approximately $3.8 million in compensation, and in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit for Lam Research; (ii) having provided or providing certain derivatives and foreign exchange trading services to Lam Research and (iii)  having provided or providing certain treasury and trade management services and products to Lam Research.

Opinion of Lam Research’s Financial Advisor

Goldman Sachs rendered its opinion to Lam Research’s board of directors that, as of December 14, 2011 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Lam Research.

The full text of the written opinion of Goldman Sachs, dated December 14, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Lam Research’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Lam Research’s common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Lam Research and Novellus for the five fiscal years ended June 26, 2011 and December 31, 2010, respectively.

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Lam Research and Novellus;

•	certain other communications from Lam Research and Novellus to their respective stockholders;

•	certain publicly available research analyst reports for Lam Research and Novellus; and

•

certain internal financial analyses and forecasts for Lam Research and Novellus prepared by their respective managements and internal financial analyses and forecasts for Novellus prepared by the management of Lam Research, in each case as approved for Goldman Sachs’ use by Lam Research, which we refer to as the “Forecasts,” and certain cost savings and operating synergies projected by the management of Lam Research to result from the transaction, as approved for Goldman Sachs’ use by Lam Research, which we refer to as the “Synergies”.

Goldman Sachs also held discussions with members of the senior management of Lam Research and Novellus regarding the past and current business operations, financial condition, and future prospects of Novellus; held discussions with members of the senior management of Lam regarding the past and current business operations, financial condition, and future prospects of Lam (including as a result of the significant stock buyback announced by Lam Research contemporaneously with the transaction) and the strategic rationale for, and the potential benefits of, the transaction; reviewed the reported price and trading activity for the Lam Research common stock and the Novellus common stock; compared certain financial and stock market information for Lam Research and Novellus with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor capital equipment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with Lam Research’s consent that the Forecasts for Lam Research and Novellus prepared by the management of Lam Research, and the Synergies, had been reasonably prepared on a basis reflecting Lam Research’s management’s best then-available estimates and judgments. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Lam Research or Novellus or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Lam Research or Novellus or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Lam Research to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Lam Research; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’

opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to Lam Research of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Lam Research; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Lam Research or Novellus, or any class of such persons in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of the Lam Research common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Lam Research or Novellus or the ability of Lam Research or Novellus to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Lam Research in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2011 (the last trading day prior to the date of the merger agreement), and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Lam Research common stock and the Novellus common stock for the three year period ended December 13, 2011.

In addition, Goldman Sachs analyzed the implied value of the exchange ratio pursuant to the merger agreement, in relation to the current (last trading day prior to the announcement of the merger), 30 day average, 90 day average and 52 week high ratios of the daily closing market price of the Novellus common stock to the daily closing market price of the Lam Research common stock as of December 13, 2011.

This analysis indicated that the implied value of the exchange ratio pursuant to the merger agreement relative to the ratio of the market prices of the Novellus common stock to the Lam Research common stock represented:

•	a premium of 28.0% based on the current ratio;

•	a premium of 34.7% based on the 30 day average closing ratio;

•	a premium of 44.6% based on the 90 day average closing ratio; and

•	a premium of 28.0% based on the 52 week high closing ratio.

Further, Goldman Sachs analyzed the implied value, based on the market price of the Lam Research common stock as of December 13, 2011, of the consideration to be paid to holders of Novellus common stock pursuant to the merger agreement in relation to the current, 30 day average, 90 day average and 52 week high closing market prices of the Novellus common stock.

This analysis indicated that the implied value, based on the market price of the Lam Research common stock as of December 13, 2011, to be paid to Novellus stockholders pursuant to the merger agreement represented:

•	a premium of 28.0% based on the current market price;

•	a premium of 30.0% based on the 30 day average closing market price;

•	a premium of 45.1% based on the 90 day average closing market price; and

•	a premium of 8.4% based on the 52 week high closing market price.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Lam Research and Novellus to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the semiconductor capital equipment industry:

•	Applied Materials, Inc.,

•	ASM International N.V.,

•	ASML Holding N.V.,

•	KLA-Tencor Corporation, and

•	Tokyo Electron Limited.

Although none of the selected companies is directly comparable to Lam Research or Novellus, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Lam Research and Novellus.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from publicly available historical data and Institutional Brokers’ Estimate System, or “IBES,” estimates. The multiples and ratios were calculated using the applicable closing market prices as of December 13, 2011. The multiples and ratios of Lam Research and Novellus were based on the Forecasts as well as IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of common equity plus the principal value of debt outstanding less cash, as a multiple of projected calendar year 2012 revenue; and

•	levered market capitalization as a multiple of projected calendar year 2013 revenue.

•	The results of these analyses are summarized as follows:

Levered Market Capitalization as a multiple of:	Selected Companies		Lam Research		Novellus
	Range	Median	Forecasts	IBES Estimates	Forecasts	IBES Estimates
CY2012E Revenue	0.8x-2.7x	1.4x	1.2x	1.4x	1.7x	1.9x
CY2013E Revenue	0.7x-2.1x	1.3x	1.0x	1.2x	1.4x	1.8x

Goldman Sachs also calculated the selected companies’ estimated calendar years 2012 and 2013 price/earnings ratios using the applicable closing market prices as of December 13, 2011, and compared them to the same ratios for Lam Research and Novellus based on the Forecasts and IBES estimates. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies		Lam Research		Novellus
	Range	Median	Forecasts	IBES Estimates	Forecasts	IBES Estimates
CY2012E	10.8x-18.4x	12.5x	12.2x	14.4x	8.8x	12.9x
CY2013E	7.5x-14.4x	10.6x	7.4x	10.0x	6.8x	10.3x

Goldman Sachs also considered calendar year 2010 to estimated calendar year 2011 revenue growth, estimated calendar year 2011 to estimated calendar year 2012 revenue growth and estimated calendar year 2011 gross margin and operating margin based on publicly available historical data and IBES estimates.

The following table presents the results of this analysis:

	Selected Companies		Lam Research	Novellus
	Range	Median
CY2010-CY2011E Revenue Growth	(5.6)%-31.8%	23.4%	(6.4)%	(0.3)%
CY2011E-CY2012E Revenue Growth	(27.9)%-(6.6)%	(7.8)%	(4.5)%	(8.9)%
CY2011E Gross Margin	33.0%-59.4%	41.1%	43.5%	49.0%
CY2011E Operating Margin	11.4%-35.2%	21.0%	17.8%	21.4%

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the semiconductor equipment industry since January 1997:

•	The acquisition of Varian, Inc. by Applied Materials, Inc. announced on May 4, 2011,

•	The acquisition of Keithley Instruments, Inc. by Danaher Corporation announced on September 29, 2010,

•	The acquisition of Verigy Ltd. by Advantest Corporation announced on July 4, 2010,

•	The acquisition of Semitool, Inc. by Applied Materials, Inc. announced on November 17, 2009,

•	The acquisition of Excel Technology Inc. by GSI Group Inc. announced on July 10, 2008,

•	The acquisition of Photon Dynamics, Inc. by Orbotech Ltd. announced on June 26, 2008,

•	The acquisition of Credence Systems Corp. by LTX Corporation announced on June 22, 2008,

•	The acquisition of ICOS Vision Systems Corporation N.V. by KLA-Tencor Corporation announced on February 21, 2008,

•	The acquisition of Nextest Systems Corp. by Teradyne, Inc. announced on December 12, 2007,

•	The acquisition of The SEZ Group by Lam Research announced on December 10, 2007,

•	The acquisition of Applied Films Corp. by Applied Materials, Inc. announced on May 4, 2006,

•	The acquisition of ADE Corporation by KLA-Tencor Corporation announced on February 23, 2006,

•	The acquisition of Helix Technology Corp. by Brooks Automation, Inc. announced on July 11, 2005,

•	The acquisition of Mykrolis Corporation by Entegris, Inc. announced on March 21, 2005,

•	The acquisition of NPTest, Inc. by Credence Systems Corp. announced on February 23, 2004,

•	The acquisition of ChipPAC, Inc. by ST Assembly Test Services Ltd. announced on February 10, 2004,

•	The acquisition of PRI Automation, Inc. by Brooks Automation, Inc. announced on October 24, 2001,

•	The acquisition of Silicon Valley Group, Inc. by ASM Lithography Holding N.V. announced on September 29, 2000,

•	The acquisition of Etec Systems, Inc. by Applied Materials, Inc. announced on January 12, 2000, and

•	The acquisition of Tencor Instruments by KLA Instruments Corporation announced on January 14, 1997.

For each of the selected transactions, Goldman Sachs calculated and compared 1 day and 30 day stock price premia and offer price as a multiple of IBES estimated next twelve months earnings per share at the time of announcement. While none of the companies that participated in the selected transactions are directly comparable to Novellus, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Novellus’ results, market size and product profile. Several of these transactions included stock consideration with significant pro forma ownership by the target shareholders.

The following table presents the results of this analysis (the premium and NTM P/E (next-twelve-months price/earnings) multiple for the proposed transaction were calculated as of December 14, 2011):

Statistic:	Selected Transactions		Proposed Transaction
	Range	Median
1 Day Stock Price Premium	0%-84%	40%	28%
30 Day Stock Price Premium	4%-107%	46%	35%
NTM P/E Multiple	16.2x-112.0x	22.7x	16.5x

Contribution Analysis. Goldman Sachs first analyzed the proposed transaction, which implied that Lam Research’s stockholders would own 59.2% of the outstanding fully diluted common equity of the combined company following consummation of the transaction, based on market data as of the close of December 13, 2011. Goldman Sachs then compared this to the implied equity contribution based on specific estimated current and future operating and financial information including revenues, gross profit, operating income and net income for Lam Research and Novellus, before taking into account any of the possible net financial benefits, such as the Synergies, that may be realized following the merger, for estimated years 2011 through 2015, based on the Forecasts. To calculate the implied equity contribution for Lam Research and Novellus, Goldman Sachs first calculated the forward multiple of Lam Research and Novellus, based on market data as of the close of December 13, 2011, for each respective operating metric in each particular year using each company’s standalone levered market capitalization for revenue, gross profit, and operating profit metrics and unlevered market capitalization for net income metrics. Goldman Sachs then calculated the forward weighted average multiple of Lam Research and Novellus for each respective operating metric in each particular year and then applied these forward weighted average multiples to each company’s respective operating metric in each particular year to obtain an implied standalone levered market capitalization for revenue, gross profit and operating profit based multiples and an implied standalone unlevered market capitalization for net income based multiples. Goldman Sachs then adjusted each implied standalone levered market capitalization by each company’s respective net debt position to arrive at each company’s implied standalone unlevered market capitalization, which it then used to calculate the implied equity contribution based on each particular operating metric in a given year.

The following table presents the results of this analysis:

	Lam Research Equity Contribution
	Revenues	Gross Profit	Operating Income	Net Income
2011E	71.9%	69.7%	68.0%	63.8%
2012E	71.7%	69.3%	65.4%	58.9%
2013E	72.1%	69.6%	70.1%	64.8%
2014E	71.9%	69.4%	69.8%	65.1%
2015E	70.7%	67.9%	67.6%	61.8%

Pro Forma Merger Analysis. Goldman Sachs performed illustrative pro forma analyses using the Forecasts for Lam Research and Novellus, which took into account the potential financial impact of the following scenarios: (a) the merger alone, (b) the merger with a $1.5 billion share repurchase at 10% above the market price for the Lam Research common stock as of December 13, 2011 and (c) the merger with a $1.5 billion share repurchase at the market price for the Lam Research common stock as of December 13, 2011. For each of the estimated years 2012 through 2015 Goldman Sachs compared the projected earnings per share of Lam Research common stock, on a standalone basis, to the projected earnings per share of the common stock of the combined companies using these scenarios. In each of the above scenarios, the market price for Lam Research common stock was as of December 13, 2011.

Based on such analyses, when the Synergies were excluded, the proposed transaction would be (a) dilutive in each of the estimated years 2012 through 2015 to Lam Research’s stockholders on an earnings per share basis without including the impact of a $1.5 billion share repurchase and (b) accretive in each of the estimated years 2012 through 2015 to Lam Research’s stockholders on an earnings per share basis including the pro forma impact of a $1.5 billion share repurchase at both the market price for the Lam Research common stock as of December 13, 2011, or at a 10% premium to that price.

Further, based on such analyses, when the Synergies were included, the proposed transaction would be (a) accretive in the estimated years 2012 and 2015 and dilutive in the estimated years 2013 and 2014 to Lam Research’s stockholders on an earnings per share basis without including the pro forma impact of a $1.5 billion share repurchase and (b) accretive in each of the estimated years 2012 through 2015 to Lam Research’s stockholders on an earnings per share basis including the pro forma impact of a $1.5 billion share repurchase at both the market price for the Lam Research common stock as of December 13, 2011, or at a 10% premium to that price.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Lam Research and Novellus, as well as the Synergies. These analyses were based upon the Forecasts and market data as of the close of December 13, 2011. These analyses assumed a December 31, 2011 base date and mid-year discounting methodology.

Goldman Sachs calculated indications of net present value of free cash flows (calculated based upon tax effected EBIT adjusted for depreciation and amortization, capital expenditures and changes in working capital) for Novellus for the estimated years 2012 through 2015 and the illustrative terminal value (with perpetuity growth rates ranging from 0.5% to 4.5%) using discount rates ranging from 9.1% to 13.1%, reflecting estimates of Novellus’ weighted average cost of capital. Goldman Sachs then calculated implied Novellus prices per common share on a fully diluted basis. This analysis resulted in illustrative per share value indications for Novellus of $47.02 to $101.14.

Goldman Sachs calculated indications of net present value of free cash flows for Lam Research for the estimated years 2012 through 2015 and the illustrative terminal value (with perpetuity growth rates ranging from 0.5% to 4.5%) using discount rates ranging from 9.4% to 13.4%, reflecting estimates of Lam Research’s weighted average cost of capital. Goldman Sachs then calculated implied Lam Research prices per common share on a fully diluted basis. This analysis resulted in illustrative per share value indications for Lam Research of $51.87 to $107.58.

Goldman Sachs calculated indications of net present value of free cash flows for the Synergies for the estimated years 2012 through 2015 and the illustrative terminal value (with perpetuity growth rates ranging from 0.5% to 4.5% for revenue and cost of goods sold synergies) using illustrative discount rates ranging from 9.3% to 13.3%, representing estimates of the weighted average cost of capital of the pro-forma combined company. This analysis resulted in illustrative value indications of the Synergies per share for the pro forma combined company of $5.47 to $13.04.

Goldman Sachs calculated indications of relative equity contribution to the pro forma combined company, excluding the Synergies, using the discounted cash flow analyses described above, perpetuity growth rates ranging from 0.5% to 4.5% and discount rates ranging from +2% to -2% of estimated weighted average cost of capital calculations for Novellus and Lam Research (i.e. 9.1% - 13.1% for Novellus and 9.4% - 13.4% for Lam Research). This analysis resulted in illustrative DCF-based relative equity contribution for Novellus of 36.0% to 39.1%.

Goldman Sachs calculated exchange ratios for the Lam Research and Novellus common stocks implied by the standalone discounted cash flow analyses described above, using perpetuity growth rates ranging from 0.5% to 4.5% and discount rates ranging from +2% to -2% of estimated weighted average cost of capital calculations for Novellus and Lam (i.e. 9.1% - 13.1% for Novellus and 9.4% - 13.4% for Lam Research) excluding the Synergies. This analysis resulted in a range of exchange ratios implied by the illustrative standalone discounted cash flow analyses of 0.906x to 0.940x Lam Research common shares per Novellus common share.

Goldman Sachs also compared (a) an illustrative discounted cash flow analysis of Lam Research using the mid-point of the methodologies described above to (b) the implied value attributable to Lam Research stockholders obtained from applying the calculated 59.2% of the outstanding common equity of the combined company Lam Research stockholders would own to the sum of the mid-point discounted cash flow analyses of the two standalone companies using the methodologies described above, with and without adding the mid-point discounted cash flow analysis of the Synergies using the methodologies described above. This comparison indicated that the implied pro forma value of ownership of the combined company for Lam Research stockholders, without adding the mid-point of the illustrative discounted cash flow analysis of the Synergies, was lower than the standalone discounted cash flow value for Lam Research, and after including the mid-point of the illustrative discounted cash flow analysis of the Synergies was greater than the illustrative standalone discounted cash flow value for Lam Research.

Goldman Sachs further compared (a) the equity market value of Lam Research based on the market value for the Lam Research common stock as of December 13, 2011 to (b) the implied value attributable to Lam Research stockholders obtained from applying the calculated 59.2% of the outstanding common equity of the combined company Lam Research stockholders would own to the combined equity market value of Lam Research and Novellus based on the market value for their respective common stocks as of December 13, 2011, with and without adding the mid-point discounted cash flow analysis of the Synergies using the methodologies described above. This comparison indicated that the implied pro forma value of ownership of the combined company for Lam Research stockholders, without adding the mid-point of the illustrative discounted cash flow analysis of the Synergies was lower than the standalone equity market value of Lam Research, and after including the mid-point of the illustrative discounted cash flow analysis of the Synergies was greater than the standalone equity market value of Lam Research.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Lam Research common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts for Lam Research, Novellus and the Synergies for each of the fiscal years 2011 to 2015. Goldman Sachs applied a price to forward earnings per share multiple of 13.5x to its calculations for Lam Research and the pro forma combined company including the Synergies, and applied price to forward earnings per share multiples of 12.5x and 13.5x to its calculations for the pro forma combined company including the Synergies and also including the effect of a $1.5 billion share repurchase effected at 10% above the market price for the market value for the Lam Research common stock as of December 13, 2011. Goldman Sachs calculated these illustrative future share prices as of the applicable calendar year end. The following table presents the results of this analysis:

Illustrative Undiscounted Future Share Prices
	Lam Research Standalone with 13.5x P/E Multiple	Pro Forma Combined with Synergies with 13.5x P/E Multiple	Pro Forma Combined with Synergies and Stock Buyback with 12.5x P/E Multiple	Pro Forma Combined with Synergies and Stock Buyback with 13.5x P/E Multiple
CY2012-CY2014	$73.44-$90.64	$72.68-$89.16	$80.33-$98.64	$86.76-$106.53

Goldman Sachs also discounted to present value the undiscounted illustrative future share prices discussed above using an illustrative 11.7% cost of equity, reflecting estimates of Lam Research’s cost of equity. Goldman Sachs calculated these illustrative future share prices as of the applicable calendar year end (for example, share price as of end CY2012 was calculated using the CY2013 earnings per share estimate). The following table presents the results of this analysis:

Illustrative Present Value of Future Share Prices
	Lam Research Standalone with 13.5x P/E Multiple	Pro Forma Combined with Synergies with 13.5x P/E Multiple	Pro Forma Combined with Synergies and Stock Buyback with 12.5x P/E Multiple	Pro Forma Combined with Synergies and Stock Buyback with 13.5x P/E Multiple
CY2012-2014	$57.75--$72.65	$63.29--$71.46	$70.01--$79.06	$75.62--$85.38

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Lam Research or Novellus or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Lam Research board of directors as to the fairness from a financial point of view to Lam Research of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Lam Research, Novellus, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Lam Research and Novellus and was approved by the Lam Research board of directors. Goldman Sachs provided advice to Lam Research during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Lam Research or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

As described above, Goldman Sachs’ opinion to the Lam Research board of directors was one of many factors taken into consideration by the Lam Research board of directors in making its determination to approve the merger agreement and the issuance of the Lam Research common stock pursuant to the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Lam Research, Novellus and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Lam Research in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman

Sachs has provided certain investment banking services to Lam Research and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of Lam Research’s convertible notes (aggregate principal amount $900,000,000 in dual tranches due 2016 and 2018 respectively) in May 2011. During the two year period ended December 14, 2011, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Lam Research and its affiliates of approximately $10 million. Goldman Sachs may also in the future provide investment banking services to Lam Research, Novellus and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of Lam Research selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated November 16, 2011 Lam Research engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to an engagement letter between Lam Research and Goldman Sachs, Lam Research has agreed to pay Goldman Sachs a transaction fee of approximately $22 million, $4 million of which became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the transaction. In addition, the engagement letter between Lam Research and Goldman Sachs provides that Lam Research may pay Goldman Sachs up to an additional $6 million at its sole discretion. Further, Lam Research has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Projections of Novellus and Lam Research

Although each of Novellus and Lam Research has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, each company avoids making public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.

The projections summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or GAAP. Neither Novellus’ nor Lam Research’s current, former or any other independent auditors, including those listed as experts below in “Experts,” nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections summarized herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such projections. The independent auditors’ reports incorporated by reference in this joint proxy statement/prospectus relate to historical financial information. They do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections were prepared in the context of an estimated market spending environment, are not actual facts and were based on numerous variables and assumptions, and various other matters specific to Novellus’ and Lam Research’s businesses that are inherently uncertain and, in many cases, are beyond the control of Novellus and Lam Research. The projections for both Novellus and Lam Research are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Novellus’ and Lam Research’s control and other operating conditions and risks and uncertainties relating to Novellus’ and Lam Research’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods, or to adopt new strategies in response to changed circumstances) and other factors described under “—Certain Projections Reviewed by Novellus” and “—Certain Projections Reviewed by Lam Research,” all of which are subject to change. In addition, other than with respect to the estimated synergies, the projections and estimates do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Lam Research’s or Novellus’ compliance with their respective covenants under the merger agreement. As a result, actual results likely will differ, and may differ materially, from those contained in the projections.

The inclusion of a summary of the projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Novellus, Lam Research or their respective affiliates, officers, directors or other representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of Novellus, Lam Research or their respective affiliates, officers, directors or other representatives can give any shareholder of Novellus, stockholder of Lam Research or other person any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections are shown to be in error. None of Novellus, Lam Research or their respective affiliates, officers, directors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Novellus, stockholder of Lam Research or other person regarding Novellus’ or Lam Research’s ultimate performance compared to the information contained in the projections or that the projected results will be achieved. The summaries of the projections included below are not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided solely because the projections were considered in connection with the merger.

The projections for the calendar years ended December 31, 2011 through December 31, 2013 for Novellus and Lam Research set forth under the heading “—Certain Projections Reviewed by Lam Research Board” reflect the forecasts prepared by the management of each of Novellus and Lam Research, respectively, as adjusted by the management of Lam Research for purposes of assessing the merger to reflect a more conservative view of future periods, which adjusted Projections were reviewed by the Lam Research board of directors and Goldman Sachs. The Novellus Projections and Lam Research Projections reviewed by the Novellus board of directors and BofA Merrill Lynch set forth under the heading “—Certain Projections Reviewed by Novellus Board” were not similarly adjusted by Novellus management.

Novellus has made no representations to Lam Research or any other person, and Lam Research has made no representations to Novellus or any other person, concerning the projections or the assumptions and estimates on which they are based. Lam Research and Novellus urge all shareholders to review Novellus’ and Lam Research’s most recent SEC filings for a description of Novellus’ and Lam Research’s reported financial results. See “Where You Can Find More Information.”

Certain Projections Reviewed by Novellus Board

Novellus’ management prepared, or approved, certain financial projections regarding Novellus’ anticipated future operations for the calendar years ended December 31, 2011 through December 31, 2013 (the “Novellus Projections”), and provided the Novellus Projections to the Novellus board of directors for use in its evaluation of the merger and strategic alternatives and, in connection therewith, also provided them to BofA Merrill Lynch, Lam Research and Party A.

In addition, the following projections were also provided to the Novellus board of directors and to BofA Merrill Lynch:

(i) Projections that were prepared by the management of Lam Research of certain financial data of Lam Research for the calendar years ended December 31, 2011 through December 31, 2013 (the “Lam Research Projections”).

(ii) Publicly available research analysts’ estimates of certain financial data of Novellus for the calendar years ended December 31, 2011 through December 31, 2013 (the “Novellus Analyst Projections”).

(iii) Publicly available research analysts’ estimates of certain financial data of Lam Research for the calendar years ended December 31, 2011 through December 31, 2013 (the “Lam Research Analyst Projections”).

Novellus management also prepared, or directed the preparation of and approved, projections of certain financial data:

(i) Two separate extended projections of Novellus’ anticipated future financial performance for the calendar years ended December 31, 2014 through December 31, 2016, each prepared through a process of extrapolation, using published growth rates and other publicly available information, and each starting from a different source:

•	extended projections based on the Novellus Projections (the “Novellus Extended Management Projections,” and together with the Novellus Projections, collectively, the “Novellus Management Case”); and

•

extended projections based on the Novellus Analyst Projections (the “Novellus Extended Analyst Projections,” and together with the Novellus Analyst Projections, collectively, the “Novellus Analyst Case”).

(ii) Two separate extended projections of Lam Research’s anticipated future financial performance for the calendar years ended December 31, 2014 through December 31, 2016, each prepared through a process of extrapolation, using published growth rates and other publicly available information, and each starting from a different source:

•

extended projections based on the Lam Research Projections (the “Lam Research Extended Management Projections” and together with the Lam Research Projections, collectively, the “Lam Research Management Case”); and

•

extended projections based on the Lam Research Analyst Projections (the “Lam Research Extended Analyst Projections” and together with the Lam Research Analyst Projections, collectively, the “Lam Research Analyst Case”).

The foregoing Novellus and Lam Research extended projections were provided to the Novellus board of directors and BofA Merrill Lynch; however, none of the foregoing extended projections were provided to Lam Research or Party A.

The following tables present a summary of the projections discussed above in this section:

Novellus Management Case

	Novellus Projections			Novellus Extended Management Projections
(in millions, except per share information)	CY2011	CY2012	CY2013	CY2014	CY2015	CY2016
Revenue	$1,342.9	$1,450.1	$2,000.0	$2,086.0	$1,908.7	$2,004.1
EBITDA(1)	$368.6	$400.2	$594.0	$619.6	$566.9	$595.3
Non-GAAP Operating Income(1)	$293.2	$331.7	$525.0	$547.6	$501.0	$526.1
Cash EPS(1)	$3.51	$4.68	$7.18	N/A	N/A	N/A
Non-GAAP Net Income(1)	$243.3	$282.7	$450.0	N/A	N/A	N/A
Free Cash Flow(1)	N/A	$303.8	$440.5	$478.1	$472.2	$460.5

Novellus Analyst Case

	Novellus Analyst Projections			Novellus Extended Analyst Projections
(in millions, except per share information)	CY2011	CY2012	CY2013	CY2014	CY2015	CY2016
Revenue	$1,346.5	$1,246.7	$1,379.4	$1,438.7	$1,316.4	$1,382.2
EBITDA(1)	$365.5	$295.5	$367.1	$382.9	$344.3	$355.1
Non-GAAP Operating Income(1)	$292.4	$224.1	$291.7	$304.3	$278.4	$292.3
Cash EPS(1)	$3.54	$3.28	$4.02	N/A	N/A	N/A
Non-GAAP Net Income(1)	$246.5	$184.0	$237.7	N/A	N/A	N/A
Free Cash Flow(1)	N/A	$224.3	$262.1	$279.1	$273.2	$254.1

(1)	EBITDA is calculated as estimated earnings before interest, taxes, depreciation and amortization and stock based compensation expense. Non-GAAP Operating Income is defined as operating income excluding pre-tax non-recurring items. Non-GAAP Net Income is defined as net income excluding after-tax non-recurring items. Cash EPS is estimated earnings per share before stock based compensation expense and amortization of intangibles and other one-time charges. Free Cash Flow is calculated as Operating Income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization, and includes stock based compensation expense. Free Cash Flow, EBITDA, Non-GAAP Operating Income, Cash EPS and Non-GAAP Net Income are not calculations provided for under GAAP. None of EBITDA, Non-GAAP Operating Income, Non-GAAP Net Income or Free Cash Flow should be considered as an alternative to net income or operating income as an indication of Novellus’ operating performance or as an alternative to operating cash flow as a measure of liquidity. None of the foregoing measures is necessarily comparable to similarly titled measures of other companies. Cash EPS should not be considered as an alternative to GAAP net income as a measure of Novellus’ operating performance.

Lam Research Management Case

	Lam Research Projections			Lam Research Extended Management Projections
(in millions)	CY2011	CY2012	CY2013	CY2014	CY2015	CY2016
Revenue	$2,812.0	$2,965.0	$3,799.0	$3,962.4	$3,625.6	$3,806.8
Non-GAAP Operating Income(1)	$499.0	$496.0	$868.0	$905.3	$828.4	$869.8
Non-GAAP Net Income(1)	$437.0	$395.0	$719.0	N/A	N/A	N/A

Lam Research Analyst Case

	Lam Research Analyst Projections			Lam Research Extended Analyst Projections
(in millions)	CY2011	CY2012	CY2013	CY2014	CY2015	CY2016
Revenue	$2,813.7	$2,663.7	$3,026.2	$3,156.3	$2,888.1	$3,032.5
Non-GAAP Operating Income(1)	$512.5	$379.1	$537.1	$560.2	$512.6	$538.2
Non-GAAP Net Income(1)	$438.1	$320.2	$457.4	N/A	N/A	N/A

(1)	Non-GAAP Operating Income is defined as operating income excluding pre-tax non-recurring items. Non-GAAP Net Income is defined as net income excluding after-tax amortization of convertible notes discount and after-tax non-recurring items. Neither Non-GAAP Operating Income nor Non-GAAP Net Income is a calculation provided for under GAAP. These measures should not be considered as an alternative to operating income or net income as an indication of Lam Research’s operating performance. These measures are not necessarily comparable to similarly titled measures of other companies.

Certain Projections Reviewed by Lam Research Board

Lam Research’s management prepared the prospective financial information summarized below in connection with the transaction, in order to provide its board and financial advisors with financial projections and potential synergies estimates in order to evaluate the transaction. In particular, at the direction of Lam Research’s management and board, Goldman Sachs used the projections for Lam Research and Novellus and the estimated synergies for the combined company in performing its financial analysis for purposes of rendering the opinion described and summarized above in “—Opinion of Lam Research’s Financial Advisor.” Lam Research also provided certain projections for Lam Research’s calendar years 2011 through 2013 to Novellus.

The following tables summarize the prospective financial information prepared by Lam Research’s management and used by Goldman Sachs in preparing the opinion described above:

Novellus Projections

(in millions)	CY2011	CY2012	CY2013	CY2014	CY2015
Revenue	$1,345	$1,430	$1,707	$1,907	$1,938
Non-GAAP Operating Income(1)	$294	$335	$416	$503	$514
Non-GAAP Net Income(1)	$247	$275	$354	$433	$443

(1)	Non-GAAP Operating Income is defined as operating income excluding pre-tax non-recurring items. Non-GAAP Net Income is defined as net income excluding after-tax amortization of convertible notes discount and after-tax non-recurring items. Neither Non-GAAP Operating Income nor Non-GAAP Net Income is a calculation provided for under GAAP. These measures should not be considered as an alternative to operating income or net income as an indication of Novellus’ operating performance. These measures are not necessarily comparable to similarly titled measures of other companies.

Lam Research Projections

(in millions)	CY2011	CY2012	CY2013	CY2014	CY2015
Revenue	$2,812	$2,965	$3,624	$3,988	$3,804
Non-GAAP Operating Income(1)	$500	$496	$789	$939	$854
Non-GAAP Net Income(1)	$437	$395	$653	$806	$715

(1)	Non-GAAP Operating Income is defined as operating income excluding pre-tax non-recurring items. Non-GAAP Net Income is defined as net income excluding after-tax amortization of convertible notes discount and after-tax non-recurring items. Neither Non-GAAP Operating Income nor Non-GAAP Net Income is a calculation provided for under GAAP. These measures should not be considered as an alternative to operating income or net income as an indication of Lam Research’s operating performance. These measures are not necessarily comparable to similarly titled measures of other companies.

	Estimated Synergies
(in millions)	CY2012	CY2013	CY2014	CY2015
Net Pre-Tax Cost Synergies	$15	$99	$110	$147
Net Pre-Tax Revenue Synergies	$0	$10	$20	$60

In developing the above prospective financial information, Lam Research made numerous assumptions about its and Novellus’ industries, markets and products, and their ability to execute on their respective business plans. In particular, Lam Research assumed that the wafer fabrication equipment market would decline by approximately 10% from 2011 to 2012, grow approximately 20% from 2012 to 2013, and then vary approximately 5% up or down over the remaining projection period, but that each of Lam Research and Novellus would increase market share in its major business units, as well as derive incremental revenue from new products, over the projection period. Lam Research also assumed that no significant restructuring or impairment costs would be incurred during the projection period.

Lam Research based the estimated synergies on potential revenue and cost savings synergies that Lam Research’s management projected to result from the merger, including the potential for new product offerings combining complementary technologies, realizing benefits from the complementary business model strengths of Lam Research and Novellus, access to and development of new markets, reduced cost of sales, reduced R&D costs and reduced sales, general and administrative costs.

Interests of Lam Research Directors and Executive Officers in the Merger

None of Lam Research’s executive officers or the members of its board of directors is party to an agreement with Lam Research, or participates in any Lam Research plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger.

Other than continuing membership on the board of directors of Lam Research or continuing in their positions as executive officers of Lam Research after the effective time of the merger as described in further detail below under the heading “—Board of Directors and Management Following the Merger,” the members of the Lam Research board of directors and the executive officers of Lam Research do not have any interests in the merger that are different from, or in addition to, the interests of Lam Research stockholders generally.

Lam Research’s directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of Novellus Directors and Executive Officers in the Merger

In considering the recommendation of the Novellus board of directors that you vote to adopt the merger agreement, you should be aware that Novellus’ directors and executive officers have economic interests in the merger that may be different from, or in addition to, those of Novellus’ shareholders generally. The Novellus board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve, and declare advisable, the merger agreement, the merger and the transactions contemplated by the merger agreement.

Treatment of Novellus Equity Awards

Treatment of Novellus Stock Options. Under the terms of the merger agreement, at the effective time of the merger, each outstanding option for Novellus common stock (“Novellus Stock Option”) held by a then-current employee of Novellus, whether vested or not, will be assumed by Lam Research and converted into an option to purchase shares of Lam Research common stock (each, an “Assumed Option”). Each Assumed Option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such Assumed Option (including under the terms of the applicable Novellus stock plan, the applicable award agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each such Assumed Option will constitute an Assumed Option (i) to acquire that number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Novellus common stock subject to such Assumed Option immediately prior to the effective time of the merger by (y) 1.125; and (ii) with an exercise price per share of Lam Research common stock (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of a share of Novellus common stock subject to such Assumed Option immediately prior to the effective time of the merger by (y) 1.125. At the effective time of the merger, each outstanding Novellus Stock Option held by a former employee of Novellus, whether vested or not, will terminate without payment of any consideration therefor.

Per the terms and conditions applicable to Assumed Options granted under Novellus’ 2011 Stock Incentive Plan and the applicable award agreements, holders of such Assumed Options will be entitled to certain vesting acceleration in connection with certain terminations of employment, including but not limited to a termination of the holder’s employment without “cause” or a resignation for “good reason” on the date of or within twelve (12) months after the closing of the merger (as such terms are defined in the applicable award agreements). Except as noted below, upon such termination, the holder’s Assumed Options that were granted under Novellus’ 2011 Stock Incentive Plan will vest in full. With respect to such Assumed Options that were granted on or after December 14, 2011, vesting of the Assumed Options will not accelerate upon termination of the holder’s employment without “cause” if such termination is in connection with a “reduction in force” (as such term is defined in the applicable award agreements) and the holder was not otherwise eligible for “retirement” (as such term is defined in the applicable award agreements).

Per the Amended and Restated Employment Agreement with Richard S. Hill, Novellus’ Chairman and Chief Executive Officer, as described in further detail below, Mr. Hill will be entitled to certain acceleration of vesting of Assumed Options in connection with certain terminations of his employment.

Treatment of Novellus RSUs and Novellus PSUs. Under the terms of the merger agreement, at the effective time of the merger, each outstanding Novellus RSU and Novellus PSU held by a then-current employee of Novellus, whether vested or not, will be assumed by Lam Research and converted into the right to receive shares of Lam Research common stock (each, an “Assumed RSU”). Each Assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed RSU (including under the terms of the applicable Novellus stock plan, the applicable award agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each Assumed RSU will constitute an Assumed RSU to acquire the number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Novellus common stock subject to such Assumed RSU immediately prior to the effective time of the merger by (ii) 1.125. Each Novellus PSU that vests in connection with the consummation of the merger will become fully vested with respect to the maximum number of shares of Novellus common stock payable pursuant to such Novellus PSU. At the effective time of the merger, each outstanding Novellus RSU and Novellus PSU held by a former employee of Novellus, whether vested or not, will terminate without payment of any consideration therefor.

Per the terms and conditions applicable to Novellus RSUs and Novellus PSUs granted under Novellus’ 2001 Stock Incentive Plan and the applicable award agreements, Novellus RSUs and Novellus PSUs that are outstanding and unvested immediately prior to the effective time of the merger will vest in full immediately prior to but contingent upon the merger. With respect to Novellus RSUs granted under Novellus’ 2011 Stock Incentive Plan and held by current employees of Novellus as of the effective time of the merger, such awards will be assumed by Lam Research as described above and, per the terms and conditions applicable to such Assumed RSUs under Novellus’ 2011 Stock Incentive Plan and the applicable award agreements, the holders, including Novellus’ executive officers, will be entitled to certain vesting acceleration in connection with certain terminations of employment, including a termination of the holder’s employment without “cause” or a resignation for “good reason” on the date of or within twelve (12) months after the closing of the merger (as such terms are defined in the applicable award agreements). Except as noted below, upon such termination, the holder’s Assumed RSUs that were granted under Novellus’ 2011 Stock Incentive Plan will vest in full. With respect to such Assumed RSUs granted on or after December 14, 2011, vesting of the Assumed RSUs will not accelerate upon termination of the holder’s employment without “cause” if such termination is in connection with a “reduction in force” (as such term is defined in applicable award agreements) and the holder was not otherwise eligible for “retirement” (as such term is defined in the applicable award agreements).

Per the Amended and Restated Employment Agreement with Mr. Hill, as described in further detail below, Mr. Hill will be entitled to certain acceleration of vesting of Assumed RSUs in connection with certain terminations of his employment.

Treatment of Novellus Restricted Stock Awards. Novellus has granted, and there remains outstanding, restricted shares of Novellus common stock (“Novellus Restricted Stock”) held by its non-employee directors and two employees, including Mr. Hill. In connection with the consummation of the merger, each outstanding share of Novellus Restricted Stock granted to a non-employee director of Novellus will vest and be converted into shares of Lam Research common stock in the same manner as all other shares of Novellus common stock held by Novellus’ shareholders, as described in the section entitled “The Merger Agreement—Terms of Merger; Merger Consideration”. With respect to outstanding shares of Novellus Restricted Stock granted to Novellus’ employees, including Mr. Hill, in connection with the consummation of the merger, such shares will be converted into shares of Lam Research common stock in the same manner as all other shares of Novellus common stock held by Novellus’ shareholders, as described in the section entitled “Terms of Merger; Merger Consideration”, except that the shares will continue to be subject to, and vest on, the same terms and conditions applicable thereto (including under the terms of the applicable Novellus stock plan, the applicable award agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger.

Per the Amended and Restated Employment Agreement with Mr. Hill, as described in further detail below, Mr. Hill will be entitled to certain acceleration of vesting of Novellus Restricted Stock in connection with certain terminations of his employment.

The information in the following table relates to the Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock anticipated to be beneficially owned by Novellus’ directors and executive officers as of immediately prior to the closing of the merger and that remain subject to single-trigger or double-trigger accelerated vesting in connection with the merger, assuming that the merger closes on April 1, 2012. Consequently, the following table excludes all Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock that are expected to vest prior to April 1, 2012, in accordance with the current vesting schedule applicable to such awards (disregarding any vesting acceleration to which the holders may be entitled in connection with the merger or otherwise).

Name	Number of Shares Subject to Novellus Stock Options that will Accelerate	Number of Shares Subject to Novellus RSUs and Novellus PSUs that will Accelerate(1)	Number of Shares of Novellus Restricted Stock that will Accelerate	Number of Shares Subject to Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock that will Accelerate(1)(2)	Estimated Total Value ($)(3)
Executive Officers
Richard S. Hill	215,875	214,785	60,240	490,900	13,471,608
Timothy M. Archer	—	164,780	—	164,780	6,664,322
Fusen E. Chen	—	123,720	—	123,720	5,003,701
Andrew J. Gottlieb	—	55,590	—	55,590	2,248,269
John D. Hertz	—	90,950	—	90,950	3,678,360

Directors
Neil R. Bonke	—	—	10,000	10,000	404,438
Youssef A. El-Mansy	—	—	10,000	10,000	404, 438
Glen G. Possley	—	—	10,000	10,000	404,438
Ann D. Rhoads	—	—	10,000	10,000	404,438
Krishna Saraswat	—	—	9,166	9,166	370,708
William R. Spivey	—	—	10,000	10,000	404,438
Delbert A. Whitaker	—	—	10,000	10,000	404,438

(1)	The number of shares subject to Novellus PSUs granted in 2009 was determined based on the number of shares that would have become payable pursuant to such awards based upon achievement of maximum performance under the terms of such awards. The number of shares subject to Novellus PSUs granted in 2010 was determined based on assumed achievement at target of the performance goals applicable to such awards. Actual performance of these Novellus PSUs relative to target will be determined prior to April 1, 2012 and may be less than target.
(2)

As described above, Novellus RSUs and Novellus PSUs issued under Novellus’ 2001 Stock Incentive Plan will accelerate vesting in connection with the merger. Novellus Restricted Stock awards issued to Novellus’ non-employee directors will also accelerate vesting in connection with the merger. Novellus RSUs issued to executive officers other than Mr. Hill under Novellus’ 2011 Stock Incentive Plan will accelerate vesting upon a termination without “cause” or resignation for “good reason” on or within twelve (12) months following the merger (as such terms are defined in the applicable award agreements). Novellus Stock Options, Novellus RSUs and Novellus Restricted Stock awards issued to Mr. Hill will accelerate vesting in accordance with the terms of the Amended Agreement upon Mr. Hill’s resignation on or within two (2) years following the merger, with such a resignation qualifying as a resignation for “good reason”. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination. The number of shares subject to Novellus Stock Options, Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards that will fully accelerate in connection with the merger was determined assuming that the merger will occur on April 1, 2012 and that, where required for acceleration, the individual’s employment is terminated without “cause” or a resignation for “good reason” in connection with the merger. Under the applicable award agreements and the Amended Agreement, an individual may be entitled to equivalent or lesser vesting acceleration upon certain other terminations of employment (e.g., death, disability, or retirement).
(3)	The estimated total value of the unvested Novellus Stock Options that will accelerate vesting in connection with the merger (or upon a subsequent termination of employment) was determined by multiplying (A) the product of (i) the number of shares of Novellus common stock estimated to be subject to each unvested Novellus Stock Option as of immediately prior to April 1, 2012, and that will accelerate in connection with the merger (or upon a subsequent termination of employment), and (ii) 1.125, the exchange ratio, and (B) the excess of $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011) over the quotient obtained by dividing (i) the exercise price per share of such Novellus Stock Option by (ii) 1.125, the exchange ratio (with the result rounded up to the nearest dollar). The estimated total value of the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock that will accelerate vesting in connection with the merger (or upon a subsequent termination of employment) was determined by multiplying (A) the product of (i) the sum of the number of shares of Novellus common stock estimated to be subject to the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards as of immediately prior to April 1, 2012, and (ii) 1.125, the exchange ratio, and (B) $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011), with the result rounded up to the nearest dollar.

Novellus Employment Arrangements. Other than with respect to Mr. Hill, Novellus has not entered into any employment agreements with its executive officers pursuant to which an executive officer would be entitled to any benefits or compensation in connection with the merger or a termination of employment in connection with the merger. With respect to Mr. Hill, on June 9, 2011, Novellus entered into an Amended and Restated Employment Agreement with Mr. Hill (the “Amended Agreement”). Pursuant to the Amended Agreement, Mr. Hill is entitled to receive certain benefits and/or payments in connection with certain terminations of his employment, including due to death, “disability”, without “cause” or a resignation for “good reason” (as such terms are defined in the Amended Agreement). If Novellus (or a successor, including Lam Research or Merger Sub) terminates Mr. Hill’s employment without “cause” or Mr. Hill resigns for “good reason”, he will be entitled to receive:

•

A supplemental retirement payment equal to sixty (60) times his highest base monthly salary paid during his employment increased by an additional amount equal to the positive difference (if any) between (i) the cash surrender value of the policy of life insurance issued by Sun Life Insurance Company and maintained by Novellus with respect to Mr. Hill, determined as of the date on which the termination is effective, and (ii) the foregoing supplemental retirement benefit. Mr. Hill’s aggregate supplemental retirement benefit is payable in a single lump sum within thirty (30) days following Mr. Hill’s date of termination, subject to delay as may be required to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code;

•	Payment of health insurance premiums in accordance with Novellus’ Officers’ Retirement Medical and Dental Coverage program without regard to any age or length of service limitations for that program;

•

Continued vesting of his stock options during the two (2) year period following his termination (unless he is entitled to immediate acceleration of the stock options as described in further detail below), with vested options to be exercised within three years following the end of such period; and

•	Immediate vesting of his restricted stock and restricted stock unit awards.

The benefits described above are conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination. If Mr. Hill violates the non-compete or non-solicitation provisions in the Amended Agreement, payment or provision of the supplemental retirement benefits described above will cease.

In addition, in connection with a “change in control” (as defined in the Amended Agreement) which includes the merger, if Mr. Hill accepts a position with Novellus or its successor (including Lam Research or Merger Sub in the case of the merger) other than as Chairman and Chief Executive Officer, he will have the right to terminate his employment at any time on or within two (2) years following the “change in control”, which includes the merger, and such a termination will qualify as a termination for “good reason.” Upon such a termination, Mr. Hill will receive the benefits described above except that any unvested stock options, restricted stock, restricted stock units or similar awards will immediately vest and become exercisable and be released from applicable restrictions on transfer or repurchase rights. However, the Amended Agreement provides for a “280G cutback” with a “best net” provision, meaning that in the event that an excise tax under Section 4999 of the Internal Revenue Code would be assessed on payments or other benefits received upon a “change in control”, including the merger, Mr. Hill will be entitled to receive: (i) the full aggregate amount of payments and other benefits to which he is entitled or (ii) an amount equal to one dollar less than three times Mr. Hill’s “base amount” (within the meaning of Section 280G of the Internal Revenue Code), whichever results in Mr. Hill’s receipt of the largest aggregate amount, taking into account all applicable federal, state, and local taxes.

Indemnification

Directors and Executive officers of Novellus also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement—Other Covenants and Agreements.”

New Arrangements with Lam Research

Richard S. Hill. As of the date of this joint proxy statement/prospectus, Mr. Hill has entered into a consulting agreement with Lam Research (the “Consulting Agreement”), which is contingent upon and commences as of the closing of the merger. Pursuant to the Consulting Agreement, Mr. Hill will resign from his employment with Novellus for “good reason” (as defined in the Amended Agreement) on the later of (i) June 15, 2012 and (ii) the date of the merger. If the merger closes prior to June 15, 2012, Mr. Hill will remain employed by Novellus during the period from the date of the merger until June 15, 2012, will receive only base salary and generally applicable employee benefits as compensation for such period, and will report directly to the Chief Executive Officer of Lam Research. Following Mr. Hill’s termination of employment with Novellus, he will receive the benefits to which he is entitled in connection with a resignation for “good reason,” as described below in “Interests of Novellus Directors and Executive Officers in the Merger – Potential Payments in Connection with a Change in Control.”

Following Mr. Hill’s termination of employment with Novellus, he will provide advisory services for a period of three years as requested by the Lam Research board of directors and executive team. In return for his advisory services and his compliance with certain non-compete and non-solicitation covenants set forth in the Consulting Agreement, Mr. Hill will receive $2,300,000, payable ratably over the term of the Consulting Agreement. The Consulting Agreement will terminate in the event of Mr. Hill’s death or “disability” (within the meaning of Section 409A of the Internal Revenue Code) prior to the end of its term and, upon such a termination, any remaining balance of the consulting fees that have not previously been paid under the Consulting Agreement will become immediately due and payable in a lump sum.

Lam Research has agreed to make charitable contributions in an aggregate amount equal to $2,300,000 to one or more organizations qualified under Section 501(c)(3) of the Internal Revenue Code, as directed by Mr. Hill, provided that at least 50% of the contribution must be made to business and/or technical schools that can potentially benefit Lam Research and Novellus. The charitable contributions will be made on or before December 31, 2012.

Timothy M. Archer. As of the date of this joint proxy statement/prospectus, Mr. Archer has entered into a new employment agreement with Lam Research (the “Archer Agreement”) that will be effective as of the closing of the merger. The material terms of the Archer Agreement include the following:

•	Mr. Archer will serve as Executive Vice President and Chief Operating Officer of the combined company;

•	Annual base salary will be $550,000;

•

Initial target annual bonus opportunity will equal 100% of annual base salary for the second six months of 2012 (i.e., such target bonus opportunity for the second six months of 2012 is one-half of his annual base salary);

•	Initial long-term incentive bonus opportunity will equal $2,500,000, expected to be paid 50% in cash and 50% in Lam Research equity, with a target payment date in February of 2014;

•

Mr. Archer will be paid an integration bonus of $1,000,000 no later than March 15, 2014, subject to his continued employment through December 31, 2013 and his relocation to the San Francisco Bay Area as requested by Lam Research; and

•

If a “change in control” (as defined in the Archer Agreement) occurs during the period of Mr. Archer’s employment under the Archer Agreement, and if there is an “involuntary termination” (as defined in the Archer Agreement) of Mr. Archer’s employment either in contemplation of or within the 12 months following such change in control, Mr. Archer will be entitled to receive (1) a lump-sum cash payment equal to twelve (12) months of Mr. Archer’s base salary (without giving effect to any salary reduction program then in effect), plus an amount equal to the average of the last five years of payments earned by Mr. Archer under the annual incentive bonus programs of Lam Research and Novellus (the “Short Term Program,” and such average, the “Five Year Average Amount”), plus a pro rata amount of the Five Year Average Amount based on service during the year in which the termination date occurs; (2) payment of any amount earned under the Short Term Program but unpaid as of the termination date for the calendar year prior to the year in which the termination date occurs; (3) certain medical benefits; (4) full vesting of the unvested stock option/restricted stock unit awards granted to Mr. Archer prior to the change of control, excluding his prior Novellus awards (which are governed by their terms), and a two (2) year post-termination exercise period for such options; and (5) payment of any amount accrued as of the last full completed quarter prior to the change of control under the long-term incentive bonus program, plus an amount equal to the remaining target amount under the long-term incentive bonus program.

•

If an Involuntary Termination (as defined in the Archer Agreement) of Mr. Archer’s employment occurs, other than in connection with a change of control (as defined in the Archer Agreement), Mr. Archer will receive: (1) a lump-sum cash payment equal to twelve (12) months of base salary (without giving effect to any salary reduction program then in effect), plus an amount equal to 50% of the Five Year Average Amount; (2) a pro rata payment of the Short Term Program amount for the year in which the termination date occurs; (3) payment of any amounts earned under the Short Term Program but unpaid as of the termination date for the calendar year prior to the year in which the termination date occurs; (4) payment of any amounts accrued as of the last full completed quarter prior to the date of termination under any long-term incentive bonus program; (5) certain medical benefits; and (6) vesting of a pro rata portion of the unvested stock option/restricted stock unit awards granted to Mr. Archer at least twelve months prior to the termination date, excluding his prior Novellus awards (which are governed by their terms), and a two (2) year post-termination exercise period for such options. Lam Research may accelerate the vesting of additional stock options and restricted stock units in its discretion.

•

Mr. Archer’s agreement also subjects Mr. Archer to customary confidentiality and non-competition obligations during the term of his employment, and non-solicitation obligations during such term and for a period of six (6) months following the termination of his employment. The agreement also requires Mr. Archer to execute a release in favor of Lam Research to receive the severance payments described above.

Continued Compensation and Benefits. Following the merger and until December 31, 2012, Lam Research has agreed to (i) not reduce the base compensation or incentive compensation opportunities of each continuing employee of Novellus and its subsidiaries, including the executive officers, (ii) honor Novellus’ rule of 70 accelerated stock vesting retirement plan, which provides for certain vesting acceleration of certain Novellus equity awards in connection with an eligible employee’s “retirement” (within the meaning of such term as set forth in the plan) and (iii) cause Novellus to maintain its benefit plans (other than Novellus’ 401(k) plan) that are “employee benefit plans” within the meaning of and subject to the Employee Retirement Security Act of 1974, as amended. All of Novellus’ executive officers currently participate in, or are eligible to participate in Novellus’ employee benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel accident insurance, short term and long term disability, employee assistance program, flexible spending accounts, deferred compensation plan, and other welfare benefit plans.

Lam Research has further agreed to allow continuing employees, including Novellus’ executive officers, to immediately participate in Lam Research’s 401(k) plan and rollover eligible rollover distributions from Novellus’ 401(k) plan to Lam Research’s 401(k) plan in the event that Novellus’ 401(k) plan is terminated as contemplated by the merger agreement. Finally, to the extent that a continuing employee becomes a participant in a U.S. plan of Lam Research, Lam Research has agreed to recognize such employee’s prior service with Novellus, its subsidiaries and any predecessor employers (to the extent recognized by Novellus) for vesting and eligibility purposes and, to the extent not prohibited by an insurer or service provider, to waive pre-existing conditions limitations, exclusions, actively-at-work requirements and waiting periods.

Potential Payments in Connection with a Change in Control. The table below reflects the compensation and benefits that will or may be paid or provided in connection with the merger in the circumstances described below to each of Novellus’ “named executive officers” (Richard S. Hill, Timothy M. Archer, Fusen E. Chen, John D. Hertz, and Andrew J. Gottlieb), as determined in accordance with Item 402(t) of Regulation S-K. Except where noted, severance payments have been calculated based on the named executive officer’s current compensation. Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his or her term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed a closing date of April 1, 2012, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock in accordance with the current vesting schedule applicable to such awards and assuming that all such awards remain outstanding immediately prior to April 1, 2012, to the extent not vested and settled pursuant to their terms before such date).

Merger-Related Executive Compensation

Name	Cash ($)		Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Richard S. Hill	4,888,263	(2)	13,471,608	—	426,902	(3)	—	—	$18,786,773
Timothy M. Archer(4)	—		6,664,322	—	—		—	—	6,664,322
Fusen E. Chen	—		5,003,701	—	—		—	—	5,003,701
John D. Hertz	—		3,678,360	—	—		—	—	3,678,360
Andrew J. Gottlieb	—		2,248,269	—	—		—	—	2,248,269

(1)	As described above, Novellus RSUs and Novellus PSUs issued under Novellus’ 2001 Stock Incentive Plan will “single trigger” accelerate vesting in connection with the merger. Novellus RSUs issued to named executive officers other than Mr. Hill under Novellus’ 2011 Stock Incentive Plan will “double trigger” accelerate vesting upon a termination without “cause” or resignation for “good reason” on or within twelve (12) months following the merger (as such terms are defined in the applicable award agreements). Novellus Stock Options, Novellus RSUs and Novellus Restricted Stock awards issued to Mr. Hill will “double trigger” accelerate vesting in accordance with the terms of the Amended Agreement upon Mr. Hill’s resignation on or within two (2) years following the merger, with such a resignation qualifying as a resignation for “good reason” under the terms of the Amended Agreement. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination. The number of shares of Novellus common stock subject to Novellus Stock Options, Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards that will accelerate vesting in connection with the merger was determined assuming that the merger will occur on April 1, 2012 and that, where required for acceleration, the individual’s employment is terminated without “cause” or a resignation for “good reason” in connection with the merger. Under the applicable award agreements and the Amended Agreement, an individual may be entitled to equivalent or lesser vesting acceleration upon certain other terminations of employment (e.g., death, disability, or retirement). The estimated value of the unvested Novellus Stock Options that will accelerate vesting in connection with the merger was determined by multiplying (A) the product of (i) the number of shares of Novellus common stock estimated to be subject to each unvested Novellus Stock Option as of immediately prior to April 1, 2012, and that will accelerate in connection with the merger (or upon a subsequent termination of employment), and (ii) 1.125, the exchange ratio, and (B) the excess of $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011) over the quotient obtained by dividing (i) the exercise price per share of such Novellus Stock Option by (ii) 1.125, the exchange ratio (with the result rounded up to the nearest dollar). The estimated total value of the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock that will accelerate vesting in connection with the merger was determined by multiplying (A) the product of (i) the sum of the number of shares of Novellus common stock estimated to be subject to the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards as of immediately prior to April 1, 2012, and (ii) 1.125, the exchange ratio, and (B) $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011), with the result rounded up to the nearest dollar. The following table sets forth the aggregate estimated value of acceleration of Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock awards by “single trigger” and “double trigger” acceleration.

Name	Single Trigger ($)	Double Trigger ($)
Richard S. Hill	8,686,711	4,784,897
Timothy M. Archer	3,979,665	2,684,657
Fusen E. Chen	3,979,665	1,024,036
John D. Hertz	2,566,156	1,112,204
Andrew J. Gottlieb	1,506,530	741,739

(2)	Pursuant to the terms of Mr. Hill’s Amended Agreement, upon Mr. Hill’s termination of employment without “cause”, resignation for “good reason” (including a “good reason” termination on or within two (2) years following the merger), or due to disability or death, Mr. Hill will receive a lump-sum supplemental retirement benefit equal to sixty (60) times his highest base monthly salary paid during his employment, plus the positive difference (if any) between the (a) the cash surrender value of a life insurance policy with respect to Mr. Hill held by Novellus and (b) the foregoing supplemental retirement benefit. This amount is estimated to equal $4,888,263 and is “double trigger” in nature to the extent payable in connection with Mr. Hill’s resignation for “good reason” on or within two (2) years following the merger. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination. The estimated total for Mr. Hill’s supplemental retirement benefit assumes a monthly base salary of approximately $79,137.08 and that the life insurance policy held by Novellus with respect to Mr. Hill has a cash surrender value in the amount of $4,888,263, which is the cash surrender value of the life insurance policy as of December 31, 2011. Pursuant to the terms of the Consulting Agreement, Mr. Hill will be compensated $2,300,000 payable ratably over the three-year period commencing on the later of (i) June 15, 2012 and (ii) the closing of the merger in return for providing advisory services as requested by the Lam Research board of directors and executive team and his compliance with certain non-compete and non-solicitation covenants set forth in the Consulting Agreement. The $2,300,000 in compensation under Mr. Hill’s Consulting Agreement is based on his advisory services to be provided after the merger and is not related to the merger described herein. Lam Research will also make charitable contributions in an aggregate amount equal to $2,300,000 to one or more organizations qualified under Section 501(c)(3) of the Internal Revenue Code, as directed by Mr. Hill, provided that at least 50% of the contribution must be made to business and/or technical schools that can potentially benefit Lam Research and Novellus. The charitable contributions will be made on or before December 31, 2012.
(3)	Pursuant to the terms of Mr. Hill’s Amended Agreement, upon Mr. Hill’s termination of employment without “cause”, resignation for “good reason” (including a “good reason” termination on or within two (2) years following the merger), or due to disability or death, Mr. Hill and his spouse will be provided healthcare benefits for the duration of their lifetimes under Novellus’ Executive Officers’ Medical and Dental Retirement Benefits Plan, without regard to any age or length of service limitation other than being an employee in good standing upon termination of employment. The Executive Officers’ Medical and Dental Retirement Benefits Plan provides for medical and dental coverage that is substantially comparable to coverage provided to active employees for executive officers and their spouses for the duration of their lifetimes and for dependent minor children as defined by the plan. The material assumptions used to calculate the present value of the accumulated benefit of Mr. Hill under the Executive Officers’ Medical and Dental Retirement Benefits Plan include a discount rate of 5.10%, a projection of the RP 2000 mortality table used by sponsors of defined benefit pension plans for funding purposes, and a healthcare trend rate of 10% for 2012, with an ultimate health trend rate of 5%. This benefit is “double trigger” in nature to the extent payable in connection with Mr. Hill’s resignation for “good reason” on or within two (2) years following the merger. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination.

(4)	Pursuant to the terms of the Archer Agreement, Mr. Archer will be entitled to: (a) an annual base salary of $550,000; (b) an initial target annual bonus opportunity equal to 100% of his annual base salary for the second six months of 2012 (i.e., such target bonus opportunity for the second six months of 2012 is one-half of his annual base salary); (c) an initial long-term incentive bonus opportunity of $2,500,000, expected to be paid 50% in cash and 50% in Lam Research equity, with a target payment date in February of 2014; and (d) an integration bonus of $1,000,000, payable no later than March 15, 2014, subject to his continued employment through December 31, 2013 and his relocation to the San Francisco Bay Area as requested by Lam Research. These potential payments are based on performance after closing and are not payments related to the merger described herein. If a “change in control” (as defined in the Archer Agreement) occurs during the period of Mr. Archer’s employment under the Archer Agreement, and if there is an “involuntary termination” (as will be defined in the Archer Agreement) of Mr. Archer’s employment either in contemplation of or within the 12 months following such change in control, Mr. Archer will receive (1) a lump-sum cash payment equal to twelve (12) months of Mr. Archer’s base salary (without giving effect to any salary reduction program then in effect), plus an amount equal to the average of the last five years of payments earned by Mr. Archer under the annual incentive bonus programs of Lam Research and Novellus (the “Short Term Program,” and such average, the “Five Year Average Amount”), plus a pro rata amount of the Five Year Average Amount based on service during the year in which the termination date occurs; (2) payment of any amount earned under the Short Term Program but unpaid as of the termination date for the calendar year prior to the year in which the termination date occurs; (3) certain medical benefits; (4) full vesting of the unvested stock option/restricted stock unit awards granted to Mr. Archer prior to the change of control, excluding his prior Novellus awards (which are governed by their terms), and a two (2) year post-termination exercise period for such options; and (5) payment of any amount accrued as of the last full completed quarter prior to the change of control under the long-term incentive bonus program, plus an amount equal to the remaining target amount under the long-term incentive bonus program. If an Involuntary Termination (as defined in the Archer Agreement) of Mr. Archer’s employment occurs, other than in connection with a change of control (as defined in the Archer Agreement), Mr. Archer will receive: (1) a lump-sum cash payment equal to twelve (12) months of base salary, plus an amount equal to 50% of the Five Year Average Amount; (2) a pro rata payment of the Short Term Program amount for the year in which the termination date occurs; (3) payment of any amounts earned under the Short Term Program but unpaid as of the termination date for the calendar year prior to the year in which the termination date occurs; (4) payment of any amounts accrued as of the last full completed quarter prior to the date of termination under any long-term incentive bonus program; (5) certain medical benefits; and (6) vesting of a pro rata portion of the unvested stock option/restricted stock unit awards granted to Mr. Archer at least twelve months prior to the termination date, excluding his prior Novellus awards (which are governed by their terms) and a two (2) year post-termination exercise period for such options. Lam Research may accelerate the vesting of additional stock options and restricted stock units in its discretion. Mr. Archer’s agreement also subjects Mr. Archer to customary confidentiality and non-competition obligations during the term of his employment, and non-solicitation obligations during such term and for a period of six (6) months following the termination of his employment. The agreement also requires Mr. Archer to execute a release in favor of Lam Research to receive the severance payments described above.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of the directors of Lam Research immediately prior to the closing of the merger and four additional directors to be mutually designated by Lam Research and Novellus. As of the date of this joint proxy statement/prospectus, Lam Research and Novellus have mutually agreed that Youssef A. El-Mansy, Krishna Saraswat, William R. Spivey, and Delbert A. Whitaker, each of whom is currently a director of Novellus, will be the designated directors. Upon appointment, each director will receive prorated annual compensation for their service as a director consistent with Lam Research’s policies for compensation of non-employee directors. Lam Research has agreed to indemnify the designated directors on the same terms as the other non-employee directors of Lam Research.

Upon completion of the merger, the executive officers of Lam Research prior to the merger will continue to serve in their roles. Mr. Timothy Archer, Novellus’ Chief Operating Officer, is expected to be appointed as Lam Research’s Chief Operating Officer.

Regulatory Clearances Required for the Merger

Lam Research and Novellus are required to submit notifications to various competition authorities prior to completing the merger. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Lam Research and Novellus must file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and observe a mandatory pre-merger waiting period before completing the merger. On January 13, 2012, Novellus filed its notification under the HSR Act. On January 26, 2012, Lam Research filed its notification under the HSR Act. In addition, Lam Research and Novellus have submitted notifications with competition authorities in Germany, Korea, Taiwan and China. On February 3, 2012, Lam Research and Novellus were granted early termination of the waiting period under the HSR Act. On February 6, 2012, the Korean antitrust authority informed Lam Research and Novellus that it had approved the merger. On February 14, 2012, the German antitrust authority granted clearance for the merger. On March 5, 2012, the Taiwanese antitrust authority granted clearance for the merger.

While Lam Research and Novellus expect to obtain all required regulatory clearances, Lam Research and Novellus cannot assure you that the Federal Trade Commission, Antitrust Division or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in a governmental agency or court imposing restrictions or conditions that would have a material adverse effect on the combined company if the merger were completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, although the absence of any such restriction or condition is a condition to the completion of the merger. Neither Lam Research nor Novellus can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Lam Research and Novellus will appoint an exchange agent to handle the exchange of shares of Novellus common stock for shares of Lam Research common stock. At the effective time of the merger, shares of Novellus common stock will be converted into the right to receive (i) shares of Lam Research common stock, (ii) cash in lieu of fractional shares (as described in detail below) and (iii) the amount of all dividends or other distributions with a record date after the date of the merger agreement without the need for any action by the holders of Novellus common stock.

As soon as reasonably practicable after the effective time of the merger, Lam Research will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any Novellus shares shall pass, only upon proper delivery of certificates evidencing such shares or transfer of shares held in book-entry form to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Novellus stock certificates or transferring Novellus shares held in book-entry form in exchange for shares of Lam Research common stock in book-entry form.

After the effective time of the merger, shares of Novellus common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate or book-entry, if any, that previously represented shares of Novellus common stock will represent only the right to receive (i) shares of Lam Research common stock, (ii) cash in lieu of fractional shares (as described in detail below) and (iii) the amount of all dividends or other distributions with a record date after the date of the merger agreement. With respect to such shares of Lam Research common stock deliverable upon the surrender of Novellus stock certificates or transfer of Novellus shares held in book-entry form, until holders of such Novellus shares have surrendered such stock certificates or transferred shares held in book-entry form, as applicable, to the exchange agent for exchange, those holders will not receive dividends or distributions to which they are entitled with respect to such shares of Lam Research common stock.

Novellus shareholders will not receive any fractional shares of Lam Research common stock pursuant to the merger. Instead of any fractional shares, Novellus shareholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the arithmetic average of the last report per share sales prices of Lam Research common stock on NASDAQ, as reported in the New York City edition of The Wall Street Journal for each of the five full consecutive trading days ending on the trading day immediately prior to the date on which the merger is effective.

Lam Research stockholders need not take any action with respect to their stock certificates.

Treatment of Lam Research Stock Options and Other Equity Awards

The completion of the merger will not accelerate the vesting or settlement of any outstanding stock options or other equity awards granted under any of Lam Research’s equity incentive plans, and all such stock options and other equity awards will continue to vest in accordance with their applicable terms.

Treatment of Novellus Stock Options and Other Long-Term Incentive Awards

Novellus Stock Options. At the effective time of the merger, each Novellus stock option granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into an option to purchase shares of Lam Research common stock (each, an “assumed stock option”). Each assumed stock option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such assumed stock option (including under the terms of the applicable Novellus stock plan, the applicable stock option agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each such assumed stock option will constitute an assumed stock option (i) to acquire that number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125; and (ii) with an exercise price per share of Lam Research common stock (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of a share of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125.

At the effective time of the merger, each Novellus stock option granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus stock option or any other person terminate without payment of any consideration therefor.

Novellus RSUs and Novellus PSUs. At the effective time of the merger, each Novellus RSU granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into the right to receive shares of Lam Research common stock (each, an “assumed RSU”). Each assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such assumed RSU (including under the terms of the applicable Novellus stock plan, the applicable restricted stock unit agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each assumed RSU will constitute an assumed RSU to acquire the number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Novellus common stock subject to such assumed RSU immediately prior to the effective time of the merger by (ii) 1.125.

Per the terms and conditions applicable to Novellus RSUs and Novellus performance-based stock units (“Novellus PSUs”) granted under Novellus’ 2001 Stock Incentive Plan and the applicable award agreements, such Novellus RSUs and Novellus PSUs that are outstanding and unvested immediately prior to the effective time of the merger will vest in full immediately prior to but contingent upon the merger. Novellus PSUs that vest in connection with the consummation of the merger will become fully vested with respect to the maximum number of shares of Novellus common stock payable pursuant to such Novellus PSU. With respect to assumed RSUs granted under Novellus’ 2011 Stock Incentive Plan and held by current employees of Novellus as of the effective time of the merger, such awards will be assumed by Lam Research as described above and, per the terms and conditions applicable to such assumed RSUs under Novellus’ 2011 Stock Incentive Plan and the applicable award agreements, the holders, including Novellus’ executive officers, will be entitled to certain vesting acceleration in connection with certain terminations of employment, including a termination of the holder’s employment without “cause” or a resignation for “good reason” on the date of or within twelve (12) months after the closing of the merger (as such terms are defined in the applicable award agreements). At the effective time of the merger, each Novellus RSU and each Novellus PSU granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus RSU or Novellus PSU or any other person, terminate without payment of any consideration therefor.

Novellus Restricted Stock. In connection with the consummation of the merger, each Novellus restricted stock award granted to a Novellus director and that is then outstanding will become vested and will be treated in the same manner as all other Novellus shares held by Novellus’ shareholders, as described in “The Merger Agreement – Terms of Merger; Merger Consideration” below. Outstanding shares of restricted stock held by two of Novellus’ employees, including Mr. Hill, will be converted into shares of Lam Research common stock in the same manner as all other shares of Novellus common stock held by Novellus’ shareholders, except that the shares will continue to be subject to, and vest on, the same terms and conditions applicable thereto (including under the terms of the applicable Novellus stock plan, the applicable award agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger. Shares of restricted stock held by Mr. Hill will “double trigger” accelerate vesting in accordance with the terms of his Amended Agreement if Novellus (or a successor) terminates Mr. Hill’s employment without “cause” or Mr. Hill resigns for “good reason” (as such terms are defined in the Amended Agreement).

Dividend Policy

Lam Research does not currently pay quarterly cash dividends on shares of its common stock. Any future determination regarding dividend or distribution payments will be at the discretion of the Lam Research board of directors, subject to applicable limitations under Delaware law.

Listing of Lam Research Common Stock

It is a condition to the completion of the merger that the shares of Lam Research common stock to be issued pursuant to the merger be authorized for listing on NASDAQ, subject to official notice of issuance.

De-Listing and Deregistration of Novellus Stock

Novellus common stock is currently traded on NASDAQ under the symbol “NVLS.” Upon completion of the merger, Novellus common stock will cease to be listed on NASDAQ and will subsequently be deregistered under the Securities Exchange Act of 1934.

Advisory Vote Regarding Merger-Related Executive Compensation

Merger-Related Executive Compensation

Novellus is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a non-binding, advisory vote on the compensation payable to each of its “named executive officers” (Richard S. Hill, Timothy M. Archer, Fusen E. Chen, John D. Hertz, and Andrew J. Gottlieb), as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with Novellus, and Novellus is therefore asking its shareholders to approve the following resolution:

RESOLVED, that the compensation that will or may become payable by Novellus to the named executive officers of Novellus as disclosed pursuant to Item 402(t) of Regulations S-K and as set forth in this proposal titled “Advisory Vote Regarding Merger-Related Executive Compensation” and as further described in the section titled “Interests of Novellus’ Directors and Executive Officers in the Merger,” is hereby approved.

The description of the payments contained in the section titled “Interests of Novellus’ Directors and Executive Officers in the Merger” as well as the table titled “Merger-Related Executive Compensation” therein are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of Novellus’ named executive officers that is based on or otherwise relates to the merger and will or may become payable either by Novellus or Lam Research. Novellus is asking its shareholders to approve the “golden parachute” compensation that will or may become payable by Novellus to each of its named executive officers as set forth in the table below and as described in the section titled “Interests of Novellus’ Directors and Executive Officers in the Merger.”

The table below reflects the compensation and benefits that will or may be paid or provided to each of Novellus’ named executive officers in connection with the merger in the circumstances described below. Except where noted, severance payments have been calculated based on the named executive officer’s current compensation. Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his or her term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed a closing date of April 1, 2012, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock in accordance with the current vesting schedule applicable to such awards and assuming that all such awards remain outstanding immediately prior to April 1, 2012, to the extent not vested and settled pursuant to their terms before such date).

Name	Cash ($)		Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Richard S. Hill	4,888,263	(2)	13,471,608	—	426,902	(3)	—	—	18,786,773
Timothy M. Archer	—		6,664,322	—	—		—	—	6,664,322
Fusen E. Chen	—		5,003,701	—	—		—	—	5,003,701
John D. Hertz	—		3,678,360	—	—		—	—	3,678,360
Andrew J. Gottlieb	—		2,248,269	—	—		—	—	2,248,269

As described above, in accordance with Item 402(t) of Regulation S-K, this table only reflects compensation and benefits that may be paid or provided pursuant to arrangements with Novellus.

(1)

As described above, Novellus RSUs and Novellus PSUs issued under Novellus’ 2001 Stock Incentive Plan will “single trigger” accelerate vesting in connection with the merger. Novellus RSUs issued to named executive officers other than Mr. Hill under Novellus’ 2011 Stock Incentive Plan will “double trigger”

accelerate vesting upon a termination without “cause” or resignation for “good reason” on or within twelve (12) months following the merger (as such terms are defined in the applicable award agreements). Novellus Stock Options, Novellus RSUs and Novellus Restricted Stock awards issued to Mr. Hill will “double trigger” accelerate in accordance with the terms of the Amended Agreement upon Mr. Hill’s resignation for on or within two (2) years following the merger, with such a resignation qualifying as a resignation for “good reason” under the terms of the Amended Agreement. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination. The number of shares of Novellus common stock subject to Novellus Stock Options, Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards that will accelerate vesting in connection with the merger was determined assuming that the merger will occur on April 1, 2012 and that, where required for acceleration, the individual’s employment is terminated without “cause” or a resignation for “good reason” in connection with the merger. Under the applicable award agreements and the Amended Agreement, an individual may be entitled to equivalent or lesser vesting acceleration upon certain other terminations of employment (e.g., death, disability, or retirement). The estimated value of the unvested Novellus Stock Options that will accelerate vesting in connection with the merger was determined by multiplying (A) the product of (i) the number of shares of Novellus common stock estimated to be subject to each unvested Novellus Stock Option as of immediately prior to April 1, 2012, and that will accelerate in connection with the merger (or upon a subsequent termination of employment), and (ii) 1.125, the exchange ratio, and (B) the excess of $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011) over the quotient obtained by dividing (i) the exercise price per share of such Novellus Stock Option by (ii) 1.125, the exchange ratio (with the result rounded up to the nearest dollar). The estimated total value of the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock that will accelerate vesting in connection with the merger was determined by multiplying (A) the product of (i) the sum of the number of shares of Novellus common stock estimated to be subject to the Novellus RSUs, Novellus PSUs and Novellus Restricted Stock awards as of immediately prior to April 1, 2012, and (ii) 1.125, the exchange ratio, and (B) $35.95 (the estimated value of one share of Lam Research common stock based on the average closing price of Lam Research common stock on The NASDAQ Global Select Market over the five (5) trading days beginning on December 15, 2011, and ending on December 21, 2011), with the result rounded up to the nearest dollar. The following table sets forth the aggregate estimated value of acceleration of Novellus Stock Options, Novellus RSUs, Novellus PSUs, and Novellus Restricted Stock awards by “single trigger” and “double trigger” acceleration.

Name	Single Trigger ($)	Double Trigger ($)
Richard S. Hill	8,686,711	4,784,897
Timothy M. Archer	3,979,665	2,684,657
Fusen E. Chen	3,979,665	1,024,036
John D. Hertz	2,566,156	1,112,204
Andrew J. Gottlieb	1,506,530	741,739

(2)

Pursuant to the terms of Mr. Hill’s Amended Agreement, upon Mr. Hill’s termination of employment without “cause”, resignation for “good reason” (including a “good reason” termination on or within two (2) years following the merger), or due to disability or death, Mr. Hill will receive a lump-sum supplemental retirement benefit equal to sixty (60) times his highest base monthly salary paid during his employment, plus the positive difference (if any) between the (a) the cash surrender value of a life insurance policy with respect to Mr. Hill held by Novellus and (b) the foregoing supplemental retirement benefit. This amount is estimated to equal $4,888,263 and is “double trigger” in nature to the extent payable in connection with Mr. Hill’s resignation for “good reason” on or within two (2) years following the merger. The estimated total for Mr. Hill’s supplemental retirement benefit assumes a monthly base salary of approximately

$79,137.08 and that the life insurance policy held by Novellus with respect to Mr. Hill has a cash surrender value in the amount of $4,888,263, which is the cash surrender value of the life insurance policy as of December 31, 2011. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill, while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination.
(3)	Pursuant to the terms of Mr. Hill’s Amended Agreement, upon Mr. Hill’s termination of employment without “cause”, resignation for “good reason” (including a “good reason” termination on or within two (2) years following the merger), or due to disability or death, Mr. Hill and his spouse will be provided healthcare benefits for the duration of their lifetimes under Novellus’ Executive Officers’ Medical and Dental Retirement Benefits Plan, without regard to any age or length of service limitation other than being an employee in good standing upon termination of employment. The Executive Officers’ Medical and Dental Retirement Benefits Plan provides for medical and dental coverage that is substantially comparable to coverage provided to active employees for executive officers and their spouses for the duration of their lifetimes and for dependent minor children as defined by the plan. The significant assumptions used to calculate the present value of the accumulated benefit of Mr. Hill under the Executive Officers’ Medical and Dental Retirement Benefits Plan include a discount rate of 5.10%, a projection of the RP 2000 mortality table used by sponsors of defined benefit pension plans for funding purposes, and a healthcare trend rate of 10% for 2012, with an ultimate health trend rate of 5%. This benefit is “double trigger” in nature to the extent payable in connection with Mr. Hill’s resignation for “good reason” on or within two (2) years following the merger. Pursuant to the terms of Mr. Hill’s Amended Agreement, this benefit is conditioned upon Mr. Hill’s not competing with Novellus and not soliciting Novellus’ employees or customers, to the extent any such customer was known to Mr. Hill while he was employed by Novellus to have been a customer, with respect to products or services competitive with those offered by Novellus, during the two (2) year period following his termination.

Vote Required

The vote regarding this proposal on merger-related executive compensation is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, Novellus’ shareholders may vote to approve the proposal to adopt the merger agreement and vote not to approve the proposal on merger-related executive compensation and vice versa. Because the vote regarding merger-related executive compensation is advisory only, it will not be binding on either Novellus or Lam Research. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Novellus’ shareholders.

Approval of the merger-related executive compensation requires the affirmative vote of a majority of the shares of Novellus’ common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum) at the Novellus special meeting.

The Novellus board of directors unanimously recommends a vote “FOR” this proposal on merger-related executive compensation for Novellus’ named executive officers.

Dissenters’ Rights for Novellus Shareholders

Under Chapter 13 of the California Corporations Code (“CCC”), holders of Novellus common stock who do not wish to accept shares of Lam Research common stock in the merger may be entitled to dissenters’ rights. In accordance with those provisions, dissenting Novellus shareholders may have the right to be paid in cash the fair market value of their Novellus common stock as determined by appraisal of the fair market value of such stock as of December 13, 2011, the last day before the first public announcement of the terms of the merger, by fully complying with the procedures set forth in the CCC. The failure of a dissenting Novellus shareholder to comply timely and properly with such procedures will result in the termination or waiver of such rights. See the section entitled “Dissenters’ Rights for Novellus Shareholders”.

Under Delaware law, holders of Lam Research common stock are not entitled to appraisal rights in connection with the merger.

Litigation Related to the Merger

On December 15, 2011, a purported class action lawsuit was filed in California Superior Court for the County of Santa Clara, referred to hereinafter as the State Court, by Marla Skroch, an alleged shareholder of Novellus who seeks to represent a class comprised of Novellus shareholders. The complaint in this action, referred to herein as the Skroch complaint, names as defendants Novellus, the members of Novellus’ board of directors, and Lam Research. The Skroch complaint alleges that the director defendants breached fiduciary duties allegedly owed to Novellus’ shareholders by entering into the acquisition agreement with Lam Research that was announced on December 14, 2011; that Lam Research and Novellus aided and abetted the alleged breaches of fiduciary duty; and that if the transaction is allowed to proceed, the shareholders will suffer damages because their shares will be acquired for less than their actual value. The plaintiff seeks an order of the State Court certifying the action as a class action; rescinding the transaction and/or preliminarily enjoining the defendants from consummating the transaction, and/or awarding attorney’s fees and costs.

On December 19, 2011, a second purported class action was filed in the State Court by Michael Resing, an alleged shareholder of Novellus, who seeks to represent the same purported class. The complaint in this action, referred to herein as the Resing complaint, names as defendants the members of Novellus’ board of directors, Novellus, Lam Research and Merger Sub. The allegations contained in the Resing complaint are largely similar to the allegations contained in the Skroch complaint, except that the Resing complaint also alleges that BLMS aided and abetted alleged breaches of fiduciary duty by the director defendants. The plaintiff seeks similar relief to that sought in the Skroch complaint.

On December 20, 2011 and December 28, 2011, two additional purported class action lawsuits were filed in the State Court by Louisiana Municipal Police Employees’ Retirement System (“LMPERS”) and Nanette Ramsay, alleged shareholders of Novellus that seek to represent the same purported class. The complaints in these actions name as defendants the same parties named in the Resing complaint. The allegations and relief sought in these complaints are largely similar to the allegations and relief sought in each of the preceding complaints, except that the LMPERS complaint alleges that Novellus breached fiduciary duties allegedly owed to Novellus’ shareholders, rather than aiding and abetting the alleged breaches of fiduciary duty, and both the LMPERS complaint and the Ramsay complaint also seek damages.

On February 3, 2012, Ms. Skroch filed an amended complaint, adding allegations that the defendants had further breached their fiduciary duties because the Registration Statement contained material omissions and misstatements.

Counsel for the parties in the four actions filed in the State Court have agreed, and the State Court has ordered, that these actions be consolidated into one action titled In re Novellus Systems, Inc. Litigation. On February 10, 2012, the State Court appointed co-lead counsel and liaison counsel for plaintiffs. Co-lead counsel and co-liaison counsel are required, pursuant to Court order dated January 30, 2012, to serve a consolidated and/or amended complaint as soon as practicable.

On January 5, 2012, a purported class action lawsuit was filed in the United States District Court for the Northern District of California, referred to hereinafter as the “Federal Court,” by Sunil Nagpal, an alleged shareholder of Novellus, who seeks to represent the same purported class. The complaint in this action names as defendants the same parties as the complaints in the Resing, LMPERS and Ramsay actions, as well as one former

Novellus director, and the allegations and relief sought in this complaint are largely similar to the allegations and relief sought in each of the preceding complaints. On February 17, 2012, counsel for Mr. Nagpal filed a separate purported class action in Federal Court on behalf of James P. Tessitore, another alleged shareholder of Novellus, asserting the same claims, adding a claim that the individual defendants and Novellus violated Section 14(a) of the Securities and Exchange Act of 1934 and SEC Rule 14a-9 because the Registration Statement contained material misstatements and omissions, and adding a claim that the individual defendants were liable for these violations as control persons pursuant to Section 20(a) of the Exchange Act.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Lam Research and Novellus are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Lam Research stockholders and Novellus shareholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the approval of the merger agreement and the principal terms thereof or the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, as applicable.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Lam Research or Novellus. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Lam Research and Novellus make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been qualified by certain confidential disclosure schedules that were exchanged between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

The confidential disclosure schedules contain information that has been included in the general prior public disclosures of each of Lam Research and Novellus, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by Lam Research and Novellus under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. In addition, these representations and warranties were made as of the date of the merger agreement or as of the date specified in the merger agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of Lam Research or Novellus. Moreover, representations and warranties are frequently utilized in merger agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT LAM RESEARCH OR NOVELLUS, but instead should read such representations and warranties together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information”.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the California Corporations Code (“CCC”), at the effective time of the merger, Merger Sub, a California corporation and wholly owned subsidiary of Lam Research, will merge with and into

Novellus. Novellus will be the surviving corporation in the merger and will become a wholly owned subsidiary of Lam Research. At the effective time of the merger, each outstanding share of Novellus common stock (other than (i) shares owned by Lam Research, Merger Sub or any direct or indirect wholly owned subsidiary of Lam Research or Novellus, which will be canceled and cease to exist, and (ii) shares held by Novellus shareholders who voted against the merger and are entitled to and who have properly exercised and not withdrawn a demand for, or lost their right to, appraisal rights under the CCC, who will have the right to receive the payment described under “—Dissenters’ Rights for Novellus Shareholders” below) will be converted into the right to receive 1.125 shares of Lam Research common stock (the “exchange ratio”), with cash paid in lieu of fractional shares, plus the amount of any dividends or other distributions with a record date after the date of the merger agreement.

Lam Research will not issue fractional shares of Lam Research common stock pursuant to the merger agreement. Instead, each Novellus shareholder who otherwise would have been entitled to receive a fraction of a share of Lam Research common stock will receive in lieu thereof and, upon surrender of his or her shares of Novellus common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the arithmetic average of the last reported per share sales prices of Lam Research common stock on NASDAQ, as reported in the New York City edition of The Wall Street Journal for each of the five full consecutive trading days ending on the trading day immediately prior to the date on which the merger is effective.

The exchange ratio will be adjusted appropriately and proportionately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Lam Research common stock or Novellus common stock prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise or the merger agreement is terminated pursuant to its terms, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file an agreement of merger with the Secretary of State of the State of California, or at such later time as the parties agree and specify in such agreement of merger.

Lam Research and Novellus currently expect the closing of the merger to occur in the second quarter of 2012. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Lam Research and Novellus could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Lam Research and Novellus will appoint an exchange agent to handle the exchange of shares of Novellus common stock for shares of Lam Research common stock. At the effective time of the merger, shares of Novellus common stock will be converted into the right to receive (i) shares of Lam Research common stock, (ii) cash in lieu of fractional shares and (iii) the amount of all dividends or other distributions with a record date after the date of the merger agreement without the need for any action by the holders of Novellus common stock.

Promptly, and in any event within five business days, after the effective time of the merger, Lam Research will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any Novellus shares shall pass, only upon proper delivery of certificates evidencing such shares or transfer of shares held in book-entry form to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Novellus stock certificates or transferring shares held in book-entry form in exchange for shares of Lam Research common stock in book-entry form.

After the effective time of the merger, except for shares held by Novellus shareholders that qualify for the rights described under “—Dissenters’ Rights for Novellus Shareholders” below, shares of Novellus common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate or book-entry, if any, that previously represented shares of Novellus common stock will represent only the right to receive (i) shares of Lam Research common stock, (ii) cash in lieu of fractional shares and (iii) the amount of all dividends or other distributions with a record date after the date of the merger agreement upon surrender of such certificates or transfer of shares held in book-entry form, as applicable. With respect to such shares of Lam Research common stock deliverable upon the surrender of Novellus shares, until holders of such Novellus shares have surrendered stock certificates evidencing such shares or transferred shares held in book-entry form to the exchange agent for exchange, those holders will not receive dividends or distributions to which they are entitled with respect to such shares of Lam Research common stock.

Shares held by Novellus shareholders who voted against the merger and are entitled to and who have properly exercised and not withdrawn a demand for, or lost their right to, dissenters’ rights under the CCC, will have the right to receive the payment described under “—Dissenters’ Rights for Novellus Shareholders” below. At the effective time of the merger, except as expressly limited by the CCC, the holders of such shares will continue to have all the rights and privileges incident to their shares until their dissenters’ rights are agreed upon or determined. Novellus will provide Lam Research with notice of any demands for dissenters’ rights or attempted withdrawals of such demands, and Lam Research has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the CCC. Novellus will not, except with Lam Research’s prior written consent or as otherwise required by law, voluntarily make any payment with respect to any demand for dissenters’ rights made by a Novellus shareholders or settle or offer to settle any such dissenters’ rights. These dissenters’ rights in general are discussed more fully under “—Dissenters’ Rights for Novellus Shareholders” below.

Representations and Warranties

The merger agreement contains largely reciprocal representations and warranties. Each of Lam Research and Novellus have made representations and warranties regarding, among other things:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents and financial statements;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	brokers’ fees payable in connection with the merger;

•

absence of certain changes and events from the date of Lam Research’s or Novellus’ most recent balance sheet filed with the SEC (which was September 25, 2011 for Lam Research and September 24, 2011 for Novellus) to the date of execution of the merger agreement;

•	absence of certain litigation;

•	tax matters;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	internal controls and disclosure controls and procedures;

•	compliance with applicable laws, NASDAQ listing rules and permits;

•	material contracts;

•	environmental matters;

•	insurance matters;

•	title to properties and assets;

•	inapplicability of state takeover statutes;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	compliance with the Foreign Corrupt Practices Act and other similar laws;

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws;

•	intellectual property; and

•	opinions from financial advisors.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any event, condition, circumstance, development, state of facts, change or effect that, individually or taken together, is, or would reasonably be expected to be, materially adverse to (i) such party’s ability to consummate the merger or (ii) the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, except that the definition of “material adverse effect” excludes any effect that results from or arises in connection with:

•

changes or conditions generally affecting the industries in which such party and any of its subsidiaries operate (unless such changes or conditions have a disproportionate effect in any material respect relative to other companies of comparable size in the same industries and geographies in which such party operates);

•

general economic or political conditions (including acts of war, sabotage or terrorism and any escalations or general worsening of any such acts of war, sabotage or terrorism) or securities, credit, currency or other financial market conditions in the U.S. or any foreign jurisdiction (unless such changes or conditions have a disproportionate effect in any material respect relative to other companies of comparable size in the same industries and geographies in which such party operates);

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country (unless such events have a disproportionate effect in any material respect relative to other companies of comparable size in the same industries and geographies in which such party operates);

•

changes in the such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any public or internal estimates or expectations in respect of revenues, earnings or other financial or operating metrics for any period (however, the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•	the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including, but only to the extent related to the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, the identity of the other party in the merger, the loss or departure of officers or other employees of such party, the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors, resellers, licensors or other business partners, any other negative development (or potential negative development) in such party’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners, and any decline or other degradation in such party’s customer bookings;

•	any action taken or failure to take action by a party that was approved, consented to or requested by the other party;

•	any change in applicable law, regulation or GAAP or other accounting standard (or authoritative interpretation thereof); or

•	any lawsuit, action or proceeding brought by current or former stockholders of such party in connection with the merger and the other transactions contemplated by the merger agreement.

The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business

Each of Lam Research and Novellus has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Lam Research and Novellus has agreed to use commercially reasonable efforts to (i) conduct its business in the ordinary course, in a manner consistent with past practice and (ii) preserve substantially intact its business organization and advantageous business relationships and retain the services of its officers and key employees.

In addition, each of Lam Research and Novellus has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	amending its charter, bylaws or equivalent organizational documents;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering shares of its capital stock, or other voting securities or equity interests;

•

merging or consolidating with any person or transferring, leasing, selling, pledging, licensing, or otherwise disposing of any of its material assets or properties, except for the sale of inventory in the ordinary course of business and in a manner consistent with past practice;

•	making, declaring or paying dividends or other distributions on any of its capital stock;

•	reclassifying, combining, splitting, or subdividing any of its capital stock;

•	making any acquisition, loan or capital expenditure in excess of certain thresholds specified in the merger agreement;

•	increasing the compensation payable to its directors, officers or other employees;

•	cancelling or forgiving any indebtedness;

•

making any material change with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets) except as may be required as a result of a change in applicable law or GAAP;

•

changing any tax election, filing any amended tax return, settling any tax claim or assessment, or consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	commencing lawsuits in excess of certain thresholds specified in the merger agreement;

•

granting any assignment, license, covenant, release, immunity or other right with respect to any intellectual property rights (other than certain outbound license agreements in the ordinary course of business consistent with past practice);

•

taking any action that would be reasonably expected to result in any of the conditions described under “—Conditions to Completion of the Merger” below not being satisfied or that would impair its ability to consummate the merger or materially delay such consummation; and

•	announcing an intention to enter into, or entering into any contract or otherwise make a commitment to do any of the foregoing.

In addition, Novellus has further agreed to additional specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	redeeming, purchasing or otherwise acquiring its own capital stock or other voting securities or equity interests;

•

incurring any indebtedness, except for indebtedness incurred (i) in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date the merger agreement was signed or issuances or repayment of commercial paper in the ordinary course of business or (ii) outside the ordinary course of business up to $5 million individually or $10 million in the aggregate;

•	making any capital or equity investments in any entity other than a wholly owned subsidiary or entering into joint ventures or strategic alliances;

•	increasing or accelerating any benefits provided to directors, officers or employees or establishing or amending employee benefit plans;

•	granting any severance, termination or similar payments to directors, officers or employees;

•

hiring employees at a level of Vice President or higher, implementing a material organizational restructuring or conducting any reduction in labor force or other program or effort concerning the termination of employment of employees;

•

settling material claims, actions or proceedings, except settlements in the ordinary course of business, settlements subject to (and not materially in excess of) reserves, settlements covered by insurance and settlements not involving the payment of money in excess of $2.5 million;

•	entering into or amending material contracts; and

•

entering into contracts that provide another person “most-favored nation,” exclusive marketing or other exclusive rights or that otherwise restrict in a material respect its ability to engage or compete in any material line of business.

No Solicitation of Alternative Proposals

Each of Lam Research and Novellus has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it will not and it will cause its subsidiaries not to, and will not authorize or knowingly permit its directors, officers, employees, authorized agents (including financial and legal advisors) or other representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate an acquisition proposal (as defined below), or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, any third party that is seeking to make, or has made, an acquisition proposal.

An “acquisition proposal” with respect to a party means any proposal, offer or indication of interest (whether or not in writing) relating to (i) any acquisition or purchase by any third party of (A) assets (including equity securities of any subsidiary of such party) or businesses that constitute or generate 10% or more of the revenues, net income or assets of such party and its subsidiaries on a consolidated basis or (B) beneficial ownership of 10% or more of any class of equity securities of such party, (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of such party by any third party that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of such party, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving such party immediately following the consummation of which the shareholders of such party immediately prior to the consummation of such transaction would beneficially own in the aggregate less than 90% of such party’s common stock or the total voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity).

Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of Lam Research and Novellus is permitted to furnish information with respect to Lam Research or Novellus, as applicable, and enter into discussions with, and only with, a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of such party (i) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such acquisition proposal is or is reasonably likely to lead to a superior proposal, and (ii) obtains from such person an executed confidentiality agreement at least as restrictive as the confidentiality agreement between Lam Research and Novellus. A “superior proposal” with respect to a party means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of such party then outstanding or all or substantially all of the assets of such party (i) that such party’s board of directors determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders or shareholders of such party than the merger (including any adjustment to the terms and conditions proposed in a written, binding and irrevocable offer by the other party in response to such acquisition proposal to the extent permitted) and is reasonably likely to receive all required material governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (ii) for which financing, to the extent required, is then committed.

The merger agreement requires that the parties notify each other within 24 hours of the receipt of any acquisition proposal. Any such notification shall include the material terms and conditions of any such acquisition proposal and the identity of the person making the acquisition proposal and a copy of any written acquisition proposal (or written summary of any oral acquisition proposal). In addition, the merger agreement requires the parties to (i) continue to update each other on the status of and any material changes to any acquisition proposal, and (ii) provide each other 24 hours prior notice of any meeting of a party’s board of directors at which an acquisition proposal is expected to be considered (or such lesser prior notice as is provided to the members of any such board of directors). The merger agreement also requires both Lam Research and Novellus to cease, and cause to be terminated, all discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal.

Changes in Board Recommendations

The board of directors of each of Lam Research and Novellus has agreed that it will not (i) fail to make, or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in any manner adverse to the other party, the recommendation, approval or declaration of advisability by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) fail to make a statement in opposition and recommend rejection to such board’s stockholders of a tender or exchange offer initiated by a third party within 10 business days after such tender or exchange offer has been published, sent or given by such third party, or (iii) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of Lam Research or Novellus, as applicable, may withdraw or modify its recommendation or recommend an acquisition proposal if such board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to constitute a breach of the board’s fiduciary duties. Prior to taking any such action, such board of directors must inform the other party in writing of its decision to change its recommendation, provide the material terms and conditions of any acquisition proposal to the other party if an acquisition proposal has been made prior to such action and, in any event, allow 5 days to elapse following the other party’s receipt of such written notice, during which time the other party may negotiate changes to the merger agreement. If such changes result in the third-party proposal no longer constituting a superior proposal, then such board of directors may not change its recommendation.

If the board of directors of Lam Research or Novellus withdraws or modifies its recommendation, such board of directors will nevertheless continue to be obligated to hold its stockholders or shareholders meeting and submit the proposal described in this joint proxy statement/prospectus to its stockholders or shareholders for their vote, as applicable, unless the merger agreement has been earlier terminated in accordance with its terms.

Efforts to Obtain Required Stockholder Votes

Lam Research has agreed to hold a special stockholders meeting for the purpose of voting on the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger. Lam Research has also agreed to use its reasonable best efforts to obtain stockholder approval for the proposal to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger unless its board of directors no longer recommends the proposal, unless the merger agreement has been earlier terminated in accordance with its terms. The merger agreement requires Lam Research to hold its special stockholders meeting and submit this proposal to a stockholder vote even if its board of directors no longer recommends the proposal. The Lam Research board of directors has approved the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and has adopted resolutions directing that such proposals be submitted to Lam Research stockholders for their consideration.

Novellus has agreed to hold a special shareholders meeting for the purpose of voting on the proposal to approve the merger, the merger agreement and the principal terms thereof. Novellus has also agreed to use its reasonable best efforts to obtain shareholder approval for the proposal to approve the merger, the merger agreement and the principal terms thereof unless its board of directors no longer recommends the proposal, unless the merger agreement has been earlier terminated in accordance with its terms. The merger agreement requires Novellus to hold its special shareholders meeting and submit this proposal to a shareholder vote even if its board of directors no longer recommends the proposal. The Novellus board of directors has approved the merger, the merger agreement and the principal terms thereof and has adopted resolutions directing that such proposal be submitted to Novellus shareholders for their consideration.

Efforts to Complete the Merger

Lam Research and Novellus have each agreed to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the merger, including:

•	using their respective reasonable best efforts to cause the conditions to the merger described under “—Conditions to Completion of the Merger” below to be satisfied;

•

using their respective reasonable best efforts to obtain all actions or nonactions, consents, waivers, approvals, orders and authorizations from governmental authorities, give all notices to governmental authorities, and make all registrations, declarations and filings with governmental authorities, that are necessary to consummate the merger; and

•

using their respective commercially reasonable efforts to obtain all consents, waivers and approvals under any of Novellus’ material contracts in connection with the merger agreement and the consummation of the merger so as to maintain and preserve the benefits under such contracts as of the consummation of the merger.

In addition to the foregoing, Lam Research and Novellus have each agreed not to take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the merger or the ability of such party to fully perform its obligations under the merger agreement.

Additionally, Lam Research and Novellus have each agreed to:

•

cooperate fully with each other and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of merger notification filings, and all other documents and information to be filed in connection therewith, required under the antitrust laws of certain jurisdictions;

•

use its reasonable best efforts to respond promptly to and comply with any request for information regarding the merger or any merger notification filings from any governmental authority charged with enforcing, applying, administering, or investigating any antitrust laws;

•

keep the other party reasonably informed of any communication received by such party from, or given by such party to, any antitrust governmental authority regarding the merger, and any communication received or given in connection with any proceeding by a private party regarding the merger, in each case in a manner that protects attorney-client or attorney work product privilege;

•	provide copies of any written communications received from or given to any antitrust governmental authority unless prohibited by applicable law; and

•

permit the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any governmental authority or in connection with any proceeding by a private party related to antitrust laws with any other person, in each case regarding the merger and in a manner that protects attorney-client or attorney-work product privilege.

Notwithstanding the foregoing, Lam Research is not required under the merger agreement to agree to any license, sale, divestiture or other disposition of any of its or Novellus’ assets or operations in connection with obtaining approval of the merger from any antitrust governmental authorities. Novellus has agreed (i) not to license, sell, divest or otherwise dispose of any of its assets or operations in connection with obtaining approval of the merger from any antitrust governmental authorities without Lam Research’s prior written consent and (ii) if requested by Lam Research, to use reasonable best efforts to effect a license, sale, divestiture or other disposition of any of its assets or operations that is necessary to obtain clearances or approvals required for the completion of the merger under applicable antitrust laws, so long as such action is conditioned on the completion of the merger.

Governance Matters After the Merger

Immediately following the effective time of the merger, the board of directors of Lam Research will consist of the directors of Lam Research immediately prior to the closing of the merger and four additional directors to be mutually designated by Lam Research and Novellus. As of the date of this joint proxy statement/prospectus, Lam Research and Novellus have mutually agreed that Youssef A. El-Mansy, Krishna Saraswat, William R. Spivey, and Delbert A. Whitaker, each of whom is currently a director of Novellus, will be the designated directors. Upon appointment, each director will receive prorated annual compensation for their service as a director consistent with Lam Research’s policies for compensation of non-employee directors. Lam Research has agreed to indemnify the designated directors on the same terms as the other non-employee directors of Lam Research.

Upon completion of the merger, Mr. Archer will serve as Lam Research’s Chief Operating Officer.

Employee Benefits Matters

Lam Research and Novellus have agreed that, from the date of completion of the merger until December 31, 2012, Lam Research (i) will not reduce the base compensation or incentive compensation opportunities of any Novellus employees who remain employed by the surviving corporation following the merger and (ii) will cause the surviving corporation to maintain for the Novellus employees who remain employed by the surviving corporation certain employee benefit plans pursuant to their terms in effect immediately prior to the effective time of the merger, except to the extent any such plan must be amended to comply with applicable law.

Lam Research and Novellus have also agreed that to the extent that any Novellus employees who remain employed by the surviving corporation following completion of the merger participate in Lam Research’s employee benefit plans for United States employees, service with Novellus prior to the effective time of the merger shall be treated as service with Lam Research for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable). In addition, to the extent not prohibited by an insurer or service provider under any Lam Research employee benefit plan for United States employees, Lam Research will waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any such plan in which Novellus employees who remain employed by the surviving corporation following completion of the merger (and their eligible dependents) will be eligible to participate following the merger, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Novellus employee benefit plan immediately prior to the completion of the merger.

Lam Research and Novellus have agreed that nothing in the merger agreement will require Lam Research to continue the employment of any specific person following the completion of the merger.

Treatment of Novellus Stock Options and Other Stock Based Awards

Novellus Stock Options. At the effective time of the merger, each Novellus stock option granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into an option to purchase shares of Lam Research common stock (each, an “assumed stock option”). Each assumed stock option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such assumed stock option (including under the terms of the applicable Novellus stock plan, the applicable stock option agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each such assumed stock option will constitute an assumed stock option (i) to acquire that number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125; and (ii) with an exercise price per share of Lam Research common stock (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of a share of Novellus common stock subject to such assumed stock option immediately prior to the effective time of the merger by (y) 1.125.

At the effective time of the merger, each Novellus stock option granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus stock option or any other person, terminate without payment of any consideration therefor.

Novellus RSUs and Novellus PSUs. At the effective time of the merger, each Novellus RSU granted to a then-current employee of Novellus and then outstanding, whether vested or not, will be assumed by Lam Research and converted into the right to receive shares of Lam Research common stock (each, an “assumed RSU”). Each assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such assumed RSU (including under the terms of the applicable Novellus stock plan, the applicable restricted stock unit agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger, except that each assumed RSU will constitute an assumed RSU to acquire the number of shares of Lam

Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Novellus common stock subject to such assumed RSU immediately prior to the effective time of the merger by (ii) 1.125.

Novellus performance-based stock units (“PSUs”) that vest in connection with the consummation of the merger will become fully vested with respect to the maximum number of shares of Novellus common stock payable pursuant to such Novellus PSU.

At the effective time of the merger, each Novellus RSU and each Novellus PSU granted to a then-former employee of Novellus that remains outstanding, whether vested or not, will, by virtue of the merger and without any action on the part of Lam Research, Novellus, the holder of such Novellus RSU or Novellus PSU or any other person, terminate without payment of any consideration therefor.

Novellus Restricted Stock. In connection with the consummation of the merger, each Novellus restricted stock award granted to a Novellus director and that is then outstanding will become vested and will be treated in the same manner as all other Novellus shares held by Novellus’ shareholders, as described under “—Terms of Merger; Merger Consideration” above.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Lam Research and Novellus in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of the Code;

•	cooperation between Lam Research and Novellus in the defense or settlement of any litigation brought by Novellus shareholders relating to the merger;

•

causing any dispositions of Novellus common stock resulting from the merger and any acquisitions of Lam Research common stock resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

•

Lam Research entering into a supplemental indenture with respect to Novellus’ convertible securities such that the securities will be convertible into Lam Research common stock, accounting for the exchange ratio;

•	cooperation between Lam Research and Novellus in connection with public announcements; and

•

cooperation between Lam Research and Novellus to facilitate the integration of the business and operations of Lam Research and Novellus as quickly as possible following the effective time of the merger.

Lam Research has also agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers and certain current or former employees of Novellus. Lam Research has also agreed to purchase a directors’ and officers’ liability insurance policy for current and former directors and officers of Novellus and a policy providing similar insurance for certain current and former employees of Novellus.

Conditions to Completion of the Merger

The obligations of Lam Research and Novellus to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger, the merger agreement and the principal terms thereof by holders of a majority of the outstanding shares of Novellus common stock entitled to vote thereon;

•

approval of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger by holders of a majority of the shares of Lam Research common stock present in person or represented by proxy and entitled to vote thereon;

•	authorization for the listing on the NASDAQ of the shares of Lam Research common stock to be issued to Novellus shareholders pursuant to the merger;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto;

•	absence of any law or any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger;

•

absence of any law enacted and enforced by any governmental authority prohibiting or limiting the ownership or operation by Lam Research or Novellus of any material portion of their businesses or assets, or compelling Lam Research or Novellus to dispose of or hold separate any material portion of their businesses or assets as a result of the merger or the transactions contemplated by the merger agreement or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a material adverse effect on Lam Research or Novellus, as applicable;

•	the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States having expired or been earlier terminated; and

•	any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired, been obtained or been terminated, as the case may be.

In addition, each of Lam Research’s and Novellus’ obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to capitalization, authority with respect to the execution and delivery of the merger agreement, the vote required to approve the transactions contemplated by the merger agreement and brokers’ fees payable in connection with the merger will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) at and as of the effective time of the merger as though made on or as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the other party;

•

the representations and warranties of the other party relating to capitalization (other than the shares of capital stock issued and outstanding), authority with respect to the execution and delivery of the merger agreement, the vote required to approve the transactions contemplated by the merger agreement and brokers’ fees payable in connection with the merger will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) in all material respects at and as of the effective time of the merger as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period);

•

the representations and warranties of the other party relating to the shares of capital stock will be true and correct and, to the extent that the representation relates to the number of shares of common stock that are outstanding on a fully diluted basis as of December 13, 2011, will be true and correct other than an excess number of fully-diluted shares as of such date, that does not exceed 500,000;

•	the other party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the consummation of the merger;

•	the absence since the date of the merger agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party;

•	receipt of a certificate executed by the other party’s chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding five bullets; and

•

receipt of a tax opinion from such party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Lam Research’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•

if the Novellus shareholders are entitled to exercise dissenters’ rights under the CCC, the number of shares of Novellus common stock for which the holders thereof have made written demand for dissenters’ rights under the CCC does not exceed 10% of the outstanding shares of Novellus common stock; and

•	the product of

(i) $35.31 (which was the closing price of Novellus common stock on the NASDAQ on the day immediately prior to the announcement of the merger) minus (ii) the arithmetic average of the last reported per share sales prices of Lam Research common stock on NASDAQ, as reported in the New York City edition of The Wall Street Journal for each of the five full consecutive trading days ending on the trading day immediately prior to the date on which the merger is effective multiplied by the exchange ratio, multiplied by,

(ii) the number of shares of Novellus common stock for which the holder thereof has made written demand for dissenters’ rights under the CCC,

does not exceed $25 million.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the receipt of the requisite approval of Lam Research’s stockholders or Novellus shareholders, as applicable, under the following circumstances:

•	by mutual written consent of Lam Research and Novellus;

•	by either Lam Research or Novellus:

•

if any governmental authority has (i) enacted, issued or promulgated any law that makes consummation of the merger illegal or otherwise prohibited, or (ii) issued or entered a final and nonappealable order that enjoins Lam Research and Novellus from consummating the merger, except that no party may terminate the merger agreement if such party’s breach of its obligations caused, or resulted in, such enactment, issuance or enforcement by such governmental authority;

•	if the Lam Research stockholders fail to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger;

•	if the Novellus shareholders fail to approve the merger, the merger agreement and the principal terms thereof at the Novellus shareholder meeting; or

•

if the merger is not consummated by June 30, 2012, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall any such extension be to a date that is later than September 30, 2012 (the “merger end date”), provided, further, that no party may terminate the merger agreement if such party’s breach of its obligations has been the cause of, or resulted in, the failure to close by the merger end date;

•

by Lam Research if (i) neither Lam Research nor Merger Sub is then in material breach of the merger agreement, and (ii) there is an inaccuracy in Novellus’ representations and warranties in the merger agreement, or a breach by Novellus of its covenants in the merger agreement (other than the covenant restricting solicitation of acquisition proposals), in either case such that the closing conditions relating to the accuracy of Novellus’ representations and warranties or Novellus’ compliance with covenants would fail to be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof;

•

by Novellus if (i) Novellus is not then in material breach of the merger agreement, and (ii) there is an inaccuracy in Lam Research’s representations and warranties in the merger agreement, or a breach by Lam Research of its covenants in the merger agreement (other than the covenant restricting solicitation of acquisition proposals), in either case such that the closing conditions relating to the accuracy of Lam Research’s representations and warranties or Lam Research’s compliance with covenants would fail to be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof;

•	by Lam Research if Novellus breaches the covenant restricting its solicitation of acquisition proposals in any material respect; or

•	by Novellus if Lam Research breaches the covenant restricting its solicitation of acquisition proposals in any material respect.

The merger agreement may be terminated at any time prior to obtaining the approval of the Novellus shareholders of the merger, the merger agreement and the principal terms thereof, under the following circumstances:

•

by Lam Research if the board of directors of Novellus has withdrawn its recommendation that the Novellus shareholders approve the merger, the merger agreement and the principal terms thereof, or if Novellus has failed to make a statement in opposition and recommend rejection to Novellus’ shareholders of a tender or exchange offer initiated by a third party within 10 business days after such tender or exchange offer has been published, sent or given by such third party; or

•	by Novellus in order to enter into an agreement with respect to a superior proposal.

The merger agreement may be terminated at any time prior to obtaining the approval of the Lam Research stockholders of the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, under the following circumstances:

•

by Novellus if the board of directors of Lam Research has withdrawn its recommendation that the Lam Research stockholders approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, or if Lam Research has failed to make a statement in opposition and recommend rejection to Lam Research’s stockholders of a tender or exchange offer initiated by a third party within 10 business days after such tender or exchange offer has been published, sent or given by such third party; or

•	by Lam Research in order to enter into an agreement with respect to a superior proposal.

Expenses and Termination Fees; Liability for Breach

Each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, provided, however that the parties will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus, any filing fees in connection with the merger pursuant to any antitrust or competition law and any fees and expenses incurred in connection with listing the Lam Research common stock on the NASDAQ.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except as expressly set forth therein, provided that no such termination will relieve any party from liability for any fraud or willful breach of its representations, warranties or covenants under the merger agreement.

Lam Research will be obligated to pay a termination fee of $120 million to Novellus if:

(1)(a) the merger agreement is terminated by Lam Research or Novellus because the Lam Research stockholders failed to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, (b) before the taking of such vote by Lam Research’s stockholders, an acquisition proposal has been publicly announced and not withdrawn or otherwise abandoned and (c) within 12 months after such termination, Lam Research enters into a definitive agreement providing for an acquisition proposal and such acquisition proposal is subsequently consummated (provided that for the purposes of this provision any references to 10% and 90% in the definition of acquisition proposal will be deemed references to 50%);

(2) Novellus terminates the merger agreement because the board of directors of Lam Research has withdrawn its recommendation that the Lam Research stockholders approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, or if Lam Research has failed to make a statement in opposition and recommend rejection to Lam Research’s stockholders of a tender or exchange offer initiated by a third party within 10 business days after such tender or exchange offer has been published, sent or given by such third party;

(3) the merger agreement is terminated by Lam Research or Novellus because the Lam Research stockholders failed to approve the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger and at such time Novellus had the right to terminate the merger agreement for the reason specified in (2) immediately above; or

(4) the merger agreement is terminated by Lam Research in order to enter into an agreement with respect to a superior proposal.

Lam Research will be obligated to pay a termination fee of $80 million to Novellus if the merger agreement is terminated by Novellus because Lam Research has breached its covenant restricting its solicitation of acquisition proposals in any material respect, and if Lam Research enters into a definitive agreement within 12 months after such termination providing for an acquisition proposal and such acquisition proposal is subsequently consummated, Lam Research will be obligated to pay Novellus an additional fee of $40 million.

Novellus will be obligated to pay a termination fee of $120 million to Lam Research if:

(1)(a) the merger agreement is terminated by Novellus or Lam Research because the Novellus shareholders failed to approve the merger, the merger agreement and the principal terms thereof, (b) before the taking of such vote by Novellus’ shareholders, an acquisition proposal has been publicly announced and not withdrawn or otherwise abandoned and (c) within 12 months after such termination, Novellus enters into a definitive agreement providing for an acquisition proposal and such acquisition proposal is subsequently consummated (provided that for the purposes of this provision any references to 10% and 90% in the definition of acquisition proposal will be deemed references to 50%);

(2) Lam Research terminates the merger agreement because the board of directors of Novellus has withdrawn its recommendation that the Novellus shareholders approve the merger, the merger agreement and the principal terms thereof, or if Novellus has failed to make a statement in opposition and recommend rejection to Novellus’ shareholders of a tender or exchange offer initiated by a third party within 10 business days after such tender or exchange offer has been published, sent or given by such third party;

(3) the merger agreement is terminated by Novellus or Lam Research because the Novellus shareholders failed to approve the merger, the merger agreement and the principal terms thereof and at such time Lam Research had the right to terminate the merger agreement for the reason specified in (2) immediately above; or

(4) the merger agreement is terminated by Novellus in order to enter into an agreement with respect to a superior proposal.

Novellus will be obligated to pay a termination fee of $80 million to Lam Research if the merger agreement is terminated by Lam Research because Novellus has breached its covenant restricting its solicitation of acquisition proposals in any material respect, and if Novellus enters into a definitive agreement within 12 months after such termination providing for an acquisition proposal and such acquisition proposal is subsequently consummated, Novellus will be obligated to pay Lam Research an additional fee of $40 million.

If either Lam Research or Novellus terminates the merger agreement due to a material adverse effect resulting from an inaccuracy in the other party’s representations or the other party’s breach of a covenant thereunder, the breaching party will be required to pay the other party’s reasonable, out-of-pocket fees and expenses incurred or paid in connection with the merger and the related transactions, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time prior to the effective time of the merger, except that after the approval of the merger, the merger agreement and the principal terms thereof by the Novellus shareholders, no amendment may be made that requires the approval of such shareholders under applicable law without such approval.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to confer upon you or any person other than Lam Research, Novellus and Merger Sub any rights or remedies, except with the respect to the rights to indemnification and liability insurance coverage after the completion of the merger for the current and former directors, officers and employees of Novellus described under “— Other Covenants and Agreements” above.

Specific Performance

Lam Research and Novellus acknowledged and agreed in the merger agreement that irreparable damage would occur in the event any provision of the merger agreement were not performed in accordance with its terms or were otherwise breached. Lam Research and Novellus further agreed that each party is entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the merger agreement by the other party and to enforce specifically the terms and provisions of the merger agreement in any U.S. federal court or any state court having jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity.

SUMMARY OF VOTING AGREEMENT

The following section summarizes material provisions of the voting agreement, which is included in this joint proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Lam Research stockholders and Novellus shareholders are urged to read the voting agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the approval of the merger agreement and the principal terms thereof or the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger, as applicable.

This summary is qualified in its entirety by reference to the voting agreement.

Terms of the Voting Agreement

Effective as of December 14, 2011, Richard Hill, Chairman of the Board of Directors and Chief Executive Officer of Novellus, entered into a voting agreement with Lam Research.

As of December 13, 2011, Mr. Hill beneficially owned an aggregate of 157,692 shares of Novellus common stock, representing less than 1% of all outstanding shares of Novellus common stock. In addition, as of December 13, 2011, Mr. Hill was entitled to an aggregate of 1,441,653 shares of Novellus common stock on exercise of options or settlement of restricted stock units or performance stock units. Any such shares of Novellus common stock that Mr. Hill acquires will be subject to the voting agreement.

The voting agreement provides that Mr. Hill:

•

will not sell or otherwise dispose of the shares of Novellus common stock held by him during the pendency of the merger, subject to certain exceptions, including, among others, sales under Mr. Hill’s existing Rule 10b5-1 trading plan; and

•	will vote (or cause the registered holder of the shares to vote):

•	in favor of the adoption of the merger agreement;

•	in favor of each of the other actions contemplated by the merger agreement;

•	in favor of any action required in furtherance of effecting the merger; and

•	against any alternative business combination transaction.

The voting agreement, including the restrictions on transfer and voting obligations discussed above, will terminate upon the earliest to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement, (iii) the date the merger agreement is amended in a manner that reduces the consideration to be received by Novellus shareholders in the merger and (iv) the date on which either Novellus’ or Lam Research’s board of directors withdraws, modifies, qualifies or amends its recommendation of the merger, or the date on which Novellus or Lam Research recommends an “acquisition proposal” in respect of itself, in each case in accordance with the terms of the merger agreement.

The voting agreement provides that the obligations of Mr. Hill under the voting agreement are solely in his capacity as a shareholder of Novellus, and none of the provisions of the voting agreement will be deemed to restrict or limit any fiduciary or other duty Mr. Hill may have as a member of the Novellus board of directors or as an executive officer of Novellus.

The voting agreement is governed by Delaware law.

REGULATORY CLEARANCES RELATED TO THE MERGER

Lam Research and Novellus are required to submit notifications to various competition authorities prior to completing the merger. Under the HSR Act, Lam Research and Novellus must file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a mandatory pre-merger waiting period before completing the merger. On January 13, 2012, Novellus filed its notification under the HSR Act. On January 26, 2012, Lam Research filed its notification under the HSR Act. In addition, Lam Research and Novellus have submitted notifications with competition authorities in Germany, Korea, Taiwan and China. On February 3, 2012, Lam Research and Novellus were granted early termination of the waiting period under the HSR Act. On February 6, 2012, the Korean antitrust authority informed Lam Research and Novellus that it had approved the merger. On February 14, 2012, the German antitrust authority granted clearance for the merger. On March 5, 2012, the Taiwanese antitrust authority granted clearance for the merger.

While Lam Research and Novellus expect to obtain all required regulatory clearances, Lam Research and Novellus cannot assure you that the Federal Trade Commission, Antitrust Division or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, although the absence of any such restriction or condition is a condition to the completion of the merger. Neither Lam Research nor Novellus can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Consequences to Holders of Novellus Common Stock

The following is a discussion of the material U.S. federal income tax consequences of the exchange of shares of Novellus common stock for shares of Lam Research common stock in the merger.

This discussion addresses only holders of Novellus common stock who hold that stock as a capital asset and are “U.S. persons,” as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States, if one or more U.S. persons have the authority to control all of its substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as a company that accumulates earnings to avoid U.S. federal income tax, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds Novellus common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired Novellus common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Novellus common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Novellus common stock, and the partners in such partnership, should consult their own tax advisors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

It is a condition to the completion of the merger that each of Jones Day, tax counsel to Lam Research, and Morrison & Foerster LLP, tax counsel to Novellus, deliver an opinion, dated on the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither Lam Research nor Novellus intends to waive this condition.

The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from each of Lam Research and Novellus, as well as certain covenants and undertakings by each of Lam Research and

Novellus. If any of these assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions could be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Lam Research nor Novellus is currently aware of any facts or circumstances that would cause any of the assumptions, representations, covenants and undertakings that it has given to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Lam Research nor Novellus intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, a holder of Novellus common stock would recognize taxable gain or loss upon the exchange of Novellus common stock for Lam Research common stock pursuant to the merger. Except as otherwise noted, it is assumed for purposes of the following discussion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Based on and subject to the foregoing, Jones Day, tax counsel to Lam Research, and Morrison & Foerster LLP, tax counsel to Novellus, are of the opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Lam Research, Novellus and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on those opinions and subject to the discussion below relating to the receipt of cash in lieu of fractional shares, for U.S. federal income tax purposes:

•	a holder of Novellus common stock will not recognize any gain or loss upon the exchange of shares of Novellus common stock for shares of Lam Research common stock in the merger;

•

a holder of Novellus common stock will have a tax basis in the Lam Research common stock received in the merger equal to the tax basis of the Novellus common stock surrendered by the holder in exchange for that Lam Research common stock in the merger; and

•

a holder of Novellus common stock will have a holding period for the shares of Lam Research common stock received in the merger that includes the holding period of the shares of Novellus common stock surrendered by the holder in the merger.

Cash in Lieu of Fractional Shares

No fractional shares of Lam Research common stock will be distributed to holders of Novellus common stock in connection with the merger. A holder that receives cash in lieu of a fractional share of Lam Research common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share. An individual U.S. holder will generally be subject to U.S. federal income tax at a reduced rate with respect to such capital gain, assuming that the U.S. holder has held all of its Novellus common stock for more than one year.

Backup Withholding

Backup withholding, currently at 28%, may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the Novellus common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding.

A holder of Novellus common stock who does not provide Lam Research (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Reporting Requirements

Each holder of Novellus common stock who receives shares of Lam Research common stock in the merger is required to retain records pertaining to the merger pursuant to Treasury Regulations Section 1.368-3(d). Persons who hold 5 percent or more (by vote or value) of the Novellus common stock immediately prior to the merger will also generally be required to file a statement that contains the information listed in Treasury Regulations Section 1.368-3(b) with their federal income tax returns for the year of the merger. Such statement must include the holder’s basis in the shares of Novellus common stock surrendered in the merger and other information regarding the reorganization.

Consequences to Lam Research, Novellus and Merger Sub

None of Lam Research, Novellus or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

Lam Research prepares its financial statements under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The merger will be accounted for using the acquisition method of accounting with Lam Research being considered the acquiror of Novellus for accounting purposes. This means that Lam Research will allocate the purchase price to the fair value of Novellus’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the planned merger of Lam Research and Novellus. The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Lam Research and Novellus during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on December 25, 2011 and combines Lam Research’s December 25, 2011 consolidated balance sheet with Novellus’ December 31, 2011 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 26, 2011 assumes that the merger took place on June 28, 2010. Lam Research’s audited consolidated statement of operations for the fiscal year ended June 26, 2011 has been combined with Novellus’ unaudited consolidated statement of operations for the four fiscal quarters ended June 25, 2011. This unaudited methodology includes the last two reported quarters of Novellus’ fiscal year ended December 31, 2010 and the first two reported quarters of Novellus’ fiscal year ended December 31, 2011.

The unaudited pro forma condensed combined statement of operations for the six months ended December 25, 2011 also assumes that the merger took place on June 28, 2010. Lam Research’s unaudited consolidated statement of operations for the six months ended December 25, 2011 has been combined with Novellus’ unaudited consolidated statement of operations for the two fiscal quarters ended December 31, 2011. This unaudited methodology includes Novellus’ reported fiscal quarters ended September 24, 2011 and December 31, 2011.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Lam Research and Novellus for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•

Separate historical financial statements of Lam Research as of and for the year ended June 26, 2011 and the related notes included in Lam Research’s Annual Report on Form 10-K for the year ended June 26, 2011;

•

Separate historical financial statements of Novellus as of and for the years ended December 31, 2011 and 2010 and the related notes included in Novellus’ Annual Report on Form 10-K for the years ended December 31, 2011 and 2010;

•

Separate historical financial statements of Lam Research as of and for the three and six months ended December 25, 2011 and the related notes included in Lam Research’s Quarterly Report on Form 10-Q for the period ended December 25, 2011.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. Lam Research has been treated as the acquiror in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to combine the operations of Lam Research and Novellus or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma combined financial information also does not reflect the contemplated $1.6 billion stock buyback.

Lam Research Corporation and Novellus Systems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 26, 2011

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Lam	Novellus
Revenue	$3,237,693	$1,514,968	$(8,864)	A	$4,743,797
Costs of goods sold	1,740,461	755,951	98,595	A, B, C	2,595,007

Gross margin	1,497,232	759,017	(107,459)		2,148,790

Research and development	373,293	188,254	(4,296)	B, C	557,251
Selling, general and administrative	308,075	198,118	76,168	B, C	582,361
Restructuring and impairments	11,579	1,278	—		12,857

Total operating expenses	692,947	387,650	71,872		1,152,469

Operating income	804,285	371,367	(179,331)		996,321

Other expense, net	(3,409)	(1,090)	—		(4,499)

Income before income taxes	800,876	370,277	(179,331)		991,822
Income tax expense	77,128	51,418	(25,599)	D	102,947

Net income	$723,748	$318,859	$(153,732)		$888,875

Net income per share
Basic net income per share	$5.86	$3.63			$4.36	E
Diluted net income per share	$5.79	$3.55			$4.21	E

Number of shares used in per share
Basic	123,529	87,869			203,738
Diluted	125,019	89,931			211,235

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Lam Research Corporation and Novellus Systems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 25, 2011

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Lam	Novellus
Revenue	$1,264,417	$589,442	$84,487	A	$1,938,346
Costs of goods sold	746,567	309,305	85,075	A, B, C	1,140,947
Cost of goods sold - restructuring and impairments	(859)	—	—		(859)

Gross margin	518,709	280,137	(588)		798,258

Research and development	206,583	91,989	(2,092)	B, C	296,480
Selling, general and administrative	163,456	80,920	28,190	B, C, F	272,566
Restructuring and impairments	1,725	(786)	—		939

Total operating expenses	371,764	172,123	26,098		569,985

Operating income	146,945	108,014	(26,686)		228,273

Other expense, net	(19,858)	(6,134)	—		(25,992)

Income before income taxes	127,087	101,880	(26,686)		202,281
Income tax expense	22,037	12,292	(5,026)	D	29,303

Net income	$105,050	$89,588	$(21,660)		$172,978

Net income per share
Basic net income per share	$0.87	$1.32			$0.86	E
Diluted net income per share	$0.86	$1.29			$0.84	E

Number of shares used in per share
Basic	121,435	67,928			201,644
Diluted	122,382	69,706			206,363

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Lam Research Corporation and Novellus Systems, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 25, 2011

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Lam	Novellus
ASSETS
Cash and cash equivalents	$1,506,928	$524,901	$—		$2,031,829
Short-term investments	712,856	393,837	—		1,106,693
Accounts receivable, net	462,243	188,422	—		650,665
Inventories	373,130	213,869	107,131	A	694,130
Deferred income taxes	78,479	44,093	(6,260)	B	116,312
Prepaid expenses and other current assets	79,215	44,017	—		123,232

Total current assets	3,212,851	1,409,139	100,871		4,722,861

Property, plant and equipment, net	272,409	208,764	66,941	C	548,114
Restricted cash and investments	165,217	123,150	—		288,367
Long-term investments	—	42,891	—		42,891
Deferred income taxes	4,184	1,156	30,666	B	36,006
Goodwill	169,182	124,685	1,257,135	D	1,551,002
Intangible assets, net	38,386	12,893	1,717,979	E	1,769,258
Other assets	115,918	13,957	(6,056)	F	123,819

Total assets	$3,978,147	$1,936,635	$3,167,536		$9,082,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$108,118	$41,058	$—		$149,176
Accrued expenses and other current liabilities	368,222	173,126	58,042	G	599,390
Deferred profit	117,265	18,047	(16,881)	H	118,431

Total current liabilities	593,605	232,231	41,161		866,997

Long-term debt, convertible notes, and capital leases	749,078	375,361	83,754	I	1,208,193
Income taxes payable	115,616	66,425	—		182,041
Other long-term liabilities	57,104	162,088	262,420	B	481,612

Total liabilities	1,515,403	836,105	387,335		2,738,843

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	120	1,293,811	(1,293,733)	J	198
Additional paid-in capital	1,651,015	—	3,900,743	K	5,551,758
Treasury stock	(1,950,397)	—	—		(1,950,397)
Accumulated other comprehensive loss	(33,130)	(2,250)	2,250	L	(33,130)
Retained earnings (accumulated deficit)	2,795,136	(191,031)	170,941	M	2,775,046

Total stockholders’ equity	2,462,744	1,100,530	2,780,201		6,343,475

Total liabilities stockholders’ equity	$3,978,147	$1,936,635	$3,167,536		$9,082,318

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On December 14, 2011, Lam Research entered into an Agreement and Plan of Merger with Novellus, under which Novellus will become a wholly-owned subsidiary of Lam Research.

As a result of the merger, Lam Research will issue common stock and equity-based awards, subject to certain exceptions, as follows:

(i)	each issued and outstanding share of common stock of Novellus (other than (i) shares owned by Lam Research, Merger Sub or any direct or indirect wholly owned subsidiary of Lam Research or Novellus, which will be cancelled and cease to exist and (ii) shares held by Novellus shareholders who voted against the merger and are entitled to and who have properly exercised and not withdrawn a demand for, or lost their right to, dissenters’ rights under the California Corporations Code (“CCC”), who will have the right to receive the payment described under “The Merger Agreement—Dissenters’ Rights for Novellus Shareholders” below) will be converted into the right to receive 1.125 (the “exchange ratio”) shares of Lam Research common stock, with cash paid in lieu of fractional shares (subject to adjustment for any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Lam Research common stock or Novellus common stock prior to the completion of the merger);

(ii)	each outstanding option for Novellus’ common stock held by a then-current employee of Novellus, whether vested or unvested, will be assumed by Lam Research and converted into an option (A) to acquire that number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Novellus common stock for which such option was exercisable immediately prior to the effective time of the merger multiplied by (y) the exchange ratio and (B) with an exercise price per share of Lam Research (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (z) the exercise price per share of Novellus common stock subject to such option immediately prior to the effective time of the merger divided by (y) the exchange ratio. Each assumed stock option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such assumed stock option (consistent with the terms of the applicable Novellus stock plan, the applicable stock option agreement and any other applicable Novellus plan) as of immediately prior to the effective time of the merger; and

(iii)	each outstanding Novellus RSU and each outstanding Novellus PSU held by a then-current employee of Novellus, whether vested or unvested, will be assumed by Lam Research and converted into a restricted stock unit to acquire the number of shares of Lam Research common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Novellus common stock subject to such RSU or PSU, as applicable, immediately prior to the effective time of the merger by (y) 1.125. Novellus PSUs that vest in connection with the consummation of the merger will become fully vested with respect to the maximum number of shares of Novellus common stock payable pursuant to such Novellus PSU. Each assumed RSU or PSU, as applicable, will be subject to, and vested on, the same terms and conditions applicable to such assumed RSU or PSU, as applicable (including under the terms of the applicable Novellus stock plan, the applicable restricted stock unit agreement and any other applicable Novellus plan), as of immediately prior to the effective time of the merger.

Completion of the merger is subject to certain closing conditions, including but not limited to approval of the issuance of shares of Lam Research common stock to Novellus shareholders by the stockholders of Lam Research, approval of the merger, the merger agreement and the principal terms thereof by the Novellus shareholders, receipt of all required regulatory approvals, and other customary conditions. Under the Merger Agreement, Lam Research is required to enter into a supplemental indenture with respect to Novellus’ convertible notes whereby Lam Research will guaranty that such notes will, after the merger, be convertible into shares of Lam Research common stock. The Merger Agreement contains certain termination rights for both Lam Research and Novellus and further provides that, Lam Research or Novellus, as applicable, may be required to pay a termination fee of $80 million or $120 million, depending on the termination event, including in certain circumstances, the reimbursement of certain out of pocket expenses.

In addition, the Lam Research Board of Directors authorized the repurchase of up to $1.6 billion of Lam Research common stock which replaces previous repurchase authorizations under Lam Research’s existing share repurchase program. Repurchases will be funded from the Company’s available cash. No adjustments have been made in the pro forma financial statements to reflect the stock repurchase program.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Lam Research and Novellus. For ease of reference, all pro forma statements use Lam Research’s period end dates and Novellus’ reported information has been recast accordingly to correspond to period end dates that are close to Lam Research’s period end dates by adding Novellus’ comparable quarterly periods as necessary. In addition, certain reclassifications have been made to the historical financial statements of Novellus to conform with Lam Research’s presentation, primarily related to reclassifying intangible assets and non-current deferred tax assets out of other assets into discrete line items and reclassifying trade accounts payable out of accounts payable and accrued liabilities and into a discrete line item.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Lam Research issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Lam Research issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Novellus. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Lam Research in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Lam Research may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Lam Research’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the period incurred. Lam Research expects to incur total acquisition-related transaction costs of approximately $34 million, of which $7 million was expensed in the six months ended December 25, 2011, and Novellus expects to incur total acquisition-related transaction costs of approximately $35 million, of which $4 million was expensed in the six months ended December 25, 2011. As discussed in Note 6(G), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of December 25, 2011.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Novellus:

(in thousands, except per share amounts)	Conversion Calculation	Estimated Fair Value
Novellus common stock outstanding as of December 25, 2011	69,646
Exchange ratio	1.1250

Lam common stock to be issued	78,352
Per share price of Lam common stock as of February 24, 2012	$40.56	$3,177,947

Estimated fair value of vested Lam equivalent restricted stock(1)		$101,574
Estimated fair value of vested Lam equivalent stock options(2)		76,013

Estimated purchase price consideration(3)		$3,355,534

(1)	The fair value of Lam Research equivalent restricted stock as of December 25, 2011 was estimated based upon the per share price of Lam Research common stock as of February 24, 2012, and giving effect to the exchange ratio of 1.125.

(2)	The fair value of the Lam Research equivalent stock options as of December 25, 2011 was estimated using the Black-Scholes valuation model utilizing the assumptions noted below as of February 24, 2012 and giving effect to the exchange ratio of 1.125. The expected volatility of the Lam Research stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on Novellus historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Lam Research’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the merger.

Assumptions used for the valuation of Lam stock options:

Expected volatility	32.73%
Risk-free interest rate	0.27%
Expected term	2.53
Dividend yield	0%

(3)

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $40.56 closing price of Lam Research common stock on February 24, 2012 that is assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Lam Research believes that an increase or decrease by as much as 10% in the Lam Research common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Lam Research common stock price. A change in the estimated fair value of Lam Research’s share price of 10% would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in the goodwill recorded in connection with the merger:

Sensitivity of common stock price

% change in common stock price	-10%	+10%
Stock price	$36.50	$44.62
Change in consideration transferred	$(344,295)	$345,333

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Lam Research in the merger, reconciled to the estimate of consideration expected to be transferred:

(in thousands)
Net book value of assets acquired as of December 25, 2011	$1,100,530
Less: write off of existing Novellus goodwill	(124,685)
Less: write off of existing Novellus intangible assets	(12,893)

Adjusted net book value of assets acquired as of December 25, 2011	$962,952

Adjustments:
Property and equipment	$66,941
Identifiable intangible assets	1,730,872
Inventory	107,131
Debt issuance costs	(6,056)
Deferred revenue	16,881
Transaction costs	(30,800)
Convertible notes – liability component	(83,754)
Convertible notes – equity component	(545,287)
Deferred taxes	(245,166)
Goodwill	1,381,820

Total net assets acquired	$3,355,534

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets, property and equipment, convertible notes, and taxes. Lam Research believes this was an appropriate approach based on a review of similar acquisitions, which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Lam Research will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The following is a discussion of the adjustments made to Novellus’ assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Property and equipment: As of the effective time of the merger, property, equipment and software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of property and equipment has been determined primarily through the use of either the sales comparison method or the depreciated replacement cost method. The sales comparison method is a form of the “market approach” in which the value of the asset is estimated based on the market price of an asset of comparable features such as location and size. The depreciated replacement cost method is a form of the “cost approach” in which the value of the asset is estimated based on the cost to replace the asset with an asset of comparable utility and adjusting for physical deterioration, functional obsolescence and economic obsolescence.

Lam Research does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets to perform a final valuation. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Novellus’ balance sheet, fixed asset register, high-level discussions with company management, real estate information and certain other high-level assumptions, the fair value of property and equipment were estimated by Lam Research management and were as follows:

(in thousands, except years)	Est Avg Useful Lives (years)	Estimated Fair Value December 25, 2011
Manufacturing and engineering equipment	5	$59,118
Land, building and leasehold improvements	3 - 24	203,812
Office furniture, fixtures and equipment	2 - 5	12,775

Total		$275,705

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements.

Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Novellus, Lam Research identified the following significant intangible assets: customer relationships, technology and trademarks, patents and in-process research and development.

For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method.

At this time, Lam Research does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology and trademarks, patents, or in-process research and development. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Novellus’ historical and projected revenues, customer attrition rates, cost structure and certain other high-level assumptions, the fair value of the customer relationships, technology and other intangibles were estimated by Lam Research management to be as follows: customer relationships—$970 million with a weighted average useful life of 13 years; technology—$720 million with a weighted average useful life of 8 years; patents and other intangibles—$11 million with a weighted average useful life of 11 years; and in-process research and design of $30 million.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Lam Research has full access to the specifics of Novellus’ intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, and (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Lam Research only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the merger. For each $100 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $10 million ($2.5 million per quarter), assuming a weighted-average useful life of 10 years.

Inventory: As of the effective time of the merger, inventory is required to be measured at fair value. Novellus’ inventory consists of raw materials, work in process, finished goods and spare parts. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary fair value of inventory has been determined based on currently available information and certain high-level assumptions and may be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Raw materials were valued based on Novellus’ current net book values. Work in process, finished goods and spare parts were valued using the comparative sales method, which estimates the expected sales price of the subject inventory, reduced for all costs expected to be incurred in its completion (for work in process), disposition and a profit on those efforts.

Deferred profit: Deferred profit in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. A certain portion of Novellus’ deferred profit is for tools that have been delivered to the customer and for which Novellus is awaiting installation or customer acceptance. Therefore there are only minimal future costs required to secure customer acceptance of the tools. Accordingly, Lam Research adjusted the balance of deferred profit as of December 25, 2011 by $17 million for the preliminary estimate of the portion of deferred profit for which future costs exists.

Debt: As of the effective time of the merger, debt is required to be measured at fair value. The fair value of Novellus’ 2.625% senior convertible notes due 2041 has been determined using readily available market information. The liability and equity components of the senior convertible notes are separately accounted for in a manner that reflects Lam Research’s non-convertible debt borrowing rate when interest costs are recognized. The senior convertible notes also have a contingent interest payment provision that has been identified as an embedded derivative which is accounted for separately and measured at fair value based on quoted market value. The book value of Novellus’ secured credit line represents a reasonable estimate of fair value.

Deferred taxes: As of the effective time of the merger, Lam Research will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. The $238 million net adjustment included in the unaudited pro forma condensed combined balance sheet reflects the summation of those adjustments. These estimates are based on a preliminary valuation and are subject to further review by Lam Research’s management, which may result in material adjustments at the closing date of the merger—see Note 6 Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, item (B) for details regarding the adjustment to taxes.

To account for the combined results, Lam Research has decreased the pro forma combined provision for income taxes by $26 million for the year ended June 26, 2011 and decreased the pro forma combined provision for income taxes by $5 million the six months ended December 25, 2011.

Other Assets/Liabilities: Adjustments to Novellus’ remaining assets and liabilities may also be necessary, however at this time Lam Research has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Lam Research believes that the current Novellus book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Lam Research does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A)	Conforming Accounting Policies—Adjustment to conform Novellus’ accounting policies to those of Lam Research relative to the timing of systems revenue recognition and associated costs as it relates to customer acceptance criteria. Novellus’ revenue recognition policy differs from Lam Research’s in that Novellus recognizes systems revenue upon shipment and title transfer when there is a history of meeting defined acceptance experience levels for both the customer and specific equipment type; whereas Lam Research generally defers systems revenue until customer acceptance.

	Fiscal Year Ended June 26, 2011	Six Months Ended December 25, 2011
	(in thousands)
Revenue	$(8,864)	$84,487
Cost of sales	3,171	37,353

Gross margin	$(12,035)	$47,134

(B)	Intangible Amortization—To eliminate the historical amortization related to Novellus’ existing intangible assets and reflect amortization of intangibles based on the preliminary estimated fair values and useful lives of intangibles expected to be recorded as a result of the Lam Research/Novellus merger. For estimated intangible asset values and the estimated associated useful lives, see note (E) in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

	Fiscal Year Ended June 26, 2011	Six Months Ended December 25, 2011
	(in thousands)
Eliminate Novellus historical amortization
Cost of goods sold	$(336)	$(169)
Research and development	(1,374)	(682)
Selling, general and administrative	(1,044)	(537)

	$(2,754)	$(1,388)

New intangible asset amortization
Cost of goods sold	$96,000	$48,000
Research and development	—	—
Selling, general and administrative	84,703	42,351

	$180,703	$90,351

Pro forma amortization adjustment
Cost of goods sold	$95,664	$47,831
Research and development	(1,374)	(682)
Selling, general and administrative	83,659	41,814

	$177,949	$88,963

(C)	Depreciation—To eliminate the depreciation related to Novellus’ property and equipment based on historical acquisition cost and reflect depreciation based on the preliminary estimated fair values and useful lives of property and equipment to be acquired. For estimated property and equipment values and the estimated associated useful lives, see Note 4—Estimate of Assets to be Acquired and Liabilities to be Assumed.

	Fiscal Year Ended June 26, 2011	Six Months Ended December 25, 2011
	(in thousands)
Eliminate Novellus historical depreciation
Cost of goods sold	$(751)	$(378)
Research and development	(9,140)	(4,898)
Selling, general and administrative	(23,433)	(10,642)

	$(33,324)	$(15,918)

Depreciation associated with fair value of property, plant and equipment
Cost of goods sold	$511	$269
Research and development	6,218	3,488
Selling, general and administrative	15,942	7,578

	$22,671	$11,335

Pro forma depreciation adjustment
Cost of goods sold	$(240)	$(109)
Research and development	(2,922)	(1,410)
Selling, general and administrative	(7,491)	(3,064)

	$(10,653)	$(4,583)

(D)	This represents the tax effect of adjustments to income before income taxes, resulting in blended tax rates of 14.3% and 18.8% for the year end June 26, 2011 and the six months ended December 25, 2011, respectively, representing the estimated combined effective U.S. federal, state, and foreign statutory rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(E)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted average shares of Novellus are assumed to be replaced by the shares expected to be issued by Lam Research to effect the merger as follows:

Basic	Year Ended June 26, 2011	Six Months Ended December 25, 2011
(in thousands)
Lam historical weighted average shares outstanding	123,529	121,435
Additional common shares issued in the transaction	78,352	78,352
Additional common shares issued related to any accelerated vesting	1,857	1,857

Basic pro forma weighted average shares outstanding	203,738	201,644

Diluted	Year Ended June 26, 2011	Six Months Ended December 25, 2011
(in thousands)
Lam historical weighted average shares outstanding	125,019	122,382
Additional common shares issued in the transaction	78,352	78,352
Additional common shares issued related to any accelerated vesting	1,857	1,857
Stock options and unvested restricted stock awards assumed	1,109	1,188
Shares underlying Novellus senior convertible notes	4,898	2,584

Diluted pro forma weighted average shares outstanding	211,235	206,363

	Year Ended June 26, 2011	Six Months Ended December 25, 2011
(in thousands, except per share data)
Pro forma net income	$888,875	$172,978
Pro forma EPS- Basic	$4.36	$0.86
Pro forma EPS- Diluted	$4.21	$0.84

(F)	To eliminate acquisition related transaction costs of $11 million incurred in the six months ended December 25, 2011, which are directly attributable to the pending merger, but which are not expected to have a continuing impact on the combined entity’s results.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or cost savings that may be achieved by the combined company nor any of the costs that may need to be incurred to achieve such savings. Although Lam Research management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(A)	Inventory—To record the difference between the historical book value and preliminary estimated fair values of Novellus inventory acquired in the transaction. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the step-up in inventory value is not expected to be recurring.

(B)	Deferred Tax Assets and Liabilities—To record adjustments to deferred tax balances related to the change in fair values in connection with acquisition accounting and the recording of purchased intangible assets as well as the assumed equity awards:

(in thousands)
Changes in temporary differences:
Increase in deferred tax assets for the accelerated vesting of certain stock-based awards	$30,666
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets	(272,175)
Establish deferred tax liability for the increase in the basis of acquired inventory	(17,940)
Establish deferred tax liability for the increase in basis of acquired property and equipment	(23,924)
Reduction in deferred tax assets related to decrease in deferred profit	(2,664)
Reduction in deferred tax liability related to the increase in the book basis of convertible debt	33,679
Establish deferred tax asset for accrued expenses and other current liabilities	14,344

$(238,014)

Total change from the unaudited balance sheet:
Net change in current portion of deferred tax assets	$(6,260)
Net change in long-term portion of deferred tax assets	30,666
Net change in long-term portion of deferred tax liabilities	(262,420)

Total	$(238,014)

(C)	Property and Equipment—To record the difference between the historical book value and preliminary estimated fair values of Novellus real property acquired in the transaction.

(D)	Goodwill—To eliminate Novellus’ historical goodwill and record the preliminary estimate of goodwill for the acquisition of Novellus. Reflects adjustments to the following:

(in thousands)
Estimated transaction goodwill	$1,381,820
Eliminate Novellus’s historical goodwill as of December 25, 2011	(124,685)

Total	$1,257,135

(E)	Intangible Assets—To record the difference between the historical amounts of Novellus net intangible assets and preliminary fair values of Novellus intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the transaction. Accordingly, the estimates related to deferred taxes are also subject to change. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method. Reflects adjustments to the following:

(in thousands, except years)	Est Avg Useful Lives (years)	Estimated Fair Value December 25, 2011	Net Book Value December 25, 2011	Pro Forma Adjustment (BS)
Patents and other intangible assets	11	$10,872	$10,450	$422
Developed technology and Trademarks	8	720,000	2,443	717,557
In-process R&D	Indefinite	30,000	—	30,000
Customer relationships (top 8)	15	720,000	—	720,000
Customer relationships (all other)	7	250,000	—	250,000

Total		$1,730,872	$12,893	$1,717,979

(F)	Debt Issuance Costs—To eliminate $6 million of historical issuance costs related to Novellus’ senior convertible notes.

(G)	Transaction Costs—To record estimated costs remaining to be incurred related directly to the transaction of approximately $58 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the merger. Estimated remaining transaction costs for Lam Research and Novellus were $27 million and $31 million, respectively. Additionally, transaction costs of $7 million and $4 million were incurred by Lam Research and Novellus, respectively, during the six months ended December 25, 2011. Costs expensed in the historical statements of operations of the respective companies have been reversed for pro forma statement of operations purposes as they are not expected to have a continuing impact beyond the next twelve months. See note (E) in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations.

(H)	Deferred Profit—Write-off of deferred profit for which no future service obligation remains. The fair value of the remaining balance is an estimate of the direct and indirect cost of servicing the acquired service contracts with a normal profit margin.

(I)	Long-term Debt—To record the difference between the historical book value and preliminary estimated fair value of Novellus’ senior convertible notes. The fair value of the remaining long term debt liability is believed to approximate Novellus’ book value and has not been adjusted. The corresponding change in interest expense that would have been recorded as a result in the change in fair value of the senior convertible notes was de minimus and has not been reflected in the unaudited pro forma condensed combined statement of operations.

(J)	Common Stock—To eliminate Novellus common stock and reflect shares of Lam Research common stock expected to be issued upon completion of the merger:

(in thousands)
Issuance of Lam common stock based on exchange ratio of 1.1250 shares for each share of Novellus common stock at par of 0.001	$78
Eliminate Novellus common stock, including convertible notes - equity component	(1,293,811)

Total	$(1,293,733)

(K)	Additional Paid-in Capital—To reflect value in excess of par of Lam Research common stock expected to be issued upon completion of the merger:

(in thousands)
Estimated fair value of Lam shares to be issued	$3,177,947
Par value of Lam shares recorded within common stock	(78)
Estimated fair value of assumed stock options and RSUs deemed purchase consideration	177,587
Convertible notes - equity component	545,287

Total	$3,900,743

(L)	Accumulated Other Comprehensive Loss—To eliminate Novellus’ accumulated other comprehensive loss.

(M)	Retained Earnings (Accumulated Deficit)—To eliminate Novellus’ historical accumulated deficit and reflect the immediate impact to Lam Research’s retained earnings had the merger occurred on December 25, 2011:

(in thousands)
Eliminate Novellus historical accumulated deficit	$191,031
To record estimated non-recurring costs for remaining Lam acquisition related transaction costs	(27,242)
Tax effect of transaction costs	7,152

Total	$170,941

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Shares of Lam Research common stock are listed for trading on the NASDAQ under the symbol “LRCX”. Shares of Novellus common stock are listed for trading on the NASDAQ under the symbol “NVLS”. The following table presents trading information for Lam Research and Novellus common stock on December 13, 2011, the last trading day before announcement of the merger and March 22, 2012, the most recent practicable trading day before the date of this joint proxy statement/prospectus. For illustrative purposes, the following table also provides Novellus equivalent per share information, which amounts are calculated by multiplying such high, low and closing sales prices for shares of Lam Research common stock by 1.125, representing the approximate value that Novellus shareholders will be entitled to receive, in exchange for each share of Novellus common stock they hold at the effective time of the merger, assuming no proration.

	Lam Research Common Stock			Novellus Common Stock			Equivalent Per-Share Value
Date	High	Low	Close	High	Low	Close	High	Low	Close
December 13, 2011	$42.56	$40.07	$40.18	$36.51	$35.10	$35.31	$47.88	$45.08	$45.20
March 22, 2012	$43.80	$43.18	$43.45	$48.89	$48.19	$48.52	$49.28	$48.58	$48.88

The following tables set forth the high and low sales prices of shares of Lam Research common stock and Novellus common stock as reported in the NASDAQ’s consolidated transaction reporting system, for the calendar quarters indicated.

Calendar Quarter		Lam Research Common Stock		Novellus Common Stock
2009		High	Low	High	Low
	First Quarter	$25.47	$18.24	$17.46	$11.43
	Second Quarter	29.23	22.17	19.16	15.67
	Third Quarter	35.44	25.51	21.70	16.66
	Fourth Quarter	39.80	32.17	26.00	19.42
2010
	First Quarter	41.56	32.07	25.75	20.57
	Second Quarter	43.42	35.33	28.90	23.20
	Third Quarter	43.76	35.39	28.63	22.88
	Fourth Quarter	52.91	36.77	33.24	25.26
2011
	First Quarter	59.10	46.27	41.82	30.37
	Second Quarter	57.41	41.77	38.40	30.48
	Third Quarter	46.27	34.92	37.42	26.13
	Fourth Quarter	45.48	34.81	42.50	25.95
2012
	First Quarter (through March 22, 2012)	45.04	36.15	49.92	40.18

Neither Lam Research nor Novellus have historically paid cash dividends on their capital stock. It is the present policy of both of Lam Research and Novellus to retain earnings to finance the growth and development of their respective businesses and for other corporate purposes, and, therefore, neither Lam Research nor Novellus anticipates paying any cash dividends in the foreseeable future.

DESCRIPTION OF LAM RESEARCH CAPITAL STOCK

The following describes the material terms of the capital stock of Lam Research. This description is qualified in its entirety by reference to the Lam Research certificate of incorporation and Lam Research bylaws, which are incorporated herein by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for more information about the documents incorporated by reference into this joint proxy statement/prospectus.

Lam Research’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the record date for the Lam Research annual meeting, 119,768,891 shares of Lam Research common stock were outstanding and no shares of Lam Research preferred stock were outstanding. In addition, as of the record date, (i) 45,923,364 shares of Lam Research common stock were held in Lam Research’s treasury, (ii) 230,958 shares of Lam Research common stock were subject to outstanding options to purchase Lam Research’s common stock, all of which options were exercisable, (iv) 2,373,146 shares of Lam Research common stock were subject to outstanding restricted stock units, (v) 10,928,473 shares of Lam Research common stock were reserved for issuance pursuant to Lam Research’s employee stock purchase plan, (vi) 18,923,465 shares of Lam Research common stock were reserved for issuance upon conversion of Lam Research’s 0.5% Convertible Senior Notes due May 2016 and 1.25% Convertible Senior Notes due May 2018, and (vii) 14,281,832 shares of Lam Research common stock were reserved for issuance upon exercise of the warrants issued by Lam Research in connection with such convertible notes.

Each share of Lam Research common stock has the same relative rights as, and is identical in all respects with, each other share of Lam Research common stock.

Holders of Lam Research common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Holders of Lam Research common stock are not entitled to cumulate their votes for the election of directors.

Holders of Lam Research common stock are entitled to receive ratably such dividends as may be declared by the Lam Research board of directors out of funds legally available for the payment of dividends, subject to the payment of any preferential amounts to which any class of preferred stock may be entitled.

Holders of Lam Research common stock are not entitled to a liquidation preference in respect of their shares of Lam Research common stock. Upon liquidation, dissolution or winding up of Lam Research, the holders of Lam Research common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all liabilities of Lam Research and of all preferential amounts to which any preferred stock may be entitled.

Holders of Lam Research common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. Lam Research common stock is not subject to call or redemption.

The Lam Research certificate of incorporation expressly authorizes the Lam Research board of directors to issue up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences or any wholly unissued class or series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Lam Research. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Lam Research. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Lam Research common stock, including the loss of voting control to others.

The General Corporation Law of the State of Delaware (“DGCL”) prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. Lam Research has not opted out of Section 203 of the DGCL in its certificate of incorporation and is therefore governed by the terms of this provision of the DGCL.

See “Comparison of Rights of Lam Research Stockholders and Novellus Shareholders” for additional information.

DESCRIPTION OF NOVELLUS CAPITAL STOCK

The following description is qualified in its entirety by reference to the Novellus charter and bylaws, which are incorporated herein by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for more information about the documents incorporated by reference into this joint proxy statement/prospectus. Novellus’ authorized capital stock consists of 240,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

As of December 13, 2011, the last trading day before announcement of the transaction, there were 66,771,679 shares of Novellus common stock outstanding. As of the record date, there were 71,243,561 shares of Novellus common stock outstanding held of record by approximately 599 shareholders.

The holders of Novellus common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Novellus common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Novellus’ board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Novellus, the holders of Novellus common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of Novellus preferred stock, if any, then outstanding. Novellus common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Novellus common stock. All outstanding shares of Novellus common stock are fully paid and non-assessable.

Preferred Stock

As of the record date, there were no shares of Novellus preferred stock outstanding. Under Novellus’ articles of incorporation, as amended, the board of directors may direct the issuance of up to 10,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the board of directors without any further vote or action by Novellus’ shareholders.

Description of Charter and Bylaws, Including Anti-Takeover Effects

The following discussion of Novellus’ articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description thereof, and is qualified in its entirety by reference to the California Corporations Code and the common law thereunder (“California law”) and the full text of Novellus’ articles of incorporation and bylaws. While Novellus believes that this description covers the material provisions within the articles and bylaws, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the rights attendant to Novellus’ shareholders.

Director Nominations and Shareholder Proposals

Novellus’ bylaws provide that shareholders may propose business to be brought before a meeting of shareholders or nominate directors only if they provide notice not less than 90 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then shareholders must provide notice no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Amendment to Governing Documents

Unless otherwise specified in a California corporation’s articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits provided that only one class of shares is outstanding (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. Novellus’ articles of incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to a corporation’s articles of incorporation would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

•	effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

•	change the rights, preferences, privileges or restrictions of the shares of such class;

•

create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

•	in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

•	cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

Under California law, a corporation’s bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. Novellus’ bylaws provide that the bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the board of directors may not amend the bylaws in order to change the provisions regarding adoption, amendment or repeal of the bylaws or to change the authorized number of directors.

Cumulative Voting

Under the cumulative voting provisions in Novellus’ bylaws, each shareholder may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or such shareholder may distribute his or her votes among as many candidates as the shareholder sees fit. However, cumulative voting will not be available to Novellus shareholders unless, at a meeting of shareholders, at least one shareholder has given written notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

Shareholder Consent in Lieu of Meeting

Under California law, unless otherwise provided in a corporation’s articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, notice as required under the California law shall be given. Novellus’ bylaws provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Indemnification

Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

The indemnification authorized by California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. Novellus’ articles of incorporation and bylaws provide for the indemnification of agents (as defined under the California law) to the fullest extent permissible under California law, which may be in excess of the indemnification expressly permitted by Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

California law also allows for the advance payment of an indemnitee’s expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Director Liability

California law provides that the charter documents of a corporation may include provisions which limit or eliminate the liability of directors to the corporation or its shareholders, provided such liability does not arise from certain proscribed conduct, including, in the case of California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. Novellus’ articles of incorporation contain a provision limiting the liability of directors to the fullest extent permitted by California law.

Anti-Takeover Provisions and Interested Shareholder/Shareholder Transactions

Novellus’ bylaws provide that in addition to the board of directors, the chairman of the board, the president or one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders. California law provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the non-redeemable common stock of a target corporation may be converted only into non-redeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Size of the Board of Directors

Under California law, as provided in Novellus’ articles of incorporation or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board or the shareholders. The minimum number cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. Novellus’ bylaws provide that the authorized number of directors of the corporation shall be not less than six nor more than eleven, the exact number of directors to be fixed from time to time within such range by a bylaw or bylaw amendment adopted by a majority of the shares entitled to vote at a meeting of the shareholders at which a quorum is present or by the written consent of the holders of a majority of the outstanding shares entitled to vote or by the board of directors or a resolution of the board of directors.

Filling Vacancies on the Board of Directors

Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. Novellus’ bylaws authorize only Novellus shareholders to fill a vacancy created by the removal of a director.

COMPARISON OF RIGHTS OF LAM RESEARCH STOCKHOLDERS AND NOVELLUS SHAREHOLDERS

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
Outstanding Capital Stock	Novellus has outstanding only one class of common stock, no par value. Holders of Novellus common stock are entitled to all the rights and obligations provided to common shareholders under the California Corporations Code (“CCC”) and Novellus’ articles of incorporation and bylaws (each as amended and restated and in effect on the date hereof).	Lam Research has outstanding only one class of common stock, par value $0.001 per share. Holders of Lam Research common stock are entitled to all the rights and obligations provided to common stockholders under the General Corporation Law of the State of Delaware (“DGCL”) and Lam Research’s certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).

Authorized Capital

The aggregate number of shares that Novellus has the authority to issue is 250,000,000 shares, of which 10,000,000 are shares of preferred stock, no par value, and 240,000,000 are shares of common stock, no par value.

As of the date of this joint proxy statement/prospectus, Novellus does not have outstanding any shares of preferred stock.

The aggregate number of shares that Lam Research has the authority to issue is 405,000,000 shares, of which 5,000,000 are shares of preferred stock, $0.001 par value per share, and 400,000,000 are shares of common stock, $0.001 per share.

As of the date of this joint proxy statement/prospectus, Lam Research does not have outstanding any shares of preferred stock.

Preferred Stock	The rights and preferences of holders of Novellus’ common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Novellus may designate and issue.	The rights and preferences of holders of Lam Research’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Lam Research may designate and issue.

Voting Rights

Each shareholder of record of Novellus common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote.

At any election of directors, holders of Novellus common stock are also entitled to cumulate such shareholder’s votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled.

Each stockholder of record of Lam Research common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote.

Holders of Lam Research common stock do not have cumulative voting rights.

Stock Transfer Restrictions	None.	None.

Dividends	The CCC permits the payment of dividends to shareholders if Novellus’ retained earnings equal at least the amount of the proposed dividend. If Novellus does not have sufficient retained earnings available for the proposed dividend, it may pay a dividend to its

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of (1) surplus of the corporation which is defined as net assets less statutory capital, or (2) if no

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
shareholders if immediately after giving effect to the dividend, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.

surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year; provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Lam Research’s bylaws provide that dividends on capital stock may be declared by the board of directors pursuant to the DGCL and may be paid in cash or in property or in shares of Lam Research capital stock. Such entitlement is subject to any rights to receive dividends to which holders of any other class or series of stock may be entitled. Before paying any dividend, the board of directors may set aside a reserve for any proper purpose from the funds available for dividends. The board of directors may later abolish or modify such reserve.

Number of Directors

Novellus’ bylaws provide that the number of directors shall not be less than six nor more than eleven, and may be fixed from time to time by (1) a bylaw or amendment thereof adopted by a vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the board of directors, or (2) resolution of the board of directors.

There are currently ten directors serving on Novellus’ board of directors.

Lam Research’s bylaws provide that the number of directors will be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office.

There are currently eleven directors serving on Lam Research’s board of directors. Upon completion of the merger, Lam Research will appoint four additional directors in accordance with the terms and conditions of the merger agreement.

Election of Directors

Novellus’ bylaws provide that directors are elected annually by a plurality of the votes cast by the holders of Novellus common stock. Directors are elected to hold office until the next annual meeting, provided that if for any reason said annual meeting or adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of shareholders called for that purpose.

Lam Research’s bylaws provide that directors are elected by a majority of the votes cast by the holders of common stock and, to the extent so authorized, by the holders of preferred stock in accordance with the terms of any applicable certificate of designations. However, in elections in which (i) the number of nominees for the board exceeds the number of open board seats; (ii) one or more nominees has been nominated pursuant to the advance notice requirements for

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
Under the cumulative voting provisions in Novellus’ bylaws, each shareholder may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or such shareholder may distribute his or her votes among as many candidates as the shareholder sees fit. However, cumulative voting will not be available to Novellus shareholders unless, at a meeting of shareholders, at least one shareholder has given written notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

stockholder nominees set forth in the bylaws or pursuant to the provisions of any future law, rule or regulation that require Lam Research to allow stockholder nominations in a manner other than that provided in the bylaws; and (iii) any such nomination has not been withdrawn on or before the tenth day before Lam Research first mails its notice of meeting for such meeting to the stockholders, election of directors is by a plurality of the votes cast. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

Pursuant to Lam Research’s bylaws, each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Removal of Directors

Novellus’ bylaws provide that any director may be removed without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Novellus’ bylaws also provide that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

Lam Research’s bylaws provide that any director may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies of the Board of Directors	Novellus’ bylaws provide that vacancies in the board of directors created by removal of a director may be filled only by the approval of the shareholders. Vacancies created by reason of death, resignation, removal, change in the authorized number of directors, or otherwise may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

Lam Research’s bylaws provide that vacancies in the board of directors created by the removal of a director by vote or written consent of stockholders or by a court order may be filled only by the vote of a majority of the outstanding shares entitled to vote thereon. Vacancies created by reason of death, resignation, an increase in the number of authorized directors, or otherwise may be filled for the applicable unexpired term by a majority affirmative vote of the board of directors, whether or not less than a quorum, or a sole remaining director.

A director elected or appointed to fill a vacancy shall serve until the next annual meeting of stockholders or until a successor is elected and qualified.

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
Action by Written Consent	Novellus’ bylaws provide that shareholders may take any action by written consent which may be taken at any annual or special meeting without a meeting and without prior notice. The written consent must be signed by holders of record of capital stock having at least the minimum number of votes necessary to authorize the proposed action. Election of directors by written consent requires the unanimous written consent of all shares entitled to vote for the election of directors.	Lam Research’s bylaws provide that stockholders may take action by written consent after requesting that the board of directors establish a record date to determine the stockholders entitled to vote and such record date has been set. The written consent must be signed by holders of record of capital stock having at least the minimum number of votes necessary to authorize the proposed action.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual Meetings

Novellus’ bylaws provide that Novellus shareholders wishing to propose nominees to serve as directors or to bring business before the annual meeting of Novellus shareholders must provide proper and timely notice to the secretary of Novellus.

To be timely, the notice with respect to an annual meeting must be received by the secretary of Novellus not less than 90 days or more than 150 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the annual meeting has been advanced by more than 30 days (or delayed by more than 60 days) from the anniversary date, or if no annual meeting was held in the preceding year, notice must be delivered no later than the later of 70 days prior to the annual meeting or the 10th day following the day on which public announcement is first made by Novellus of the meeting date.

To be in proper form, the notice must include, as to the shareholder giving notice of each proposal to nominate someone for election as director or to bring business before a shareholder meeting:

•      the name and address of each such party;

•      the class or series and number of shares of capital stock beneficially owned by such shareholder; and

•      any derivative positions held or beneficially held by the shareholder and any associated person and

Annual Meetings

Lam Research’s bylaws provide that Lam Research stockholders wishing to propose nominees to serve as directors or to bring business before the annual meeting of Lam Research stockholders must provide proper and timely notice to the secretary of Lam Research and any updates or supplements required by the bylaws.

To be timely, the notice with respect to an annual meeting must be received by the secretary of Lam Research not less than 45 days or more than 75 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the annual meeting has been advanced by more than 30 days (or delayed by more than 30 days) from the anniversary date, or if no annual meeting was held in the preceding year, notice must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement is first made by Lam Research of the meeting date.

To be in proper form, the notice must include, as to the record stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the following information:

•      the name and address of each such party;

•      the class or series and number of shares of capital stock beneficially owned by any proposing person and any option,

NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION

  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such shareholder or any associated person with respect to Novellus’ securities;

For director nominations, the notice must also include, as to each person whom the shareholder proposes to nominate for election or reelection as director:

•      all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors by Regulation 14A under the Securities Exchange Act of 1934;

•      all information relating to any material relationships, including financial transactions and compensation, between the proposed nominee and the shareholder; and

•      a representation by the proposed nominee that the proposed nominee does not have, nor will he or she have, any undisclosed voting commitments or other arrangements with respect to the proposed nominee’s actions as a director.

As to any other business, the notice must also include, the following information:

•      a brief description of the business desired to be brought before the meeting; and

•      any material interest of the shareholder or any associated person in such business.

  warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation;

•      any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote any shares of any security of the corporation;

•      any short interest in any security of the corporation held by any proposing person, and any right to dividends on Lam Research shares that are separated or separable from the underlying shares of Lam Research;

•      any proportionate interest in Lam Research’s shares held by a general or limited partnership in which either party is a general partner or beneficially owns an interest in a general partner, and any performance-related fees that each party is directly or indirectly entitled to based on an increase or decrease in the value of Lam Research shares;

•      any other information that would be required to be disclosed in a proxy statement by such proposing person in support of the nomination or other business; and

•      a statement whether or not the proposing party will deliver a proxy statement and form of proxy to holders of the requisite number of Lam Research shares to carry the proposal or elect the proposed nominee to the board of directors.

For director nominations, the notice must also include, as to each person proposed to be nominated for election or reelection as a director:

•      the nominee’s written consent to serve as a director if elected;

•      a statement whether the nominee, if elected, intends to tender an irrevocable resignation effective upon the nominee’s failure to receive the required vote for re-election at the next meeting; and

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION

•      all information relating to the proposed nominee required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, including such nominee’s written consent to be named in the proxy statement and to serve as a director if elected.

As to any other business, the notice must also include, among other things, the following information (the “meeting information”):

•      a reasonably brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the beneficial owner, if any, on whose behalf the proposal is made.

Special Meetings

Novellus’ bylaws also provide that shareholders may propose nominees to serve as directors or bring business before a special meeting of Novellus shareholders by providing proper and timely notice to the secretary of Novellus and providing the information for director nominees as set forth above.

Timely notice is not less than 10 or more than 60 days before the date of the meeting, and shall state the general nature of the business to be transacted and that no other business may be transacted at the special meeting. Timely notice for a director nomination intended to be voted on at a special meeting is not less than 90 days or more than 150 days prior to the date on which the special meeting is held.

Special Meetings

Special meetings of stockholders may only be called by Lam Research’s board of directors, the chairman of the board of directors, or Lam Research’s president.

Lam Research’s bylaws also provide that stockholders may propose nominees to serve as directors or bring business before a special meeting of Lam Research stockholders by providing proper and timely notice to the secretary of Lam Research and providing the information for director nominees as set forth above.

Notice of Stockholder Meeting

Novellus’ bylaws provide that notice of each shareholder meeting must be given to each shareholder permitted to take any action at such meeting not less than 10 days or more than 60 days before the date of the meeting.

Such notice shall state the place, date, and hour of the meeting and (a) in the case of a special meeting, the general nature of the business to

Lam Research’s bylaws provide that notice of each stockholder meeting must be given to each stockholder permitted to take any action at such meeting not less than 10 days or more than 60 days before the date of the meeting.

Any notice of a special meeting must include the purpose for which the meeting is called.

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
be transacted, or (b) in the case of an annual meeting, those matters which the board of directors, at the time of the mailing of the notice, intends to present for action by the shareholders.

Amendments to the Certificate of Incorporation	Novellus’ articles of incorporation may be amended in accordance with the provisions of the CCC. The CCC requires the approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.	Lam Research’s certificate of incorporation provides that Lam Research reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed in the certificate or under the DGCL and that all rights conferred upon stockholders are granted subject to such reservation.

Amendments to Bylaws

Novellus’ bylaws provide that the bylaws may be adopted, amended, or repealed by the approval of the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote.

Novellus’ bylaws also provide that the board of directors may adopt, amend, or repeal any bylaw (or amendment) other than a bylaw changing the authorized number of directors or any provision relating to the adopting, amendment, or repeal of bylaws.

Lam Research’s certificate of incorporation provides that the board of directors may, except as otherwise provided in the certificate of incorporation, adopt, amend or repeal the bylaws of Lam Research.

Lam Research’s bylaws also provide that Lam Research stockholders entitled to vote may also adopt, amend or repeal the bylaws of Lam Research.

Special Meeting of Stockholders

Novellus’ bylaws provide that special meetings of shareholders may only be called by the board of directors, the chairman of the board, the president, or holders of shares entitled to not less than 10% of the vote at the meeting. Only such business shall be conducted at the special meeting as shall have been brought before the meeting by or at the direction of the board of directors.

Nominations of persons for election to the board of directors may be made by the board of directors or by any shareholder of record who delivers a timely, written notice to the secretary of Novellus setting forth the information described under the heading “Advance Notice Requirements for Stockholder Nominations and Other Proposals” above.

Lam Research’s bylaws provide that special meetings of stockholders may only be called by the board of directors, the chairman of the board, or the president. Only such business shall be conducted at the special meeting as shall have been brought before the meeting by or at the direction of the board of directors.

Nominations of persons for election to the board of directors may be made by the board of directors or by any stockholder of record who delivers a timely, written notice to the secretary of Lam Research setting forth the information described under the heading “Advance Notice Requirements for Stockholder Nominations and Other Proposals” above. Such notice must be received not later than the close of business on the 90th day prior to such

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Quorum	Novellus’ bylaws provide that the presence, in person or represented by proxy, of the persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum.	Lam Research’s bylaws provide that the presence, in person or represented by proxy, of the holders of a majority of the total voting power of outstanding shares entitled to vote at the meeting shall constitute a quorum.

Repurchases / Redemptions of Shares

Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either (1) the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed (a) the amount of the proposed distribution plus (b) the amount, if any, of dividends in arrears on shares with preferential dividend rights; or (2) if, immediately after the distribution, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.

A corporation that has shares redeemable at its option may redeem these shares by providing a notice of redemption as provided in its articles of incorporation, or in the manner specified in the CCC.

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem its shares if the capital of the corporation is impaired or would become impaired as a result of the redemption. However, at any time, a corporation may purchase or redeem any of its shares that are entitled upon any distribution of assets to a preference over another class of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

Limitation of Personal Liability of Directors	Novellus’ articles of incorporation provide that the liability of Novellus’ directors for monetary damages shall be eliminated to the fullest extent permissible under the CCC.	Lam Research’s certificate of incorporation provides, to the fullest extent permitted by the DGCL, no director of Lam Research shall be liable to Lam Research or its stockholders for breach of fiduciary duty as a director.

Indemnification of Directors and Officers	Novellus’ articles of incorporation authorize indemnification of agents for breach of fiduciary duty to the Corporation and its shareholders, subject to the limits on excess indemnification set forth in §204 of the CCC. Novellus’ bylaws define an “agent” as a director, officer, employee, or other agent of the corporation, or a party

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION

who is serving at the request of a director, officer, employee, or other agent.

Novellus’ bylaws provide that Novellus must indemnify any agent against any third party claims if such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Novellus bylaws also provide that Novellus must indemnify any agent against claims made on behalf of the corporation if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, subject to a determination that the indemnification is proper under the circumstances.

Lam Research’s bylaws require Lam Research to indemnify each director and officer of Lam Research to the fullest extent permitted by the DGCL.

Lam Research’s bylaws provide that Lam Research may indemnify employees other than officers or directors and agents of Lam Research to the fullest extent authorized by the DGCL.

Appraisal Rights	See “Dissenters’ Rights For Novellus Shareholders” for a discussion of appraisal rights under California law.

Under Delaware law, stockholders of a corporation that is a constituent in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares:

(1) listed on a U.S. national securities exchange; or

(2) held of record by more than 2,000 stockholders; unless holders of stock are required to accept in the merger anything other than any combination of:

(A) shares of stock or depositary receipts of the surviving corporation in the merger;

(B) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either:

(i) listed on a national securities exchange; or

(ii) held of record by more than 2,000 stockholders;

(3) cash in lieu of fractional shares of the stock or depositary receipts received; or

(4) any combination of (1), (2) and (3).

	NOVELLUS SYSTEMS, INC.	LAM RESEARCH CORPORATION
In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation. Appraisal rights are not available to Lam Research stockholders in connection with the merger.

Certain Business Combination Restrictions	The CCC does not have an anti-takeover law similar to Section 203 of the DGCL. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors, and approval by the vote of the holders of a majority of the outstanding stock entitled to vote on that matter. Lam Research’s certificate of incorporation does not require a vote of a larger portion of the stock for the events described above.

Section 203 of the DGCL protects publicly-traded Delaware corporations, such as Lam Research, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither Lam Research’s certificate of incorporation nor its bylaws contain this election. Therefore, Lam Research is governed by Section 203 of the DGCL.

DISSENTERS’ RIGHTS FOR NOVELLUS SHAREHOLDERS

Any Novellus shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the California Corporations Code, or CCC, which consists of Sections 1300-1313, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive (i) shares of Lam Research stock, (ii) cash in lieu of fractional shares and (iii) the amount of all dividends or other distributions with a record date after the date of the merger agreement as provided in the merger agreement.

The following discussion is a summary of Sections 1300 through 1313 of the CCC, which sets forth the procedures for Novellus shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights of appraisal of their shares under the CCC. The following discussion is not a complete statement of the provisions of the CCC relating to the rights of Novellus shareholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Sections 1300 through 1313 of the CCC, which are provided in their entirety as Annex E to this document.

All references in Sections 1300 through 1313 of the CCC and in this summary to a “shareholder” are to the holder of record of the shares of Novellus stock as to which dissenters’ rights are asserted. A person having a beneficial interest in the shares of Novellus stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

Chapter 13 of the CCC provides Novellus shareholders who vote “AGAINST” the merger, the merger agreement and the principal terms thereof with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair market value of any Novellus shares owned by such shareholders as of March 14, 2012, the record date for the Novellus special meeting and voted “AGAINST” the merger, the merger agreement and the principal terms thereof. In accordance with Chapter 13 of the CCC, the fair market value of Novellus shares will be their fair market value determined as of December 13, 2011, the last day before the first public announcement of the terms of the merger, exclusive of any appreciation or depreciation in the value of the shares as a consequence of the merger. Because Novellus’ common stock is listed on the Nasdaq Global Select Market, Novellus’ common shareholders will be entitled to dissent and seek payment of the fair market value of their shares only if holders of 5% or more of Novellus’ outstanding common stock properly dissent from the merger and demand payment of fair market value. The holder of any shares of Novellus common stock with respect to which there exists any restriction on transfer imposed by Novellus or by any law or regulation will have dissenters’ rights of appraisal irrespective of the percentage of holders that dissent from the merger.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions before the Novellus special meeting, if the merger agreement relating to the merger is later terminated and the merger is abandoned, no Novellus shareholder will have the right to any payment from Novellus or Lam Research, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys’ fees, by reason of having taken that action.

Novellus shareholders wishing to exercise dissenters’ rights should follow the procedures set forth below. Note, however, that the following discussion of the requirements for perfecting dissenters’ rights is only a summary and is subject to the foregoing qualifications.

Vote “AGAINST” the Merger. Any Novellus shareholder who desires to exercise dissenters’ rights must vote his, her or its shares “AGAINST” approval of the merger, the merger agreement and the principal terms thereof. It is not sufficient to abstain from voting. If a Novellus shareholder (i) fails to vote, (ii) fails to instruct his, her or its broker, bank or other nominee or the Novellus Retirement Plan trustee, as applicable, (iii) returns a proxy without voting instructions or with instructions to vote “FOR” approval of the merger, the merger agreement and the principal terms thereof or to abstain from voting or (iv) attends the Novellus special meeting in person and fails to vote “AGAINST” approval of the merger, the merger agreement and the principal terms thereof or abstains from voting, such shareholder will lose any dissenters’ rights.

Written Demand for Payment. In addition, to preserve dissenters’ rights, a Novellus shareholder must make a written demand for the purchase of the shareholder’s dissenting shares and payment to the shareholder of their fair market value. Simply voting against the merger does not constitute a proper written demand under the CCC. A dissenting shareholder may not withdraw a demand for payment unless Novellus consents to such withdrawal. To comply with the requirements under the CCC, the written demand must:

•	be received by Novellus not later than the date of the Novellus special meeting;

•	specify the shareholder’s name and mailing address and the number and class of shares of Novellus stock held of record which the shareholder demands that Novellus purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•

state the price which the shareholder claims to be the fair market value of the shares as of December 13, 2011. The statement of fair market value constitutes an offer by the shareholder to sell the shares to Novellus at that price.

Any written demands for payment should be sent to Novellus Systems, Inc., Attn: Andrew J. Gottlieb, Vice President, General Counsel and Secretary, 4000 North First Street, San Jose, California 95134. Shares of Novellus stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the CCC and have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to in this summary as “dissenting shares.”

Notice of Approval by Novellus. If the merger is approved by the Novellus shareholders, Novellus is required within ten days after the approval to send to those Novellus shareholders who have voted “AGAINST” approval of the merger, the merger agreement and the principal terms thereof and made a timely demand for purchase (and who are entitled to require Novellus to purchase their shares because either (i) holders of 5% or more of the outstanding shares filed demands on or before the date of the Novellus special meeting, or (ii) the shares are restricted as to transfer) a written notice of the Novellus shareholder approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of the CCC, a statement of the price determined by Novellus to represent the fair market value of the dissenting shares as of December 13, 2011, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters’ right under the CCC. The statement of price determined by Novellus to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Novellus to purchase the dissenting shares at the stated price if the merger closes and the dissenting shares do not otherwise lose their status as such. Within thirty days after the date of the mailing of the notice of shareholder approval, a dissenting shareholder must submit to Novellus or its transfer agent for endorsement as dissenting shares, the stock certificates representing the Novellus shares as to which such shareholder is exercising dissenter’s rights. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Novellus purchase within thirty days after the date of the mailing of the notice of shareholder approval. Shares will lose their status as “dissenting shares” if they are transferred prior to their submission for endorsement.

Payment of Agreed upon Price. If Novellus and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within thirty days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value. If Novellus denies that shares are dissenting shares or the shareholder fails to agree with Novellus as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by Novellus to its shareholders, but not thereafter, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county praying the court to determine whether the shares are dissenting shares or to determine the fair market value of the holder’s shares, or both, or may intervene in any action pending on such complaint.

The court will determine the issues in the following manner. If the status of the shares as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

If the court appoints an appraiser or appraisers, the appraiser or appraisers shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

If a majority of the appraisers fail to make and file a report within ten days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, then the court shall determine the fair market value of the dissenting shares. Subject to Section 1306 of the CCC, judgment is rendered against Novellus for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require Novellus to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than the price offered by Novellus, Novellus pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the value awarded by the court for the shares is more than 125% of the price offered by Novellus).

Maintenance of Dissenting Share Status. Except as expressly limited by Chapter 13 of the CCC, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Novellus consents to the withdrawal.

Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require Novellus to purchase their shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the shares are transferred before their submission to Novellus for the required endorsement;

•

the dissenting shareholder and Novellus do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Novellus nor the shareholder files a complaint or intervenes in a pending action within six (6) months after Novellus mails a notice that its shareholders have approved the merger; or

•	with Novellus’ consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

To the extent that the provisions of Chapter 5 of the CCC (which places conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of Novellus for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of Novellus in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CCC.

Limited Exercise of Dissenters Rights is a Condition of Closing for Lam Research. Under the merger agreement, Lam Research will not be required to complete the merger if either (a) Novellus shareholders holding 10% or more in the aggregate of all issued and outstanding Novellus common stock have exercised dissenters’ rights or (b) the aggregate amount required to be paid to dissenting shareholders exceeds $25 million and, in either case, certain other conditions are satisfied. As a result, exercise of dissenters’ rights by holders of 10% or more of the Novellus common stock or by holders to whom a payment of more than $25 million would be required to be made could prevent the merger from going forward.

LEGAL MATTERS

The validity of the shares of Lam Research common stock to be issued pursuant to the merger will be passed upon by Jones Day, counsel to Lam Research. The material U.S. federal income tax consequences relating to the merger will be passed upon for Lam Research by Jones Day and for Novellus by Morrison & Foerster LLP.

EXPERTS

Lam Research

The consolidated financial statements of Lam Research Corporation appearing in Lam Research Corporation’s Annual Report (Form 10-K) for the year ended June 26, 2011 (including schedule appearing therein), and the effectiveness of Lam Research Corporation’s internal control over financial reporting as of June 26, 2011, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Novellus

The consolidated financial statements of Novellus Systems, Inc. appearing in Novellus Systems, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedule appearing therein), and the effectiveness of Novellus Systems, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Lam Research

Lam Research will hold a regular annual meeting of stockholders, or 2012 annual meeting in 2012, regardless of whether the merger is completed.

Based upon the mailing date of Lam Research’s annual meeting proxy for 2011, for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by Lam Research, Office of the Secretary no later than May 22, 2012 (or, if Lam Research holds its 2012 annual meeting on a date that is not within 30 days of November 3, 2012, received no later than a reasonable period of time before Lam Research begins to print and send its proxy materials for its 2012 annual meeting).

Lam Research’s current bylaws require stockholders desiring to bring business before the 2012 annual meeting in a form other than a stockholder proposal in accordance with the preceding paragraph to give written notice to Lam Research, Office of the Secretary, received no earlier than July 6, 2012, and no later than August 5, 2012 (based upon the mailing date of Lam Research’s annual meeting proxy for 2011). If Lam Research’s 2012 annual meeting is more than 30 days earlier or more than 60 days later than November 3, 2012, written notice must be received no earlier than the ninetieth calendar day prior to the date of such annual meeting and no later than the close of business on the tenth calendar day following the day on which public announcement of the date of the 2012 annual meeting is first made. The written notice must comply with the provisions of Lam Research’s bylaws.

Novellus

It is not expected that Novellus will hold an annual meeting of shareholders for 2012 unless the merger is not completed. In order to be considered for inclusion in the proxy statement and form of proxy for the Novellus 2012 annual meeting of shareholders, should one be held, shareholder proposals must have been by Novellus received no later than December 10, 2011 in accordance with the requirements of 14a-8 of the Exchange Act.

Novellus shareholders desiring to bring business before the 2012 annual meeting of shareholders, to the extent it is held, in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice to Novellus’ Corporate Secretary at Novellus’ principal office, which must be delivered to or mailed and received by Novellus no later than February 10, 2012. A Novellus shareholder’s notice to Novellus’ Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the Lam Research board of directors nor the Novellus board of directors knows of any matters that will be presented for consideration at either the Lam Research special meeting or the Novellus special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the Lam Research special meeting or the Novellus special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Lam Research and Novellus each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Lam Research and Novellus, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Lam Research’s or Novellus’ website for more information about Lam Research or Novellus, respectively. Lam Research’s website is www.lamresearch.com. Novellus’ website is www.novellus.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Lam Research has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of shares of Lam Research common stock to Novellus shareholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Lam Research and Lam Research common stock. The rules and regulations of the SEC allow Lam Research and Novellus to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Lam Research and Novellus to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Lam Research has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K, unless otherwise specified in the applicable disclosure under such Items). These documents contain important information about Lam Research, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended June 26, 2011.

•	Proxy Statement on Schedule 14A filed September 19, 2011.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 25, 2011 and December 25, 2011.

•

Current Reports on Form 8-K or 8-K/A, filed July 27, 2011, September 1, 2011, September 8, 2011, October 19, 2011, November 9, 2011, December 5, 2011, December 15, 2011, February 9, 2012 and March 14, 2012.

•

The description of the Lam Research common stock contained in the Lam Research registration statement on Form 8-B filed with the SEC on April 11, 1990, including any subsequently filed amendments and reports updating such description.

In addition, Lam Research incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Lam Research will provide you with copies of these documents, without charge, upon written or oral request to:

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

(510) 572-0200

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Novellus has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Novellus, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended.

•

The description of the Novellus common stock contained in the Novellus registration statement on Form 8-A, filed with the SEC on September 1, 1988, including any amendment or report filed for the purpose of updating such description.

In addition, Novellus incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Novellus special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Novellus will provide you with copies of these documents, without charge, upon written or oral request to:

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

(408) 943-9700

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 23, 2012. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Lam Research stockholders or Novellus shareholders nor the issuance by Lam Research of shares of common stock pursuant to the merger will create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

LAM RESEARCH CORPORATION,

BLMS INC.

and

NOVELLUS SYSTEMS, INC.

Dated as of December 14, 2011

(continued)

(continued)

(continued)

TABLE OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Certain Definitions

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended Articles of Incorporation
Exhibit C	Form of Amended Bylaws
Exhibit D	Form of Company Affiliate Letter

Schedule 1.1	Knowledge of the Company
Schedule 1.2	Knowledge of Parent
Schedule 2	Company Disclosure Schedule
Schedule 3	Parent Disclosure Schedule
Schedule 5.18	Parent Chief Operating Officer
Schedule 6.1(d)	Antitrust Waiting Periods

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2011 (this “Agreement”), among Lam Research Corporation, a Delaware corporation (“Parent”), BLMS Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Novellus Systems, Inc., a California corporation (the “Company”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them on Annex I.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the California Corporations Code (the “CCC”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, no par value, of the Company (collectively, the “Company Shares”) to be thereupon canceled and converted into the right to receive a number of shares of the common stock, par value $0.001 per share, of Parent (the “Parent Shares”), on the terms and subject to the conditions set forth herein;

B. The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) subject to the terms set forth herein, resolved to recommend approval of the Merger and the Agreement and the principal terms thereof by the Company shareholders;

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Chief Executive Officer of the Company is entering into a voting agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”);

D. The Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) subject to the terms set forth herein, resolved to recommend that Parent’s stockholders approve the issuance of Parent Shares in the Merger as contemplated by this Agreement;

E. The Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger; and

F. For United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of the Code.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

1.	THE MERGER

1.1 The Merger. In accordance with the CCC, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.

1.2 Effective Time; Closing. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (Conditions to the Merger) (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, or such other place agreed upon by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties will cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CCC (the date and time of such filing, or such later time as agreed upon by Parent and the Company and specified in such filing, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) The Articles of Incorporation of the Company will be amended at the Effective Time to read in the form of Exhibit B and, as so amended, such Articles of Incorporation will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Company will be amended at the Effective Time to read in the form of Exhibit C and, as so amended, such Bylaws will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of a certificate or certificates (the “Certificates”) evidencing the Company Shares or non-certificated shares of Company Shares represented by book-entry on the records of the Company or the Company’s transfer agent (the “Book-Entry Shares”):

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Company Shares) will be canceled and converted automatically into the right to receive 1.125 (the “Exchange Ratio”) fully paid and nonassessable Parent Shares (such aggregate amount as adjusted pursuant to Section 1.6(b), the “Merger Consideration”), payable to the holder of such Company Share, in the manner provided in Section 1.9 (Exchange of Company Shares; Stock Transfer Books). All Company Shares converted pursuant to this Section 1.6(a), when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a Certificate or Book-Entry Share will cease to have any rights with respect to such Certificate or Book-Entry Share and the Company Shares, except the right to receive the Merger Consideration and (x) the amount of all dividends or other distributions with a record date after the date hereof and, on or prior to the Effective Time, previously paid or payable on the date of surrender of such Certificate or Book-Entry Share, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio will be adjusted to the extent appropriate for all purposes of this Article 1 (The Merger).

(c)(i) No certificates or scrip representing fractional Parent Shares, or book-entry credits of the same, will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, (ii) no dividend or distribution of Parent will relate to such fractional Parent Share interests, and (iii) such fractional Parent Share interests will not entitle the holder thereof to voting rights or any other rights of a stockholder of Parent. For purposes of this Section 1.6(c), all fractional Parent Shares to which a single holder of Certificates of Book-Entry Shares would be entitled will be aggregated and calculations will be rounded to the fourth decimal point. In lieu of the issuance of fractional Parent Shares, the Exchange Agent will sell such number of whole Parent Shares in the open market in order to pay each holder of Company Shares entitled to receive a fractional Parent Share an amount in cash equal to the product obtained by multiplying (x) the fractional Parent Share to which such former holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (y) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares formerly representing Company Shares with respect to any fractional Parent Share interests, the Exchange Agent will make available such amounts to such holders of Company Certificates or Book-Entry Shares formerly representing Company Shares subject to and in accordance with the terms of Section 1.9(b)(i).

(d) Each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and no payment or distribution will be made and no consideration of any kind will be delivered with respect thereto.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.7 Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock; 2011 Stock Incentive Plan.

(a) Company Stock Options. At the Effective Time, each Company Stock Option granted to a then-current employee of the Company and then outstanding, whether vested or not, will be assumed by Parent and converted into an option to purchase Parent Shares (each, an “Assumed Stock Option”) in an amount and at an exercise price as determined in accordance with this Section 1.7(a). Each Assumed Stock Option will be subject to, and exercisable and vested on, the same terms and conditions applicable to such Assumed Stock Option (including under the terms of the applicable Company Stock Plan, the applicable stock option agreement and any other applicable Company Plan) as of immediately prior to the Effective Time, except that each such Assumed Stock Option will constitute an Assumed Stock Option (i) to acquire that number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to such Assumed Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio; and (ii) with an exercise price per Parent Share (rounded up to the nearest whole penny) equal to the quotient obtained by dividing (x) the exercise price per share of a Company Share subject to such Assumed Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio. Promptly following the Closing Date, Parent will deliver to the holder of each Assumed Stock Option a document evidencing the foregoing assumption and conversion. It is the intention of the parties hereto that the assumption by Parent of Assumed Stock Options pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent Assumed Stock Options were incentive stock options) and the provisions of this Section 1.7(a) will be interpreted and applied consistent with such intention. At the Effective Time, each Company Stock Option granted to a then-former employee of the Company that remains outstanding, whether vested or not, will, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company Stock Option or any other person terminate without payment of any consideration therefor.

(b) Company RSUs and Company PSUs. At the Effective Time, each Company RSU granted to a then-current employee of the Company and then outstanding, whether vested or not, will be assumed by Parent and converted into the right to receive the number of Parent Shares (each, an “Assumed RSU”) as determined in accordance with this Section 1.7(b). Each Assumed RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed RSU (including under the terms of the applicable Company Stock Plan, the applicable restricted stock unit agreement and any other applicable Company Plan) as of immediately prior to the Effective Time, except that each Assumed RSU will constitute an Assumed RSU to acquire the number of Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of Company Shares subject to such Assumed RSU immediately prior to the Effective Time by (ii) the Exchange Ratio. Promptly following the Closing Date, Parent will deliver to each holder of an Assumed RSU a document evidencing the foregoing assumption and conversion. Each Company PSU that vests in connection with the consummation of the Merger will become fully vested with respect to the maximum number of Company Shares payable pursuant to such Company PSU. At the Effective Time, each Company RSU and each Company PSU granted to a then-former employee of the Company that remains outstanding, whether vested or not, will, by virtue of the Merger and without any action on the part of Parent, the Company, the holder of such Company RSU or Company PSU or any other person terminate without payment of any consideration therefor.

(c) Form S-8 Registration. As soon as practicable following the Closing Date (but not later than five (5) business days after the Closing Date), Parent will file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent Shares issuable upon exercise of the Assumed Stock Options and Assumed RSUs (the “S-8 Registration Statement”) and will maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Assumed Stock Options or Assumed RSUs remain outstanding.

(d) Company Restricted Stock. Parent acknowledges that, in connection with the consummation of the Merger, each Company Restricted Stock Award granted to a director of the Company and that is then outstanding will become vested and will be treated in the manner provided in Section 1.6 (Conversion of Securities).

(e) Equity Plan Administrator. Prior to the Effective Time, the Company Board or any committee thereof that administers the Company Stock Plans will adopt resolutions, in a form and substance reasonably acceptable to Parent, that (i) approve the transactions contemplated in this Section 1.7 as valid under the terms of the Company Stock Plans and award agreements issued thereunder and (ii) document that the treatment of unvested Company PSUs as contemplated in Section 1.7(b) is consistent with the terms of the Company’s applicable Company Stock Plans and the award agreements issued thereunder. On the later of (x) the termination date of an individual’s employment or service, or (y) at least five (5) business days prior to the Effective Time (or such longer period as may be required by the applicable Company Stock Plan), the Company will provide written notice, in a form and substance reasonably acceptable to Parent, to each then-former employee of the Company who holds outstanding Company Stock Options that are subject to Section 1.7(a) regarding the treatment of such options pursuant to Section 1.7(a) and of the individual’s right to exercise any such vested options prior to the Effective Time. Neither the Company’s Board nor any committee thereof that administers the Company Stock Plans will exercise its discretion to accelerate the vesting of any outstanding, unvested Company Stock Options or Company Equity Rights.

(f) 2011 Stock Incentive Plan. Contingent upon and effective as of the Effective Time, Parent shall assume the Company’s 2011 Stock Incentive Plan.

1.8 Dissenters’ Rights.

(a) If the number of Dissenting Shares as of the Effective Time equals or exceeds five percent (5%) of the total number of Company Shares issued and outstanding as of the Effective Time (the “Dissenting Threshold”), then (i) no holder of any Dissenting Shares will be entitled to payment of the Merger Consideration in respect of such Dissenting Shares, (ii) at the Effective Time, all such Dissenting Shares will no longer be outstanding, will be automatically cancelled, and will cease to exist, and (iii) except as otherwise provided by applicable Law, each holder of any such Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Chapter 13 of the CCC.

(b) Notwithstanding anything to the contrary herein, if a holder of any Dissenting Shares fails to perfect or otherwise waives, withdraws or loses such holder’s rights under Chapter 13 of the CCC or a court of competent jurisdiction determines that such holder is not entitled to relief under Chapter 13 of the CCC, then any such shares will be deemed to have been converted at the Effective Time into, and will have become the right to receive the Merger Consideration as set forth in Section 1.6(a) of this Agreement, without any interest thereon.

(c) If the Dissenting Threshold is not met, any share that had previously been a Dissenting Share will no longer be regarded as such and any such Dissenting Shares will be deemed to have been converted at the Effective Time into, and will become, the right to receive the Merger Consideration as set forth in Section 1.6(a) of this Agreement, without any interest thereon.

(d) The Company will give Parent (i) prompt notice of any Demand Notice received by the Company, withdrawals thereof and any other instruments served pursuant to Chapter 13 of the CCC and received by the Company, and (ii) the Company will cooperate with Parent in all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Chapter 13 of the CCC. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CCC or offer to settle or settle any such rights. The parties agree that they will not, and this Agreement does not, confer or seek to confer upon any holder of Company Shares any dissenter’s rights or appraisal rights greater than those provided by Chapter 13 of the CCC or otherwise expand or seek to expand the rights provided by Chapter 13 of the CCC.

1.9 Exchange of Company Shares; Stock Transfer Books.

(a) Exchange Agent. Prior to the Effective Time, Parent will designate a bank or trust company to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. Prior to or currently with the Effective Time, Parent will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates sufficient Parent Shares to make all deliveries of cash and Parent Shares as required by Section 1.6(a) and Section 1.6(c). In addition, Parent will deposit, or will cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions which holders of Certificates or Book-Entry Shares have the right to receive pursuant to Section 1.6 (Conversion of Securities). All such Parent Shares deposited with the Exchange Agent, including any dividends or other distributions that holders of Certificates or Book-Entry Shares have the right to receive pursuant to Section 1.6 (Conversion of Securities), is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) Promptly, and in any event within five (5) business days, after the Effective Time, Parent will cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 1.6(a) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. The form of letter of transmittal will be in customary form and have such other provisions as reasonably agreed upon by Parent and the Company prior to the Effective Time. Upon surrender to the Exchange Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares will be entitled to receive in exchange therefor (x) that number of Parent Shares such holder has the right to receive pursuant to Section 1.6(a), and (y) a check or wire transfer representing the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.6(a) and Section 1.6(c), including cash payable in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 1.6 (Conversion of Securities). Each Certificate so surrendered will be immediately canceled. The Exchange Agent will not accept guarantee of delivery of a Certificate in lieu of actual delivery. No interest will accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares.

(ii) If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company (“DTC”), as the case may be, it will be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred will be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment will have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred will have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Merger Consideration and any other dividends or distributions paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.

(c) Investment of Exchange Fund. The Exchange Agent will invest all cash in the Exchange Fund as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds will be paid by the Exchange Agent to Parent or (after the Effective Time) the Surviving Corporation. Parent will bear and pay all charges and expenses, including those of Exchange Agent, incurred in connection with the payment of funds to holders of Company Shares.

(d) Termination of Exchange Fund; No Liability. At any time following the twelfth (12th) month after the Effective Time, at the request of Parent, Exchange Agent will deliver to Parent any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and, thereafter, such holders will be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Exchange Agent will be liable to any holder of a Company Share for any Merger Consideration or any other dividends or distributions delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(e) Treatment of Shares after the Effective Time. At the close of business on the day of the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(f) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Exchange Agent may require as indemnity against Claims that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any other dividends or distributions payable in respect thereof, pursuant to this Agreement.

1.10 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation and the Exchange Agent is entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to Article 1 (The Merger) of this Agreement to any holder of Company Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors will be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except (i) as disclosed in, and reasonably apparent from, the Company SEC Reports publicly available after January 1, 2010 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (ii) as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Company Disclosure Schedule” attached hereto as Schedule 2) (provided, that any such disclosure will qualify only the disclosure under the section or subsection number referred to in the Company Disclosure Schedule and any other section or subsection of the Company Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each Company Subsidiary is a direct, or indirect, wholly owned subsidiary of the Company. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.2 Articles of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, Bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its Articles of Incorporation, Bylaws or equivalent organizational documents.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 240,000,000 Company Shares and 10,000,000 shares of preferred stock (“Company Preferred Stock”). All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(b) As of the close of business on December 13, 2011:

(i) 66,776,873 Company Shares were issued and outstanding, 80,416 shares of which were shares of Company Restricted Stock;

(ii) no Company Shares were held by any Company Subsidiary;

(iii) 8,324,933 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 5,916,636 Company Shares were exercisable;

(iv) 1,255,218 Company Shares were payable pursuant to outstanding Company PSUs;

(v) 2,353,529 Company Shares were subject to outstanding Company RSUs;

(vi) 17,719,730 Company Shares were reserved for issuance upon conversion of the Senior Convertible Notes; and

(vii) no shares of Company Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 2.3(b) resulting from the exercise of Company Stock Options or the vesting of Company Equity Rights outstanding on such date or actions taken after the date of this Agreement in compliance with this Agreement, and for the Senior Convertible Notes, including the Company Shares issuable pursuant to the terms of the Senior Convertible Notes, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”), other than as described in Section 2.3(b). All Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person that would be material to the Company and the Company Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

2.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of the Agreement of Merger pursuant to the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on December 14, 2011, at which all of the directors of the Company were present, unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement and the Transactions (such approval and declaration having been made in accordance with the CCC), and (iii) subject to Section 5.3(b), resolving to recommend that the shareholders of the Company approve the Merger and this Agreement and the principal terms thereof (clause (iii), the “Company Board Recommendation”).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, or executive order of a Governmental Authority (“Law”), or injunction, judgment, decree or other order (“Order”), applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 2.5(a) of the Company Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Material Contract, except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to the Company and the Company Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and of the Registration Statement (in which the Joint Proxy Statement will be included) with the SEC and the declaration of effectiveness of the Registration Statement, (iv) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (v) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar requirements in foreign countries under applicable Antitrust Laws, and (v) filing and recordation of the Agreement of Merger pursuant to the CCC (collectively, the “Company Required Approvals”).

2.6 Permits; Compliance. Each of the Company and the Company Subsidiaries are in possession of all material franchises, licenses, permits, consents, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except those in the absence of which would not individually or in the aggregate have a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened in writing, and there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, in each case including only those Laws with which the failure to comply would be material to the Company and the Company Subsidiaries, taken as a whole, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, in each case including only those Permits with which the failure to comply would be material to the Company and the Company Subsidiaries, taken as a whole.

2.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (such documents filed since January 1, 2009, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Company SEC Reports”). Each Company SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Company SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of September 24, 2011, including the notes thereto (the “2011 Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business in amounts consistent with past practice, (ii) executory obligations under any Contract to which the Company is a party or is bound, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and prior to the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 2.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e) The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to the Company or the Company SEC Reports noted in comment letters or, to the knowledge of the Company, other correspondence received by the Company or its attorneys from the SEC, and to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

2.8 Absence of Certain Changes or Events. Since the date of the 2011 Company Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, the Company and the Company Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2011 Company Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 4.1 (Conduct of the Business of the Company Pending the Merger).

2.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of the Company, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule lists all written material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all U.S. employment Contracts to which the Company, any Company Subsidiary or any Company ERISA Affiliate is a party (except for agreements that provide for at-will employment under which the applicable employee receives from the Company or any Company Subsidiary annual base compensation less than $100,000 and that can be terminated without material cost or liability to the Company and the Company Subsidiaries), with respect to which the Company, any Company Subsidiary or any Company ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by the Company, any Company Subsidiary or any Company ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, any Company Subsidiary or any Company ERISA Affiliate (collectively, the “Company Plans” and all Company Plans, excluding Company Plans not subject to U.S. Law, the “US Plans”). The Company has made available to Parent a true and complete copy of each Company Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Company Plan (except for individual written agreements, Company Stock Options or Company Equity Rights, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from such forms), including as applicable (v) a copy of each trust or other funding arrangement, (w) each most recent summary plan description and summary of material modifications, (x) all annual reports on IRS Form 5500 filed within the past three (3) years, (y) the most recently received IRS determination letter for each such Company Plan, and (z) the most recently prepared actuarial report and financial statement in connection with each such Company Plan.

(b) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Company Plan is operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any Company Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, no Action is pending or, to the knowledge of the Company, threatened in writing with respect to any Company Plan (other than routine claims for benefits in the ordinary course of business) that would result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Plan for which determination letters are currently available that such US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, there has not been any material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.

(f) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company, any Company Subsidiary, any Company ERISA Affiliate or any of their respective affiliates, or to any Governmental Authority or other person on behalf of any such director or employee, from the Company, any Company Subsidiary, any Company ERISA Affiliate or any of their respective affiliates under any Company Plan, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in any acceleration of the time of any material payment or vesting of any material benefits or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would not be deductible pursuant to Code Section 280G (determined without regard to Section 280G(b)(4) of the Code) or Code Section 162(m).

(g) Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions, premiums or payments required to be made with respect to any US Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to the Company and the Company Subsidiaries, taken as a whole, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(h) The term “Company Foreign Plan” means any Company Plan that is maintained outside of the United States. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s financial statements accurately reflect the Company Foreign Plan liabilities and accruals for contributions required to be paid to the Company Foreign Plans in accordance with applicable local accounting principles consistently applied and (ii) all required contributions to all Company Foreign Plans have been made as of the date hereof. None of the Company Foreign Plans contains any provision that is reasonably likely to impose, in connection with the Merger, any material liability on Parent. If, after Effective Time, Parent determines that material liability exists as a result of Company Foreign Plans, Parent shall have the option to convert Company employees to plans with benefits no less favorable to those received by the remainder of Company’s employee base in each country.

2.11 Labor and Employment Matters.

(a) As of the date hereof, there are no material Claims pending or, to the knowledge of the Company, threatened in writing between the Company or any Company Subsidiary and any of their respective present or former employees.

(b) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and no such agreement is presently being negotiated. To the knowledge of the Company, none of the employees of the Company or any Company Subsidiary is represented by any labor union with respect to their employment with the Company or any Company Subsidiary, and there are no activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, there are no current and there has not been at any time during the last five (5) years any campaigns to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor union or labor organization and, to the knowledge of the Company, there are no current and there has not been at any time during the last five (5) years any other union organizing activities concerning any employees of the Company or any Company Subsidiary. There are no current and, to the Company’s knowledge, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting the Company or any Company Subsidiary during the last five (5) years.

(c) The Company and the Company Subsidiaries are in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, and wages and hours (“Employment Practices”). Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the Company’s knowledge, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of the Company or any Company Subsidiary; and (y) no material complaints relating to Employment Practices of the Company or any Company Subsidiary have been filed with any Governmental Authority or submitted in writing to the Company or any Company Subsidiary. To the Company’s knowledge, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any such labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute. To the Company’s knowledge, the Company and the Company Subsidiaries are not engaged, and have never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the knowledge of the Company, threatened.

(d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, to the knowledge of the Company, there are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Company or the Company Subsidiaries that, by extension, could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of such employee’s employment contract, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Company or the

Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which are not, and will not reasonably be expected to be, material in magnitude.

(e) To the knowledge of the Company, and except as would not result in a Company Material Adverse Effect, individually or in the aggregate, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f) Except as would not result in a Company Material Adverse Effect, individually or in the aggregate, the Company and each Company Subsidiary is in compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

2.12 Information Supplied. The information supplied by the Company for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the shareholders of the Company and the stockholders of Parent, and at the time of the Company Shareholders’ Meeting and Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting or Parent Stockholders’ Meeting that has become false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents. The information supplied by the Company for inclusion in the Joint Proxy Statement and Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

2.13 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2011 Company Balance Sheet that are material to the Company and the Company Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of the Company Subsidiaries (“Company Owned Real Property”). Except as disclosed in Section 2.13(b) of the Company Disclosure Schedule, none of the Company Owned Real Property is subject to any leases, tenancies or occupancies other than that of the Company or the Company Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Owned Real Property are adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(c) Section 2.13(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all leases greater than 5,000 square feet to which the Company or any Company Subsidiary is a party, as lessee (“Company Real Property Leases”). Section 2.13(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all subleases with respect to the Company Real Property Leases. All of the fixtures and other improvements located on the premises subject to the Company Real Property Leases are adequate and suitable for the purpose of conducting the Company’s business as presently conducted.

(d) Section 2.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any alterations, construction, or other works of improvement that were commenced prior to the date hereof and are not substantially complete as of the date hereof or that were substantially completed within the one hundred eighty (180) days immediately preceding the date hereof, which alterations, construction or other works of improvement were undertaken by the Company or any Company Subsidiary at any Company Owned Real Property or premises subject to a Company Real Property Lease to the extent the aggregate cost of each such alteration, construction or other work of improvement (with respect to each Company Owned Real Property or premises subject to a Company Real Property Lease) exceeds $1,000,000 (“Company Construction Work”). All (i) inspections, permits or other approvals required from any Governmental Authority in connection with any Company Construction Work, to the knowledge of the Company, and except as would not result in a Company Material Adverse Effect, individually or in the aggregate, have been obtained or will be obtained in the ordinary course of business, and (ii) payments in connection with any Company Construction Work have been duly made and satisfied in full to the extent such amounts are due and payable, except those in the absence of which would not individually or in the aggregate have a Company Material Adverse Effect.

2.14 Intellectual Property.

(a) A true and correct list of Company Registered Intellectual Property that are Patents or Patent applications and a true and correct list in all material respects of all other Company Registered Intellectual Property has been provided to Parent by the Company prior to the date hereof.

(b) To the knowledge of the Company, all of the Company Owned Intellectual Property, including each item of Company Registered Intellectual Property, is wholly and exclusively owned by the Company or a Company Subsidiary free and clear of all Liens (other than (i) processes that were co-developed with Third Parties that are not material, individually or in the aggregate, to the Company or any Company Subsidiary, (ii) Company Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business and (iv) Company Immaterial Trademark Licenses).

(c) To the knowledge of the Company, the Company or a Company Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software embedded within the Company Products, including all Company owned Source Code. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 2.14(f) below.

(d) Section 2.14(d) of the Company Disclosure Schedule lists all Contracts to which the Company or any Company Subsidiary is a party (other than Company Outbound License Agreements, inter-company agreements, outbound nonexclusive licenses entered into in the ordinary course of business, Company Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information) pursuant to which (i) any person is authorized to use or is granted any right in or to any material Company Owned Intellectual Property or (ii) to the knowledge of the Company, the Company or any Company Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of the Company or any Company Subsidiary to enforce any Intellectual Property rights.

(e) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials).

(f) To the Company’s knowledge, the operation by the Company and the Company Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Company Products does not (i) infringe or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any person within the past five (5) years (x) claiming that such operation or any Company Product (A) infringes or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) suggesting that a license to Third Party Intellectual Property is required in connection with operation by the Company and the Company Subsidiaries of their business or in connection with any Company Product.

(g) Each material item of the Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is (i) to the knowledge of the Company, valid and (ii) subsisting.

(h) Neither the Company nor any Company Subsidiary has, to the knowledge of the Company, received any written notice within the past five (5) years directed to the Company or any Company Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) (“Dispute”) of any Company Owned Intellectual Property and/or any Intellectual Property or Software material to, embodied in or incorporated within any Company Product. To the knowledge of the Company, no Dispute has been threatened within the past five (5) years with respect to any Company Owned Intellectual Property. Since January 1, 2007, neither the Company nor any Company Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(i) To the Company’s knowledge, none of the Company or any Company Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 2.14(i) of the Company Disclosure Schedule), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Company owned Source Code owned by the Company or any Company Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any escrow agent or other Third Party to any Third Party of any Company Source Code owned by the Company or any Company Subsidiary. Neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(j) The Company and each Company Subsidiary has taken commercially reasonable measures to protect the Company’s or such Company Subsidiary’s rights in the Trade Secrets owned by the Company or such Company Subsidiary, and for any Trade Secrets owned by any other person that have been provided to the Company or such Company Subsidiary under Contract, and to the knowledge of the Company, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. The Company and each Company Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary.

(k) To the knowledge of the Company, none of the Company Owned Intellectual Property material to any Company Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Company Owned Intellectual Property that is material to any Company Products.

(l) To the knowledge of the Company and except as disclosed to Parent prior to the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate the Company or any Company Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Owned Intellectual Property.

(m) To the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, under any Contract to which Company or any Company Subsidiary is bound, result in Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary, being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which Company or any Company Subsidiary was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Company or any Company Subsidiary prior to the Closing.

2.15 Taxes.

(a) Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects, and all Taxes shown on any such Tax Returns have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of the Company or any of the Company Subsidiaries.

(b) Section 2.15(b) of the Company Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2008. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(c) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(f) The Company does not know of any reason why the representation letter of the Company that is described in Section 5.17 cannot be delivered to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, for purposes of their Tax opinions, described in Section 6.2(e) and Section 6.3(e), to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

2.16 Environmental Matters. (a) The Company and each Company Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, (b) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation, (c) since January 1, 2009, neither the Company nor any Company Subsidiary has received any written notice, letter or request for information stating that it may be liable under any contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and (d) the Company and each Company Subsidiary possesses and is in compliance in all material respects with all material permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of the Company, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. Except for contracts entered into in the ordinary course of business, to the knowledge of the Company, neither the Company nor any Company Subsidiary has entered into any agreement (other than Company Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Company Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by the Company that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The parties hereto agree that the representations and warranties contained in this Section 2.16 (Environmental Matters) are the only representations and warranties in this Agreement which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

2.17 Material Contracts.

(a) Section 2.17(a) of the Company Disclosure Schedule lists the following respective Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (other than any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to the Company SEC Reports prior to the date hereof ), such Contracts as are required to be set forth in Section 2.17(a) of the Company Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”:

(i) other than leases of real property, Contracts with suppliers and the Company Plans set forth in Section 2.10(a) of the Company Disclosure Schedule, each Contract that (A) provides for payment obligations of more than $1,000,000, in the aggregate, during the fiscal year ending December 31, 2011, or (B) provides for payment obligations of more than $2,000,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by the Company or any Company Subsidiary upon ninety (90) days or less notice without material liability to the Company or any Company Subsidiary;

(ii)(A) all revenue-generating Contracts other than purchase orders issued in the ordinary course of business that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the five (5) largest customers of the Company or the Company Subsidiaries (determined on the basis of revenues received by the Company or the Company Subsidiaries in the fiscal year ended December 31, 2010 and that have material, known, unfulfilled obligations on behalf of the customer), and (B) the five (5) largest revenue generating Contracts (determined on the basis of revenue received by the Company or the Company Subsidiaries in the fiscal year ended December 31, 2010);

(iii) all Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the twenty (20) largest suppliers to the Company or the Company Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the fiscal year ended December 31, 2010 and that have material, known, unfulfilled obligations on behalf of the supplier), indicating each such supplier that is a sole-source supplier to the Company or any Company Subsidiary;

(iv) other than the Company Plans set forth in Section 2.10(a) of the Company Disclosure Schedule, Contracts with employees in substantially the form of the standard forms made available by the Company to Parent and any “at-will” employment contracts that do not contain severance rights, (A) all U.S. employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual base compensation in excess of $250,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $250,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(v) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or a Company Subsidiary, or income or revenues related to any product of the Company or a Company Subsidiary where such payments are expected to exceed $500,000 in the 12 month period following the date hereof;

(vi) other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(vii) all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary, or, upon the consummation of the Merger, Parent or any Parent Subsidiaries, to compete with any person or entity, in any geographic area or during any period of time;

(viii) other than in the ordinary course, any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or equity ownership interests for consideration in excess of $10,000,000 that contain ongoing obligations that are material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with the Company’s next periodic report under the Exchange Act;

(xi) other than leases of real property, all Contracts providing for (A) indemnification (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Company Outbound License Agreements);

(xii) all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xiii) all Contracts with any Governmental Authority (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to the Company’s or the Company Subsidiaries’ products or services or Company Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer); and

(xiv) all Contracts entered into in the last five (5) years in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of the Company or the Company Subsidiaries.

(b) Except as would not have, individually or in the aggregate reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or any line of business of the Company or any Company Subsidiary, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (ii) the Company or the Company Subsidiary, as applicable, is not in default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract, and (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any material amendments and supplements thereto.

2.18 NASDAQ. The Company is in material compliance with the applicable criteria for continued listing of the Company Shares on the NASDQ Global Select Market (the “NASDAQ”), including all applicable corporate governance rules and regulations.

2.19 Insurance.

(a) The Company and each Company Subsidiary are, and continually since the later of January 1, 2009 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Company Plans set forth in Section 2.10(a) pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of January 1, 2009 or the date of acquisition by the Company with respect to any Company Subsidiary has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.20 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary.

2.21 Takeover Statutes. The board of directors of the Company has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger, the Voting Agreement and the transactions contemplated by this Agreement.

2.22 Certain Business Practices.

(a) To the knowledge of the Company, since January 1, 2009, neither the Company, any Company Subsidiary nor to the knowledge of the Company, any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law.

(b) To the knowledge of the Company, since January 1, 2009, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of the Company, the Company and each Company Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole; and

(ii) to the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

2.23 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts, transactions, indebtedness or other arrangements between the Company or any Company Subsidiary, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, which are not themselves the Company or a Company Subsidiary, on the other hand.

2.24 Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company’s capital stock necessary to approve the Merger and this Agreement and the principal terms thereof.

2.25 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. The Company will make available to Parent for information purposes a copy of such opinion as soon as practicable following the execution of this Agreement.

2.26 Standstill Agreements; Confidentiality Agreements. During the period from June 30, 2011 through the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, amended, modified or waived any provision of any confidentiality or standstill agreement to which the Company or any of the Company Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, or (b) confidentiality agreements under which the Company or Company Subsidiary does not provide any confidential information to Third Parties or standstill agreements that do not relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in, and reasonably apparent from, the Parent SEC Reports publicly available after January 1, 2010 and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (ii) as disclosed in a document of even date herewith delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Parent Disclosure Schedule” attached hereto as Schedule 3) (provided, that any such disclosure will qualify only the disclosure under the section or subsection number referred to in the Parent Disclosure Schedule and any other section or subsection of the Parent Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

3.1 Corporate Organization; Parent Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Laws of the State of California, respectively, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Section 3.1(b) of the Parent Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Parent, including Merger Sub (each a “Parent Subsidiary”). Except as set forth in Section 3.1(b) of the Parent Disclosure Schedule, each Parent Subsidiary is a direct, or indirect, wholly owned subsidiary of Parent. Each Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2 Charter Documents and Bylaws. Parent and Merger Sub have made available to the Company a complete and correct copy of the Articles of Incorporation or Certificates of Incorporation, as applicable, and the Bylaws or equivalent organizational documents, each as amended to date, (such Articles of Incorporation, Certificates of Incorporation and Bylaws or equivalent organizational documents collectively referred to as “Charter Documents”) of Parent, Merger Sub and each Parent Subsidiary. Such Charter Documents are in full force and effect. Neither Parent or Merger Sub nor any Parent Subsidiary is in material violation of any of the provisions of its Charter Documents.

3.3 Capitalization.

(a) The authorized capital stock of Parent consists of 400,000,000 Parent Shares and 5,000,000 shares of preferred stock (“Parent Preferred Stock”). All outstanding Parent Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(b) As of the close of business on December 13, 2011:

(i) 119,534,898 Parent Shares were issued and outstanding, none of which were shares of Parent Restricted Stock;

(ii) no Parent Shares were held by any Parent Subsidiary;

(iii) 45,727,389 Parent Shares were held in the treasury of Parent;

(iv) 248,068 Parent Shares were subject to outstanding Parent Stock Options, of which Parent Stock Options to purchase 248,068 Parent Shares were exercisable;

(v) 403,204 Parent Shares were payable pursuant to outstanding Parent PSUs;

(vi) 2,143,651 Parent Shares were subject to outstanding Parent RSUs;

(vii) 9,389,557 Parent Shares were reserved for issuance pursuant to Parent’s employee stock purchase plan;

(viii) 18,922,465 Parent Shares were reserved for issuance upon conversion of the Parent Convertible Notes;

(ix) 14,281,832 Parent Shares were reserved for issuance upon exercise of the warrants issued by Parent in connection with the issuance of the Parent Convertible Notes (the “Parent Warrants”); and

(x) no shares of Parent Preferred Stock were issued or outstanding.

(c) Except for changes since the date specified in Section 3.3(b) resulting from the exercise of Parent Stock Options or the vesting of Parent Equity Rights outstanding on such date or actions taken after the date of this Agreement in compliance with this Agreement, and for the Parent Convertible Notes, including the Parent Shares issuable pursuant to the terms of the Parent Convertible Notes, or the Parent Warrants, including the Parent Shares issuable pursuant to the terms of the Parent Warrants, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, Parent, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Parent or any Parent Subsidiary (the items in clauses (i) through (iii) being referred to collectively as the “Parent Securities”), other than as described in Section 3.3(b). All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which Parent or any Parent Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Parent or any Parent Subsidiary.

(d) Other than shares authorized by the Parent Board to be repurchased pursuant to (i) Parent’s structured share repurchase arrangements, or (ii) the call options issued to Parent in connection with the Parent Convertible Notes, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Shares or any other Parent Securities or any capital stock of any Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person that would be material to Parent and the Parent Subsidiaries, taken as a whole. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by Parent or another Parent Subsidiary free and clear of all Liens or Contracts or other limitations on Parent’s or any Parent Subsidiary’s voting rights.

3.4 Authority Relative to this Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Parent Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Parent Vote and the filing and recordation of the Agreement of Merger pursuant to the CCC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of Parent, at a meeting duly called and held on December 14, 2011, at which all of the directors of Parent were present, unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, Parent and its stockholders, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), and (iii) subject to Section 5.4(b), resolving to recommend that the stockholders of Parent authorize the issuance of Parent Shares in the Merger as contemplated by this Agreement (clause (iii), the “Parent Board Recommendation”).

(c) The board of directors of Merger Sub, pursuant to a written consent dated December 14, 2011, executed by all of the directors of Merger Sub, adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and (ii) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the CCC).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Charter Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made and, in the case of the Merger, the Required Parent Vote, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Parent Material Contract, except with respect to clause (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) any such consents, approvals, authorizations, permits, filings or notifications that are not material to the Company and the Company Subsidiaries, taken as a whole, (ii) any filings as may be required under the rules and regulations of NASDAQ, (iii) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (iv) the filing of the S-8 Registration Statement with the SEC, (v) the Exchange Act and Blue Sky Laws, (vi) premerger notification requirements of the HSR Act and similar requirements in foreign countries under applicable Antitrust Laws, (vii) the filing and recordation of the Agreement of Merger pursuant to the CCC, and (viii) the filings set forth in Section  3.5(b) of the Parent Disclosure Schedule.

3.6 Permits; Compliance. Each of Parent and the Parent Subsidiaries are in possession of all Permits necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except those in the absence of which would not individually or in the aggregate have a Parent Material Adverse Effect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, threatened in writing, and there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law or Order applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, in each case including only those Laws with which the failure to comply would be material to Parent and the Parent Subsidiaries, taken as a whole, or (ii) any Permit to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, in each case including only those Permits with which the failure to comply would be material to Parent and the Parent Subsidiaries, taken as a whole.

3.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2009 (such documents filed since January 1, 2009, and those filed by Parent with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “Parent SEC Reports”). Each Parent SEC Report (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and SOX and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements contained in the Parent SEC Reports (i) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with Parent’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth in the consolidated balance sheet of Parent and its consolidated Parent Subsidiaries as of September 25, 2011, including the notes thereto (the “2011 Parent Balance Sheet”), neither Parent nor any Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP except for liabilities and obligations (i) incurred in the ordinary course of business in amounts consistent with past practice, (ii) executory obligations under any Contract to which Parent or any Parent Subsidiary is a party or is bound, and (iii) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a 14 or 15d 14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC

Reports, and prior to the date of this Agreement, neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Parent nor any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Parent is in compliance in all material respects with SOX.

(e) Parent maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets that could have a material effect on Parent’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date hereof, there are no outstanding unresolved comments with respect to Parent or the Parent SEC Reports noted in comment letters or, to the knowledge of Parent, other correspondence received by Parent or its attorneys from the SEC, and to the knowledge of Parent, there are no pending (i) formal or informal investigations of Parent by the SEC or (ii) inspection of an audit of Parent’s financial statements by the Public Parent Accounting Oversight Board.

(h) Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Parent has promptly disclosed any change in or waiver of Parent’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

3.8 Absence of Certain Changes or Events. Since the date of the 2011 Parent Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Parent and the Parent Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2011 Parent Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) none of Parent or any of the Parent Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section  4.2 (Conduct of the Business of Parent and Merger Sub Pending the Merger).

3.9 Absence of Litigation. As of the date hereof, there is (a) no Action pending, and (b) to the knowledge of Parent, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary. As of the date hereof, neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule lists all written material employee benefit plans (as defined in ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all U.S. employment Contracts to which Parent, any Parent Subsidiary or any Parent ERISA Affiliate is a party (except for agreements that provide for at-will employment under which the applicable employee receives from Parent or any Parent Subsidiary annual base compensation less than $100,000 and that can be terminated without material cost or liability to Parent and the Parent Subsidiaries), with respect to which Parent, any Parent Subsidiary or any Parent ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by Parent, any Parent Subsidiary or any Parent ERISA Affiliate for the benefit of any current or former employee, officer or director of Parent, any Parent Subsidiary or any Parent ERISA Affiliate (collectively, the “Parent Plans” and all Parent Plans, excluding Parent Plans not subject to U.S. Law, the “US Parent Plans”). Parent has made available to the Company a true and complete copy of each Parent Plan and has made available to the Company a true and complete copy of each material document, if any, prepared in connection with each such Parent Plan (except for individual written agreements, Parent Stock Options or Parent Equity Rights, in which case only forms of such agreements have been made available to the Company, unless such individual agreements materially differ from such forms), including as applicable (v) a copy of each trust or other funding arrangement, (w) each most recent summary plan description and summary of material modifications, (x) all annual reports on IRS Form 5500 filed within the past three (3) years, (y) the most recently received IRS determination letter for each such Parent Plan, and (z) the most recently prepared actuarial report and financial statement in connection with each such Parent Plan.

(b) None of the Parent Plans is a Multiemployer Plan, a Multiple Employer Plan, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Parent Plan is operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole. Parent and the Parent Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any Parent Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole. As of the date hereof, no Action is pending or, to the knowledge of Parent, threatened in writing with respect to any Parent Plan (other than routine claims for benefits in the ordinary course of business) that would result in material liability to Parent and the Parent Subsidiaries, taken as a whole.

(d) Each US Parent Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Parent Plan for which determination letters are currently available that such US Parent Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Parent Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of Parent, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Parent Plan or the exempt status of any such trust.

(e) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, there has not been any material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Parent Plan. Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, neither Parent nor any Parent ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Parent, no fact or event exists that could give rise to any such liability.

(f) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of Parent, any Parent Subsidiary, any Parent ERISA Affiliate or any of their respective affiliates, or to any Governmental Authority or other person on behalf of any such director or employee, from Parent, any Parent Subsidiary, any Parent ERISA Affiliate or any of their respective affiliates under any Parent Plan, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) result in any acceleration of the time of any material payment or vesting of any material benefits, or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would not be deductible pursuant to Code Section 280G (determined without regard to Section 280G(b)(4) of the Code) or Code Section 162(m).

(g) Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, all contributions, premiums or payments required to be made with respect to any US Parent Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to Parent and the Parent Subsidiaries, taken as a whole, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(h) The term “Parent Foreign Plan” means any Parent Plan that is maintained outside of the United States. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s financial statements accurately reflect the Parent Foreign Plan liabilities and accruals for contributions required to be paid to the Parent Foreign Plans in accordance with applicable local accounting principles consistently applied and (ii) all required contributions to all Parent Foreign Plans have been made as of the date hereof.

3.11 Labor and Employment Matters.

(a) As of the date hereof, there are no material Claims pending or, to the knowledge of Parent, threatened in writing between Parent or any Parent Subsidiary and any of their respective present or former employees.

(b) Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and no such agreement is presently being negotiated. To the knowledge of Parent, none of the employees of Parent or any Parent Subsidiary is represented by any labor union with respect to their employment with Parent or any Parent Subsidiary, and there are no activities or proceedings of any labor union to organize any such employees. To the knowledge of Parent, there are no current and there has not been at any time during the last five years any campaigns to solicit cards from employees of Parent or any Parent Subsidiary to authorize representation by any labor union or labor organization and, to the knowledge of Parent, there are no current and there has not been at any time during the last five years any other union organizing activities concerning any employees of Parent or any Parent Subsidiary. There are no current and, to the knowledge of Parent, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, affecting Parent or any Parent Subsidiary during the last five (5) years.

(c) Parent and the Parent Subsidiaries are in compliance in all material respects with all Employment Practices. Except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, neither Parent nor any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of Parent, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Parent or any Parent Subsidiary; and (y) no material complaints relating to Employment Practices of Parent or any Parent Subsidiary have been filed with any Governmental Authority or submitted in writing to Parent or any Parent Subsidiary. To the knowledge of Parent, no event has occurred, nor does any condition or circumstance exist, that would reasonably be expected to provide a basis for the commencement of any such labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute. To the knowledge of Parent, Parent and the Parent Subsidiaries are not engaged, and have never been engaged, in any unfair labor practice (as defined under the National Labor Relations Act) and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board, any comparable state or foreign agency, or any individual, pending or, to the knowledge of Parent, threatened.

(d) Except as set forth in Section 3.11(d) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Parent or the Parent Subsidiaries that, by extension, could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of such employee’s employment contract, except where such benefits, individually or in the aggregate, would not reasonably be expected to be material to the Parent or the Parent Subsidiaries, taken as a whole. Neither the Parent nor any Parent Subsidiary is delinquent in payments to any of its employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which are not, and will not reasonably be expected to be, material in magnitude.

(e) To the knowledge of Parent, and except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, no employee of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or any Parent Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(f) Except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, Parent and each Parent Subsidiary is in compliance with the WARN Act and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

3.12 Information Supplied. The information supplied by Parent and Merger Sub for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the shareholders of the Company and the stockholders of Parent, and at the time of the Company Shareholders’ Meeting and Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting or Parent Stockholders’ Meeting that has become false or misleading. Notwithstanding the foregoing sentence, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Joint Proxy Statement and Registration Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

3.13 Property and Leases.

(a) Parent or one of the Parent Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Parent or the Parent Subsidiaries on the 2011 Parent Balance Sheet that are material to Parent and the Parent Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Liens other than Permitted Liens. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Parent and the Parent Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property owned by Parent or any of the Parent Subsidiaries (“Parent Owned Real Property”). Except as disclosed in Section 3.13(b) of the Parent Disclosure Schedule, none of the Parent Owned Real Property is subject to any leases, tenancies or occupancies other than that of Parent or the Parent Subsidiaries. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Parent Owned Real Property are adequate and suitable for the purpose of conducting Parent’s business as presently conducted.

(c) Section 3.13(c)(1) of the Parent Disclosure Schedule sets forth a complete and accurate list of all leases greater than 5,000 square feet to which Parent or any Parent Subsidiary is a party, as lessee (“Parent Real Property Leases”). Section 3.13(c)(2) of the Parent Disclosure Schedule sets forth a complete and accurate list of all subleases with respect to Parent Real Property Leases. All of the fixtures and other improvements located on the premises subject to the Parent Real Property Leases are adequate and suitable for the purpose of conducting Parent’s business as presently conducted.

(d) Section 3.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of any alterations, construction, or other works of improvement that were commenced prior to the date hereof and are not substantially complete as of the date hereof or that were substantially completed within the one hundred eighty (180) days immediately preceding the date hereof, which alterations, construction or other works of improvement were undertaken by Parent or any Parent Subsidiary at any Parent Owned Real Property or premises subject to a Parent Real Property Lease to the extent the aggregate cost of each such alteration, construction or other work of improvement (with respect to each Parent Owned Real Property or premises subject to a Parent Real Property Lease) exceeds $1,000,000 (“Parent Construction Work”). All (i) inspections, permits or other approvals required from any Governmental Authority in connection with any Parent Construction Work, to the knowledge of Parent, and except as would not result in a Parent Material Adverse Effect, individually or in the aggregate, have been obtained or will be obtained in the ordinary course of business, and (ii) payments in connection with any Parent Construction Work have been duly made and satisfied in full to the extent such amounts are due and payable, except those in the absence of which would not individually or in the aggregate have a Parent Material Adverse Effect.

3.14 Intellectual Property.

(a) A true and correct list of Parent Registered Intellectual Property that are Patents or Patent applications and a true and correct list in all material respects of all other Parent Registered Intellectual Property has been provided to the Company by Parent prior to the date hereof.

(b) To the knowledge of Parent, all of the Parent Owned Intellectual Property, including each item of Parent Registered Intellectual Property, is wholly and exclusively owned by Parent or a Parent Subsidiary free and clear of all Liens (other than (i) processes that were co-developed with Third Parties that are not material, individually or in the aggregate, to Parent or any Parent Subsidiary, (ii) Parent Outbound License Agreements, (iii) outbound nonexclusive licenses entered into in the ordinary course of business and (iv) Parent Immaterial Trademark Licenses).

(c) Parent or a Parent Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software embedded within the Parent Products, including all Parent owned Source Code. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.14(f) below.

(d) Section 3.14(d) of the Parent Disclosure Schedule lists all Contracts to which Parent or any Parent Subsidiary is a party (other than Parent Outbound License Agreements, inter-company agreements, outbound nonexclusive licenses entered into in the ordinary course of business, Parent Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information) pursuant to which (i) any person is authorized to use or is granted any right in or to any material Parent Owned Intellectual Property or (ii) to the knowledge of Parent, Parent or any Parent Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Parent or any Parent Subsidiary to enforce any Intellectual Property rights.

(e) To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials).

(f) To Parent’s knowledge, the operation by Parent and the Parent Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Parent Products does not (i) infringe or misappropriate the Intellectual Property rights of any person, or (ii) constitute unfair competition or trade practices under applicable Laws. Neither Parent nor any Parent Subsidiary has received any written notice from any person within the past five (5) years (x) claiming that such operation, or any Parent Product (A) infringes or misappropriates the Intellectual Property rights of any person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) suggesting that a license to Third Party Intellectual Property is required in connection with operation by Parent and the Parent Subsidiaries of their business or in connection with any Parent Product.

(g) Each material item of the Parent Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is (i) to the knowledge of Parent, valid and (ii) subsisting.

(h) Neither Parent nor any Parent Subsidiary has, to the knowledge of Parent, received any written notice within the past five (5) years directed to Parent or any Parent Subsidiary of any Dispute with respect to any Parent Owned Intellectual Property and/or any Intellectual Property or Software material to, embodied in or incorporated within any Parent Product. To the knowledge of Parent, no Dispute has been threatened within the past five (5) years with respect to any Parent Owned Intellectual Property. Since January 1, 2007, neither Parent nor any Parent Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(i) To Parent’s knowledge, none of Parent or any Parent Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 3.14(i) of the Parent Disclosure Schedule), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Parent owned Source Code owned by Parent or any Parent Subsidiary. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Parent, any Parent Subsidiary or any escrow agent or other Third Party to any Third Party of any Parent Source Code owned by Parent or any Parent Subsidiary. Neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release of any Parent Source Code from escrow.

(j) Parent and each Parent Subsidiary has taken commercially reasonable measures to protect Parent’s or such Parent Subsidiary’s rights in the Trade Secrets owned by Parent or such Parent Subsidiary, and for any Trade Secrets owned by any other person that have been provided to Parent or such Parent Subsidiary under Contract, and to the knowledge of Parent, Parent and such Parent Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Parent and each Parent Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Parent and each Parent Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Parent or such Parent Subsidiary.

(k) To the knowledge of Parent, none of the Parent Owned Intellectual Property material to any Parent Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Parent Owned Intellectual Property that is material to any Parent Products.

(l) To the knowledge of Parent and except as disclosed to Parent prior to the date of this Agreement, neither Parent nor any Parent Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Parent or any Parent Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Parent Owned Intellectual Property.

(m) To the knowledge of Parent, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, under any Contract to which Parent or any Parent Subsidiary is bound, result in Parent, Merger Sub, the Surviving Corporation, the Company or any Company Subsidiary, being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which Parent or any Parent Subsidiary was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Parent or any Parent Subsidiary prior to the Closing.

3.15 Taxes.

(a) Except as set forth in Section 3.15(a) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects, and all Taxes shown on any such Tax Returns have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any material assets of Parent or any of the Parent Subsidiaries.

(b) Section 3.15(b) of the Parent Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns that currently are the subject of audit. Parent has made available to the Company correct and complete copies of all material examination reports and statements of deficiencies assessed against, or agreed to by Parent and any of the Parent Subsidiaries since January 1, 2008. Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(c) None of Parent or any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than indemnification agreements or similar arrangements with directors and executive officers).

(e) Neither Parent nor any Parent Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011 4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

(f) Parent does not know of any reason why the representation letters of Parent and Merger Sub that are described in Section 5.17 cannot be delivered to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, for purposes of their Tax opinions, described in Section 6.2(e) and Section 6.3(e), to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

3.16 Environmental Matters. (a) Parent and each Parent Subsidiary is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws, (b) to the knowledge of Parent, none of the properties currently owned, leased or operated by Parent or any Parent Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance above cleanup levels established by Governmental Authorities pursuant to Environmental Laws and require remediation, (c) since January 1, 2009, neither Parent nor any Parent Subsidiary has received any written notice, letter or request for information stating that it may be liable under any contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and (d) Parent and each Parent Subsidiary possesses and is in compliance in all material respects with all material Environmental Permits and (i) such operations are in compliance in all material respects with applicable Environmental Permits; (ii) all such Environmental Permits are in full force and effect in all material respects; (iii) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Parent, threatened; and (iv) no such suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement. Except for contracts entered into in the ordinary course of business, to the knowledge of Parent, neither Parent nor any Parent Subsidiary has entered into any agreement (other than Parent Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no material claim, suit or proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Parent Subsidiaries. No condition exists on any property, currently or formerly, owned or operated by Parent or any of its Parent Subsidiaries that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The parties hereto agree that the representations and warranties contained in this Section 3.16 (Environmental Matters) are the only representations and warranties in this Agreement which relate to environmental and occupational health and safety matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

3.17 Material Contracts.

(a) Section 3.17(a) of the Parent Disclosure Schedule lists the following respective Contracts in effect as of the date hereof (together with all amendments and supplements) to which Parent or any Parent Subsidiary is a party, or by which any property or asset of Parent or any Parent Subsidiary is bound or affected (other than any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit to Parent SEC Reports prior to the date hereof), such Contracts as are required to be set forth in

Section 3.17(a) of the Parent Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Parent Material Contracts”:

(i) other than leases of real property, Contracts with suppliers and the Parent Plans set forth in Section 3.10(a) of the Parent Disclosure Schedule, each Contract that (A) provides for payment obligations of more than $1,000,000, in the aggregate, during the fiscal year ending June 24, 2012, or (B) provides for payment obligations of more than $2,000,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by Parent or any Parent Subsidiary upon ninety (90) days or less notice without material liability to Parent or any Parent Subsidiary;

(ii)(A) all revenue-generating Contracts other than purchase orders issued in the ordinary course of business that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the five (5) largest customers of Parent or the Parent Subsidiaries (determined on the basis of revenues received by Parent or the Parent Subsidiaries in the fiscal year ended June 26, 2011 and that have material, known, unfulfilled obligations on behalf of the customer), and (B) the five (5) largest revenue generating Contracts (determined on the basis of revenue received by Parent or the Parent Subsidiaries in the fiscal year ended June 26, 2011);

(iii) all Contracts that were entered into after January 1, 2009 or were entered into before January 1, 2009 and remain in effect with the twenty (20) largest suppliers to Parent or the Parent Subsidiaries (determined on the basis of amounts paid by Parent or any of its Subsidiaries in the fiscal year ended June 26, 2011 and that have material, known, unfulfilled obligations on behalf of the supplier), indicating each such supplier that is a sole-source supplier to Parent or any Parent Subsidiary;

(iv) other than the Parent Plans set forth in Section 3.10(a) of the Parent Disclosure Schedule, Contracts with employees in substantially the form of the standard forms made available by Parent or Merger Sub to the Company and any “at-will” employment contracts that do not contain severance rights, (A) all U.S. employment Contracts of those employees and managers that receive from Parent or any Parent Subsidiary annual base compensation in excess of $250,000, and (B) all individual consulting Contracts for those consultants that receive from Parent or any Parent Subsidiary annual compensation in excess of $250,000 (provided, that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(v) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or a Parent Subsidiary, or income or revenues related to any product of Parent or a Parent Subsidiary where such payments are expected to exceed $500,000 in the 12 month period following the date hereof;

(vi) other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Parent and the Parent Subsidiaries, taken as a whole;

(vii) all Contracts that limit or purport to limit the ability of Parent or any Parent Subsidiary, or, upon consummation of the Merger, the Company or any Company Subsidiaries, to compete with any person or entity, in any geographic area or during any period of time;

(viii) other than in the ordinary course, any Contract relating to the disposition or acquisition by Parent or any Parent Subsidiary of assets or equity ownership interests for consideration in excess of $10,000,000 that contain ongoing obligations that are material to Parent and the Parent Subsidiaries, taken as a whole;

(ix) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Parent Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Parent’s next periodic report under the Exchange Act;

(xi) other than leases of real property, all Contracts providing for (A) indemnification (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Parent Outbound License Agreements);

(xii) all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xiii) all Contracts with any Governmental Authority (other than ordinary course customer Contracts providing for payments below $1,000,000 and pursuant to which the counterparty does not have any rights to Parent’s or the Parent Subsidiaries’ products or services or Parent Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer); and

(xiv) all Contracts entered into in the last five (5) years in connection with the settlement or other resolution of any legal action that has any material continuing obligation, liability or restriction on the part of Parent or the Parent Subsidiaries.

(b) Except as would not have, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries taken as a whole or any line of business of Parent or any Parent Subsidiary, (i) each Parent Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (ii) Parent or the Parent Subsidiary, as applicable, is not in default under any Parent Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Parent Material Contract, and (iii) to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including any material amendments and supplements thereto.

3.18 NASDAQ. Parent is in material compliance with the applicable criteria for continued listing of the Parent Shares on the NASDAQ, including all applicable corporate governance rules and regulations

3.19 Insurance.

(a) Parent and each Parent Subsidiary are, and continually since the later of January 1, 2009 or the date of acquisition by Parent with respect to any Parent Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither Parent nor any Parent Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of Parent, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Parent Plans set forth in Section 3.10(a) pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of January 1, 2009 or the date of acquisition by Parent with respect to any Parent Subsidiary has Parent or any Parent Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.20 Brokers and Expenses. No agent, broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.21 Certain Business Practices.

(a) To the knowledge of Parent, since January 1, 2009, neither Parent, any Parent Subsidiary nor to the knowledge of Parent, any director, officer, employee or agent of Parent or any Parent Subsidiary acting on behalf of Parent or any Parent Subsidiary has (i) used any Parent funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law.

(b) To the knowledge of Parent, since January 1, 2009, Parent and each Parent Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of Parent, Parent and each Parent Subsidiary have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is material to Parent and the Parent Subsidiaries, taken as a whole; and

(ii) to the knowledge of Parent, Parent and each Parent Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

3.22 Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing contracts, transactions, indebtedness or other arrangements between Parent or any Parent Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Parent and the Parent Subsidiaries, which are not themselves Parent or a Parent Subsidiary, on the other hand.

3.23 Vote Required. The Required Parent Vote is the only vote of the holders of any class or series of Parent’s capital stock necessary to adopt this Agreement or approve the Merger.

3.24 Opinion of Financial Advisor. Prior to the execution of this Agreement, the board of directors of Parent received an opinion from Goldman, Sachs & Co. (the “Parent Financial Advisor”) to the effect that, as of the date hereof and based upon and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair to Parent from a financial point of view. Parent will make available to the Company a copy of the written opinion promptly following the execution of this Agreement for informational purposes only.

3.25 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the consummation of this Agreement and the Merger, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

3.26 Ownership of Company Capital Stock. Neither Parent, Merger Sub, nor any entity controlled, directly or indirectly through any person or persons, by Parent (other than any Parent Plans) beneficially owns any Company Shares.

4.	CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of the Business of the Company Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Company Plans or Contracts existing on the date hereof, (y) set forth in Section 4.1 of the Company Disclosure Schedule or (z) consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (i) the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business, in a manner consistent with past practice, and (ii) the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the material current relationships of the Company and the Company Subsidiaries with their material customers, suppliers, distributors, resellers, and other persons with which the Company or any Company Subsidiary has business relations. In addition, and not in limitation of the foregoing, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Company Plans or Contracts existing on the date hereof or entered into after the date hereof in compliance with this Agreement, (y) set forth in Section 4.1 of the Company Disclosure Schedule or (z) consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), neither the Company nor any Company Subsidiary will, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, directly or indirectly, do, or propose to do, any of the following:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company Equity Rights or voting securities), of the Company or any Company Subsidiary, except (i) for the issuance of Company Shares pursuant to exercises of the Company Stock Options, or the vesting or settlement of Company Equity Rights, outstanding on the date hereof or granted after the date hereof in compliance with this Agreement, in each case, in accordance with the terms of those Company Stock Options or Company Equity Rights, and (ii) as otherwise set forth in Section 4.1(b) of the Company Disclosure Schedule;

(c) merge or consolidate with any person or transfer, lease, sell, pledge, license, or dispose of any assets or properties of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole, except for the sale of inventory in the ordinary course of business and in a manner consistent with past practice;

(d) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(e) reclassify, combine, split, subdivide or redeem, or otherwise acquire, directly or indirectly, any of its capital stock, except for Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Equity Rights in the ordinary course of business;

(f)(i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets for consideration in excess of $10,000,000 individually or $20,000,000 in the aggregate, (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in excess of $5,000,000 individually or $10,000,000 in the aggregate, except for debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business, (iii) make any loans, advances or capital contributions in excess of $5,000,000 individually or $10,000,000 in the aggregate, except (x) to the Company or any wholly owned Company Subsidiary or (y) for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business, (iv) incur or commit to incur any capital expenditures or other expenditures for the Company and the Company Subsidiaries except as set forth in Section 4.1(f)(iv) of the Company Disclosure Schedule, or (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Company Subsidiary, (vi) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary, or (vii) enter into or amend any Contract with respect to any matter set forth in this Section 4.1(f);

(g)(i) increase the compensation payable or to become payable (including bonus grants) to its directors, officers, or other employees other than as set forth in Section 4.1(g) of the Company Disclosure Schedule, (ii) increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof, by a Company Plan as existing on the date hereof, to its directors, officers, or other employees, (iii) except as required by Law or required pursuant to an agreement or Company policy existing as of the date hereof, grant any severance or termination pay or benefits to, or enter into any severance, retention, change in control, consulting or termination Contract with, any director, officer, other employee or other service providers of the Company or of any Company Subsidiary, other than offer letters, employment agreements or individual consulting agreements entered into in the ordinary course of business, and (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers;

(h) hire any person for employment with the Company or any Company Subsidiary at a level of Vice President or higher (provided, that the Company and the Company Subsidiaries may hire any person for employment at the Vice President level to fill any currently existing Vice President position that becomes vacant after the date hereof);

(i)(i) commence, implement or effect any material organizational restructuring of the Company or any Company Subsidiary or (ii) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect; provided the Company or any Company Subsidiary may terminate any employee for cause or non-performance of material duties;

(j) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary, other than routine employee terminations;

(k) other than reasonable actions in the ordinary course of business and consistent with past practice or except as may be required as a result of a change in applicable Law or GAAP, make any material change with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(l) change any Tax election, file any amended Tax return, settle any Tax Claim or assessment relating to the Company or any Company Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any Company Subsidiary, if such election, filing, change, settlement, consent or other action would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary for any period in excess of the reserve made by the Company or such Company Subsidiary with respect to such Tax liability as of the date of this Agreement;

(m) commence any Action in excess of $1,000,000 against any person other than (i) for the routine collection of accounts receivable, (ii) in such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such suit, or (iii) for a breach of this Agreement; provided, that for purposes of this Section 4.1(m), the filing of any counterclaim in an Action either in existence as of the date of this Agreement or brought thereafter by any person will not be deemed to be the commencement of an Action;

(n) settle, pay, discharge or satisfy any Actions, Claims or liabilities other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2011 Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice, or (ii) those that do not involve the payment of money in excess of $2,500,000 in the aggregate or are covered by existing insurance policies;

(o) other than in the ordinary course of business consistent with past practice (except as otherwise prohibited in the other subclauses of this Section 4.1), (i) enter into any Contract or amendment that would be a Company Material Contract, (ii) amend, modify or consent to the termination of any Company Material Contract in a manner that would materially and adversely affect the Company and the Company Subsidiaries, in the aggregate, or (iii) waive, release, relinquish or assign any Company Material Contract (or any of the Company’s or any Company Subsidiary’s rights thereunder), right or claim; provided, however, that subject to Section 5.20, neither the Company nor any Company Subsidiary may under any circumstance waive or release any of its rights under any confidentiality and/or standstill agreement to which it is a party that relate to the potential acquisition of equity securities of the Company or any of the Company Subsidiaries;

(p) enter into any Contracts under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any Intellectual Property rights (other than Company Outbound License Agreements in the ordinary course of business consistent with past practice);

(q) enter into or amend any Contract pursuant to which any other party is granted, or that otherwise constrains or subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts in a material respect the Company or any Company Subsidiary or, upon completion of the Merger, Parent or any of its subsidiaries, from engaging or competing in any material line of business, in any location; or enter into Contract with respect to joint ventures or strategic alliances;

(r) take any action that would be reasonably expected to result in any of the conditions set forth in Article 6 (Conditions to the Merger) not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(s) announce an intention to enter into, or enter into any Contract or otherwise make a commitment to do any of the foregoing.

4.2 Conduct of the Business of Parent and Merger Sub Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Parent Plans or Contracts existing on the date hereof, (y) set forth in Section 4.2 of the Parent Disclosure Schedule or (z) consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed), (i) Parent will, and will cause each Parent Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business, in a manner consistent with past practice, and (ii) Parent will use its commercially reasonable efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers and key employees of Parent and the Parent Subsidiaries and to preserve the material current relationships of Parent and the Parent

Subsidiaries with their material customers, suppliers, distributors, resellers, and other persons with which Parent or any Parent Subsidiary has business relations. In addition, and not in limitation of the foregoing, except as (x) contemplated or permitted by this Agreement or required by Law or Order or the terms of any Parent Plans or Contracts existing on the date hereof or entered into after the date hereof in compliance with this Agreement, (y) set forth in Section 4.2 of the Parent Disclosure Schedule or (z) consented to by the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor any Parent Subsidiary will, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, directly or indirectly, do, or propose to do, any of the following:

(a) amend or otherwise change its Charter Documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Parent Equity Rights or voting securities), of Parent or any Parent Subsidiary, except for (i) the issuance of Parent Shares pursuant to exercises of Parent Stock Options, or the vesting or settlement of Parent Equity Rights, outstanding on the date hereof or granted after the date hereof in compliance with this Agreement, in each case, in accordance with the terms of those Parent Stock Options or Parent Equity Rights, and (ii) the issuance of Parent Stock Options and Parent Equity Rights in the ordinary course of business;

(c) merge or consolidate with any person or transfer, lease, sell, pledge, license, or dispose of any assets or properties of Parent or any Parent Subsidiary that are material to Parent and the Parent Subsidiaries, taken as a whole, except in the ordinary course of business and in a manner consistent with past practice;

(d) declare or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Parent Subsidiary to Parent or another wholly owned Parent Subsidiary), provided, that nothing in this Agreement will prevent Parent from repurchasing or redeeming any of its capital stock;

(e) reclassify, combine, split or subdivide any of its capital stock, except for repurchases or redemptions of its capital stock;

(f)(i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets for consideration in excess of $25,000,000 individually or $50,000,000 in the aggregate, (ii) make any loans, advances or capital contributions in excess of $10,000,000 individually or $20,000,000 in the aggregate, except (x) to Parent or any wholly owned Parent Subsidiary or (y) for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business, (iii) other than in the ordinary course of business, incur or commit to incur any capital expenditures or other expenditures for Parent and the Parent Subsidiaries in the aggregate in excess of $25,000,000, or (iv) cancel or forgive any indebtedness owed to Parent or any Parent Subsidiary, or (v) enter into or amend any Contract with respect to any matter set forth in this Section 4.2(f);

(g) other than in the ordinary course of business, increase the compensation payable or to become payable (including bonus grants) to its directors, officers, or other employees;

(h) other than reasonable actions in the ordinary course of business and consistent with past practice or except as may be required as a result of a change in applicable Law or GAAP, make any material change with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(i) change any Tax election, file any amended Tax return, settle any Tax Claim or assessment relating to Parent or any Parent Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to Parent or any Parent Subsidiary, if such election, filing, change, settlement, consent or other action would have the effect of materially increasing the Tax liability of Parent or any Parent Subsidiary for any period in excess of the reserve made by Parent or such Parent Subsidiary with respect to such Tax liability as of the date of this Agreement;

(j) commence any Action in excess of $2,000,000 against any person other than (i) for the routine collection of accounts receivable, (ii) in such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with the Company prior to the filing of such suit, or (iii) for a breach of this Agreement; provided, that for purposes of this Section 4.2(j), the filing of any counterclaim in an Action either in existence as of the date of this Agreement or brought thereafter by any person will not be deemed to be the commencement of an Action;

(k) enter into any Contracts under which Parent or any Parent Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any Intellectual Property rights (other than Parent Outbound License Agreements in the ordinary course of business consistent with past practice);

(l) take any action that would be reasonably expected to result in any of the conditions set forth in Article 6 (Conditions to the Merger) not being satisfied or that would impair the ability of Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(m) announce an intention to enter into, or enter into any Contract or otherwise make a commitment to do any of the foregoing.

5.	ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statement; Registration Statement; Shareholders’ Meetings.

(a) Promptly after the execution of this Agreement, Parent and the Company will jointly prepare and file with the SEC a joint proxy statement to be sent to the shareholders of the Company and the stockholders of Parent (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent will prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Parent and the Company will use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent and the Company and each of their affiliates will promptly provide all information concerning such entity to the other, and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Registration Statement and Joint Proxy Statement. The Registration Statement and Joint Proxy Statement will include all information reasonably requested by such other party to be included therein. Each of Parent and the Company will use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Transactions.

(b) Parent and the Company will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement and will provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Parent and the Company will use reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Registration Statement or Joint Proxy Statement. Notwithstanding the foregoing and subject to the penultimate sentence of Section 5.1(c), prior to filing the Registration Statement or mailing the Joint Proxy Statement or responding to any comments of the SEC with respect thereto, Parent and the Company (i) will provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) will include in such document or response all comments reasonably proposed by the other. Parent will advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares constituting Merger Consideration for offering or sale in any jurisdiction, and Parent and the Company will use reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated. Parent will also use commercially reasonable efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, any Company Subsidiary, Parent, or Merger Sub, or any change occurs with respect to other information included in the Registration Statement or the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, the Company or Parent, as applicable, will promptly notify the other party of such event, and the Company and Parent will cooperate, in good faith, in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and the Joint Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders or the Parent’s stockholders, as applicable. Each party will provide the other with reasonable opportunity to review and comment on information required to be included in the Joint Proxy Statement (including any amendments or supplements thereto); provided, that in the event of a Company Change in Recommendation in accordance with Section 5.3(b) or a Parent Change in Recommendation in accordance with Section 5.4(b) or a Company Acquisition Proposal or Parent Acquisition Proposal, each party will only be provided with the reasonable opportunity to review (and not comment on) the information relating to the Company Change in Recommendation, Parent Change in Recommendation, Company Acquisition Proposal or Parent Acquisition Proposal, as applicable. Nothing in this Section 5.1(c) will limit the obligations of any party under Section 5.1(a).

(d) Unless this Agreement is terminated in accordance with Section 7.1 (Termination), the Company will take all action reasonably necessary in accordance with applicable Law or Order and the Company’s Articles of Incorporation and Bylaws, (i) to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act for the purpose of considering the approval of the Merger and this Agreement and the principal terms thereof in accordance with the CCC (the “Company Shareholders’ Meeting”), and (ii) unless the Company Board has effected a Company Change in Recommendation in accordance with Section 5.3(b), (x) include in the Joint Proxy Statement the Company Board Recommendation, and (y) use its reasonable best efforts to solicit from the shareholders of the Company proxies in favor of the approval of the Merger and this Agreement and the principal terms thereof and secure the vote or consent of the Company’s shareholders as required by the rules of NASDAQ, the CCC or other applicable Law to effect the Merger. The Company and Parent will cooperate in good faith to jointly agree upon a date on which both the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting will be held, it being agreed that such date will be the same date for both meetings, and to the extent that the Company postpones or adjourns its Company Shareholders’ Meeting or Parent postpones or adjourns its Parent Stockholders’ Meeting, as permitted by Section 5.1(d) or Section 5.1(e), the Parent or the Company, respectively, may also postpone or adjourn its meeting to permit both meetings to occur on the same date. The Company will not postpone or adjourn the Company Shareholders’ Meeting without the prior written consent of Parent; provided, however, nothing in this Section 5.1(d) will prevent the Company from postponing or adjourning the Company Shareholders’ Meeting if (A) there are holders of insufficient Company Shares present or represented by a proxy at the Company Shareholders’ Meeting to constitute a quorum at the Company Shareholders’ Meeting, (B) the Company is required to postpone or adjourn the Company Shareholders’ Meeting by applicable Law or Order or a request from the SEC or its staff, (C) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Shareholders’ Meeting, including in order to (1) give shareholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to its shareholders or otherwise made available to its shareholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Change in Recommendation), or (2) to enable additional time to solicit proxies from shareholders of the Company, or (D) Parent has postponed or adjourned the Parent Stockholders’ Meeting. At the Company Shareholders’ Meeting, Parent and Merger Sub will cause all Company Shares then owned by them and their subsidiaries to be voted in favor of the approval the Merger, the Transactions and this Agreement and the principal terms thereof. The approval of the Merger and this Agreement and the principal terms thereof, the advisory vote on Golden Parachute Compensation (pursuant to Rule 14a-21 under the Exchange Act), and adjournment of the Company Shareholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of the approval of the Merger and this Agreement and the principal terms thereof will be the only matters that the Company will propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting unless otherwise approved in writing by Parent.

(e) Unless this Agreement is terminated in accordance with Section 7.1 (Termination), Parent will take all action reasonably necessary in accordance with applicable Law or Order and Parent’s Charter Documents (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act for the purpose of considering the issuance of Parent Shares in the Merger as contemplated by this Agreement (the “Parent Stockholders’ Meeting”), and (ii) unless the Parent Board has effected a Parent Change in Recommendation in accordance with Section 5.4(b), (x) include in the Joint Proxy Statement the Parent Board Recommendation, and (y) use its reasonable best efforts to solicit from the stockholders of Parent proxies in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement and to secure the vote or consent of Parent’s stockholders as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger. Parent and the Company will cooperate in good faith to jointly agree upon a date on which both the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting will be held, it being agreed that such date will be the same date for both meetings, and to the extent that the Company postpones or adjourns its Company Shareholders’ Meeting or Parent postpones or adjourns its Parent Stockholders’ Meeting, as permitted by Section 5.1(d) or Section 5.1(e), Parent or the Company, respectively, may also postpone or adjourn its meeting to permit both meetings to occur on the same date. Parent will not postpone or adjourn the Parent Stockholders’ Meeting without the prior written consent of the Company; provided, however, nothing in this Section 5.1(e) will prevent Parent from postponing or adjourning the Parent Stockholders’ Meeting if (A) there are holders of insufficient Parent Shares present or represented by a proxy at the Parent Stockholders’ Meeting to constitute a quorum at the Parent Stockholders’ Meeting, (B) Parent is required to postpone or adjourn the Parent Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff, (C) the Parent Board has determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Stockholders’ Meeting, including in order to (1) give stockholders of Parent sufficient time to evaluate any information or disclosure that Parent has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Parent Change in Recommendation), or (2) to enable additional time to solicit proxies from stockholders of Parent, or (D) the Company has postponed or adjourned the Company Shareholders’ Meeting. The issuance of Parent Shares in the Merger as contemplated by this Agreement and adjournment of the Parent Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement will be the only matters that Parent will propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting unless otherwise approved in writing by the Company.

5.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company and Parent and Merger Sub (each party when providing access to information or materials hereunder being the “Disclosing Party” and when receiving information or materials hereunder being the “Receiving Party”) will, and will cause its subsidiaries and Representatives to, afford the Representatives of the Receiving Party reasonable access during normal business hours upon reasonable advance notice to the officers, employees, properties, offices, plants and other facilities, books and records of the Receiving Party, and will furnish the Receiving Party with such financial, operating and other data and information (including the work papers of the Disclosing Party’s accountants, subject to the prior consent of such accountants) as the Receiving Party, through their Representatives, may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, however, that the Disclosing Party may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Laws requires the Disclosing Party to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Disclosing Party or any of its subsidiaries is a party or otherwise bound would violate or cause a default under, or give a Third Party the right terminate or accelerate the rights under, such Contract; and provided further, that nothing in this Section 5.2 (Access to Information; Confidentiality) or elsewhere in this Agreement will be construed to require the Disclosing Party or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 5.2 (Access to Information; Confidentiality) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Disclosing Party and its subsidiaries or create a risk of damage or destruction to any property or assets of the Disclosing Party or any of its subsidiaries. Any access to the Disclosing Party’s properties will be subject to the Disclosing Party’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Without limiting the foregoing, it is agreed that the Company will provide to Parent as promptly as practicable all documentation reasonably requested by Parent pertaining to the Company’s export classifications, including, but not limited to, the documentation set forth in Section 5.2(a) of the Parent Disclosure Schedule (which documentation will be provided by the Company to Parent no later than January 15, 2012).

(b) All information obtained by a Receiving Party pursuant to Section 5.2(a) will be held confidential in accordance with the confidentiality agreement, dated November 10, 2011 (the “Confidentiality Agreement”), between Parent and the Company.

(c) The Disclosing Party will consult with the Receiving Party in good faith on a regular basis as requested by the Receiving Party to report material operational developments, material changes in the status of relationships with material customers and potential customers, material changes in the status of ongoing operations and other material matters reasonably requested by the Receiving Party.

5.3 No Company Solicitation of Transactions.

(a)(i) Until the termination of this Agreement in accordance with the terms hereof, the Company will not, will cause the Company Subsidiaries not to, and will not authorize or knowingly permit its and the Company Subsidiaries’ respective Representatives to, directly or indirectly (x) solicit, initiate, knowingly encourage or knowingly facilitate any Company Acquisition Proposal or the making thereof, or (y) except as set forth in this Section 5.3 (No Company Solicitation of Transactions), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, any Third Party that is seeking to make, or has made any Company Acquisition Proposal. The Company immediately will, and will cause the Company Subsidiaries and will instruct each of their respective Representatives immediately to, cease any and all discussions or negotiations with any person contacted heretofore with respect to any Company Acquisition Proposal.

(ii) Notwithstanding anything to the contrary in this Section 5.3 (No Company Solicitation of Transactions), prior to obtaining the Required Company Vote, in response to a bona fide, written Company Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.3(a)(i) that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Company Superior Proposal, the Company may, subject to compliance with Section 5.3(b)(v), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which will permit the Company to comply with the terms of Section 5.3(b)(v)) containing confidentiality provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal, and provided, the Company will not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company has notified Parent in writing that it intends to take such action.

(b)(i) Except as set forth in this Section 5.3 (No Company Solicitation of Transactions), until this Agreement is terminated in accordance with Section 7.1 (Termination), neither the Company Board nor any committee thereof will: (x) (A) fail to make, or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to the Company’s shareholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Company Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract that constitutes a Company Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.3(a)).

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may:

(A) in light of facts, events or circumstances that are first brought to the attention of the Company Board after the date hereof (a “Company Intervening Event”), make a Company Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the existence of such Company Intervening Event, the failure to make such Company Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that the Company Board will not be permitted to effect a Company Change in Recommendation pursuant to this Section 5.3(b)(ii)(A) with respect to or in connection with any Company Acquisition Proposal (which is covered by and solely subject in all respects to Section 5.3(b)(ii)(B)).

(B) in response to a bona fide, written Company Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.3(a)(i) and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Company Superior Proposal, (x) make a Company Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Company Superior Proposal, the failure to make such Company Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law, and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g) if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Company Superior Proposal, the failure to effect such termination would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law.

(iii) The Company will not be entitled to exercise its right to make a Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) unless: (w) the Company has provided to Parent five

(5) calendar days’ prior written notice that it intends to take such action, which notice will specify the basis upon which the Company Board intends to effect such Company Change in Recommendation; (x) the Company has, during such five (5) calendar day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement such that the Company Board no longer concludes that the failure to make such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; (y) the Company Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, after reviewing any binding, written offer made by Parent during such five (5) calendar day period to amend this Agreement, that failure to effect such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; and (z) at the end of such five (5) calendar day period, the Company Board determines, in good faith, that failure to make such Company Change in Recommendation pursuant to Section 5.3(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law.

(iv) The Company will not be entitled to exercise its right to make a Company Change in Recommendation pursuant to Section 5.3(b)(ii)(B) or terminate this Agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 5.3(b)(ii)(B) and Section 7.1(g) will be void and of no force or effect, unless:

(A) the Company has provided to Parent five (5) calendar days (such five (5) day period, the “Initial Matching Period”) prior written notice that it intends to take such action (a “Notice of Designated Company Superior Proposal”), which notice will describe the terms and conditions of any Company Superior Proposal that is the basis of the proposed action by the Company Board (a “Designated Company Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Company Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of a Company Superior Proposal will require the Company to provide Parent a new Notice of Designated Company Superior Proposal (the “Company Amendment Notice”));

(B) the Company has during such Initial Matching Period or, as it relates to a Company Amendment Notice, a three (3) calendar day period (such three (3) day period, the “Subsequent Matching Period”), as applicable, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Company Acquisition Proposal that was determined to constitute a Company Superior Proposal no longer is a Company Superior Proposal; and

(C) at the end of such Initial Matching Period or Subsequent Matching Period, as applicable, such Company Acquisition Proposal has not been withdrawn and the Company Board determines, in good faith, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed in a written, binding and irrevocable offer by Parent in response to a Notice of Designated Company Superior Proposal, as a result of the negotiations required by Section 5.3(b)(iv)(B) or otherwise).

(v) The Company will promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Company Acquisition Proposal, including the identity of the person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal (including any changes thereto) and attaching a copy of any such written Company Acquisition Proposal, or if such Company Acquisition Proposal is provided orally to the Company, the Company will summarize in writing the terms and conditions of such Company Acquisition Proposal. The Company will keep Parent reasonably informed of the status and material details (including any material change or proposed material change to the terms thereof) of any Company Acquisition Proposal. The Company will provide Parent with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Company Acquisition Proposal.

(c) Nothing contained in this Section 5.3 (No Company Solicitation of Transactions) will prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, or any substantially similar communication, will be deemed to be a Company Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation and rejects the applicable tender or exchange offer in such communication, and (ii) making any disclosure to its shareholders that the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided that the Company will not make any disclosure that would amount to a withdrawal, modification, qualification or amendment of the Company Board Recommendation other than pursuant to Section 5.3(b).

5.4 No Parent Solicitation of Transactions.

(a)(i) Until the termination of this Agreement in accordance with the terms hereof, Parent will not, will cause the Parent Subsidiaries not to, and will not authorize or knowingly permit its and the Parent Subsidiaries’ respective Representatives to, directly or indirectly (x) solicit, initiate, knowingly encourage or knowingly facilitate any Parent Acquisition Proposal or the making thereof, or (y) except as set forth in this Section 5.4 (No Parent Solicitation of Transactions), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, any Third Party that is seeking to make, or has made any Parent Acquisition Proposal. Parent immediately will, and will cause the Parent Subsidiaries and will instruct each of their respective Representatives immediately to, cease any and all discussions or negotiations with any person contacted heretofore with respect to any Parent Acquisition Proposal.

(ii) Notwithstanding anything to the contrary in this Section 5.4 (No Parent Solicitation of Transactions), prior to obtaining the Required Parent Vote, in response to a bona fide, written Parent Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.4(a)(i) that the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Parent Superior Proposal, Parent may, subject to compliance with Section 5.4(b)(v), (x) furnish information regarding Parent and the Parent Subsidiaries to the person making such Parent Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which will permit Parent to comply with the terms of Section 5.4(b)(v)) containing confidentiality provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to the Company; provided that all such information has previously been made available to the Company or is made available to the Company prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Parent Acquisition Proposal (and its Representatives) regarding such Parent Acquisition Proposal, and provided, Parent will not take any of the actions referred to in the foregoing clauses (x) and (y) unless Parent has notified the Company in writing that it intends to take such action.

(b)(i) Except as set forth in this Section 5.4 (No Parent Solicitation of Transactions), until this Agreement is terminated in accordance with Section 7.1 (Termination), neither the Parent Board nor any committee thereof will: (x) (A) fail to make, or withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to Parent’s stockholders of a tender or exchange offer of Parent’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Parent Change in Recommendation”), or (y) adopt or recommend, or publicly propose to adopt or recommend, or allow Parent or any Parent Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract that constitutes a Parent Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(a)).

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Parent Vote, the Parent Board may:

(A) in light of facts, events or circumstances that are first brought to the attention of the Parent Board after the date hereof (a “Parent Intervening Event”), make a Parent Change in Recommendation if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the existence of such Parent Intervening Event, the failure to make such Parent Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law; provided, however, that the Parent Board will not be permitted to effect a Parent Change in Recommendation pursuant to this Section 5.4(b)(ii)(A) with respect to or in connection with any Parent Acquisition Proposal (which will be covered by and solely subject in all respects to Section 5.4(b)(ii)(B)).

(B) in response to a bona fide, written Parent Acquisition Proposal that was not solicited after the date hereof in breach of Section 5.4(a)(i) and that the Parent Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Parent Superior Proposal, (x) make a Parent Change in Recommendation if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Parent Superior Proposal, the failure to make such Parent Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law, and/or (y) cause Parent to terminate this Agreement pursuant to Section 7.1(i) if the Parent Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Parent Superior Proposal, the failure to effect such termination would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law.

(iii) Parent will not be entitled to exercise its right to make a Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) unless: (w) Parent has provided to the Company five (5) calendar days’ prior written notice that it intends to take such action, which notice will specify the basis upon which the Parent Board intends to effect such Parent Change in Recommendation; (x) Parent has, during such five (5) calendar day period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement such that the Parent Board no longer concludes that the failure to make such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law, (y) the Parent Board determines, in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, after reviewing any binding, written offer made by the Company during such five (5) calendar day period to amend this Agreement, that failure to effect such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable Law; and (z) at the end of such five (5) calendar day period, the Parent Board determines, in good faith, that failure to make such Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(A) would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law.

(iv) Parent will not be entitled to exercise its right to make a Parent Change in Recommendation pursuant to Section 5.4(b)(ii)(B) or terminate this Agreement pursuant to Section 7.1(i), and any purported termination pursuant to Section 5.4(b)(ii)(B) will be void and of no force or effect, unless:

(A) Parent has provided to the Company prior written notice that it intends to take such action and that the Initial Matching Period has commenced (a “Notice of Designated Parent Superior Proposal”), which notice will describe the terms and conditions of any Parent Superior Proposal that is the basis of the proposed action by the Parent Board (a “Designated Parent Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Parent Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of a Parent Superior Proposal will require Parent to provide the Company a new Notice of Designated Parent Superior Proposal (the “Parent Amendment Notice”));

(B) Parent has during such Initial Matching Period or, as relates it to a Parent Amendment Notice, the Subsequent Matching Period, as applicable, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that Parent Acquisition Proposal that was determined to constitute a Parent Superior Proposal no longer is a Parent Superior Proposal; and

(C) at the end of such Initial Matching Period or Subsequent Matching Period, as applicable, such Parent Acquisition Proposal has not been withdrawn and the Parent Board determines, in good faith, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed in a written, binding and irrevocable offer by the Company in response to a Notice of Designated Parent Superior Proposal, as a result of the negotiations required by Section 5.4(b)(iv)(B) or otherwise).

(v) Parent will promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise the Company orally and in writing of the receipt of any Parent Acquisition Proposal, including the identity of the person making such Parent Acquisition Proposal and the material terms and conditions of such Parent Acquisition Proposal (including any changes thereto) and attaching a copy of any such written Parent Acquisition Proposal, or if such Parent Acquisition Proposal is provided orally to Parent, Parent will summarize in writing the terms and conditions of such Parent Acquisition Proposal. Parent will keep the Company reasonably informed of the status and material details (including any material change or proposed material change to the terms thereof) of any Parent Acquisition Proposal. Parent will provide the Company with twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Parent Board) of any meeting of the Parent Board at which the Parent Board is expected to consider any Parent Acquisition Proposal.

(c) Nothing contained in this Section 5.4 (No Parent Solicitation of Transactions) will prohibit Parent or the Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e 2(a) under the Exchange Act or making a statement required under Rule 14d 9 under the Exchange Act; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d 9(f) of the Exchange Act, or any substantially similar communication, will be deemed to be a Parent Change in Recommendation unless the Parent Board expressly publicly reaffirms the Parent Board Recommendation and rejects the applicable tender or exchange offer in such communication, and (ii) making any disclosure to its stockholders that the Parent Board has determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law; provided that Parent will not make any disclosure that would amount to a withdrawal, modification, qualification or amendment of the Parent Board Recommendation other than pursuant to Section 5.4(b).

5.5 Employee Benefits Matters.

(a) From and after the Effective Time and until December 31, 2012, Parent (i) will not reduce the base compensation or incentive compensation opportunities of any Continuing Employee (provided that Parent or any Parent Subsidiary may terminate any Continuing Employee during such period for any reason, including, but not limited to, a termination without cause) and (ii) will cause the Surviving Corporation to maintain for the Continuing Employees each Company Plan that is an “employee benefit plan” within the meaning of and subject to Section 3(3) of ERISA (other than the 401(k) Plan) pursuant to its terms in effect immediately prior to the Effective Time, except to the extent any such plan must be amended to comply with applicable Law. In the event that the 401(k) Plan terminates prior to the Effective Time as contemplated in Section 5.5(e), at the Effective Time each Continuing Employee who is on United States payroll will be immediately eligible to participate in the Parent Plan that is intended to be qualified under Section 401(k) of the Code (“Parent 401(k) Plan”). Parent shall take all steps reasonably necessary to permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including any rollovers of any outstanding loans from the 401(k) Plan, if any, to roll over such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the 401(k) Plan into an account under the Parent 401(k) Plan.

(b) From and after the Effective Time and until December 31, 2012, Parent will, and will cause the Surviving Corporation to, honor in accordance with its terms (as in effect on the date of this Agreement), the Novellus Systems, Inc. Rule of 70 Accelerated Stock Vesting Retirement Plan; provided, further, that the foregoing shall not be construed to impact any equity award agreement that remains outstanding as of the date hereof and that includes express contractual benefits under such plan.

(c) To the extent that any Continuing Employee becomes a participant in any US Parent Plan after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service of such Continuing Employee with the Company or a Company Subsidiary, as the case may be, to the extent recognized by the Company or a Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) and reflected in the employment records of the Company or such Company Subsidiary, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any US Parent Plan in which such Continuing Employees may be eligible to participate (in each case except to the extent such service credit would result in a duplication of benefits in any such US Parent Plan).

(d) To the extent not prohibited by an insurer or service provider under a US Parent Plan, Parent will waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any US Parent Plan in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Plan immediately prior to the Effective Time.

(e) Prior to the Effective Time, the Company will take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) Plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Continuing Employees in any successor plan; provided, however, that Parent must make any such request in writing and within ten (10) business days prior the Effective Time.

(f) This Section 5.5 will be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.5, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.5.

5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an employee or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of and subject to Section 3(3) of ERISA) (each, an “Indemnified Person”) against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, Claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company and the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries. In addition, Parent will, or will cause the Surviving Corporation to, advance, to the fullest extent permitted under applicable Law, prior to the final disposition of any actual or threatened Claim, action, suit, arbitration, proceeding or investigation for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) as incurred by such Indemnified Person in connection with any such Claim, action, suit, arbitration, proceeding or investigation upon Parent or the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it is ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 5.6(a). In the event of any such action, Parent and the Surviving Corporation will cooperate with the Indemnified Person in the defense of any such action.

(b) Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses), whether asserted or claimed prior to, at or after the Effective Time, in favor of any Indemnified Person as provided in the (i) Company’s Articles of Incorporation, (ii) the Company’s Bylaws, (iii) the respective comparable organizational documents of the Company Subsidiaries, and (iv) any indemnification or other agreements (clauses (i) through (iv), collectively, the “Indemnification Agreements”) of the Company or any Company Subsidiary (in the case of each such Indemnification Agreement, as in effect on the date of this Agreement) will survive the Merger and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any Claims or potential Claims against such directors, officers or employees arising out of such acts or omissions (and until such later date as such Claims and any proceedings arising therefrom are finally disposed of) or such later date as is provided pursuant to the terms thereof, and from and after the Effective Time Parent will comply with and honor, and will ensure that the Surviving Corporation complies with and honors, the foregoing obligations. From and after the Effective Time, Parent and the Surviving Corporation will not amend, repeal or otherwise modify the Company’s Articles of Incorporation, the Company’s Bylaws or the respective comparable organizational documents of the Company Subsidiaries in any manner that could reasonably be expected to adversely affect the rights thereunder of any such director, officer or employee with respect to their acts or omissions occurring at or prior to the Effective Time.

(c) For a period of not less than six (6) years after the Effective Time, Parent will, or will cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering Claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligations under this Section 5.6(c), Parent and the Surviving Corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided, further, that if the annual premiums of such insurance coverage exceed such maximum amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. Notwithstanding the foregoing, at any time prior to the Effective Time, the Company will have the right, in its sole discretion, to purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms will provide coverage until the sixth (6th) anniversary of the Effective Time, and upon the purchase of such insurance, Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.6(c) will be deemed satisfied.

(d) Notwithstanding anything to the contrary set forth in this Section 5.6(d) or elsewhere in this Agreement, neither Parent nor any of its affiliates (including the Surviving Corporation) will settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim or Action for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Claim or Action and no Indemnified Person will be liable for any settlement effected without his or her express written consent. Each Indemnified Party will cooperate with Parent and the Surviving Corporation in the defense of any such Action, will furnish or cause to be furnished records, documents, information and testimony and will attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(e) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation will cause its successors and assigns to assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.6 (Directors’ and Officers’ Indemnification and Insurance).

(f) The rights of each Indemnified Person under this Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) will survive consummation of the Merger and are intended to benefit, and be enforceable by, each Indemnified Person and their respective heirs and legal representatives. The rights provided for herein will not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

5.7 Notification of Certain Matters.

(a) The Company will give prompt notice to Parent of (i) the Company’s becoming aware that any representation or warranty made by it in this Agreement is untrue or inaccurate, if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.2(a) to fail to be satisfied at the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, if and only to the extent that such failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.2(b) to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 5.7(a) will not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice.

(b) Parent will give prompt notice to the Company of (i) Parent’s becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is untrue or inaccurate, if and only to the extent that such untruth or inaccuracy would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(a) to fail to be satisfied at the Closing, and (ii) any failure of Parent or Merger Sub to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, if and only to the extent that such failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 6.3(b) to fail to be satisfied at the Closing; provided, that the delivery of any notice pursuant to this Section 5.7(b) will not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice.

5.8 Litigation. In the event an Action related to this Agreement or the transactions contemplated hereby is brought, or threatened, by a Company shareholder against the Company and/or any director of the Company, the Company will have the right to control the defense of such litigation. Each party will promptly notify the other party of any Action related to this Agreement or the Transactions brought, or threatened, against it and/or any of its directors and will provide the other party with updates and such information as such other party will reasonably request with respect to the status of the litigation and discussions between the parties to such Action

(unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). The Company will give Parent the opportunity to participate in the defense of and settlement discussions with respect to such Action and will not make any payment or settlement offer prior to the Effective Time with respect to any such Action unless Parent will have consented in writing to such payment or settlement, which consent will not be unreasonably withheld.

5.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including: (i) using their respective reasonable best efforts to cause the conditions to the Merger set forth in Article 6 (Conditions to the Merger) to be satisfied; (ii) using their respective reasonable best efforts to obtain all actions or nonactions, consents, waivers, approvals, orders and authorizations from Governmental Authorities, give all notices to Governmental Authorities, and make all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger; and (iii) using their respective commercially reasonable efforts to obtain all consents, waivers and approvals under any Company Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Company Material Contracts as of the consummation of the Merger; provided, however, that unless otherwise directed by Parent (which direction will not require payment to be made until at or after the Effective Time), the Company will not be required to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or provide additional security (including a guaranty) to any Third Party as a condition to receipt of any consent, waiver or approval from any party to any such Company Material Contract. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

5.10 Antitrust Filings and Approvals.

(a) As promptly as reasonably practicable following the execution of this Agreement, the parties will submit all merger notification filings, and all other documents and information to be filed in connection therewith, required under the HSR Act or the Antitrust Laws or merger notification regulations of the jurisdictions identified in Section 2.5 of the Company Disclosure Schedule (the “Merger Notification Filings”). The parties will submit all required Merger Notification Filings within thirty (30) business days of the signing of this Agreement, and the Company and Parent will each pay one-half of all applicable filing fees required in connection with such Merger Notification Filings. Each of Parent and the Company will:

(i) cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any Merger Notification Filings;

(ii) use its reasonable best efforts to respond promptly to and comply with any request for information regarding the Merger or Merger Notification Filings from any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Laws, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (“Antitrust Authority”);

(iii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Antitrust Authority regarding the Merger, and any communication received or given in connection with any proceeding by a private party regarding the Merger, in each case in a manner that protects attorney-client or attorney work product privilege;

(iv) provide copies of any written communications received from or given to any Antitrust Authority unless prohibited by applicable Law; and

(v) permit the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege.

(b) Neither party will initiate, or participate in any meeting or discussion with any Antitrust Authority with respect to any Merger Notification Filings, applications, investigation, or other inquiry regarding the Merger without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Antitrust Authority, the opportunity to attend and participate (which, at the request of either party, will be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent will engage in any substantive communication with any Antitrust Authority with respect to any proposed action specified in Section 5.10(e) without the consent of the other party. Subject to applicable Law and subject to all applicable privileges (including the attorney client privilege), Parent and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Antitrust Law. Parent or the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Unless Parent and the Company agree otherwise and without limiting the obligations stated in Section 5.10(a) and Section 5.10(b), Parent will take any and all action necessary to (i) ensure (x) the prompt expiration of any applicable waiting period under any Antitrust Laws and (y) clearance or approval by any relevant Antitrust Authority, (ii) prevent the initiation of any lawsuit by any Antitrust Authority or Governmental Authority under any Antitrust Law, (iii) prevent the entry of any decree, decision, judgment, ruling, preliminary or permanent injunction, or any Order, Law, rule, regulation or other action that would enjoin or prohibit the consummation of Merger or make it unlawful, or (iv) ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date.

(d) The Company, Parent and Merger Sub and any of their respective affiliates will not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under any Antitrust Law, or the expiration of the required waiting period under any Antitrust Law. In addition, Parent and Merger Sub will not, and will not permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Transactions.

(e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries will be required to (i) license, divest, dispose of or hold separate any assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits in any manner its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries, or (ii) agree to or effect any license, divestiture, disposition or hold separate any business or take any other action or agree to any limitation that is not conditioned on the consummation of the Merger. The Company (x) will not take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, will use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company’s assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger.

5.11 Rule 16b-3. Prior to the Effective Time, (i) Parent will take such actions as may be required to cause the transactions contemplated by Section 1.7 (Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock) with respect to the assumption and conversion of any Company Stock Options, Company Equity Rights or other convertible securities by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (ii) the Company will take such actions as may be required to cause the transactions contemplated by Section 1.7 (Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock), and any other dispositions of equity securities (including derivative securities) of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Shares from the NASDAQ and (ii) to terminate the registration of the Company Shares under the Exchange Act; provided, that such delisting or termination will not be effective until after the Effective Time.

5.13 Further Assurances. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

5.14 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger will be issued by either party without the prior consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or Order, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement will use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 5.14 (Public Announcements) will not apply to any press release or public announcement, statement or disclosure made or proposed to be made by (a) the Company pursuant to Section 5.3(b) or Section 5.3(c), or (b) Parent pursuant to Section 5.4(b) or Section 5.4(c).

5.15 Transfer Taxes. Parent will pay all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions, other than any such Taxes and fees imposed on holders of Company Shares as a result of the Transactions.

5.16 Senior Convertible Notes.

(a) The Company and, following the Effective Time, the Surviving Corporation, will comply with all of its obligations and duties under the terms of the Indenture governing the Company’s 2.625% Senior Convertible Notes due 2041 (the “Senior Convertible Notes”) dated as of May 10, 2011 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”).

(b) Parent will enter into a supplemental indenture in respect of the Senior Convertible Notes containing the provisions required by the Indenture, including a provision that, at the Effective Time, (i) each outstanding Senior Convertible Note will no longer be convertible into Company Shares and will be convertible solely into Parent Shares and cash, pursuant to, and in accordance with, the terms of the Indenture, and (ii) Parent assumes all of the obligations of the Company under the Senior Convertible Notes, any coupons appertaining thereto and the Indenture.

5.17 Qualification as a Reorganization. Parent, Merger Sub, and the Company will not take or cause to be taken any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company will use reasonable best efforts to obtain the Tax opinions described in Section 6.2(e) and Section 6.3(e) and similar Tax opinions dated the effective date of the Registration Statement. Officers of Parent, Merger Sub and the Company will use reasonable best efforts to deliver to Jones Day, counsel to Parent, and Morrison & Foerster LLP, counsel to the Company, customary representation letters of Parent, Merger Sub and Company for purposes of such Tax opinions, at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Closing Date, except that neither Parent nor the Company will be obligated to deliver such letters if the proposed statements and representations set forth therein are not true, correct and complete in all material respects at such time.

5.18 Parent Governance Arrangements. Parent will complete the following actions as of, or immediately following, the Effective Time, as applicable:

(a) Parent—Directors. The Parent Board will appoint four (4) individuals who have been mutually designated by Parent and the Company to serve on the Parent Board.

(b) Parent—Chief Operating Officer. Parent will cause the individual set forth in Schedule 5.18(c) to be appointed the Chief Operating Officer of Parent.

5.19 Rule 144. Parent will deliver to the Company at least forty-five (45) days prior to the Closing Date a letter identifying all persons who, upon consummation of the Merger, may be deemed to be “affiliates” of Parent for purposes of Rule 144 of the rules and regulations promulgated under the Securities Act. The Company will use reasonable best efforts to cause each such person to deliver to Parent at least thirty (30) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

5.20 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor Parent will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company, Parent or any of their respective subsidiaries, as applicable, is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company or Parent, as applicable, does not provide any confidential information to third parties or (c) confidentiality agreements or standstill agreements that do not relate to the potential acquisition of equity securities of the Company, Parent or any of their respective subsidiaries, as applicable. During such period, the Company and Parent will enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

5.21 Transition. In order to facilitate an orderly transition of the management of the business of the Company and the Company Subsidiaries to Parent and in order to facilitate the integration of the operations of the Company and Parent and its subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to the realized by Parent and the Company as a result of the Merger, each party will cooperate and consult with the other in good faith on all strategic and operational matters to the extent such consultation is not in violation of applicable Law, including Laws regarding the exchange of information and other Laws regarding competition. Notwithstanding the foregoing, nothing contained in this Agreement will give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the consummation of the Merger, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.	CONDITIONS TO THE MERGER

6.1 Conditions to the Merger. The obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Company Vote. The Required Company Vote will have been obtained by the Company in accordance with the CCC, rules and regulations of the NASDAQ and the Articles of Incorporation and Bylaws of the Company;

(b) Required Parent Vote. The Required Parent Vote will have been obtained by Parent in accordance with the DGCL, rules and regulations of the NASDAQ and the Charter Documents of Parent;

(c) No Order; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the Merger will be in effect; nor will there be any Law enacted and enforced by any Governmental Authority (collectively, “Restraints”), preventing or prohibiting the consummation of the Merger or prohibiting or limiting the ownership or operation by Parent, Merger Sub, the Company or any of their respective Subsidiaries of any material portion of the business or assets of Parent, Merger Sub or the Company and their respective subsidiaries taken as a whole, or compelling the Company, Parent or Merger Sub and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Merger Sub and their respective Subsidiaries, taken as a whole, as a result of the Merger or the Transactions or which otherwise is reasonably likely to have or result in, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided, however, that each of the parties will use its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

(d) HSR and Other Antitrust Laws. All applicable waiting periods under the HSR Act will have expired or been terminated and all other required waiting periods, clearances, consents or approvals of any Governmental Authority applicable to the Merger under any applicable Antitrust Law set forth in Schedule 6.1(d) will have expired, been obtained or been terminated, as the case may be.

(e) Listing. The Parent Shares have been authorized for listing on the NASDAQ.

(f) Registration Statement. The Registration Statement has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger will be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 2.3(a) and (d) (Capitalization), Section 2.4 (Authority Relative to this Agreement), Section 2.20 (Brokers and Expenses), and Section 2.24 (Vote Required) (collectively, the “Company Specified Representations”) and Sections 2.3(b) and (c) (Capitalization)) will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company Specified Representations will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) in all material respects at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period), and (iii) Section 2.3(b) and, to the extent that it relates to the number of Company Shares outstanding on a fully diluted basis, Section 2.3(c) will be true and correct other than an overstatement, as of the particular date contained in Section 2.3(b), that is not 500,000 Company Shares greater than the aggregate number of Company Shares on a fully diluted basis set forth in Section 2.3(b).

(b) Covenants. The Company will have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it prior to the Effective Time.

(c) Certificate. The Company will have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b), and (d) are satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement and is continuing.

(e) Tax Opinion. Parent has received the opinion of Jones Day, counsel to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion will be dated on the Closing Date. In rendering such opinion, Jones Day may require and will be entitled to rely upon customary representations of Parent, Merger Sub and the Company.

(f) Dissenter Rights. If the Dissenting Threshold is met, (i) the number of Dissenting Shares does not exceed ten percent (10%) of the outstanding Company Shares and (ii) the product of (x) the Company Pre-Announcement Price minus the Applicable Parent Stock Price multiplied by (y) the number of Dissenting Shares does not exceed $25,000,000.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger will be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Sections 3.3(a) and (d) (Capitalization), Section 3.4 (Authority Relative to this Agreement), Section 3.20 (Brokers and Expenses), and Section 3.23 (Vote Required) (collectively, the “Parent Specified Representations”) and Sections 3.3(b) and (c) (Capitalization)) will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the Parent Specified Representations will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) in all material respects at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period), and (iii) Section 3.3(b) and, to the extent that it relates to the number of Parent Shares outstanding on a fully diluted basis, Section 3.3(c) will be true and correct other than an overstatement, as of the particular date contained in Section 3.3(b), that is not 500,000 Parent Shares greater than the aggregate number of Parent Shares on a fully diluted basis set forth in Section 3.3(b).

(b) Covenants. Parent and Merger Sub will have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub will have furnished the Company with a certificate signed on their behalf by the chief executive officers or chief financial officers of Parent and Merger Sub to the effect that the conditions set forth in Sections 6.3(a), (b) and (d) are satisfied.

(d) Parent Material Adverse Effect. No Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing.

(e) Tax Opinion. The Company has received the opinion of Morrison & Foerster LLP, counsel to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, the Company and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion will be dated on the Closing Date. In rendering such opinion, Morrison & Foerster LLP may require and will be entitled to rely upon customary representations of Parent, Merger Sub and the Company.

7.	TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to (x) the Effective Time, for Sections 7.1(a) through (e), (j) and (k), notwithstanding any requisite adoption of this Agreement by the shareholders of the Company or the stockholders of Parent, (y) obtaining the Required Company Vote, for Section 7.1(f) and (g), and (z) obtaining the Required Parent Vote, for Section 7.1(h) and (i):

(a) By mutual written consent of Parent and the Company; or

(b) By either Parent or the Company, if:

(i) the Merger has not been consummated by June 30, 2012; provided, however, that if the Closing has not occurred by June 30, 2012, but on such date, all conditions to Closing, other than the condition set forth in Section 6.1(d), have been satisfied (or are then capable of being satisfied) or waived in writing, then neither party is permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) until September 30, 2012 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority in any jurisdiction has (x) enacted, issued or promulgated any Law that makes consummation of the Merger illegal or otherwise prohibited, or (y) issued or entered any Order that enjoins Parent and the Company from consummating the Merger and such injunction, order, decree or ruling has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such enactment, issuance or enforcement by such Governmental Authority; or

(c) By either Parent or the Company if (i) the Required Company Vote has not been obtained at the Company Shareholders’ Meeting (giving effect to any adjournment or postponement thereof) at which a vote is taken on this Agreement, or (ii) the Required Parent Vote has not been obtained at the Parent Stockholders’ Meeting (giving effect to any adjournment or postponement thereof) at which a vote is taken on this Agreement; or

(d) By either Parent or Merger Sub, if (i) Parent and Merger Sub are not then in material breach of this Agreement, and (ii) there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein (other than Section 5.3), in either case such that the conditions set forth in Sections 6.2(a) or (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e) By the Company, if (i) the Company is not then in material breach of this Agreement and (ii) there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein (other than Section 5.4), in either case such that the conditions set forth in Sections 6.3(a) or (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(f) By either Parent or Merger Sub if, after the date hereof and prior to the Effective Time, any of the following has occurred: (i) the Company Board or any committee thereof has made a Company Change in Recommendation contemplated by Section 5.3(b)(ii), (ii) the Company has failed to include the Company Board Recommendation in the Joint Proxy Statement, or (iii) the Company has failed to make a statement in opposition and recommend rejection to the Company’s shareholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party; or

(g) By the Company, in order to enter into an agreement with respect to a Company Superior Proposal in accordance with Section 5.3(b)(ii)(B)(y); provided, however, that substantially concurrent with the termination of this Agreement by the Company pursuant to this Section 7.1(g), the Company will pay Parent, or will cause Parent to be paid, the Company Fee payable under Section 7.3(a)(iii); or

(h) By the Company if, after the date hereof and prior to the Effective Time, any of the following has occurred: (i) the Parent Board or any committee thereof has made a Parent Change in Recommendation contemplated by Section 5.4(b)(ii), (ii) Parent has failed to include the Parent Board Recommendation in the Joint Proxy Statement, or (iii) Parent has failed to make a statement in opposition and recommend rejection to Parent’s stockholders of a tender or exchange offer of Parent’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer has been published, sent or given by such Third Party; or

(i) By Parent, in order to enter into an agreement with respect to a Parent Superior Proposal in accordance with Section 5.4(b)(ii)(B)(y); provided, however, that substantially concurrent with the termination of this Agreement by Parent pursuant to this Section 7.1(i), Parent will pay the Company, or will cause the Company to be paid, the Parent Fee payable under Section 7.3(b)(iii); or

(j) By Parent, if the Company breaches any of its covenants in Section 5.3 in any material respect; or

(k) By the Company, if Parent breaches any of its covenants in Section 5.4 in any material respect.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 (Termination), this Agreement will immediately become void, and there will be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, shareholders, or affiliates; provided, that (a) the provisions of Section 5.2(b), Section 5.14 (Public Announcements), Section 7.3 (Fees), Article 8 (General Provisions) and this Section 7.2 (Effect of Termination) will remain in full force and effect and survive any termination of this Agreement, and (b) such termination will not relieve any party from liability for any fraud or willful breach of its representations or warranties or covenants hereunder. A termination of this Agreement will not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

7.3 Fees.

(a) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(c)(i) if, the Required Parent Vote has been obtained and, before taking the vote of the Company shareholders at the Company Shareholders’ Meeting, a Company Acquisition Proposal has been publicly announced and not withdrawn or otherwise abandoned and, within twelve (12) months after such termination, the Company enters into a definitive agreement providing for a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated (for purposes of this Section 7.3(a)(i) only, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Company Acquisition Proposal” will be references to “fifty percent (50%)”);

(ii) by Parent or Merger Sub pursuant to Section 7.1(f);

(iii) by Parent or the Company pursuant to Section 7.1(c)(i) if at such time the Agreement is terminable by Parent or Merger Sub pursuant to Section 7.1(f);

(iv) by the Company pursuant to Section 7.1(g); or

(v) by Parent pursuant to Section 7.1(j);

then, (A) in the case of clauses (i) through (iv) above, the Company will pay Parent a fee of $120,000,000, and (B) in the case of clause (v) above, the Company will pay Parent a fee of $80,000,000 (provided that if the Company enters into a definitive agreement within twelve (12) months after such termination providing for a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated, the Company will pay Parent an additional fee of $40,000,000) (any fee payable under this sentence, the “Company Fee”), which amount, in each case, will be payable by wire transfer of immediately available funds. The Company Fee will be paid (w) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of the applicable Company Acquisition Proposal, (x) in the circumstances described in clause (ii) above, promptly (but in no event later than three (3) business days) following termination, (y) in the circumstances described in clause (v) above, substantially concurrent with such termination for the $80,000,000 fee and within three (3) business days following consummation of the applicable Company Acquisition Proposal for the remaining $40,000,000 fee, and (z) in all other circumstances described above, substantially concurrent with such termination. For purposes of this paragraph, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Company Acquisition Proposal” will be references to “fifty percent (50%).”

(b) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(c)(ii) if, the Required Company Vote has been obtained and, before taking the vote of the Parent stockholders at the Parent Stockholders’ Meeting, a Parent Acquisition Proposal has been publicly announced and not withdrawn or otherwise abandoned and, within twelve (12) months after such termination, Parent enters into a definitive agreement providing for a Parent Acquisition Proposal and such Parent Acquisition Proposal is subsequently consummated (for purposes of this Section 7.3(b)(i) only, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Parent Acquisition Proposal” will be references to “fifty percent (50%)”);

(ii) by the Company pursuant to Section 7.1(h);

(iii) by Parent or the Company pursuant to Section 7.1(c)(ii) if at such time the Agreement is terminable by the Company pursuant to Section 7.1(h);

(iv) by Parent pursuant to Section 7.1(i); or

(v) by the Company pursuant to Section 7.1(k);

then, (A) in the case of clauses (i) through (iv) above, Parent will pay the Company a fee of $120,000,000, and (B) in the case of clause (v) above, Parent will pay the Company a fee of $80,000,000 (provided that if Parent enters into a definitive agreement within twelve (12) months after such termination providing for a Parent Acquisition Proposal and such Parent Acquisition Proposal is subsequently consummated, Parent will pay the Company an additional fee of $40,000,000) (any fee payable under this sentence, the “Parent Fee”), which, in each case, amount will be payable by wire transfer of immediately available funds. The Parent Fee will be paid (w) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of the applicable Parent Acquisition Proposal, (x) in the circumstances described in clause (ii) above, promptly (but in no event later than three (3) business days) following termination, (y) in the circumstances described in clause (v) above, substantially concurrent with such termination for the $80,000,000 fee and within three (3) business days following consummation of the applicable Parent Acquisition Proposal for the remaining $40,000,000 fee, and (z) in all other circumstances described above, substantially concurrent with such termination. For purposes of this paragraph, all references to “ten percent (10%)” and “ninety percent (90%)” in the definition of “Parent Acquisition Proposal” will be references to “fifty percent (50%).”

(c)(i) If Parent terminates this Agreement pursuant to Section 7.1(d), then the Company will reimburse Parent promptly upon demand, but in no event later than three (3) business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable, out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the Transactions, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants of Parent.

(ii) If the Company terminates this Agreement pursuant to Section 7.1(e), then Parent will reimburse the Company promptly upon demand, but in no event later than three (3) business days after the date of such demand, by wire transfer of immediately available funds, for all reasonable, out-of-pocket fees and expenses incurred or paid by or on behalf of the Company in connection with the Merger or the Transactions, including all reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants of the Company.

(d) Each of Parent and the Company will pay one-half of all (i) applicable filing fees required in connection with (x) Merger Notification Filings and (y) the Joint Proxy Statement and Registration Statement, (ii) fees and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, and (iii) fees and expenses incurred in connection with the listing of the Parent Shares on the NASDAQ. Other than as provided for in this Section 7.3 (Fees), all costs and expenses incurred in connection with this Agreement, and the Transactions will be paid by the party incurring such expenses, whether or not any Transaction is consummated.

(e) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its affiliates, that neither the Company Fee nor the Parent Fee is a penalty, but rather, in the circumstances in which the Company Fee or Parent Fee is payable, each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, respectively, for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each party acknowledges and hereby agrees that the provisions of this Section 7.3 (Fees) are an integral part of the Transactions, and that, without such provisions, neither party would have entered into this Agreement. Each party acknowledges and hereby agrees that nothing in this Section 7.3 (Fees) prevents either party from seeking additional remedies in the event of a breach of this Agreement by the other party.

8.	GENERAL PROVISIONS

8.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time.

8.2 Notices. All notices, requests, Claims, demands and other communications hereunder will be in writing and will be given and be deemed to have been duly given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.2 (Notices)):

if to Parent or Merger Sub:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Facsimile No: (510) 572-2876

Attention: Sarah A. O’Dowd, Chief Legal Officer

with a copy (which will not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Facsimile No: (650) 739-3900

Attention:  Daniel R. Mitz

  Timothy G. Hoxie

  Christopher J. Hewitt

if to the Company:

Novellus Systems, Inc.

4000 North First Street

San Jose, California 95134

Facsimile No: (408) 432-5224

Attention:  Richard Hill

  Timothy Archer

  Andrew Gottlieb

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile No: (415) 268-7522

Attention: Robert S. Townsend and Brandon C. Parris

8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

8.4 Entire Agreement; Assignment. This Agreement (including all exhibits, annexes and schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement will not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent or Merger Sub may assign any of their respective rights and obligations hereunder, in whole or from time to time in part, to any direct or indirect Subsidiary of Parent without the consent of any other party. No assignment by any party, including pursuant to the prior sentence, will relieve such party of its obligations hereunder.

8.5 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or will confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than after the Effective Time, Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) (which is for the benefit of the persons covered thereby and may be enforced by such persons).

8.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed by the parties hereto that the parties are entitled to immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any U.S. federal court or any state court having jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity.

8.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, will be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that the provisions of the CCC applicable to the Merger will apply. All actions and proceedings arising out of or relating to this Agreement will be heard and determined in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

8.8 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only, and do not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules are deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, are deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase does not mean simply “if.”

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the approval of the Merger and this Agreement and the principal terms thereof by the shareholders of the Company, no amendment may be made that requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

8.10 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their duly authorized respective officers.

LAM RESEARCH CORPORATION

By	/s/ Stephen G. Newberry
	Name:	Stephen G. Newberry
	Title:	Chief Executive Officer

BLMS INC.

By	/s/ Martin B. Anstice
	Name:	Martin B. Anstice
	Title:	Chief Executive Officer

NOVELLUS SYSTEMS, INC.

By	/s/ Richard Hill
	Name:	Richard Hill
	Title:	Chairman of the Board and Chief
Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CERTAIN DEFINITIONS

“2011 Company Balance Sheet” has the meaning set forth in Section 2.7(c).

“2011 Parent Balance Sheet” has the meaning set forth in Section 3.7(c).

“2016 Notes” has the meaning set forth in Section 3.3(b)(viii).

“Action” means any and all litigation, suits, actions, proceedings, arbitrations and mediations by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Agreement” has the meaning set forth in the preamble.

“Agreement of Merger” has the meaning set forth in Section 1.2.

“Antitrust Authority” has the meaning set forth in Section 5.10(a)(ii).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Applicable Parent Stock Price” means the Parent Stock Price multiplied by the Exchange Ratio.

“Assumed RSU” has the meaning set forth in Section 1.7(b).

“Assumed Stock Option” has the meaning set forth in Section 1.7(a).

“beneficial owner” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Blue Sky Laws” has the meaning set forth in Section 2.5(b).

“Book-Entry Shares” has the meaning set forth in Section 1.6.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or California, or is a day on which banking institutions located in the State of New York or California are authorized or required by law or other governmental action to close.

“CCC” has the meaning set forth in the recitals.

“Certificates” has the meaning set forth in Section 1.6.

“Charter Documents” has the meaning set forth in Section 3.2.

“Claim” means any and all allegations, claims, demands and causes of action.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to (i) any acquisition or purchase by any Third Party of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute or generate ten percent (10%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis or (B) beneficial ownership of ten percent (10%) or more of any class of equity securities of the Company, (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company by any Third Party that, if consummated, would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company immediately following the consummation of which the shareholders of the Company immediately prior to the consummation of such transaction would beneficially own in the aggregate less than ninety percent (90%) of the Company Shares or the total voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the Transactions. A Company Acquisition Proposal includes a Company Superior Proposal.

“Company Amendment Notice” has the meaning set forth in Section 5.3(b)(iv)(A).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.4(b).

“Company Change in Recommendation” has the meaning set forth in Section 5.3(b)(i).

“Company Construction Work” has the meaning set forth in Section 2.13(d).

“Company Disclosure Schedule” has the meaning set forth in Article 2 (Representations and Warranties of the Company).

“Company Equity Right” means any Company RSU, Company PSU or Company Restricted Stock.

“Company ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Company Fee” has the meaning set forth in Section 7.3(a).

“Company Financial Advisor” has the meaning set forth in Section 2.25.

“Company Foreign Plan” has the meaning set forth in Section 2.10(h).

“Company Immaterial Trademark Licenses” means licenses or other rights of use granted by Company or any Company Subsidiary in respect of Trademarks to Third Party vendors to refer to Company as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Company Products.

“Company Intervening Event” has the meaning set forth in Section 5.3(b)(ii)(A).

“Company Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Company Material Adverse Effect” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and the Company Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, in each case, only to the extent related to the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors, resellers, licensors or other business partners, (D) any other negative development (or potential negative development) in the Company’s or any Company Subsidiary’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners, and (E) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings, (vii) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested, (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (x) any Claims or Actions made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other Transactions, which, in the case of each of clauses (i) through (v), do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which the Company and the Company Subsidiaries operate, or (b) the ability of the Company to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 2.17(a).

“Company Outbound License Agreements” means Contracts pursuant to which (a) Company Products are directly licensed or sold by the Company or any of the Company Subsidiaries to customers in the ordinary course of business or (b) processes are jointly developed with customers.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 2.13(b).

“Company Plans” has the meaning set forth in Section 2.10(a).

“Company Pre-Announcement Price” means $35.31.

“Company Preferred Stock” has the meaning set forth in Section 2.3(a).

“Company Products” means all product offerings, including all Software, of the Company and each of the Company Subsidiaries (a) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past 3 years, or (b) that the Company, or any of the Company Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of the Company’s support, consulting and/or training services).

“Company PSU” means any performance-based Company RSU.

“Company Real Property Leases” has the meaning set forth in Section 2.13(c).

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered Intellectual Property.

“Company Required Approvals” has the meaning set forth in Section 2.5(b).

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted share purchase agreement or other Contract with the Company.

“Company Restricted Stock Award” means any Company Restricted Stock granted under a Company Plan.

“Company RSU” means any restricted stock unit granted under a Company Stock Plan or Company Plan.

“Company SEC Reports” has the meaning set forth in Section 2.7(a).

“Company Securities” has the meaning set forth in Section 2.3(c).

“Company Shareholders’ Meeting” has the meaning set forth in Section 5.1(d).

“Company Shares” has the meaning set forth in the recitals.

“Company Specified Representations” has the meaning set forth in Section 6.2(a).

“Company Stock Options” means any option to purchase Company Shares granted under any Company Stock Plan.

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted any Company Stock Options or Company Equity Rights.

“Company Subsidiary” has the meaning set forth in Section 2.1(b).

“Company Superior Proposal” means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of the Company then outstanding or all or substantially all of the assets of the Company (i) that the Company Board determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the shareholders of the Company than the Merger (including any adjustment to the terms and conditions proposed in a written, binding and irrevocable offer by Parent in response to such Company Acquisition Proposal to the extent permitted pursuant to Section 5.3(b)(iv)) and is reasonably likely to receive all required material governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (ii) for which financing, to the extent required, is than committed.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employees” means all employees of the Company who are employed by the Company or any Company Subsidiary immediately prior to the Effective Time.

“Contract” means any written contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar written and legally binding undertaking, commitment, pledge or understanding or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“D&O Insurance” has the meaning set forth in Section 5.6(c).

“Demand Notice” has the meaning set forth in the definition of Dissenting Share.

“Designated Company Superior Proposal” has the meaning set forth in Section 5.3(b)(iv)(A).

“Designated Parent Superior Proposal” has the meaning set forth in Section 5.4(b)(iv)(A).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” has the meaning set forth in Section 5.2(a).

“Dispute” has the meaning set forth in Section 2.14(h).

“Dissenting Share” means any Company Share that is issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who has made written demand upon the Company for the purchase of such Company Share and payment in cash of the “fair market value” thereof in the manner prescribed by Chapter 13 of the CCC (the “Demand Notice”).

“Dissenting Threshold” has the meaning set forth in Section 1.8(a).

“Domain Names” means all Internet domain name registrations.

“DTC” has the meaning set forth in Section 1.9(b)(ii).

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Practices” has the meaning set forth in Section 2.11(c).

“Environmental Laws” means any Law, including common law, relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (iii) pollution or protection of the indoor or outdoor environment, occupational health as it relates to exposures to Hazardous Substances or natural resources, or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS) and the Waste Electrical and Electronic Equipment (WEEE).

“Environmental Permits” has the meaning set forth in Section 2.16.

“ERISA” has the meaning set forth in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.9(a).

“Exchange Fund” has the meaning set forth in Section 1.9(a).

“Exchange Ratio” has the meaning set forth in Section 1.6(a).

“GAAP” has the meaning set forth in Section 2.7(b).

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic”, or “radioactive”, under the following U.S. federal statutes and their state counterparts, as amended to date, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, friable asbestos and radon, and (v) any biological or chemical substance, material or waste regulated or classified as “hazardous”, “toxic”, or “radioactive” by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” has the meaning set forth in Section 2.5(b).

“Indemnification Agreements” has the meaning set forth in Section 5.6(b).

“Indemnified Person” has the meaning set forth in Section 5.6(a).

“Indenture” has the meaning set forth in Section 5.16(a).

“Initial Matching Period” has the meaning set forth in Section 5.3(b)(iv)(A).

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” has the meaning set forth in Section 5.1(a).

“knowledge of Parent” means the actual knowledge of each executive officer of Parent set forth in Schedule 1.2.

“knowledge of the Company” means the actual knowledge of each executive officer of the Company set forth in Schedule 1.1.

“Law” has the meaning set forth in Section 2.5(a).

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, community property interest or other Claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“Merger Notification Filings” has the meaning set forth in Section 5.10(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 2.10(b).

“Multiple Employer Plan” has the meaning set forth in Section 2.10(b).

“NASDAQ” has the meaning set forth in Section 2.18.

“Notice of Designated Company Superior Proposal” has the meaning set forth in Section 5.3(b)(iv)(A).

“Notice of Designated Parent Superior Proposal” has the meaning set forth in Section 5.4(b)(iv)(A).

“Open Source Materials” refers to any Software or other material that is distributed as “free software”, “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” has the meaning set forth in Section 2.5(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 5.5(a).

“Parent Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to (i) any acquisition or purchase by any Third Party of (A) assets (including equity securities of any Parent Subsidiary) or businesses that constitute or generate ten percent (10%) or more of the revenues, net income or assets of Parent and the Parent Subsidiaries on a consolidated basis or (B) beneficial ownership of ten percent (10%) or more of any class of equity securities of Parent, (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Parent by any Third Party that, if consummated, would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of Parent, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving Parent immediately following the consummation of which the stockholders of Parent immediately prior to the consummation of such transaction would beneficially own in the aggregate less than ninety percent (90%) of the Parent Shares or the total voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the Transactions. A Parent Acquisition Proposal includes a Parent Superior Proposal.

“Parent Amendment Notice” has the meaning set forth in Section 5.4(b)(iv)(A).

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Recommendation” has the meaning set forth in Section 3.4(b).

“Parent Change in Recommendation” has the meaning set forth in Section 5.4(b)(i).

“Parent Construction Work” has the meaning set forth in Section 3.13(d).

“Parent Convertible Notes” means Parent’s 0.5% Convertible Senior Notes due May 2016 and 1.25% Convertible Senior Notes due May 2018.

“Parent Disclosure Schedule” has the meaning set forth in Article 3 (Representations and Warranties of the Company).

“Parent Equity Right” means any Parent RSU or Parent Restricted Stock.

“Parent ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any Parent Subsidiary and that, together with Parent or any Parent Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Parent Fee” has the meaning set forth in Section 7.3(b).

“Parent Financial Advisor” has the meaning set forth in Section 3.24.

“Parent Foreign Plan” has the meaning set forth in Section 3.10(h).

“Parent Intervening Event” has the meaning set forth in Section 5.4(b)(ii)(A).

“Parent Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, that none of the following will be deemed, either alone or in combination, to be or constitute a “Parent Material Adverse Effect” or be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which Parent and the Parent Subsidiaries operate, (ii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (iv) political conditions (or changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, in each case, only to the extent related to the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (A) the identity of the Company, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors, resellers, licensors or other business partners, (C) any other negative development (or potential negative development) in Parent’s or any Parent Subsidiary’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners, and (D) any decline or other degradation in Parent’s or any Parent Subsidiary’s customer bookings, (vii) any actions taken or failure to take action, in each case, to which the Company has approved, consented to or requested, (viii) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in Parent’s stock price or the trading volume of Parent’s stock, or any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), and (x) any Claims or Actions made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent arising out of the Merger or in connection with any other Transactions, which, in the case of each of clauses (i) through (v), do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, in any material respect relative to other companies of comparable size in the same industries and geographies in which Parent and the Parent Subsidiaries operate, or (b) the ability of Parent to consummate the Merger.

“Parent Material Contracts” has the meaning set forth in Section 3.17(a).

“Parent Outbound License Agreements” means Contracts pursuant to which (a) Parent Products are directly licensed or sold by Parent or any of the Parent Subsidiaries to customers in the ordinary course of business or (b) processes are jointly developed with customers.

“Parent Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by Parent or any of the Parent Subsidiaries.

“Parent Owned Real Property” has the meaning set forth in Section 3.13(b).

“Parent Plans” has the meaning set forth in Section 3.10(a).

“Parent Preferred Stock” has the meaning set forth in Section 3.3(a).

“Parent Products” means all product offerings, including all Software, of Parent and each of the Parent Subsidiaries (a) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past 3 years, or (b) that Parent, or any of the Parent Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (i) those Third Party products or Open Source Materials embedded in or otherwise part of the product offering and (ii) any of Parent’s support, consulting and/or training services).

“Parent PSU” means any performance-based Parent RSU.

“Parent Real Property Leases” has the meaning set forth in Section 3.13(c).

“Parent Registered Intellectual Property” means all Parent Owned Intellectual Property that is Registered Intellectual Property.

“Parent Restricted Stock” means Parent Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted share purchase agreement or other Contract with Parent.

“Parent RSU” means any restricted stock unit granted under a Parent Stock Option Plan or Parent Plan.

“Parent SEC Reports” has the meaning set forth in Section 3.7(a).

“Parent Securities” has the meaning set forth in Section 3.3(c).

“Parent Shares” has the meaning set forth in the recitals.

“Parent Specified Representations” has the meaning set forth in Section 6.3(a).

“Parent Stock Options” means any option to purchase Parent Shares granted under any Parent Stock Plan.

“Parent Stock Plans” means any equity incentive plans of Parent, as amended, pursuant to which Parent granted any Parent Stock Options or Parent Equity Rights.

“Parent Stock Price” means the arithmetic average of the last reported per share sales prices of Parent Shares on NASDAQ, as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source agreed between Parent and the Company, for each of the five (5) full consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.1(e).

“Parent Subsidiary” has the meaning set forth in Section 3.1(b).

“Parent Superior Proposal” means a bona fide written proposal from any person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all of the combined voting power of Parent then outstanding or all or substantially all of the assets of Parent (i) that the Parent Board determines in its good faith judgment (after consulting with and receipt of written advice from a nationally recognized investment banking firm), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), would be more favorable to the stockholders of Parent than the Merger (including any adjustment to the terms and conditions proposed in a written, binding and irrevocable offer by the Company in response to such Parent Acquisition Proposal to the extent permitted pursuant to Section 5.4(b)(iv)) and is reasonably likely to receive all required material governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed, and (ii) for which financing, to the extent required, is than committed.

“Parent Warrants” has the meaning set forth in Section 3.3(b)(viii).

“Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the 2011 Company Balance Sheet or 2011 Parent Balance Sheet, as applicable, in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Receiving Party” has the meaning set forth in Section 5.2(a).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“Registration Statement” means the registration statement on Form S-4, or other applicable Form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to Parent Shares to be issued in connection with the Transactions.

“Representative” means the directors, officers, employees, authorized agents (including financial and legal advisors) and other authorized representatives of a person.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding Company Shares in favor of the approval of the Merger and this Agreement and the principal terms thereof.

“Required Parent Vote” means the affirmative vote of the holders of a majority of the outstanding Parent Shares present in favor of the issuance of Parent Shares in the Merger as contemplated by this Agreement.

“Restraints” has the meaning set forth in Section 6.1(c).

“S-8 Registration Statement” has the meaning set forth in Section 1.7(c).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” has the meaning set forth in Section 2.7(a).

“Senior Convertible Notes” has the meaning set forth in Section 5.16(a).

“Software” means computer software, computer programs and databases in any form, together with all related documentation.

“Source Code” means, collectively, any human-readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case in any Product.

“SOX” has the meaning set forth in Section 2.7(a).

“Subsequent Matching Period” has the meaning set forth in Section 5.3(b)(iv)(B).

“subsidiary” or “subsidiaries” of any person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, (ii) a partnership of which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Surviving Corporation” has the meaning set forth in the recitals.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additions to tax with respect thereto imposed by any Governmental Authority.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.

“Third Party” means any person other than the Company, Parent and each of their respective affiliates (including Merger Sub) and the respective Representatives of the Company, Parent and each of their respective affiliates.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Transactions” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Trustee” has the meaning set forth in Section 5.16(a).

“U.S.” means United States of America.

“US Parent Plans” has the meaning set forth in Section 3.10(a).

“US Plans” has the meaning set forth in Section 2.10(a).

“Voting Agreement” has the meaning set forth in the recitals.

“WARN Act” has the meaning set forth in Section 2.11(e).

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2011 by and between Lam Research Corporation, a Delaware corporation (“Parent”), and the undersigned Shareholder (the “Shareholder”) of Novellus Systems, Inc., a California corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, BLMS Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

WHEREAS, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of shares of the outstanding capital stock of the Company, and is the holder of options to purchase such number of shares of capital stock of the Company and the holder of that number of restricted stock units and performance stock units of the Company, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and the Merger Sub to enter into the Merger Agreement, the Shareholder (in the Shareholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 7 thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been validly amended to provide for a decrease in the Merger Consideration and (iv) such date and time as (x) the Company Board Recommendation or the Parent Board Recommendation shall have been withdrawn, modified, qualified or amended, in each case in accordance with the provisions of Section 5.3 or Section 5.4, as applicable, of the Merger Agreement, or (y) Parent or the Company, as the case may be, shall have recommended a Parent Acquisition Proposal or Company Acquisition Proposal, as applicable, with respect to such party, in each case in accordance with the provisions of Section 5.3 or Section 5.4, as applicable, of the Merger Agreement.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c) “Shares” shall mean (i) all equity securities of the Company (including all Company Shares and shares of Company Preferred Stock, all Company Stock Options, all Company RSUs, all Company PSUs and all other rights to acquire Company Shares) owned by the Shareholder as of the date hereof, and (ii) all additional equity securities of the Company (including all Company Shares and shares of Company Preferred Stock, all

Company Stock Options, all Company RSUs, all Company PSUs and all other rights to acquire Company Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2. Transfer of Shares.

(a) Transfer Restrictions. The Shareholder shall not Transfer (or cause or permit the Transfer of ) any of the Shares, or enter into any agreement relating thereto, except (i) by selling already-owned Shares either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Shareholder’s tax withholding obligation upon the exercise of a Company Stock Option, in each case as permitted by any Company Stock Plan, (ii) transferring Shares to Affiliates, immediate family members, a trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder’s immediate family or charitable organizations or upon the death of the Shareholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, (iii) any Transfers pursuant to a Rule 10b5-1 plan of the Shareholder that is in existence on the date hereof or (iv) with Parent’s prior written consent. Any Transfer, or purported Transfer, of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights. The Shareholder shall not deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) At every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, the Shareholder (in the Shareholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Shareholder and entitled to vote or act by written consent:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the adoption of the Merger Agreement;

(iii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iv) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of the Company Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Company Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Company Subsidiaries, (D) any material change in the capitalization of the Company or any of the Company Subsidiaries, or the corporate structure of the Company or any of the Company Subsidiaries, (E) any Company Acquisition Proposal, or (F) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The Shareholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii), (iii) and (iv) that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b) In the event that a meeting of the shareholders of the Company is held, the Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement Not to Exercise Appraisal Rights. The Shareholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Chapter 13 of the CCC) to demand appraisal of any Shares that may arise in connection with the Merger. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by the Shareholder of any claim or cause of action against Parent or the Merger Sub to the extent arising out of a breach of this Agreement or the Merger Agreement by Parent.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder from acting in his capacity as a director or officer of the Company or fulfilling the obligations of such office, including by voting, in his capacity as a director of the Company, in the Shareholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a Shareholder of the Company), including with respect to Section 5.3 of the Merger Agreement. In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company, including with respect to Section 5.3 of the Merger Agreement.

6. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement. The Shareholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and the Merger Sub, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b) No Conflicts. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of his obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the

Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that would not in any material respect impair or adversely effect the ability of the Shareholder to perform its obligations under this Agreement, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to the Shareholder.

(c) Ownership of Shares. The Shareholder (i) is the sole beneficial owner of the Company Shares set forth on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”), (ii) is the sole holder of the Company Stock Options that are exercisable for the number of Company Shares set forth on the signature page of this Agreement, all of which Company Stock Options and Company Shares issuable upon the exercise of such Company Stock Options are, or in the case of Company Shares received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances, (iii) is the sole holder of the Company RSUs and Company PSUs that are set forth on the signature page of this Agreement, all of which Company RSUs, Company PSUs and Company Shares issuable upon the settlement of such Company RSUs and Company PSUs are, or in the case of Company Shares received upon settlement of a Company RSU or Company PSU after the date hereof will be, free and clear of any Encumbrances, and (iv) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the Company Shares, Company Stock Options, and the Company Shares issuable upon the exercise of such Company Stock Options, Company RSUs and Company PSUs, and the Company Shares issuable upon the settlement of such Company RSUs and Company PSUs, set forth on the signature page of this Agreement.

(d) Voting Power. The Shareholder has or will have sole voting power with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his or her capacity as such.

(f) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

8. Certain Restrictions. The Shareholder shall not, directly or indirectly, take any voluntary action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect.

9. Disclosure. The Shareholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholder.

11. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Shareholder (and that this Agreement places limits on the voting and transfer of such Shares).

13. Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination. This Section 13 and Sections 1, 5, and 14 (as applicable) shall survive any termination of this Agreement.

14. Miscellaneous.

(a) Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the actions set forth herein be consummated as originally contemplated to the fullest extent possible.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c) Amendments; Waiver. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(d) Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed by the parties hereto that the parties are entitled to immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any U.S. federal court or any state court having jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity.

(e) Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given and be deemed to have been duly given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 14(e)):

If to Parent:

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538

Facsimile: +1 510 572 2876

Attention: Sarah A. O’Dowd, Chief Legal Officer

E-mail:     Sarah.O’Dowd@lamresearch.com

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Facsimile: +1 650 739 3900

Attention: Daniel R. Mitz

                     Christopher J. Hewitt

                     Timothy G. Hoxie

E-mail:     drmitz@jonesday.com

                      cjhewitt@jonesday.com

                      tghoxie@jonesday.com

If to the Shareholder:

Richard Hill

c/o Novellus Systems, Inc.

4000 North First Street

San Jose, California 95134

Facsimile: (408) 432-5224

Attention: Richard Hill

Email:       Richard.hill@novellus.com

with copies to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Facsimile: +1 415 268 7522

Attention: Robert S. Townsend

                     Brandon C. Parris

E-mail:     RTownsend@mofo.com

                      BParris@mofo.com

and to:

Manatt, Phelps & Phillips, LLP

1841 Page Mill Road, Suite 200

Palo Alto, California 94304

Facsimile: +1 650 213 0260

Attention: David W. Herbst

E-mail:     dherbst@manatt.com

(f) No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or will confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(h) Governing Law; Submission to Jurisdiction. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions. All actions and proceedings arising out of or relating to this Agreement will be heard and determined in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(i) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Entire Agreement. This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(k) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(l) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

(n) No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Shareholder to exercise any Company Stock Option, warrant or other right to acquire any Company Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

LAM RESEARCH CORPORATION		SHAREHOLDER

By:	/s/ Stephen G. Newberry	By:	/s/ Richard Hill

Name:	Stephen G. Newberry	Name:	Richard Hill

Title:	Chief Executive Officer

Shares beneficially owned as of December 13, 2011:

157,692 Company Shares

1,223,910 Company Shares issuable upon exercise of outstanding options

75,765 Company Shares issuable upon settlement of restricted stock units

141,978 Company Shares issuable upon settlement of performance stock units

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Shareholder (the “Shareholder”) of Novellus Systems, Inc., a California corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Lam Research Corporation, a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy, and provided further that in the event of a Transfer of Shares in public sales otherwise permitted under Section 2(a)(i) and (iii) of the Voting Agreement as defined below, this Irrevocable Proxy will cease to apply to the Shares so Transferred to the extent (but only to the extent) that the Shareholder no longer has the right to vote such Shares. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned Shareholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Parent, BLMS Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) to enter into that certain Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), among Parent, Merger Sub and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger and pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 7 thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been validly amended to provide for a decrease in the Merger Consideration and (iv) such date and time as (x) the Company Board Recommendation or the Parent Board Recommendation shall have been withdrawn, modified, qualified or amended, in each case in accordance with the provisions of Section 5.3 or Section 5.4, as applicable, of the Merger Agreement, or (y) Parent or the Company, as the case may be, shall have recommended a Parent Acquisition Proposal or Company Acquisition Proposal, as applicable, with respect to such party, in each case in accordance with the provisions of Section 5.3 or Section 5.4, as applicable, of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) in favor of any adjournment of such meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of such meeting to approve the adoption of the Merger Agreement;

(iii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iv) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of the Company Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of the Company Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of the Company Subsidiaries, (D) any material change in the capitalization of the Company or any of the Company Subsidiaries, or the corporate structure of the Company or any of the Company Subsidiaries, (E) any Company Acquisition Proposal with respect to the Company or (F) any other action that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Shareholder may vote the Shares in its sole discretion on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December , 2011	SHAREHOLDER
By:
Name:

***** IRREVOCABLE PROXY ****

ANNEX C

PERSONAL AND CONFIDENTIAL

December 14, 2011

Board of Directors

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Lam Research Corporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.125 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, no par value per share (the “Novellus Common Stock”), of Novellus Systems, Inc. (“Novellus”) pursuant to the Agreement and Plan of Merger, dated as of December 14, 2011 (the “Agreement”), by and among the Company, BLMS Inc., a California Corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Novellus.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Novellus and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering of the Company’s convertible notes (aggregate principal amount $900,000,000 in dual tranches due 2016 and 2018 respectively) in May 2011. We may also in the future provide investment banking services to the Company, Novellus and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Novellus for the five fiscal years ended June 26, 2011 for the Company and December 31, 2010 for Novellus; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Novellus; certain other communications from the Company and Novellus to their respective stockholders; certain publicly available research analyst reports for Novellus and the Company; certain internal financial analyses and forecasts for Novellus prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Novellus, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Novellus regarding their

Board of Directors

Lam Research Corporation

December 14, 2011

Page Two

assessment of the past and current business operations, financial condition and future prospects of Novellus and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company (including as a result of the significant stock buyback being announced by the Company contemporaneously with the Transaction) and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Novellus Common Stock; compared certain financial and stock market information for the Company and Novellus with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the semiconductor capital equipment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Novellus or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Novellus or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Novellus, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Novellus or the ability of the Company or Novellus to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

Lam Research Corporation

December 14, 2011

Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/S/GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

ANNEX D

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

December 14, 2011

The Board of Directors

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

Members of the Board of Directors:

We understand that Novellus Systems, Inc. (“Novellus”) proposes to enter into a Merger Agreement, dated December 14, 2011 (the “Agreement”), among Novellus, Lam Research Corporation (“Lam Research”) and BLMS Inc., a wholly owned subsidiary of Lam Research (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Novellus (the “Merger”) and each outstanding share of the common stock, no par value, of Novellus (“Novellus Common Stock”), other than any shares of Novellus Common Stock owned by Merger Sub, Lam Research, or any direct or indirect wholly owned subsidiary of Lam Research or Novellus and any Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive 1.125 (the “Exchange Ratio”) shares of the common stock, par value $0.001 per share, of Lam Research (“Lam Research Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Novellus Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Novellus and Lam Research;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Novellus furnished to or discussed with us by the management of Novellus, including certain financial forecasts relating to Novellus prepared by or at the direction of and approved by the management of Novellus (such forecasts, “Novellus Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Lam Research furnished to or discussed with us by the management of Lam Research, including certain financial forecasts relating to Lam Research for the calendar years ended December 31, 2011 through December 31, 2013, prepared by the management of Lam Research (such forecasts, “Lam Research Forecasts”);

(iv)	reviewed certain financial forecasts relating to Lam Research for the calendar years ended December 31, 2014 through December 31, 2016 prepared by or at the direction of and approved by the management of Novellus (such forecasts, the “Extended Lam Research Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies / Cost Savings”) anticipated by the management of Lam Research to result from the Merger;

(vi)	discussed the past and current business, operations, financial condition and prospects of Novellus with members of senior managements of Novellus and Lam Research, and discussed the past and current business, operations, financial condition and prospects of Lam Research with members of senior managements of Novellus and Lam Research;

(vii)	reviewed the potential pro forma impact of the Merger on the future financial performance of Lam Research, including the potential effect on Lam Research’s estimated earnings per share.

(viii)	reviewed the trading histories for Novellus Common Stock and Lam Research Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

The Board of Directors

Novellus Systems, Inc.

(ix)	compared certain financial and stock market information of Novellus and Lam Research with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of Novellus and Lam Research to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed the Agreement; and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Novellus and Lam Research that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Novellus Forecasts, we have been advised by Novellus, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Novellus as to the future financial performance of Novellus. With respect to the Lam Research Forecasts and the Synergies/Cost Savings, we have been advised by Lam Research, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lam Research as to the future financial performance of Lam Research and the other matters covered thereby. With respect to the Extended Lam Research Forecasts, we have been advised by Novellus and have assumed, that they have been reasonably prepared on bases reflecting the best current available estimates and good faith judgments of the management of Novellus as to the future financial performance of Lam Research. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Novellus or Lam Research, nor have we made any physical inspection of the properties or assets of Novellus or Lam Research. We have not evaluated the solvency or fair value of Novellus or Lam Research under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Novellus, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Novellus, Lam Research or the contemplated benefits of the Merger. We have also assumed, at the direction of Novellus, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Novellus Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to

The Board of Directors

Novellus Systems, Inc.

Novellus or in which Novellus might engage or as to the underlying business decision of Novellus to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Lam Research Common Stock actually will be when issued or the prices at which Novellus Common Stock or Lam Research Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matters.

We have acted as financial advisor to Novellus in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the earlier of (i) Novellus entering into the Agreement or (ii) our delivery of an opinion in writing as to the fairness, from a financial point of view, of the Exchange Ratio (regardless of the conclusions reached therein), and a significant portion of which is contingent upon consummation of the Merger. In addition, Novellus has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Novellus, Lam Research and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Novellus and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint bookrunner on an offering by Novellus of senior convertible notes; (ii) having acted or acting as a lender under Novellus’s Euro-denominated credit facility; (iii) having provided or providing certain derivatives and foreign exchange trading services to Novellus and (iv) having provided or providing certain treasury and trade management services and products to Novellus.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Lam Research and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit for Lam Research; (ii) having provided or providing certain derivatives and foreign exchange trading services to Lam Research, and (iii) having provided or providing certain treasury and trade management services and products to Lam Research.

It is understood that this letter is for the benefit and use of the Board of Directors of Novellus (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

Novellus Systems, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Novellus Common Stock.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

ANNEX E

CHAPTER 13 OF CCC (DISSENTERS’ RIGHTS)

1300.(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX F

FORM OF PROXY CARD (LAM RESEARCH)

LAM RESEARCH CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

May 10, 2012

The undersigned hereby appoints Martin B. Anstice and George M. Schisler, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all shares of common stock of Lam Research Corporation that the undersigned is entitled to vote at the special meeting of stockholders to be held at 8:00 a.m., local time on May 10, 2012, at the Company’s principal executive offices, 4650 Cushing Parkway, Fremont, California, 94538, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 12, 2012 as the Record Date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.

THIS PROXY WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY (THE “TRUSTEE”) FOR ANY SHARES OF COMMON STOCK OF LAM RESEARCH CORPORATION HELD IN THE SAVINGS PLUS PLAN, LAM 401(K) (THE “LAM RESEARCH 401(K) PLAN”) ON THE RECORD DATE.

IF YOU HOLD SHARES OF LAM RESEARCH CORPORATION THROUGH THE LAM RESEARCH 401(K) PLAN, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD TO THE TRUSTEE AT VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717, NO LATER THAN 11:59 P.M., EASTERN TIME, ON MAY 7, 2012.

OTHERWISE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

F-1

THE LAM RESEARCH BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. Approval of the issuance of shares of Lam Research common stock to Novellus Systems shareholders pursuant to the merger.	For ☐	Against ☐	Abstain ☐

2. The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1.	For ☐	Against ☐	Abstain ☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

Please sign exactly as your name appears on this
proxy card. If shares are held jointly, each holder
should sign. When signing as attorney, executor,
administrator, corporation, trustee or guardian,
please give full title as such. If a corporation, please
sign in full corporate name by other authorized
officer. If a partnership, please sign in partnership
name by authorized person.

Date: , 2012
Printed Name of Stockholder
Signature

F-2

ANNEX G

FORM OF PROXY CARD (NOVELLUS)

NOVELLUS SYSTEMS, INC.

SPECIAL MEETING OF SHAREHOLDERS

May 10, 2012

The undersigned hereby appoints Richard S. Hill and John D. Hertz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at 2:00 pm, local time, on May 10, 2012, at the Company’s principal executive offices, 4000 North First Street, San Jose, California, 95134, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of the Novellus Systems, Inc. Retirement Plan (the “Plan”). This proxy, when properly executed and received prior to May 7, 2012 at 5:00 pm eastern time, will be voted as directed, or if no such directions are made, the Plan’s trustee will vote your shares as specified in the paragraph directly below.

If voting instructions are not received by the trustee by May 7, 2012 at 5:00 pm eastern time, you will be treated as directing the Plan’s trustee to vote your shares held in the Plan in the same proportion as the shares for which the trustee has received timely instructions from others.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

G-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

1.      Approval of (i) the merger of BLMS Inc., a wholly-owned subsidiary of Lam Research Corporation, with and into Novellus Systems, Inc. and (ii) the Agreement and Plan of Merger by and among Lam Research Corporation, BLMS Inc. and Novellus Systems, Inc., and the principal terms thereof.

	For ☐	Against ☐	Abstain ☐

2. The adjournment of the special meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1.	For ☐	Against ☐	Abstain ☐

3. Approval, on an advisory basis, of the compensation of Novellus’ named executive officers that is based on or otherwise relates to the merger.	For ☐	Against ☐	Abstain ☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Note: Authority is hereby given to the proxies identified on the reverse side of this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon.
When signing as attorney, executor, administrator, or
other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a
corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date: , 2012
Printed Name of Shareholder
Signature

G-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (the “DGCL”), and the certificate of incorporation of Lam Research as in effect prior to the completion of the merger.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, the certificate of incorporation of Lam Research provides that no director shall be personally liable to Lam Research or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to Lam Research and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. Lam Research does provide liability insurance for directors and officers of Lam Research and its subsidiaries.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated December 14, 2011, by and among Lam Research Corporation, BLMS Inc. and Novellus Systems, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

3.1	Certificate of Incorporation of Lam Research Corporation (filed as Exhibit 3.1 to Amendment No. 2 to Lam Research’s Annual Report on Form 10K/A for the fiscal year ended June 25, 2000, as amended by Exhibit 3.4 to Lam Research’s Current Report on Form 8-K dated November 5, 2009, Commission file number 0-12933, and incorporated herein by reference)

3.2	Bylaws of Lam Research Corporation (filed as Exhibit 3.2 to Lam Research’s Current Report on Form 8-K dated May 18, 2011, Commission file number 0-12933, and incorporated herein by reference)

5.1	Opinion of Jones Day as to the validity of the shares of Lam Research Corporation common stock

8.1	Opinion of Jones Day as to certain tax matters

8.2	Opinion of Morrison & Foerster LLP as to certain tax matters

10.1	Voting Agreement, dated December 14, 2011, by and among Lam Research Corporation and Richard Hill (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

10.2	Advisory Services Agreement by and among Lam Research Corporation, Richard S. Hill, and RSH Consulting, LLC, dated March 6, 2012*

10.3	Employment Agreement by and between Lam Research Corporation and Timothy M. Archer, dated March 6, 2012*

23.1	Consent of Jones Day (included in Exhibit 5.1 hereto)

23.2	Consent of Jones Day (included in Exhibit 8.1 hereto)

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 8.2 hereto)

23.4	Consent of Ernst & Young LLP

23.5	Consent of Ernst & Young LLP

24.1	Power of attorney*

99.1	Consent of Goldman, Sachs & Co.

99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.3	Form of Proxy Card of Lam Research Corporation (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

99.4	Form of Proxy Card of Novellus Systems, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

99.5	Consent of Youssef A. El-Mansy

99.6	Consent of Krishna Saraswat

99.7	Consent of William R. Spivey

99.8	Consent of Delbert A. Whitaker

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 23, 2012.

LAM RESEARCH CORPORATION,

By:	/s/ Sarah A. O’Dowd
Name:	Sarah A. O’Dowd
Title:	Group Vice President, Human Resources and Chief Legal Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
Principal Executive Officer

/s/ Martin B. Anstice Martin B. Anstice	President, Chief Executive Officer and Director	March 23, 2012

Principal Financial Officer and Principal Accounting Officer

/s/ Ernest E. Maddock Ernest E. Maddock	Senior Vice President, Chief Financial Officer, and Chief Accounting Officer	March 23, 2012

Directors

* James W. Bagley	Executive Chairman and Director	March 23, 2012

* Stephen G. Newberry	Vice-Chairman and Director	March 23, 2012

* Robert M. Berdahl	Director	March 23, 2012

* Eric K. Brandt	Director	March 23, 2012

* Michael R. Cannon	Director	March 23, 2012

* Christine Heckart	Director	March 23, 2012

* Grant M. Inman	Director	March 23, 2012

Signatures	Title	Date

* Catherine P. Lego	Director	March 23, 2012

* Kim Perdikou	Director	March 23, 2012

* Abhi Talwalkar	Director	March 23, 2012

*By:	/s/ Sarah A. O’Dowd
Sarah A. O’Dowd
Attorney-in-fact for persons indicated

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated December 14, 2011, by and among Lam Research Corporation, BLMS Inc. and Novellus Systems, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

3.1	Certificate of Incorporation of Lam Research Corporation (filed as Exhibit 3.1 to Amendment No. 2 to Lam Research’s Annual Report on Form 10K/A for the fiscal year ended June 25, 2000, as amended by Exhibit 3.4 to Lam Research’s Current Report on Form 8-K dated November 5, 2009, Commission file number 0-12933, and incorporated herein by reference)

3.2	Bylaws of Lam Research Corporation (filed as Exhibit 3.2 to Lam Research’s Current Report on Form 8-K dated May 18, 2011, Commission file number 0-12933, and incorporated herein by reference)

5.1	Opinion of Jones Day as to the validity of the shares of Lam Research Corporation common stock

8.1	Opinion of Jones Day as to certain tax matters

8.2	Opinion of Morrison & Foerster LLP as to certain tax matters

10.1	Voting Agreement, dated December 14, 2011, by and among Lam Research Corporation and Richard Hill (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

10.2	Advisory Services Agreement by and among Lam Research Corporation, Richard S. Hill, and RSH Consulting, LLC, dated March 6, 2012*

10.3	Employment Agreement by and between Lam Research Corporation and Timothy M. Archer, dated March 6, 2012*

23.1	Consent of Jones Day (included in Exhibit 5.1 hereto)

23.2	Consent of Jones Day (included in Exhibit 8.1 hereto)

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 8.2 hereto)

23.4	Consent of Ernst & Young LLP

23.5	Consent of Ernst & Young LLP

24.1	Power of Attorney*

99.1	Consent of Goldman, Sachs & Co.

99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.3	Form of Proxy Card of Lam Research Corporation (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

99.4	Form of Proxy Card of Novellus Systems, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)

99.5	Consent of Youssef A. El-Mansy

99.6	Consent of Krishna Saraswat

99.7	Consent of William R. Spivey

99.8	Consent of Delbert A. Whitaker

*	Previously filed.